                                                     REGISTRATION NO. 333-119957


     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 2005.


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 5

                                       TO
                                   FORM S-11
               FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
                 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
                             ---------------------
                         MEDICAL PROPERTIES TRUST, INC.
      (Exact name of registrant as specified in its governing instruments)
         1000 URBAN CENTER DRIVE, SUITE 501, BIRMINGHAM, ALABAMA 35242
                                 (205) 969-3755
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              EDWARD K. ALDAG, JR.
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         MEDICAL PROPERTIES TRUST, INC.
         1000 URBAN CENTER DRIVE, SUITE 501, BIRMINGHAM, ALABAMA 35242
                                 (205) 969-3755
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                WITH A COPY TO:

                  THOMAS O. KOLB                                      DANIEL M. LEBEY
                B.G. MINISMAN, JR.                                 EDWARD W. ELMORE, JR.
BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC                 HUNTON & WILLIAMS LLP
                    SUITE 1600                                 RIVERFRONT PLAZA, EAST TOWER
               420 20TH STREET NORTH                               951 EAST BYRD STREET
             BIRMINGHAM, ALABAMA 35203                         RICHMOND, VIRGINIA 23219-4074
                  (205) 328-0480                                      (804) 788-8200

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
              TITLE OF SECURITIES                  PROPOSED MAXIMUM AGGREGATE
               BEING REGISTERED                        OFFERING PRICE(1)            AMOUNT OF REGISTRATION FEE(2)
-------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value..................           $166,522,152                         $19,539
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act.

(2) Previously paid.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We cannot sell any of the securities described in this prospectus until the registration statement that we have filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities, in any state where an offer or sale of the securities is not permitted.


                   SUBJECT TO COMPLETION, DATED JUNE 17, 2005


PROSPECTUS


                       12,066,823 SHARES OF COMMON STOCK


                        (MEDICAL PROPERTIES TRUST LOGO)

    We are a self-advised real estate company that acquires, develops and net-leases healthcare facilities. We expect to qualify as a real estate investment trust, or REIT, for federal income tax purposes and will elect to be taxed as a REIT under the federal income tax laws.


    This is our initial public offering of common stock. No public market currently exists for our common stock. We are offering 11,365,000 shares of common stock and 701,823 shares of common stock are being offered by the selling stockholders described in this prospectus. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.


    We expect the initial public offering price to be between $10.00 and $12.00 per share. We have applied to list our common stock on the New York Stock Exchange under the symbol "MPW."


    SEE "RISK FACTORS" BEGINNING ON PAGE 17 OF THIS PROSPECTUS FOR THE MOST SIGNIFICANT RISKS RELEVANT TO AN INVESTMENT IN OUR COMMON STOCK, INCLUDING, AMONG OTHERS:


    - We were formed in August 2003 and have a limited operating history; our management has a limited history of operating a REIT and a public company and may therefore have difficulty in successfully and profitably operating our business.

    - We may be unable to acquire or develop the facilities we have under letter of commitment or contract or facilities we have identified as potential candidates for acquisition or development as quickly as we expect or at all, which could harm our future operating results and adversely affect our ability to make distributions to our stockholders.

    - Our real estate investments will be concentrated in net-leased healthcare facilities, making us more vulnerable economically than if our investments were more diversified across several industries or property types.


    - Our facilities and properties under development are currently leased to five tenants, three of which were recently organized and have limited or no operating histories, and the failure of any of these tenants to meet its obligations to us, including payment of rent, payment of loan commitment fees and repayment of loans we have made or intend to make to them, would have a material adverse effect on our revenues and our ability to make distributions to our stockholders.


    - Development and construction risks, including delays in construction, exceeding original estimates and failure to obtain financing, could adversely affect our ability to make distributions to our stockholders.

    - Reductions in reimbursement from third-party payors, including Medicare and Medicaid, could adversely affect the profitability of our tenants and hinder their ability to make rent or loan payments to us.

    - The healthcare industry is heavily regulated and existing and new laws or regulations, changes to existing laws or regulations, loss of licensure or certification or failure to obtain licensure or certification could result in the inability of our tenants to make lease or loan payments to us.

    - Failure to obtain or loss of our tax status as a REIT would have significant adverse consequences to us and the value of our common stock.

    - Our loans to Vibra could be recharacterized as equity, in which case our rental income from Vibra would not be qualifying income under the REIT rules and we could lose our REIT status.


    - Common stock eligible for future sale, including up to 24,539,177 shares that may be resold by our existing stockholders upon effectiveness of our resale registration statement, may result in increased selling which may have an adverse effect on our stock price.



    - If you purchase common stock in this offering, you will experience immediate dilution of approximately $2.08 in net tangible book value per share.

                             ---------------------

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Public offering price.......................................
Underwriting discount.......................................
Proceeds, before expenses, to us............................
Proceeds, before expenses, to selling stockholders..........


    The underwriters may also purchase up to an additional 1,810,023 shares of common stock from us at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus solely to cover over-allotments, if any.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    We expect the shares of common stock to be available for delivery on or
about         , 2005.

FRIEDMAN BILLINGS RAMSEY                                                JPMORGAN

       WACHOVIA SECURITIES                     STIFEL, NICOLAUS & COMPANY


                                                     INCORPORATED


             THE DATE OF THIS PROSPECTUS IS         , 2005.

                               TABLE OF CONTENTS


SUMMARY......................................    1
Our Company..................................    1
Our Portfolio................................    2
Competitive Strengths........................    7
Summary Risk Factors.........................    7
Market Opportunity...........................    9
Our Target Facilities........................    9
Our Formation Transactions...................   10
Our Structure................................   11
Registration Rights and Lock-Up Agreements...   12
Selling Stockholders.........................   13
Restrictions on Ownership of Our Common
  Stock......................................   13
Distribution Policy..........................   13
The Offering.................................   14
Tax Status...................................   14
Summary Financial Information................   15
RISK FACTORS.................................   17
Risks Relating to Our Business and Growth
  Strategy...................................   17
Risks Relating to Real Estate Investments....   25
Risks Relating to the Healthcare Industry....   29
Risks Relating to Our Organization and
  Structure..................................   32
Tax Risks Associated With Our Status as a
  REIT.......................................   36
Risks Relating to This Offering..............   38
A WARNING ABOUT FORWARD LOOKING STATEMENTS...   41
USE OF PROCEEDS..............................   42
CAPITALIZATION...............................   43
DILUTION.....................................   44
Net Tangible Book Value......................   44
Dilution After This Offering.................   44
Differences Between New and Existing
  Stockholders in Number of Shares and Amount
  Paid.......................................   45
DISTRIBUTION POLICY..........................   46
SELECTED FINANCIAL INFORMATION...............   47
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS.................................   49
OUR BUSINESS.................................   59
Our Company..................................   59
Market Opportunity...........................   61
Our Target Facilities........................   63
Underwriting Process.........................   64
Asset Management.............................   65
Our Formation Transactions...................   66
Our Operating Partnership....................   66
MPT Development Services, Inc. ..............   68
Depreciation.................................   68
Our Leases...................................   68
Environmental Matters........................   68
Competition..................................   69
Healthcare Regulatory Matters................   70
Insurance....................................   74
Employees....................................   74
Legal Proceedings............................   74
OUR PORTFOLIO................................   75
Our Current Portfolio........................   75
Our Pending Acquisitions and Developments....   91
Other Letters of Commitment..................
Our Acquisition and Development Pipeline.....  100
MANAGEMENT...................................  103
Our Directors and Executive Officers.........  103
Corporate Governance -- Board of Directors
  and Committees.............................  105
Limited Liability and Indemnification........  108
Director Compensation........................  108
Executive Compensation.......................  109
Employment Agreements........................  109
Benefit Plans................................  112
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
  PARTICIPATION..............................  114
INSTITUTIONAL TRADING OF OUR COMMON STOCK....  114
PRINCIPAL STOCKHOLDERS.......................  115
SELLING STOCKHOLDERS.........................  116
REGISTRATION RIGHTS AND LOCK-UP AGREEMENTS...  116
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS...............................  119
INVESTMENT POLICIES AND POLICIES WITH RESPECT
  TO CERTAIN ACTIVITIES......................  121
DESCRIPTION OF CAPITAL STOCK.................  125
Authorized Stock.............................  125
Common Stock.................................  125
Preferred Stock..............................  126
Warrant......................................  126
Power to Increase Authorized Stock and Issue
  Additional Shares of Our Common Stock and
  Preferred Stock............................  126
Restrictions on Ownership and Transfer.......  126
Transfer Agent and Registrar.................  128
MATERIAL PROVISIONS OF MARYLAND LAW AND OF
  OUR CHARTER AND BYLAWS.....................  129
The Board of Directors.......................  129
Business Combinations........................  129
Control Share Acquisitions...................  130
Maryland Unsolicited Takeovers Act...........  131
Amendment to Our Charter.....................  131
Dissolution of Our Company...................  131
Advance Notice of Director Nominations and
  New Business...............................  131
Indemnification and Limitation of Directors'
  and Officers' Liability....................  132
PARTNERSHIP AGREEMENT........................  134
Management of Our Operating Partnership......  134
Transferability of Interests.................  134
Capital Contribution.........................  135
Redemption Rights............................  135
Distributions................................  136
Allocations..................................  137
Term.........................................  137
Tax Matters..................................  137
UNITED STATES FEDERAL INCOME TAX
  CONSIDERATIONS.............................  138
Taxation of Our Company......................  138
Requirements for Qualification...............  140
Other Tax Consequences.......................  154
Income Taxation of the Partnerships and Their
  Partners...................................  155
UNDERWRITING.................................  158
LEGAL MATTERS................................  162
EXPERTS......................................  162
WHERE YOU CAN FIND MORE INFORMATION..........  162
INDEX TO FINANCIAL STATEMENTS................  F-1

                                    SUMMARY


     The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including "Risk Factors" and our financial statements and pro forma financial information and related notes appearing elsewhere in this prospectus, before making a decision to invest in our common stock. In this prospectus, unless the context suggests otherwise, references to "MPT," "the company," "we," "us" and "our" mean Medical Properties Trust, Inc., including our operating partnership, MPT Operating Partnership, L.P., its general partner and our wholly-owned limited liability company, Medical Properties Trust, LLC, as well as our other direct and indirect subsidiaries. Unless otherwise indicated, the information included in this prospectus assumes no exercise by the underwriters of their over-allotment option to purchase up to an additional 1,810,023 shares of common stock from us and that the common stock to be sold in this offering is sold at $11.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus.


OUR COMPANY


     We are a self-advised real estate company that acquires, develops and leases healthcare facilities providing state-of-the-art healthcare services. We lease our facilities to healthcare operators pursuant to long-term net-leases, which require the tenant to bear most of the costs associated with the property. From time to time, we also make loans to our tenants and other parties. We were formed in August 2003 and completed a private placement of our common stock in April 2004 in which we raised net proceeds of approximately $233.5 million. Shortly after completion of our private placement, we began to acquire our current portfolio of eleven facilities, consisting of eight facilities that are in operation and three facilities that are under development. We acquired six operating facilities in July and August of 2004 for an aggregate purchase price of $127.4 million, including acquisition costs, from Care Ventures, Inc. We also made loans of approximately $49.1 million to the new tenant of these facilities. One of the loans has been repaid and the remaining loan has a principal balance of approximately $41.4 million. We acquired one operating facility in February 2005 for a purchase price of $28.0 million from Prime A Investments, LLC. We acquired a long-term acute care hospital in June 2005 for a purchase price of $11.5 million from Covington Healthcare Properties, L.L.C.



     We focus on acquiring and developing rehabilitation hospitals, long-term acute care hospitals, regional and community hospitals, women's and children's hospitals, skilled nursing facilities and ambulatory surgery centers as well as other specialized single-discipline and ancillary facilities. We believe that these types of facilities will capture an increasing share of expenditures for healthcare services. We believe that our strategy for acquisition and development of these types of net-leased facilities, which generally require a physician's order for patient admission, distinguishes us as a unique investment alternative among real estate investment trusts, or REITs.


     We believe that the U.S. healthcare delivery system is becoming decentralized and is evolving away from the traditional "one stop," large-scale acute care hospital. We believe that this change is the result of a number of trends, including increasing specialization and technological innovation within the healthcare industry and the desire of both physicians and patients to utilize more convenient facilities. We also believe that demographic trends in the U.S., including, in particular, an aging population, will result in continued growth in the demand for healthcare services, which in turn will lead to an increasing need for a greater supply of modern healthcare facilities. In response to these trends, we believe that healthcare operators increasingly prefer to conserve their capital for investment in operations and new technologies rather than investing in real estate and, therefore, increasingly prefer to lease, rather than own, their facilities. Given these trends and the size, scope and growth of this dynamic industry, we believe that there are significant opportunities to acquire and develop net-leased healthcare facilities at attractive, risk-adjusted returns.

     Our management team has extensive experience in acquiring, owning, developing, managing and leasing healthcare facilities; managing investments in healthcare facilities; acquiring healthcare companies; and managing real estate companies. Our management team also has substantial experience in healthcare operations and administration, which includes many years of service in executive positions for hospitals and other healthcare providers, as well as in physician practice management and hospital/physician relations. We believe that our management's ability to combine traditional real estate investment expertise with an understanding of healthcare operations enables us to successfully implement our strategy.

     We intend to make an election to be taxed as a REIT under the Internal Revenue Code, or the Code, commencing with our taxable year that began on April 6, 2004 and ended on December 31, 2004.

     Our principal executive offices are located at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. Our telephone number is (205) 969-3755. Our Internet address is www.medicalpropertiestrust.com. The information on our website does not constitute a part of this prospectus.

OUR PORTFOLIO

  OUR CURRENT PORTFOLIO OF FACILITIES


     Our current portfolio of facilities consists of eleven healthcare facilities, eight of which are in operation and three of which are under development. Six of the facilities in operation, which consist of four rehabilitation hospitals and two long-term acute care hospitals, are leased to subsidiaries of Vibra Healthcare, LLC, or Vibra, formerly known as Highmark Healthcare, LLC, a recently formed specialty healthcare provider with operations in six states. We refer to these facilities in this prospectus as the Vibra Facilities. The seventh facility in operation, a community hospital which has an integrated medical office building, is leased to Desert Valley Hospital, Inc., or DVH. We refer to this facility in this prospectus as the Desert Valley Facility. The eighth facility in operation, a long-term acute care hospital facility, is leased to Gulf States Long Term Acute Care of Covington, L.L.C., or Gulf States of Covington. We refer to this facility in this prospectus as the Covington Facility. All of the leases for the hospitals currently in operation have initial terms of 15 years. Two of the facilities under development are a community hospital, which we refer to in this prospectus as the West Houston Hospital, and an adjacent medical office building, which we refer to in this prospectus as the West Houston MOB, and are leased to Stealth, L.P., or Stealth, a recently organized healthcare facility operator with no current operations. We refer to the West Houston Hospital and the West Houston MOB together in this prospectus as the West Houston Facilities. The initial lease term for the West Houston Hospital began when construction commenced in July 2004 and will end 15 years after completion of construction. The initial lease term for the West Houston MOB began when construction commenced in July 2004 and will end 10 years after completion of construction. We target completion of construction of the West Houston MOB for August 2005 and completion of construction of the West Houston Hospital for October 2005. With respect to our third facility under development, we have entered into a ground sublease with, and an agreement to provide a construction loan to, North Cypress Medical Center Operating Company, Ltd., or North Cypress, a recently-organized healthcare facility operator, for the development of a community hospital. The facility will be developed on property in which we currently have a ground lease interest. We refer to this facility in this prospectus as the North Cypress Facility. We expect to acquire the land we are ground leasing after the hospital has been partially completed. Upon completion of construction, we will have a right to acquire the facility for an amount equal to the cost of construction and lease the facility to the operator for a 15 year lease term. In the event we do not exercise our right to purchase the facility, we expect our construction loan will convert to a 15 year term loan secured by the facility. We anticipate the North Cypress Facility will be completed in December 2006. The leases for all of the facilities in our current portfolio provide for contractual base rent and an annual rent escalator. The leases for the Vibra Facilities also provide for "percentage rent," which means that once the tenant achieves a certain revenue threshold then, in addition to base rent, we will receive periodic rent payments based on an agreed percentage of the tenant's gross revenue. The following tables set forth information, as of June 15, 2005, regarding our current portfolio of facilities:


Operating Facilities                                                                        2005             2006
                                                                            2004        CONTRACTUAL       CONTRACTUAL
                                                             NUMBER OF   ANNUALIZED         BASE             BASE
LOCATION                        TYPE             TENANT       BEDS(1)     BASE RENT       RENT(2)           RENT(2)
--------                  -----------------  --------------  ---------   -----------   --------------   ---------------
Bowling Green,
 Kentucky...............  Rehabilitation     Vibra
                          hospital           Healthcare,
                                             LLC(4)              60      $ 3,916,695    $ 4,294,990       $ 4,790,118
Marlton, New
 Jersey(5)..............  Rehabilitation(6)  Vibra
                          hospital           Healthcare,
                                             LLC(4)              76        3,401,791      3,730,354         4,160,390
Victorville,
 California(7)..........  Community          Desert Valley
                          hospital/medical   Hospital, Inc.
                          office building                        83               --      2,341,004         2,856,000
New Bedford,
 Massachusetts..........  Long-term          Vibra
                          acute care         Healthcare,
                          hospital           LLC(4)              90        2,262,979      2,426,320         2,767,624

Fresno, California......  Rehabilitation     Vibra
                          hospital           Healthcare,
                                             LLC(4)              62        1,914,829      2,099,773         2,341,835
Covington, Louisiana....  Long-term acute    Gulf States
                          care hospital      Long-Term
                                             Acute Care of
                                             Covington,
                                             L.L.C.              58               --        674,188         1,224,537
Thornton, Colorado......  Rehabilitation     Vibra
                          hospital           Healthcare,
                                             LLC(4)             117          870,377        933,200         1,064,471
Kentfield, California...  Long-term          Vibra
                          acute care         Healthcare,
                          hospital           LLC(4)              60          783,339        858,998           958,024
                                                                ---      -----------    -----------       -----------
TOTAL...................         --                      --     606      $13,150,010    $17,358,827       $20,162,999
                                                                ===      ===========    ===========       ===========

Operating Facilities
                             GROSS
                            PURCHASE          LEASE
LOCATION                    PRICE(3)       EXPIRATION
--------                  ------------   ---------------
Bowling Green,
 Kentucky...............
                          $ 38,211,658      July 2019
Marlton, New
 Jersey(5)..............
                            32,267,622      July 2019
Victorville,
 California(7)..........
                            28,000,000    February 2020
New Bedford,
 Massachusetts..........
                            22,077,847     August 2019
Fresno, California......
                            18,681,255      July 2019
Covington, Louisiana....
                            11,500,000      June 2020
Thornton, Colorado......
                             8,491,481     August 2019
Kentfield, California...
                             7,642,332      July 2019
                          ------------
TOTAL...................  $166,872,195                --
                          ============


---------------

 (1) Based on the number of licensed beds.

 (2) Based on leases in place as of the date of this prospectus.

 (3) Includes acquisition costs.

 (4) The tenant in each case is a separate, wholly-owned subsidiary of Vibra Healthcare, LLC.

 (5) Our interest in this facility is held through a ground lease on the property. The purchase price shown for this facility does not include our payment obligations under the ground lease, the present value of which we have calculated to be $920,579. The calculation of the base rent to be received from Vibra for this facility takes into account the present value of the ground lease payments.

 (6) Thirty of the 76 beds are pediatric rehabilitation beds operated by HBA Management, Inc.

 (7) At any time after February 28, 2007, the tenant has the option to purchase the facility at a purchase price equal to the sum of (i) the purchase price of the facility, and (ii) that amount determined under a formula that would provide us an internal rate of return of 10% per year, increased by 2% of such percentage each year, taking into account all payments of base rent received by us.

Facilities Under
Development

                                                                          2004            2005             2006
                                                           NUMBER OF   ANNUALIZED     CONTRACTUAL       CONTRACTUAL
LOCATION                      TYPE             TENANT       BEDS(1)     BASE RENT      BASE RENT         BASE RENT
--------                -----------------  --------------  ---------   -----------   --------------   ---------------
Houston, Texas........  Community          North Cypress
                        hospital           Medical Center
                                           Operating
                                           Company, Ltd.       64      $        --    $          (3)    $          (3)
Houston, Texas........  Community
                        hospital(5)        Stealth, L.P.      105(6)            --        772,196(7)      4,749,005(7)
Houston, Texas........  Medical office
                        building(9)        Stealth, L.P.      n/a               --        670,840(7)      2,052,769(7)
                                                              ---      -----------    -----------       -----------
TOTAL.................         --                      --     169      $        --    $ 1,443,036       $ 6,801,774
                                                              ===      ===========    ===========       ===========

                         PROJECTED
                        DEVELOPMENT        LEASE
LOCATION                  COST(2)        EXPIRATION
--------                ------------   --------------
Houston, Texas........
                        $ 64,028,000              (4)
Houston, Texas........
                          43,099,310      October
                                          2020(8)
Houston, Texas........
                          20,855,119       August
                                          2015(10)
                        ------------
TOTAL.................  $127,982,429               --
                        ============


---------------


 (1) Based on the number of licensed beds.



 (2) Includes acquisition costs.



 (3) During construction of the North Cypress Facility, interest will accrue on the construction loan at a rate of 10.5%. The interest accruing during the construction period will be added to the principal balance of the construction loan. In addition, during the term of the ground sublease, North Cypress will pay us monthly ground sublease rent in an annual amount equal to our ground lease rent plus 10.5% of funds advanced by us under the construction loan.



 (4) Expected to be completed in December 2006. If we purchase the facility upon completion of construction, we will lease it back to North Cypress for an initial term of 15 years.

 (5) Expected to be completed in October 2005.



 (6) Seventy-one of the 105 beds will be acute care beds operated by Stealth, L.P. and the remaining 34 beds will be long-term acute care beds operated by Triumph Southwest, L.P.



 (7) Based on leases in place as of the date of this prospectus, estimated total development costs and estimated dates of completion. Assumes completion of construction in October 2005 for the West Houston Hospital and in August 2005 for the West Houston MOB. Does not include rents that accrue during the construction period and are payable over the remaining lease term following the completion of construction.



 (8) Following completion, the lease term will extend for a period of 15 years. At any time during the term of the lease, the tenant has the right to terminate the lease and purchase the community hospital from us at a purchase price equal to the greater of (i) that amount determined under a formula which would provide us an internal rate of return of at least 18% or (ii) appraised value assuming the lease is still in place.



 (9) Expected to be completed in August 2005.



(10) Following completion, the lease term will extend for a period of 10 years. At any time during the term of the lease, the tenant has the right to terminate the lease and purchase the medical office building from us at a purchase price equal to the greater of (i) that amount determined under a formula which would provide us an internal rate of return of at least 18% or (ii) appraised value assuming the lease is still in place.


  OUR CURRENT LOANS AND FEES RECEIVABLE

     At the time we acquired the Vibra Facilities, we made a secured acquisition loan to Vibra, the parent entity of our current tenants in those facilities, to enable Vibra to acquire the healthcare operations at these locations. The principal balance of this loan is approximately $41.4 million and is to be repaid over 15 years. Payment of the acquisition loan is secured by pledges of membership interests in Vibra and its subsidiaries. In addition, we have obtained guaranty agreements from Brad E. Hollinger, the principal owner of Vibra, Vibra Management, LLC and The Hollinger Group that obligate them to make loan payments in the event that Vibra fails to do so. However, we do not believe that these parties have sufficient financial resources to satisfy a material portion of the loan obligations. Mr. Hollinger's guaranty is limited to $5.0 million, and Vibra Management, LLC and The Hollinger Group do not have substantial assets. Vibra pays interest on this loan at an annual rate of 10.25% with interest only for the first three years and the principal balance amortizes over the remaining 12 year period. The acquisition loan may be prepaid at any time without penalty. In connection with the Vibra transactions, Vibra agreed to pay us commitment fees of approximately $1.5 million. We also made secured loans totaling approximately $6.2 million to Vibra and its subsidiaries for working capital purposes. The commitment fees were paid, and the working capital loans were repaid, on February 9, 2005.


     On June 9, 2005, in connection with our proposed acquisition of a long-term acute care hospital located in Denham Springs, Louisiana, which we refer to as the Denham Springs Facility, we made a loan of $6.0 million to Denham Springs Healthcare Properties, L.L.C., $500,000 of which is to be held in escrow. The loan accrues interest at a rate of 10.5% per year, subject to escalation, and provides for monthly payments of interest only with a final balloon payment on the fifteenth anniversary of the loan. The loan may be prepaid at any time without penalty. The loan is guaranteed by Gulf States Long Term Acute Care of Denham Springs, L.L.C., Team Rehab, L.L.C. and Gulf States Health Services, Inc. As security for the loan, Denham Springs Healthcare Properties, L.L.C. granted us a first mortgage on the Denham Springs Facility and assigned to us all its right, title and interest in and to all leases associated with the Denham Springs Facility. The loan is also cross-defaulted with the lease relating to the Covington Facility. We have an agreement to purchase the Denham Springs Facility for a price equal to the amount of the loan, subject to our satisfaction with the results of our review of an environmental condition at the property.


     In connection with the development of the West Houston Facilities, Stealth has agreed to pay us a commitment fee of approximately $932,125, to be paid over 15 years following completion of the West Houston Hospital. The commitment fee is based on a percentage of total development costs and may be adjusted upon completion of construction of the West Houston Facilities based on actual development costs. We have agreed to make a working capital loan to Stealth of up to $1.62 million, to be repaid over 15 years. No funds have been borrowed by Stealth to date under the working capital loan. The promissory notes evidencing the loan and commitment fee provide for interest at an annual rate of 10.75% and are unsecured, but the promissory notes are cross-defaulted with our related facility leases with Stealth. Stealth is obligated to pay us a project inspection fee for construction coordination services of $100,000 in the case of the West Houston Hospital and $50,000 in the case of the adjacent West Houston MOB. These fees are to be paid, with interest at the rate of 10.75% per year, over a 15 year period beginning on the date that the West Houston Hospital is completed, which we expect to be in October 2005. The obligation to pay these fees is evidenced by promissory notes and is unsecured, but the promissory notes are cross-defaulted with our related facility leases with Stealth. Any of the fees or the working capital loan may be prepaid at any time without penalty, except that a minimum prepayment of $500,000 is required for the working capital loan.

  OUR PENDING ACQUISITIONS AND DEVELOPMENTS

     We intend to use the net proceeds of this offering and a portion of our available cash and cash equivalents to expand our portfolio by acquiring or developing additional net-leased healthcare facilities that we have under contract or letter of commitment and consider to be probable acquisitions or developments as of the date of this prospectus, which we refer to in this prospectus as our Pending Acquisition and Development Facilities. Under the terms of the contracts or letters of commitment relating to these facilities, we expect the leases for each of these facilities to provide for contractual base rent and an annual rent escalator. The letters of commitment constitute agreements of the parties to consummate the acquisition or development transactions and enter into leases on the terms set forth in the letters of commitment subject to the satisfaction of certain conditions, including the execution of mutually-acceptable definitive agreements. The following tables contain information regarding our Pending Acquisition and Development
Facilities:

  Operating Facilities -- Acquisitions


                                                                                             ANNUAL
                                                                              YEAR ONE       MINIMUM        GROSS
                                                                 NUMBER OF   CONTRACTUAL   INCREASE IN    PURCHASE       LEASE
LOCATION                           TYPE             TENANT        BEDS(1)     BASE RENT       RENT          PRICE      EXPIRATION
--------                           ----         --------------   ---------   -----------   -----------   -----------   ----------

Redding, California*.......  Community          Vibra               88        2,178,750(2)    2.5%(3)    $20,750,000   June 2020(4)
                             hospital           Healthcare,
                                                LLC


---------------


 * Under letter of commitment.


 (1) Based on the number of licensed beds.


 (2) Year One is the 12 month period commencing on an expected closing date at the end of June 2005.


 (3) The annual rent increase is the greater of 2.5% and any change in the Consumer Price Index, or CPI.


 (4) The lease expiration is based upon a 15 year term commencing on an expected closing date at the end of June 2005.



  Operating Facilities -- Loans and Acquisitions



                                                                                            YEAR ONE
                                                                               NUMBER OF   CONTRACTUAL      LOAN         LEASE
LOCATION                                          TYPE            TENANT        BEDS(1)     INTEREST       AMOUNT      EXPIRATION
--------                                       -----------   ----------------  ---------   -----------   -----------   ----------

Hammond, Louisiana*(2).......................  Long-term     Hammond              40       $  840,000(3) $ 8,000,000   June 2021
                                               acute care    Rehabilitation
                                               hospital      Hospital, LLC
Denham Springs, Louisiana*(4)................  Long-term     Gulf States          59          630,000(5)   6,000,000   June 2020
                                               acute care    Long Term Acute
                                               hospital      Care of Denham
                                                             Springs, L.L.C.
                                                                                  --       ----------    -----------
TOTAL........................................  --            --                   99       $1,470,000    $14,000,000          --
                                                                                  ==       ==========    ===========


---------------

 * Under letter of commitment.
 (1) Based on the number of licensed beds.
 (2) On April 1, 2005, we entered into a letter of commitment with Hammond Healthcare Properties, LLC, or Hammond Properties, and Hammond Rehabilitation Hospital, LLC, or Hammond Hospital, pursuant to which we have agreed to lend Hammond Properties $8.0 million and have agreed to a put-call option pursuant to which, during the 90 day period commencing on the first anniversary of the date of the loan closing, we expect to purchase from Hammond Properties a long-term acute care hospital located in Hammond, Louisiana for a purchase price between $10.3 million and $11.0 million. If we purchase the facility, we will lease it back to Hammond Hospital for an initial term of 15 years. The lease would be a net lease and would provide for contractual base rent and, beginning January 1, 2007, an annual rent escalator.
 (3) Based on one year contractual interest at the rate of 10.5% per year on the $8.0 million mortgage loan to Hammond Properties. We expect to exercise our option to purchase the Hammond Facility in 2006. For the one year period following our purchase of the facility, contractual base rent would equal $1,079,925, based on 10.5% of an estimated purchase price of $10,285,000.

 (4) On June 9, 2005, we entered into a definitive purchase, sale and loan agreement, pursuant to which we loaned Denham Springs Healthcare Properties, L.L.C. $6.0 million and agreed to purchase the Denham Springs Facility for a purchase price of $6.0 million, subject to our satisfaction with the results of our review of an environmental condition at the property. If we purchase the facility, we will lease it to Gulf States Long Term Acute Care of Denham Springs, L.L.C. for an initial term of 15 years. The lease would be a net lease and would provide for contractual base rent and, beginning on January 1, 2006, an annual rent escalator. If we do not purchase the Denham Springs Facility, the $6.0 million loan would remain outstanding.


 (5) Based on one year contractual interest at the rate of 10.5% per year on the $6.0 million loan to Denham Springs Healthcare Properties, L.L.C. We expect to purchase the Denham Springs Facility during 2005. For the one year period following our purchase of the facility, contractual base rent would equal 10.5% of the purchase price of $6.0 million, plus an annual rent escalator beginning on January 1, 2006.

  Development Facilities


                                                                                            ANNUAL
                                                                                            MINIMUM      PROJECTED
                                                                              NUMBER OF   INCREASE IN   DEVELOPMENT      LEASE
LOCATION                                           TYPE          TENANT        BEDS(1)       RENT           COST       EXPIRATION
--------                                           ----      ---------------  ---------   -----------   ------------   ----------
Bensalem, Pennsylvania**.......................  Women's     Bucks County         30          2.5%(2)   $ 38,000,000      (3)
                                                 hospital/   Oncoplastic
                                                 medical     Institute, LLC
                                                 office
                                                 building
Bloomington, Indiana*..........................  Community   Monroe               32          2.5%(2)     28,000,000      (3)
                                                 hospital    Hospital, LLC
                                                                                 ---                    ------------
TOTAL..........................................         --                --      62                    $ 66,000,000           --
                                                                                 ===                    ============


---------------

 * Under letter of commitment.
 ** Under contract.
 (1) Based on the number of licensed beds.
 (2) The annual rent increase is the greater of 2.5% and any change in the CPI.
 (3) We expect that each of these leases will have a 15 year term commencing on the date that construction of the facility is completed.

  OUR ACQUISITION AND DEVELOPMENT PIPELINE

     We have also identified a number of opportunities to acquire or develop additional healthcare facilities. In some cases, we are actively negotiating agreements or letters of intent with the owners or prospective tenants. In other instances, we have only identified the potential opportunity and had preliminary discussions with the owner or prospective tenant. We cannot assure you that we will complete any of these potential acquisitions or developments.

  OUR DEBT


     We employ leverage in our capital structure in amounts we determine from time to time. At present, we intend to limit our debt to approximately 50-60% of the aggregate cost of our facilities, although we may exceed those levels from time to time. We expect our borrowings to be a combination of long-term, fixed-rate, non-recourse mortgage loans, variable-rate secured term and revolving credit facilities, and other fixed and variable-rate short to medium-term loans.



     In December 2004, we borrowed $75.0 million from Merrill Lynch Capital under a loan agreement with a term of three years for acquisition and development of additional facilities and other working capital needs. The loan bears interest at one month LIBOR (3.24% at June 15, 2005) plus 300 basis points. The loan is secured by our interests in the Vibra Facilities and requires us to comply with certain financial covenants. We had $74.1 million outstanding under this loan as of March 31, 2005. We have executed a term sheet with Merrill Lynch Capital providing for a senior secured revolving credit facility of up to $100.0 million with a term of four years, with one 12-month extension option, to refinance the outstanding amount under our existing loan agreement with Merrill Lynch Capital and for general corporate purposes. If we enter into this facility, during the term of the loan we will have the right to increase the amount available under the facility by an amount up to $75.0 million, subject to no event of default continuing or occurring at the time of our request to increase the amount. We cannot assure you that we will enter into this facility on these terms or at all.



     We have also entered into construction loan agreements with Colonial Bank pursuant to which we can borrow up to $43.4 million to fund construction costs for the West Houston Facilities being developed in Houston, Texas. Each construction loan has a term of up to 18 months and an option on our part to convert the loan to a 30-month term loan upon completion of construction of the West Houston Facility securing that loan. The loans are secured by mortgages on the West Houston Facilities, as well as assignments of rents and leases on those facilities, and require us to comply with certain financial covenants. The loans bear interest at one month LIBOR plus 225 basis points during the construction period and one month LIBOR plus 250 basis points thereafter. The Colonial Bank loans are cross-defaulted. As of the date of this prospectus, we have made no borrowings under the Colonial Bank loans.

COMPETITIVE STRENGTHS

     We believe that the following competitive strengths will enable us to execute our business strategy successfully:

     - Experienced Management Team. Our management team's experience enables us to offer innovative acquisition and net-lease structures that we believe will appeal to a variety of healthcare operators. We believe that our management's depth of experience in both traditional real estate investment and healthcare operations positions us favorably to take advantage of the available opportunities in the healthcare real estate market.

     - Comprehensive Underwriting Process. Our underwriting process focuses on both real estate investment and healthcare operations. Our acquisition and development selection process includes a comprehensive analysis of a targeted healthcare facility's profitability, cash flow, occupancy and patient and payor mix, financial trends in revenues and expenses, barriers to competition, the need in the market for the type of healthcare services provided by the facility, the strength of the location and the underlying value of the facility, as well as the financial strength and experience of the tenant and the tenant's management team. Through our detailed underwriting of healthcare acquisitions, which includes an analysis of both the underlying real estate and ongoing or expected healthcare operations at the property, we expect to deliver attractive risk-adjusted returns to our stockholders.

     - Active Asset Management. We actively monitor the operating results of our tenants by reviewing periodic financial reporting and operating data, as well as visiting each facility and meeting with the management of our tenants on a regular basis. Integral to our asset management philosophy is our desire to build long-term relationships with our tenants and, accordingly, we have developed a partnering approach which we believe results in the tenant viewing us as a member of its team.

     - Favorable Lease Terms. We lease our facilities to healthcare operators pursuant to long-term net-lease agreements. A net-lease requires the tenant to bear most of the costs associated with the property, including property taxes, utilities, insurance and maintenance. Our current net-leases are for terms of at least 10 years, provide for annual base rental increases and, in the case of the Vibra Facilities, percentage rent. Similarly, we anticipate that our future leases will generally provide for base rent with annual escalators, tenant payment of operating costs and, when feasible and in compliance with applicable healthcare laws and regulations, percentage rent.

     - Diversified Portfolio Strategy. We focus on a portfolio of several different types of healthcare facilities in a variety of geographic regions. We also intend to diversify our tenant base as we acquire and develop additional healthcare facilities.

     - Access to Investment Opportunities. We believe our network of relationships in both the real estate and healthcare industries provides us access to a large volume of potential acquisition and development opportunities. The net proceeds of this offering will enhance our ability to capitalize on these and other investment opportunities.

     - Local Physician Investment. When feasible and in compliance with applicable healthcare laws and regulations, we expect to offer physicians an opportunity to invest in the facilities that we own, thereby strengthening our relationship with the local physician community.

SUMMARY RISK FACTORS


     You should carefully consider the matters discussed in the section "Risk Factors" beginning on page 17 prior to deciding whether to invest in our common stock. Some of these risks include:


     - We were formed in August 2003 and have a limited operating history; our management has a limited history of operating a REIT and a public company and may therefore have difficulty in successfully and profitably operating our business.

     - We may be unable to acquire or develop the Pending Acquisition and Development Facilities or facilities we have identified as potential candidates for acquisition or development as quickly as we expect or at all, which could harm our future operating results and adversely affect our ability to make distributions to our stockholders.

     - We expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to integrate the net-leased facilities we have acquired and are developing or those that we expect to acquire and develop without unanticipated disruption or expense.

     - Our real estate investments will be concentrated in net-leased healthcare facilities, making us more vulnerable economically than if our investments were more diversified across several industries or property types.


     - Failure by our tenants or other parties to whom we make loans to repay loans currently outstanding or loans we are obligated to make, or to pay us commitment and other fees that they are obligated to pay, in an aggregate amount of approximately $114.1 million, would have a material adverse effect on our revenues and our ability to make distributions to our stockholders.



     - Our facilities and properties under development are currently leased to only five tenants, three of which were recently organized and have limited or no operating histories, and the failure of any of these tenants to meet its obligations to us, including payment of rent, payment of commitment fees and repayment of loans we have made or intend to make to them, would have a material adverse effect on our revenues and our ability to make distributions to our stockholders.


     - Development and construction risks, including delays in construction, exceeding original estimates and failure to obtain financing, could adversely affect our ability to make distributions to our stockholders.

     - Reductions in reimbursement from third-party payors, including Medicare and Medicaid, could adversely affect the profitability of our tenants and hinder their ability to make rent or loan payments to us.

     - The healthcare industry is heavily regulated and existing and new laws or regulations, changes to existing laws or regulations, loss of licensure or certification or failure to obtain licensure or certification could result in the inability of our tenants to make lease or loan payments to us.

     - Our use of debt financing will subject us to significant risks, including foreclosure and refinancing risks and the risk that debt service obligations will reduce the amount of cash available for distribution to our stockholders. We have entered into loan agreements pursuant to which we may borrow up to $117.5 million, $74.1 million of which was outstanding as of March 31, 2005. Our charter and other organizational documents do not limit the amount of debt we may incur.

     - Provisions of Maryland law, our charter and our bylaws may prevent or deter changes in management and third-party acquisition proposals that you may believe to be in our best interest, depress our stock price or cause dilution.

     - We depend on key personnel, the loss of any one of whom could threaten our ability to operate our business successfully.

     - Failure to obtain or loss of our tax status as a REIT would have significant adverse consequences to us and the value of our common stock.

     - Our loans to Vibra could be recharacterized as equity, in which case our rental income from Vibra would not be qualifying income under the REIT rules and we could lose our REIT status.

     - There is currently no public market for our common stock, and an active trading market for our common stock may never develop.

     - Common stock eligible for future sale, including up to 24,539,177 shares that may be resold by our existing stockholders upon effectiveness of our resale registration statement, may result in increased selling which may have an adverse effect on our stock price.



     - Our engagement agreement with Friedman, Billings, Ramsey & Co., Inc. may preclude us from engaging investment banking firms other than Friedman, Billings, Ramsey & Co., Inc, until April 7, 2006 for future financing and other strategic transactions, and Friedman Billings Ramsey Group Inc., the parent company of Friedman, Billings, Ramsey & Co., Inc., together with its affiliates, owns approximately 10.9% of our common stock and is currently our largest stockholder; therefore, Friedman, Billings, Ramsey & Co., Inc. has an interest in this offering other than underwriting discounts and commissions.



     - If you purchase common stock in this offering, you will experience immediate dilution of approximately $2.08 in net tangible book value per share.


MARKET OPPORTUNITY

     According to the United States Department of Commerce, Bureau of Economic Analysis, healthcare is one of the largest industries in the U.S., and was responsible for approximately 15.3% of U.S. gross domestic product in 2003. Healthcare spending has consistently grown at rates greater than overall spending growth and inflation. We expect this trend to continue. According to the United States Department of Health and Human Services, Centers for Medicare and Medicaid Services, or CMS, healthcare expenditures are projected to increase by more than 7% in 2004 and 2005 to $1.8 trillion and $1.9 trillion, respectively, and are expected to reach $3.1 trillion by 2012.

     To satisfy this growing demand for healthcare services, a significant amount of new construction of healthcare facilities has been undertaken, and we expect significant construction of additional healthcare facilities in the future. In 2003 alone, $24.5 billion was spent on the construction of healthcare facilities, according to CMS. This represented more than a 9% increase over the $22.4 billion in healthcare construction spending for 2002. We believe that a significant part of this healthcare construction spending was for the types of facilities that we target.

OUR TARGET FACILITIES

     The market for healthcare real estate is extensive and includes real estate owned by a variety of healthcare operators. We focus on acquiring, developing and net leasing to healthcare operators facilities that are designed to address what we view as the latest trends in healthcare delivery methods. These facilities include:

     - Rehabilitation Hospitals: Rehabilitation hospitals provide inpatient and outpatient rehabilitation services for patients recovering from multiple traumatic injuries, organ transplants, amputations, cardiovascular surgery, strokes, and complex neurological, orthopedic, and other conditions. These hospitals are often the best medical alternative to traditional acute care hospitals where under the Medicare prospective payment system there is pressure to discharge patients after relatively short stays.

     - Long-term Acute Care Hospitals: Long-term acute care hospitals focus on extended hospital care, generally at least 25 days, for the medically-complex patient. Long-term acute care hospitals have arisen from a need to provide care to patients in acute care settings, including daily physician observation and treatment, before they are able to move to a rehabilitation hospital or return home. These facilities are reimbursed in a manner more appropriate for a longer length of stay than is typical for an acute care hospital.

     - Regional and Community Hospitals: We define regional and community hospitals as general medical/surgical hospitals whose practicing physicians generally serve a market specific area, whether urban, suburban or rural. We intend to limit our ownership of these facilities to those with market, ownership, competitive or technological characteristics that provide barriers to entry for potential competitors.

     - Women's and Children's Hospitals: These hospitals serve the specialized areas of obstetrics and gynecology, other women's healthcare needs, neonatology and pediatrics. We anticipate substantial development of facilities designed to meet the needs of women and children and their physicians as a result of the decentralization and specialization trends described above.

     - Ambulatory Surgery Centers: Ambulatory surgery centers are freestanding facilities designed to allow patients to have outpatient surgery, spend a short time recovering at the center, then return home to complete their recoveries. Ambulatory surgery centers offer a lower cost alternative to general hospitals for many surgical procedures in an environment that is more convenient for both patients and physicians. Outpatient procedures commonly performed include those related to gastrointestinal, general surgery, plastic surgery, ear, nose and throat/audiology, as well as orthopedics and sports medicine.

     - Other Single-Discipline Facilities: The decentralization and specialization trends in the healthcare industry are also creating demands and opportunities for physicians to practice in hospital facilities in which the design, layout and medical equipment are specifically developed, and healthcare professional staff are educated, for medical specialties. These facilities include heart hospitals, ophthalmology centers, orthopedic hospitals and cancer centers.


     - Medical Office Buildings: Medical office buildings are office and clinic facilities occupied and used by physicians and other healthcare providers in the provision of healthcare services to their patients. The medical office buildings that we target generally are or will be master-leased and adjacent to or integrated with our other targeted healthcare facilities.



     - Skilled-Nursing Facilities. Skilled nursing facilities are healthcare facilities that generally provide more comprehensive services than assisted living or residential care homes. They are primarily engaged in providing skilled nursing care for patients who require medical or nursing care or rehabilitation services. Typically these services involve managing complex and serious medical problems such as wound care, coma care or intravenous therapy. They offer both short and long-term care options for patients with serious illnesses and medical conditions. Skilled nursing facilities also provide rehabilitation services that are typically utilized on a short-term basis after hospitalization for injury or illness.


OUR FORMATION TRANSACTIONS

     The following is a summary of our formation transactions:

     - We were formed as a Maryland corporation on August 27, 2003 to succeed to the business of Medical Properties Trust, LLC, a Delaware limited liability company, which was formed by certain of our founders in December 2002. In connection with our formation, we issued our founders 1,630,435 shares of our common stock in exchange for nominal cash consideration and the membership interests of Medical Properties Trust, LLC. Upon completion of our private placement in April 2004, 1,108,527 shares of the 1,630,435 shares of common stock held by our founders were redeemed for nominal value and they now collectively hold 557,908 shares of our common stock, including shares purchased in our April 2004 private placement.

     - Our operating partnership, MPT Operating Partnership, L.P., was formed in September 2003. Our wholly-owned subsidiary, Medical Properties Trust, LLC, is the sole general partner of our operating partnership. We currently own all of the limited partnership interests in our operating partnership.

     - MPT Development Services, Inc., a Delaware corporation that we formed in January 2004, operates as our wholly-owned taxable REIT subsidiary.

     - In April 2004 we completed a private placement of 25,300,000 shares of common stock at an offering price of $10.00 per share. Friedman, Billings, Ramsey & Co., Inc., which is serving as a lead underwriter in this offering, acted as the initial purchaser and sole placement agent. The total net proceeds to us, after deducting fees and expenses of the offering, were approximately $233.5 million. The net proceeds of our private placement, together with borrowed funds, have been or will be used to acquire our current portfolio of eleven facilities and properties under development, consisting of eight facilities that are in operation and three that are under development, lend funds to one of our tenants and to an affiliate of one of our prospective tenants, repay debt, pay pre-offering operating expenses and for working capital. Thus far we have utilized approximately $166.9 million to acquire our eight existing facilities, have loaned $47.6 million to Vibra to acquire the operations at the Vibra Facilities and for working capital purposes, $6.2 million of which has been repaid, have funded approximately $35.1 million of a projected total of approximately $63.1 million of development costs for the West Houston Facilities and have advanced $1.9 million pursuant to the North Cypress construction loan. There are approximately 316 beneficial holders of our common stock as of the date of this prospectus.


OUR STRUCTURE

     We conduct our business through a traditional umbrella partnership REIT, or UPREIT, in which our facilities are owned by our operating partnership, MPT Operating Partnership, L.P., and limited partnerships, limited liability companies or other subsidiaries of our operating partnership. Through our wholly-owned limited liability company, Medical Properties Trust, LLC, we are the sole general partner of our operating partnership and we presently own all of the limited partnership units of our operating partnership. In the future, we may issue limited partnership units to third parties from time to time in connection with facility acquisitions or developments. In addition, we may sell equity interests in subsidiaries of our operating partnership in connection with facility acquisitions or developments.

     MPT Development Services, Inc., our taxable REIT subsidiary, is authorized to engage in development, management, lending, including but not limited to acquisition and working capital loans to our tenants, and other activities that we are unable to engage in directly under applicable REIT tax rules. The following chart illustrates our structure upon completion of this offering:

                                    (CHART)
---------------

(1) We own and in the future expect to own interests in our facilities through wholly owned or majority owned subsidiaries of our operating partnership, MPT Operating Partnership, L.P. Our operating partnership is a limited partner of MPT West Houston MOB, L.P. and MPT West Houston Hospital, L.P., which own, respectively, the West Houston MOB and the West Houston Hospital. MPT West Houston MOB, LLC and MPT West Houston Hospital, LLC, both of which are wholly-owned by our operating partnership, are, respectively, the general partners of these entities. We have sold limited partnership interests representing approximately 24% of the aggregate equity interests in MPT West Houston MOB, L.P. to physicians and others associated with our tenant or subtenants of the West Houston MOB. Stealth, the tenant of the West Houston Hospital, owns a 6% limited partnership interest in MPT West Houston Hospital, L.P.

REGISTRATION RIGHTS AND LOCK-UP AGREEMENTS


     Registration Rights Agreement. Pursuant to a registration rights agreement among us, Friedman, Billings, Ramsey & Co., Inc. and certain holders of our common stock, we were required, among other things, to file with the SEC by January 6, 2005 a resale shelf registration statement registering all of the shares of common stock sold in our April 2004 private placement and not being sold in this offering by selling stockholders, and all of the shares of common stock issued to Friedman, Billings, Ramsey & Co., Inc. for financial advisory services. We are required to use our reasonable best efforts to cause the resale registration statement to become effective under the Securities Act as promptly as practicable after the filing and to maintain the resale registration statement continuously effective under the Securities Act of 1933, or the Securities Act, for a specified period.


     The resale registration statement was filed on January 6, 2005. If we default on our obligation to use reasonable best efforts to cause the effectiveness of, or fail to maintain the effectiveness of, the resale registration statement for the time periods described above, or certain other events occur, we may be required to pay the holders of registrable shares, other than our affiliates, liquidated damages during the period of the default.

     Lock-up Agreements. All of our directors and executive officers, subject to limited exceptions, have agreed to be bound by lock-up agreements that prohibit these holders from selling or otherwise disposing of any of our common stock or securities convertible into our common stock that they own or acquire for 180 days after the date of this prospectus. In addition, the underwriters will require that all of our stockholders other than our executive officers and directors agree not to sell or otherwise dispose of any of the shares of our common stock or securities convertible into our common stock that they have acquired prior to the date of this prospectus and are not selling in this offering until 60 days after the date of this prospectus, subject to limited exceptions. Friedman, Billings, Ramsey & Co., Inc., on behalf of the underwriters, may, in its discretion, release all or any portion of the common stock subject to the lock-up agreements with our directors and executive officers at any time and without notice or stockholder approval, in which case our other stockholders would also be released from the restrictions under the registration rights agreement.

SELLING STOCKHOLDERS


     Pursuant to, and subject to the terms and conditions of, the registration rights agreement among us, Friedman, Billings, Ramsey & Co., Inc. and certain holders of our common stock, persons who purchased our common stock in our private placement in April 2004 and their transferees have the right to sell their common stock in this offering. We are including 701,823 shares of our common stock in this offering to be sold by four selling stockholders.


RESTRICTIONS ON OWNERSHIP OF OUR COMMON STOCK

     The Code imposes limitations on the concentration of ownership of REIT shares. Our charter generally prohibits any stockholder from actually or constructively owning more than 9.8% of our outstanding shares of common stock. The ownership limitation in our charter is more restrictive than the restrictions on ownership of our common stock imposed by the Code. Our board may, in its sole discretion, waive this ownership limitation with respect to particular stockholders if our board is presented with evidence satisfactory to it that the ownership will not then or in the future jeopardize our status as a REIT.

DISTRIBUTION POLICY

     We intend to distribute to our stockholders each year all or substantially all of our REIT taxable income so as to avoid paying corporate income tax and excise tax on our REIT income and to qualify for the tax benefits afforded to REITs under the Code. The actual amount and timing of distributions, if any, will be at the discretion of our board of directors and will depend upon our actual results of operations and a number of other factors discussed in the section "Distribution Policy."

     The table below is a summary of our distributions.

                                                               DISTRIBUTION PER SHARE
DECLARATION DATE      RECORD DATE       DATE OF DISTRIBUTION      OF COMMON STOCK
----------------      -----------       --------------------   ----------------------
  May 19, 2005       June 20, 2005        July 14, 2005                $0.16
  March 4, 2005      March 16, 2005       April 15, 2005               $0.11
November 11, 2004  December 16, 2004     January 11, 2005              $0.11
September 2, 2004  September 16, 2004    October 11, 2004              $0.10

     The two distributions declared in 2004, aggregating $0.21 per share, were comprised of approximately $0.13 per share in ordinary income and $0.08 per share in return of capital. For federal income tax purposes, our distributions were limited in 2004 to our tax basis earnings and profits of $0.13 per share. Accordingly, for tax purposes, $0.08 per share of the distributions we paid in January 2005 will be treated as a 2005 distribution; the tax character of this amount, along with that of the April 15, 2005 and July 14, 2005 distributions, will be determined subsequent to determination of our 2005 taxable income.

THE OFFERING

Shares of common stock offered
by us(1)......................   11,365,000 shares


Shares of common stock offered
by selling stockholders.......   701,823 shares


Shares of common stock to be
outstanding after this
offering(1)(2)................   37,635,862 shares


Use of Proceeds...............   The net proceeds to us from the sale of the
                                 shares of common stock offered by this
                                 prospectus, after deducting the underwriting discount and the estimated offering expenses payable by us, will be approximately $113.3 million, or approximately $131.8 million if the underwriters exercise their over-allotment option in full. We intend to use the net proceeds as follows:



                                 - approximately $64.0 million to fund the
                                   development of a community hospital in
                                   Houston, Texas;


                                 - approximately $38.0 million to fund the
                                   development of a women's hospital and
                                   integrated medical office building in
                                   Bensalem, Pennsylvania that we have under contract;


                                 - approximately $3.3 million to fund a portion
                                   of the development costs of a community
                                   hospital in Bloomington, Indiana that we have under letter of commitment; and



                                 - approximately $8.0 million to fund a mortgage
                                   loan to Hammond Properties pursuant to a letter of commitment.


                                 Pending these uses, we intend to invest the net offering proceeds in interest-bearing, short-term marketable investment grade securities or money-market accounts which are consistent with our intention to qualify as a REIT.

Proposed NYSE symbol..........   MPW
---------------


(1) Excludes up to 1,810,023 shares of common stock that may be issued by us upon exercise of the underwriters' overallotment option.



(2) Based on 26,164,862 shares outstanding as of June 15, 2005. Includes 106,000 shares of restricted common stock to be awarded upon completion of this offering under our Amended and Restated 2004 Equity Incentive Plan, which we refer to in this prospectus as our equity incentive plan. Excludes (i) 100,000 shares of common stock issuable upon the exercise of stock options granted to our independent directors under our equity incentive plan, one-third of which are vested; (ii) 5,000 shares of common stock issuable in October 2007 and 7,500 shares of common stock issuable in March 2008 pursuant to deferred stock units awarded under our equity incentive plan to our independent directors; (iii) 35,000 shares of common stock issuable upon the exercise of a warrant granted to an unaffiliated third-party; and (iv) 490,680 shares of common stock available for future awards under our equity incentive plan.


TAX STATUS

     As long as we qualify for and maintain our REIT status, we will generally not incur federal income tax on our income to the extent that we distribute this income to our stockholders. However, we will be subject to tax at normal corporate rates on net income or capital gains not distributed to stockholders. Moreover, our taxable REIT subsidiary will be subject to federal and state income taxation on its taxable income.

SUMMARY FINANCIAL INFORMATION

     You should read the following pro forma and historical information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical and pro forma consolidated financial statements and related notes thereto included elsewhere in this prospectus.

     The following table sets forth our summary financial and operating data on an historical and pro forma basis. Our summary historical balance sheet information as of December 31, 2004, and the historical statement of operations and other data for the year ended December 31, 2004, have been derived from our historical financial statements audited by KPMG LLP, independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The historical balance sheet information as of March 31, 2005 and the historical statement of operations and other data for the three months ended March 31, 2005 have been derived from our unaudited historical balance sheet as of March 31, 2005 and from our unaudited statement of operations for the three months ended March 31, 2005 included elsewhere in this prospectus. The unaudited historical financial statements include all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our financial condition and results of operations as of such dates and for such periods under accounting principles generally accepted in the U.S.

     The unaudited pro forma consolidated balance sheet data as of March 31, 2005 are presented as if completion of this offering and completion of our probable acquisitions had occurred on March 31, 2005.


     The unaudited pro forma consolidated statement of operations and other data for the three months ended March 31, 2005 are presented as if acquisition of the Desert Valley Facility and the Covington Facility, completion of this offering and completion of our probable acquisitions had occurred on January 1, 2005, and our December 31, 2004 unaudited pro forma consolidated statement of operations are presented as if our acquisition of the current portfolio of facilities (the six Vibra Facilities, the Desert Valley Facility and the Covington Facility), our making of the Vibra loans, completion of this offering and completion of our probable acquisitions had occurred on January 1, 2004. The pro forma information does not give effect to any of our facilities under development or probable development transactions. The pro forma information is not necessarily indicative of what our actual financial position or results of operations would have been as of the dates or for the periods indicated, nor does it purport to represent our future financial position or results of operations.



                                       FOR THE THREE MONTHS ENDED        FOR THE YEAR ENDED
                                             MARCH 31, 2005               DECEMBER 31, 2004
                                       ---------------------------   ---------------------------
                                        PRO FORMA      HISTORICAL     PRO FORMA      HISTORICAL
                                       ------------   ------------   ------------   ------------
OPERATING INFORMATION:
  Revenues
     Rent income.....................  $  7,321,009   $  5,268,490   $ 27,705,869   $  8,611,344
     Interest income from loans......     1,212,038      1,212,038      5,037,049      2,282,115
                                       ------------   ------------   ------------   ------------
     Total revenues..................     8,533,047      6,480,528     32,742,918     10,893,459
  Operating expenses
     Depreciation and amortization...     1,258,940        842,407      5,035,757      1,478,470
     General and administrative......     1,698,249      1,698,249      5,057,284      5,057,284
     Total operating expenses........     3,009,750      2,593,217     10,865,390      7,214,601
     Operating income................     5,523,297      3,887,311     21,877,528      3,678,858
     Net other income (expense)......      (327,377)      (327,377)       897,491        897,491
  Net income.........................     5,195,920      3,559,934     22,775,019      4,576,349
  Net income per share, basic and
     diluted.........................          0.14           0.14           0.74           0.24
  Weighted average shares
     outstanding -- basic............    37,652,195     26,099,195     30,863,833     19,310,833
  Weighted average shares
     outstanding -- diluted..........    37,656,259     26,103,259     30,865,634     19,312,634

                                                                                                AS OF
                                                           AS OF MARCH 31, 2005           DECEMBER 31, 2004
                                                   ------------------------------------   -----------------
                                                    PRO FORMA               HISTORICAL       HISTORICAL
                                                   ------------            ------------   -----------------
BALANCE SHEET INFORMATION:
  Gross investment in real estate assets.........  $240,664,624            $192,129,624     $151,690,293
  Net investment in real estate..................   238,343,747             189,808,747      150,211,823
  Construction in progress.......................    36,757,429              36,757,429       24,318,098
  Cash and cash equivalents......................   139,726,712              82,053,255       97,543,677
  Loans receivable...............................    42,498,111              42,498,111       50,224,069(1)
  Total assets...................................   432,512,536             326,304,079      306,506,063
  Total debt.....................................    74,141,667              74,141,667       56,000,000
  Total liabilities..............................    89,178,201              92,047,316       73,777,619
  Total stockholders' equity.....................   341,571,835             232,494,263      231,728,444
  Total liabilities and stockholders' equity.....   432,512,536             326,304,079      306,506,063



                                         FOR THE THREE MONTHS ENDED    FOR THE YEAR ENDED DECEMBER 31,
                                               MARCH 31, 2005                       2004
                                         ---------------------------   -------------------------------
                                          PRO FORMA     HISTORICAL       PRO FORMA       HISTORICAL
                                         -----------   -------------   -------------   ---------------
OTHER INFORMATION:
  Funds from operations(2).............  $6,454,860    $  4,402,341     $27,810,776     $   6,054,819
  Cash Flows:
     Provided by operating
       activities......................                   1,643,836                         9,918,898
     Used for investing activities.....                 (32,729,071)                     (195,600,642)
     Provided by financing
       activities......................                  15,594,813                       283,125,421


---------------

(1) Includes $1.5 million in commitment fees payable to us by Vibra.

(2) Funds from operations, or FFO, represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Management considers funds from operations a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that funds from operations provides a meaningful supplemental indication of our performance. We compute funds from operations in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating funds from operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.


   The following table presents a reconciliation of FFO to net income for the three months ended March 31, 2005 and for the year ended December 31, 2004 on an actual and pro forma basis.



                                                                FOR THE THREE MONTHS        FOR THE YEAR ENDED
                                                                ENDED MARCH 31, 2005         DECEMBER 31, 2004
                                                              ------------------------   -------------------------
                                                              PRO FORMA    HISTORICAL     PRO FORMA    HISTORICAL
                                                              ----------   -----------   -----------   -----------
FUNDS FROM OPERATIONS:
 Net income.................................................  $5,195,920   $3,559,934    $22,775,019   $4,576,349
 Depreciation and amortization..............................  1,258,940       842,407     5,035,757     1,478,470
                                                              ----------   ----------    -----------   ----------
 Funds from operations......................................  $6,454,860   $4,402,341    $27,810,776   $6,054,819
                                                              ==========   ==========    ===========   ==========

                                  RISK FACTORS

     An investment in our common stock involves a number of risks. Before making an investment decision, you should carefully consider all of the risks described below and the other information contained in this prospectus. If any of the risks discussed in this prospectus actually occurs, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the value of our common stock could decline and you may lose all or part of your investment.

               RISKS RELATING TO OUR BUSINESS AND GROWTH STRATEGY

WE WERE FORMED IN AUGUST 2003 AND HAVE A LIMITED OPERATING HISTORY; OUR MANAGEMENT HAS A LIMITED HISTORY OF OPERATING A REIT AND A PUBLIC COMPANY AND MAY THEREFORE HAVE DIFFICULTY IN SUCCESSFULLY AND PROFITABLY OPERATING OUR BUSINESS.

     We have only recently been organized and have a limited operating history. We are subject to the risks generally associated with the formation of any new business, including unproven business models, untested plans, uncertain market acceptance and competition with established businesses. Our management has limited experience in operating a REIT and a public company. Therefore, you should be especially cautious in drawing conclusions about the ability of our management team to execute our business plan.

WE MAY NOT BE SUCCESSFUL IN DEPLOYING THE NET PROCEEDS OF THIS OFFERING FOR THEIR INTENDED USES AS QUICKLY AS WE INTEND OR AT ALL, WHICH COULD HARM OUR CASH FLOW AND ABILITY TO MAKE DISTRIBUTIONS TO OUR STOCKHOLDERS.


     Upon completion of this offering, we will experience a capital infusion from the net offering proceeds, which we intend to use to develop additional net-leased facilities and to make a loan to an affiliate of one of our prospective tenants. If we are unable to use the net proceeds in this manner, we will have no specific designated use for a substantial portion of the net proceeds from this offering. In that case, or in the event we allocate a portion of the net proceeds to other uses during the pendency of the developments, you would be unable to evaluate the manner in which we invest the net proceeds or the economic merits of the assets acquired with the proceeds. We may not be able to invest this capital on acceptable terms or timeframes, or at all, which may harm our cash flow and ability to make distributions to our stockholders.


WE MAY BE UNABLE TO ACQUIRE OR DEVELOP THE PENDING ACQUISITION AND DEVELOPMENT FACILITIES, WHICH COULD HARM OUR FUTURE OPERATING RESULTS AND ADVERSELY AFFECT OUR ABILITY TO MAKE DISTRIBUTIONS TO OUR STOCKHOLDERS.

     Our future success depends in large part on our ability to continue to grow our business through the acquisition or development of additional facilities. We cannot assure you that we will acquire or develop any of the Pending Acquisition and Development Facilities on the terms described, or at all, because each of these transactions is subject to a variety of conditions, including, in the case of facilities under contract, our satisfactory completion of due diligence and the satisfaction of customary closing conditions, including the obtaining of any required government approvals and consents and, in the case of facilities under letters of commitment, execution of mutually-acceptable definitive agreements, our satisfactory completion of due diligence, receipt of appraisals and other third-party reports, receipt of government and third-party approvals and consents, approval by our board of directors and other customary closing conditions. In addition, our development of one of the Pending Acquisition and Development Facilities is dependent upon our proposed tenant's completion of the acquisition of the property on which the facilities are to be built from the current owner. We have incurred losses of $585,345 in connection with acquisitions that we were unable to complete, consisting primarily of legal fees, costs of third-party reports and travel expenses. If we are unsuccessful in completing the acquisition or development of additional facilities in the future, we will incur similar costs without achieving corresponding revenues, our future operating results will not meet expectations and our ability to make distributions to our stockholders will be adversely affected.

WE MAY NOT CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY OUR OTHER ARRANGEMENTS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO MAKE DISTRIBUTIONS TO OUR STOCKHOLDERS.


     We have entered into letter agreements with DVH to fund a $20.0 million expansion of the Desert Valley Facility and with DSI to fund $50.0 million of acquisitions and development facilities. Our funding of the expansion of the Desert Valley Facility is subject to receipt of a development agreement from DVH which we may not receive until February 28, 2006. DVH is not obligated to present us with a development agreement, and, if it does not, we have no obligation to provide funding to DVH for the expansion. If we enter into a development agreement, we may not begin construction on the expansion for several months after that time and the expansion could take up to approximately one year to complete. Any acquisition or development of facilities pursuant to the DSI commitment is subject to DSI's identification, and our approval, of acquisition or development facilities. DSI is not required to identify facilities for acquisition or development and, if it does not, we have no obligation to provide funding to DSI. We have also entered into an arrangement with Prime Healthcare to acquire a hospital facility in California for an approximate amount of $25.0 million, subject to our tenant's acquisition of the facility. The potential tenant has no agreement or letter of intent to acquire the property. Each of these arrangements is subject to a number of additional conditions. Thus we may not engage in any of these transactions in the near future, or at all, and may not in the near future, or ever, generate any revenues from these arrangements.


WE MAY BE UNABLE TO ACQUIRE OR DEVELOP ANY OF THE FACILITIES WE HAVE IDENTIFIED AS POTENTIAL CANDIDATES FOR ACQUISITION OR DEVELOPMENT, WHICH COULD HARM OUR FUTURE OPERATING RESULTS AND ADVERSELY AFFECT OUR ABILITY TO MAKE DISTRIBUTIONS TO OUR STOCKHOLDERS.

     We have identified numerous other facilities that we believe would be suitable candidates for acquisition or development; however, we cannot assure you that we will be successful in completing the acquisition or development of any of these facilities. Consummation of any of these acquisitions or developments is subject to, among other things, the willingness of the parties to proceed with a contemplated transaction, negotiation of mutually acceptable definitive agreements, satisfactory completion of due diligence and satisfaction of customary closing conditions. If we are unsuccessful in completing the acquisition or development of additional facilities in the future, our future operating results will not meet expectations and our ability to make distributions to our stockholders will be adversely affected.

WE EXPECT TO CONTINUE TO EXPERIENCE RAPID GROWTH AND MAY NOT BE ABLE TO ADAPT OUR MANAGEMENT AND OPERATIONAL SYSTEMS TO INTEGRATE THE NET-LEASED FACILITIES WE HAVE ACQUIRED AND ARE DEVELOPING OR THOSE THAT WE MAY ACQUIRE OR DEVELOP IN THE FUTURE WITHOUT UNANTICIPATED DISRUPTION OR EXPENSE.

     We are currently experiencing a period of rapid growth. We cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems, or hire and retain sufficient operational staff, to integrate and manage the facilities we have acquired and are developing and those that we may acquire or develop. Our failure to successfully integrate and manage our current portfolio of facilities or any future acquisitions or developments could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.

WE MAY BE UNABLE TO ACCESS CAPITAL, WHICH WOULD SLOW OUR GROWTH.

     Our business plan contemplates growth through acquisitions and developments of facilities. As a REIT, we are required to make cash distributions which reduces our ability to fund acquisitions and developments with retained earnings. We are dependent on acquisition financings and access to the capital markets for cash to make investments in new facilities. Due to market or other conditions, there will be times when we will have limited access to capital from the equity and debt markets. During such periods, virtually all of our available capital will be required to meet existing commitments and to reduce existing debt. We may not be able to obtain additional equity or debt capital or dispose of assets, on favorable terms, if at all, at the time we need additional capital to acquire healthcare properties on a competitive basis or to meet our obligations. Our ability to grow through acquisitions and developments will be limited if we are unable to obtain debt or equity financing, which could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

DEPENDENCE ON OUR TENANTS FOR RENT MAY ADVERSELY IMPACT OUR ABILITY TO MAKE DISTRIBUTIONS TO OUR STOCKHOLDERS.

     We expect to qualify as a REIT and, accordingly, as a REIT operating in the healthcare industry, we are not permitted by current tax law to operate or manage the businesses conducted in our facilities. Accordingly, we rely almost exclusively on rent payments from our tenants for cash with which to make distributions to our stockholders. We have no control over the success or failure of these tenants' businesses. Significant adverse changes in the operations of any facility, or the financial condition of any tenant, could have a material adverse effect on our ability to collect rent payments and, accordingly, on our ability to make distributions to our stockholders. Facility management by our tenants and their compliance with state and federal healthcare laws could have a material impact on our tenants' operating and financial condition and, in turn, their ability to pay rent to us. Failure on the part of a tenant to comply materially with the terms of a lease could give us the right to terminate our lease with that tenant, repossess the applicable facility, cross default certain other leases with that tenant and enforce the payment obligations under the lease. However, we then would be required to find another tenant-operator.

     On March 31, 2005, the leases for the Vibra Facilities were amended to provide (i) that the testing of certain financial covenants will be deferred until the quarter beginning July 1, 2006 and ending September 30, 2006, (ii) that these same financial covenants will be tested on a consolidated basis for all of the Vibra Facilities, (iii) that the reduction, based on loan principal reductions, in the rate of percentage rent will be made on a monthly rather than annual basis and (iv) that Vibra will escrow insurance premiums and taxes at our request. Prior to execution of this amendment, Vibra was not in compliance with certain of the financial covenants in all of its leases with us.

     The transfer of most types of healthcare facilities is highly regulated, which may result in delays and increased costs in locating a suitable replacement tenant. The sale or lease of these properties to entities other than healthcare operators may be difficult due to the added cost and time of refitting the properties. If we are unable to re-let the properties to healthcare operators, we may be forced to sell the properties at a loss due to the repositioning expenses likely to be incurred by non-healthcare purchasers. Alternatively, we may be required to spend substantial amounts to adapt the facility to other uses. There can be no assurance that we would be able to find another tenant in a timely fashion, or at all, or that, if another tenant were found, we would be able to enter into a new lease on favorable terms. Defaults by our tenants under our leases may adversely affect the timing of and our ability to make distributions to our stockholders.


FAILURE BY OUR TENANTS OR OTHER PARTIES TO WHOM WE MAKE LOANS TO REPAY LOANS CURRENTLY OUTSTANDING OR LOANS WE ARE OBLIGATED TO MAKE, OR TO PAY US COMMITMENT OR OTHER FEES THAT THEY ARE OBLIGATED TO PAY, IN AN AGGREGATE AMOUNT OF APPROXIMATELY $114.1 MILLION, WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR REVENUES AND OUR ABILITY TO MAKE DISTRIBUTIONS TO OUR STOCKHOLDERS.


     In connection with the acquisition of the Vibra Facilities, our taxable REIT subsidiary made a secured loan to Vibra of approximately $41.4 million to acquire the operations at the Vibra Facilities. Payment of this loan is secured by pledges of equity interests in Vibra and its subsidiaries that are tenants of ours. The Vibra leases and loan are cross-defaulted. If Vibra defaulted on this loan, our primary recourse would be to foreclose on the equity interests in Vibra and its affiliates. This recourse may be impractical because of limitations imposed by the REIT tax rules on our ability to own these interests. Failure to adhere to these limitations could cause us to lose our REIT status. We have obtained guaranty agreements from Mr. Hollinger, Vibra Management, LLC and The Hollinger Group that obligate them to make loan payments in the event that Vibra fails to do so. However, we do not believe that these parties have sufficient financial resources to satisfy a material portion of the loan obligations. Mr. Hollinger's guaranty is limited to $5.0 million and Vibra Management, LLC and The Hollinger Group do not have substantial assets. Vibra has entered into a $14 million credit facility with Merrill Lynch, and that loan is
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

secured by an interest in Vibra's receivables. There was approximately $11 million outstanding under the facility on March 31, 2005. At March 31, 2005, Vibra was not in compliance with a facility rent coverage covenant under its Merrill Lynch credit facility. The Merrill Lynch credit facility documents were subsequently amended to retroactively change the rent coverage covenant from a by-facility rent coverage to a consolidated rent coverage calculation, so that Vibra was in compliance with the amended covenant at March 31, 2005. Our loan is subordinate to Merrill Lynch with respect to Vibra's receivables.


     On June 9, 2005, in connection with our proposed acquisition of the Denham Springs Facility, we made a loan of $6.0 million to Denham Springs Healthcare Properties, L.L.C., $500,000 of which is to be held in escrow.



     We have also agreed to make a working capital loan to Stealth of up to $1.62 million, although no amounts have been loaned to date. Stealth also owes us commitment and other fees of approximately $1.1 million. Payment of these fees and loan amounts is unsecured. We have also agreed to make a construction loan to North Cypress for approximately $64.0 million to fund the construction of a community hospital in Houston, Texas, secured by the hospital improvements. We are dependent upon the ability of Vibra, Denham Springs Healthcare Properties, L.L.C. and North Cypress to repay these loans and fees, and their failure to meet these obligations would have a material adverse effect on our revenues and our ability to make distributions to our stockholders.


ACCOUNTING RULES MAY REQUIRE CONSOLIDATION OF ENTITIES IN WHICH WE INVEST AND OTHER ADJUSTMENTS TO OUR FINANCIAL STATEMENTS.

     The Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 (ARB No. 51)," in January 2003, and a further interpretation of FIN 46 in December 2003 (FIN 46-R, and collectively FIN 46). FIN 46 clarifies the application of ARB No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties, referred to as variable interest entities. FIN 46 generally requires consolidation by the party that has a majority of the risk and/or rewards, referred to as the primary beneficiary. FIN 46 applies immediately to variable interest entities created after January 31, 2003. Under certain circumstances, generally accepted accounting principles may require us to account for loans to thinly capitalized companies such as Vibra as equity investments. The resulting accounting treatment of certain income and expense items may adversely affect our results of operations, and consolidation of balance sheet amounts may adversely affect any loan covenants.

THE BANKRUPTCY OR INSOLVENCY OF OUR TENANTS UNDER OUR LEASES COULD SERIOUSLY HARM OUR OPERATING RESULTS AND FINANCIAL CONDITION.


     Three of our existing tenants, North Cypress, Stealth and Vibra, are, and some of our prospective tenants may be, newly organized, have limited or no operating history and may be dependent on loans from us to acquire the facility's operations and for initial working capital. Any bankruptcy filings by or relating to one of our tenants could bar us from collecting pre-bankruptcy debts from that tenant or their property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant bankruptcy could delay our efforts to collect past due balances under our leases and loans, and could ultimately preclude collection of these sums. If a lease is assumed by a tenant in bankruptcy, we expect that all pre-bankruptcy balances due under the lease would be paid to us in full. However, if a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any secured claims we have against our tenants may only be paid to the extent of the value of the collateral, which may not cover any or all of our losses. Any unsecured claim we hold against a bankrupt entity may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. We may recover none or substantially less than the full value of any unsecured claims, which would harm our financial condition.

OUR FACILITIES AND PROPERTIES UNDER DEVELOPMENT ARE CURRENTLY LEASED TO ONLY FIVE TENANTS, THREE OF WHICH WERE RECENTLY ORGANIZED AND HAVE LIMITED OR NO OPERATING HISTORIES, AND FAILURE OF ANY OF THESE TENANTS AND THE GUARANTORS OF THEIR LEASES TO MEET THEIR OBLIGATIONS TO US WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR REVENUES AND OUR ABILITY TO MAKE DISTRIBUTIONS TO OUR STOCKHOLDERS.



     Our existing facilities and the properties we have under development are currently leased to Vibra, DVH, Gulf States, North Cypress and Stealth or their subsidiaries. If any of our tenants were to experience financial difficulties, the tenant may not be able to pay its rent. Vibra, North Cypress and Stealth were recently organized, have limited or no operating histories and Vibra was dependent on us for an aggregate amount of $47.6 million in loans to acquire operations at its facilities and for its initial working capital needs. As of December 31, 2004, Vibra had total assets of approximately $59.0 million (of which approximately $28.8 million was goodwill and other intangible assets), total liabilities of approximately $62.8 million, a deficit in owner's capital of approximately $3.8 million, and for the period from inception through December 31, 2004 had a loss from operations of approximately $5.1 million and a net loss of approximately $3.8 million. Stealth had approximately $5.7 million in equity as of December 31, 2004 and will have substantial pre-opening and start-up costs upon completion of construction of its facilities. We cannot assure you that, should Stealth's equity be insufficient to cover its costs, it could access additional debt or equity financing. Each Vibra lease is guaranteed by Brad E. Hollinger, chief executive officer of The Hollinger Group, Vibra, Vibra Management, LLC and The Hollinger Group. However, we do not believe that these parties have sufficient financial resources to satisfy a material portion of the total lease obligations. Mr. Hollinger's guaranty is limited to $5.0 million, Vibra Management, LLC and The Hollinger Group do not have substantial assets, and Vibra's assets are substantially comprised of the Vibra Facilities. DVH has provided to us unaudited financial statements reflecting that, as of March 31, 2005, it had tangible assets of approximately $21.6 million, liabilities of approximately $17.6 million and stockholders' equity of approximately $4.0 million, and for the three months ended March 31, 2005, had net income of approximately $4.0 million. The lease for the Desert Valley Facility is guaranteed by Desert Valley Health System, Inc., Desert Valley Medical Group, Inc. and Prime A Investments, LLC. Desert Valley Health System, Inc. has provided to us audited financial statements showing that, as of December 31, 2004, it had consolidated tangible assets of approximately $40.5 million, consolidated liabilities of approximately $31.4 million, and consolidated tangible net worth of approximately $9.1 million and for the year ended December 31, 2004, had consolidated net income of approximately $3.9 million. The lease for the Covington Facility is guaranteed by Gulf States and Team Rehab, L.L.C., or Team Rehab. Gulf States has provided to us unaudited financial statements reflecting that, as of December 31, 2004, it had tangible assets of approximately $11.1 million, liabilities of approximately $9.3 million and stockholders' equity of approximately $1.8 million, and for the year ended December 31, 2004 had net income of approximately $2.0 million. Team Rehab has provided to us unaudited financial statements reflecting that, as of December 31, 2004, it had tangible assets of approximately $21.3 million, liabilities of approximately $9.2 million and owner's equity of approximately $12.1 million, and for the year ended December 31, 2004 had net income of approximately $1.7 million. North Cypress is newly formed and has had no significant operations to date. The ground sublease and the facility leases related to the North Cypress Facility require that, as of the commencement date of each lease, the tenant shall have received from its equity owners at least $15.0 million in cash equity. Guarantors of our leases with DVH and Gulf States may not have sufficient assets for us to recover amounts due to us under those leases. The failure of our tenants and their guarantors to meet their obligations to us would have a material adverse effect on our revenues and our ability to make distributions to our stockholders.


OUR BUSINESS IS HIGHLY COMPETITIVE AND WE MAY BE UNABLE TO COMPETE SUCCESSFULLY.

     We compete for development opportunities and opportunities to purchase healthcare facilities with, among others:

     - private investors;

     - healthcare providers, including physicians;
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

     - other REITs;

     - real estate partnerships;

     - financial institutions; and

     - local developers.

     Many of these competitors have substantially greater financial and other resources than we have and may have better relationships with lenders and sellers. Competition for healthcare facilities from competitors, including other REITs, may adversely affect our ability to acquire or develop healthcare facilities and the prices we pay for those facilities. If we are unable to acquire or develop facilities or if we pay too much for facilities, our revenue and earnings growth and financial return could be materially adversely affected. Certain of our facilities and additional facilities we may acquire or develop will face competition from other nearby facilities that provide services comparable to those offered at our facilities and additional facilities we may acquire or develop. Some of those facilities are owned by governmental agencies and supported by tax revenues, and others are owned by tax-exempt corporations and may be supported to a large extent by endowments and charitable contributions. Those types of support are not available to our facilities and additional facilities we may acquire or develop. In addition, competing healthcare facilities located in the areas served by our facilities and additional facilities we may acquire or develop may provide healthcare services that are not available at our facilities and additional facilities we may acquire or develop. From time to time, referral sources, including physicians and managed care organizations, may change the healthcare facilities to which they refer patients, which could adversely affect our rental revenues.

OUR USE OF DEBT FINANCING WILL SUBJECT US TO SIGNIFICANT RISKS, INCLUDING REFINANCING RISK AND THE RISK OF INSUFFICIENT CASH AVAILABLE FOR DISTRIBUTION TO OUR STOCKHOLDERS.


     Our charter and other organizational documents do not limit the amount of debt we may incur. We have targeted our debt level at up to approximately 50-60% of our aggregate facility acquisition and development costs. However, we may modify our target debt level at any time without stockholder or board of director approval. We cannot assure you that our use of financial leverage will prove to be beneficial. In December 2004 we borrowed $75 million from Merrill Lynch Capital under a loan agreement. We have also entered into construction loan agreements with Colonial Bank pursuant to which we can borrow up to $43.4 million. As of March 31, 2005, we had $74.1 million of long-term debt outstanding. We have executed a term sheet with Merrill Lynch Capital providing for a senior secured revolving credit facility of up to $100.0 million with a term of four years, with one 12-month extension option, to refinance the outstanding amount under our existing loan agreement with Merrill Lynch Capital and for general corporate purposes. We will have the right to increase the amount available under the facility by an amount up to $75.0 million.



     We may borrow from other lenders in the future, or we may issue corporate debt securities in public or private offerings. The loans from Merrill Lynch Capital and Colonial Bank are secured by the Vibra Facilities and the West Houston Facilities, respectively. Some of our other borrowings in the future may be secured by additional facilities we may acquire or develop. In addition, in connection with debt financing from Merrill Lynch Capital and Colonial Bank we are, and in connection with other debt financing in the future we may be, subject to covenants that may restrict our operations. We cannot assure you that we will be able to meet our debt payment obligations or restrictive covenants and, to the extent that we cannot, we risk the loss of some or all of our facilities to foreclosure. In addition, debt service obligations will reduce the amount of cash available for distribution to our stockholders.


     We anticipate that much of our debt will be non-amortizing and payable in balloon payments. Therefore, we will likely need to refinance at least a portion of that debt as it matures. There is a risk that we may not be able to refinance then-existing debt or that the terms of any refinancing will not be as favorable as the terms of the then-existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital or sales of facilities, our cash flow may not be sufficient to repay all maturing debt in years when significant balloon payments come due. Additionally, we may incur significant penalties if we choose to prepay the debt.

FAILURE TO HEDGE EFFECTIVELY AGAINST INTEREST RATE CHANGES MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND OUR ABILITY TO MAKE DISTRIBUTIONS TO OUR STOCKHOLDERS.


     Upon completion of this offering, we expect to have approximately $73.0 million in variable interest rate debt. We may seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements that involve risk, including the risk that counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes and that these arrangements may result in higher interest rates than we would otherwise have. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates. Failure to hedge effectively against interest rate changes may materially adversely affect results of operations and our ability to make distributions to our stockholders.


OUR CURRENT TENANTS HAVE, AND PROSPECTIVE TENANTS MAY HAVE, AN OPTION TO PURCHASE THE FACILITIES WE LEASE TO THEM WHICH COULD DISRUPT OUR OPERATIONS.


     Our current tenants have, and some prospective tenants will have, the option to purchase the facilities we lease to them. At the expiration of each Vibra lease, each tenant will have the option to purchase the facility at a purchase price equal to the greater of (i) the appraised value of the facility, determined assuming the lease is still in place, or (ii) the purchase price we paid for the facility, including acquisition costs, increased by 2.5% per year from the date of purchase. At any time after February 28, 2007, so long as DVH, and its affiliates are not in default under any lease with us or any of the leases with its subtenants, DVH will have the option, upon 90 days' prior written notice, to purchase the Desert Valley Facility at a purchase price equal to the sum of (i) the purchase price of the facility, and (ii) that amount determined under a formula that would provide us an internal rate of return of 10% per year, increased by 2% of such percentage each year, taking into account all payments of base rent received by us. These same purchase rights also apply if we provide DVH with notice of the exercise of our right to change management as a result of a default, provided DVH gives us notice within five days following receipt of such notice. If during the term of the lease we receive from the previous owner or any of its affiliates, a written offer to purchase the Desert Valley Facility and we are willing to accept the offer, so long as DVH and its affiliates are not in default under any lease with us or any of the subleases with its subtenants, we must first present the offer to DVH and allow DVH the right to purchase the facility upon the same price, terms and conditions as set forth in the offer; however, if the offer is made after February 28, 2007, in lieu of exercising its right of first refusal, DVH may exercise its option to purchase as provided above. So long as Gulf States is not in default under any lease with us or in default under any sublease, Gulf States will have the option to purchase the Covington Facility (i) at the expiration of the initial term and each extension term of the lease, to be exercised by 60 days' written notice prior to the expiration of the initial term and each extension term, and (ii) within five days of written notification from us exercising our right to terminate the engagement of the tenant's or its affiliate's management company as the management company for the facility as a result of an event of default under the lease. The purchase price for the Covington Facility purchase options will be equal to the greater of (i) the appraised value of the facility based on a 15 year lease in place, or (ii) the purchase price paid by us for the Covington Facility, increased annually by an amount equal to the greater of (A) 2.5% per annum from the date of the lease, or (B) the rate of increase in the CPI on each January 1. If we elect to purchase the North Cypress Facility upon completion of construction, at the expiration of the facility lease the tenant will have the option, so long as no event of default has occurred, to purchase our interest in the property leased pursuant to the facility lease at a purchase price equal to the greater of (i) the fair market value of the leased property or (ii) the purchase price paid by us to tenant pursuant to the purchase and sale agreement relating to the hospital improvements plus our interest in any capital additions funded by us, as increased by the amount equal to the greater of (A) 2.5% from the date of the facility lease execution or (B) the rate of increase in the CPI as of each January 1 which has passed during the lease term; provided that in no event shall the purchase price be less than the fair market value of the property leased. After the first full 12 month period after construction of the West Houston MOB and the West Houston Hospital, respectively, as long as Stealth is not in default under either of its leases with us or any of the leases with its physician subtenants, it has the right to purchase the West Houston MOB or the West Houston Hospital at a price equal to the greater of (i) that amount determined under a formula that would provide us an internal rate of return of at least 18% and (ii) the appraised value based on a 15 year lease in place. Upon written notice to us within 90 days of the expiration of the applicable lease, as long as Stealth is not in default under either of its leases with us or any of the leases with its physician subtenants, Stealth will have the option to purchase the West Houston MOB or the West Houston Hospital at a price equal to the greater of (i) the total development costs (including any capital additions funded by us, but excluding any capital additions funded by Stealth) increased by 2.5% per year, and (ii) the appraised value based on a 15 year lease in place. The Stealth leases also provide that under certain limited circumstances, Stealth will have the right to present us with a choice of one out of three proposed exchange facilities to be substituted for the leased facility.

     All of our arrangements which provide or will provide tenants the option to purchase the facilities we lease to them are subject to regulatory requirements that such purchases be at fair market value. We cannot assure you that the formulas we have developed for setting the purchase price will yield a fair market value purchase price. Any purchase not at fair market value may present risks of challenge from healthcare regulatory authorities.

     In the event our tenants and prospective tenants determine to purchase the facilities they lease either during the lease term or after their expiration, the timing of those purchases will be outside of our control and we may not be able to re-invest the capital on as favorable terms, or at all. Any of these purchases would disrupt our cash flow by eliminating lease payments from these tenants. Our inability to effectively manage the turn-over of our facilities could materially adversely affect our ability to execute our business plan and our results of operations.

PROPERTY OWNED IN LIMITED LIABILITY COMPANIES AND PARTNERSHIPS IN WHICH WE ARE NOT THE SOLE EQUITY HOLDER MAY LIMIT OUR ABILITY TO ACT EXCLUSIVELY IN OUR INTERESTS.

     We own, and in the future expect to own, interests in our facilities through wholly or majority owned subsidiaries of our operating partnership. Stealth, L.P., the tenant of our West Houston Hospital, owns a 6% limited partnership interest in MPT West Houston Hospital, L.P., which owns the West Houston Hospital. We have sold limited partnership interests representing approximately 24% of the aggregate equity interests in MPT West Houston MOB, L.P., the entity that owns our West Houston MOB, to physicians and others associated with our tenant or subtenants of the West Houston MOB. We may offer limited liability company and limited partnership interests to tenants, subtenants and physicians in the future. Investments in partnerships, limited liability companies or other entities with co-owners may, under certain circumstances, involve risks not present were a co-owner not involved, including the possibility that partners or other co-owners might become bankrupt or fail to fund their share of required capital contributions. Partners or other co-owners may have economic or other business interests or goals that are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have potential risks pertaining to healthcare regulatory compliance, particularly when partners or other co-owners are physicians, and of impasses on major decisions, such as sales or mergers, because neither we nor our partners or other co-owners would have full control over the partnership, limited liability company or other entity. Disputes between us and our partners or other co-owners may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business. Consequently, actions by or disputes with our partners or other co-owners might result in subjecting facilities owned by the partnership, limited liability company or other entity to additional risk. In addition, we may in certain circumstances be liable for the actions of our partners or other co-owners. The occurrence of any of the foregoing events could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

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

TERRORIST ATTACKS, SUCH AS THE ATTACKS THAT OCCURRED IN NEW YORK AND WASHINGTON, D.C. ON SEPTEMBER 11, 2001, U.S. MILITARY ACTION AND THE PUBLIC'S REACTION TO THE THREAT OF TERRORISM OR MILITARY ACTION COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND THE MARKET ON WHICH OUR COMMON STOCK WILL TRADE.

     There may be future terrorist threats or attacks against the United States or U.S. businesses. These attacks may directly impact the value of our facilities through damage, destruction, loss or increased security costs. Losses due to wars or terrorist attacks may be uninsurable, or insurance may not be available at a reasonable price. More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economies.

                   RISKS RELATING TO REAL ESTATE INVESTMENTS

OUR REAL ESTATE INVESTMENTS WILL BE CONCENTRATED IN NET-LEASED HEALTHCARE FACILITIES, MAKING US MORE VULNERABLE ECONOMICALLY THAN IF OUR INVESTMENTS WERE MORE DIVERSIFIED.

     We have acquired and are developing and expect to continue acquiring and developing net-leased healthcare facilities. We are subject to risks inherent in concentrating investments in real estate. The risks resulting from a lack of diversification become even greater as a result of our business strategy to invest in net-leased healthcare facilities. A downturn in the real estate industry could materially adversely affect the value of our facilities. A downturn in the healthcare industry could negatively affect our tenants' ability to make lease or loan payments to us and, consequently, our ability to meet debt service obligations or make distributions to our stockholders. These adverse effects could be more pronounced than if we diversified our investments outside of real estate or outside of healthcare facilities.

OUR NET-LEASED FACILITIES AND TARGETED NET-LEASED FACILITIES MAY NOT HAVE EFFICIENT ALTERNATIVE USES, WHICH COULD IMPEDE OUR ABILITY TO FIND REPLACEMENT TENANTS IN THE EVENT OF TERMINATION OR DEFAULT UNDER OUR LEASES.

     All of the facilities in our current portfolio are and all of the facilities we acquire or develop in the future will be net-leased healthcare facilities. If we or our tenants terminate the leases for these facilities or if these tenants lose their regulatory authority to operate these facilities, we may not be able to locate suitable replacement tenants to lease the facilities for their specialized uses. Alternatively, we may be required to spend substantial amounts to adapt the facilities to other uses. Any loss of revenues or additional capital expenditures occurring as a result could have a material adverse effect on our financial condition and results of operations and could hinder our ability to meet debt service obligations or make distributions to our stockholders.

ILLIQUIDITY OF REAL ESTATE INVESTMENTS COULD SIGNIFICANTLY IMPEDE OUR ABILITY TO RESPOND TO ADVERSE CHANGES IN THE PERFORMANCE OF OUR FACILITIES AND HARM OUR FINANCIAL CONDITION.

     Real estate investments are relatively illiquid. Our ability to quickly sell or exchange any of our facilities in response to changes in economic and other conditions will be limited. No assurances can be given that we will recognize full value for any facility that we are required to sell for liquidity reasons. Our inability to respond rapidly to changes in the performance of our investments could adversely affect our financial condition and results of operations.

DEVELOPMENT AND CONSTRUCTION RISKS COULD ADVERSELY AFFECT OUR ABILITY TO MAKE DISTRIBUTIONS TO OUR STOCKHOLDERS.


     We are developing a community hospital and an adjacent medical office building in Houston, Texas, which we expect to complete in 2005, and financing the development of a community hospital in Houston, Texas, which we expect to be completed in December 2006. We have entered into letters of commitment and contracts to develop properties in the future. Our development and related construction activities may subject us to the following risks:

     - we may have to compete for suitable development sites;

     - our ability to complete construction is dependent on there being no title, environmental or other legal proceedings arising during construction;

     - we may be subject to delays due to weather conditions, strikes and other contingencies beyond our control;

     - we may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy healthcare regulatory and other required governmental permits and authorizations, which could result in increased costs, delays in construction, or our abandonment of these projects;

     - we may incur construction costs for a facility which exceed our original estimates due to increased costs for materials or labor or other costs that we did not anticipate; and

     - we may not be able to obtain financing on favorable terms, which may render us unable to proceed with our development activities.

     We expect the net proceeds of this offering allocated to development projects to be applied to these projects over time. Additionally, the time frame required for development and construction of these facilities means that we may have to wait years for a significant cash return. Because we are required to make cash distributions to our stockholders, if the cash flow from operations or refinancings is not sufficient, we may be forced to borrow additional money to fund distributions. We cannot assure you that we will complete our current construction projects on time or within budget or that future development projects will not be subject to delays and cost overruns. Risks associated with our development projects may reduce anticipated rental revenue which could affect the timing of, and our ability to make, distributions to our stockholders.

OUR FACILITIES MAY NOT ACHIEVE EXPECTED RESULTS OR WE MAY BE LIMITED IN OUR ABILITY TO FINANCE FUTURE ACQUISITIONS, WHICH MAY HARM OUR FINANCIAL CONDITION AND OPERATING RESULTS AND OUR ABILITY TO MAKE THE DISTRIBUTIONS TO OUR STOCKHOLDERS REQUIRED TO MAINTAIN OUR REIT STATUS.

     Acquisitions and developments entail risks that investments will fail to perform in accordance with expectations and that estimates of the costs of improvements necessary to acquire and develop facilities will prove inaccurate, as well as general investment risks associated with any new real estate investment. We anticipate that future acquisitions and developments will largely be financed through externally generated funds such as borrowings under credit facilities and other secured and unsecured debt financing and from issuances of equity securities. Because we must distribute at least 90% of our REIT taxable income, excluding net capital gain, each year to maintain our qualification as a REIT, our ability to rely upon income from operations or cash flow from operations to finance our growth and acquisition activities will be limited. Accordingly, if we are unable to obtain funds from borrowings or the capital markets to finance our acquisition and development activities, our ability to grow would likely be curtailed, amounts available for distribution to stockholders could be adversely affected and we could be required to reduce distributions, thereby jeopardizing our ability to maintain our status as a REIT.

     Newly-developed or newly-renovated facilities do not have the operating history that would allow our management to make objective pricing decisions in acquiring these facilities (including facilities that may be acquired from certain of our executive officers, directors and their affiliates). The purchase prices of these facilities will be based in part upon projections by management as to the expected operating results of the facilities, subjecting us to risks that these facilities may not achieve anticipated operating results or may not achieve these results within anticipated time frames.

IF WE SUFFER LOSSES THAT ARE NOT COVERED BY INSURANCE OR THAT ARE IN EXCESS OF OUR INSURANCE COVERAGE LIMITS, WE COULD LOSE INVESTMENT CAPITAL AND ANTICIPATED PROFITS.


     We have purchased general liability insurance (lessor's risk) that provides coverage for bodily injury and property damage to third parties resulting from our ownership of the healthcare facilities that are leased to and occupied by our tenants. Our leases generally require our tenants to carry general liability, professional liability, loss of earnings, all risk, and extended coverage insurance in amounts sufficient to permit the replacement of the facility in the event of a total loss, subject to applicable deductibles. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes and acts of terrorism, that may be uninsurable or not insurable at a price we or our tenants can afford. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it impracticable to use insurance proceeds to replace a facility after it has been damaged or destroyed. Under such circumstances, the insurance proceeds we receive might not be adequate to restore our economic position with respect to the affected facility. If any of these or similar events occur, it may reduce our return from the facility and the value of our investment.


CAPITAL EXPENDITURES FOR FACILITY RENOVATION MAY BE GREATER THAN ANTICIPATED AND MAY ADVERSELY IMPACT RENT PAYMENTS BY OUR TENANTS AND OUR ABILITY TO MAKE DISTRIBUTIONS TO STOCKHOLDERS.

     Facilities, particularly those that consist of older structures, have an ongoing need for renovations and other capital improvements, including periodic replacement of furniture, fixtures and equipment. Although our leases require our tenants to be primarily responsible for the cost of such expenditures, renovation of facilities involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other facilities. All of these factors could adversely impact rent and loan payments by our tenants, could have a material adverse effect on our financial condition and results of operations and could adversely effect our ability to make distributions to our stockholders.

ALL OF OUR HEALTHCARE FACILITIES ARE SUBJECT TO PROPERTY TAXES THAT MAY INCREASE IN THE FUTURE AND ADVERSELY AFFECT OUR BUSINESS.

     Our facilities are subject to real and personal property taxes that may increase as property tax rates change and as the facilities are assessed or reassessed by taxing authorities. Our leases generally provide that the property taxes are charged to our tenants as an expense related to the facilities that they occupy. As the owner of the facilities, however, we are ultimately responsible for payment of the taxes to the government. If property taxes increase, our tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes. If we incur these tax liabilities, our ability to make expected distributions to our stockholders could be adversely affected.

OUR PERFORMANCE AND THE PRICE OF OUR COMMON STOCK WILL BE AFFECTED BY RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY.

     Factors that may adversely affect the economic performance and price of our common stock include:

     - changes in the national, regional and local economic climate, including but not limited to changes in interest rates;

     - local conditions such as an oversupply of, or a reduction in demand for, rehabilitation hospitals, long-term acute care hospitals, ambulatory surgery centers, medical office buildings, specialty hospitals and treatment centers;

     - attractiveness of our facilities to healthcare providers and other types of tenants; and

     - competition from other rehabilitation hospitals, long-term acute care facilities, medical office buildings, outpatient treatment facilities, ambulatory surgery centers and specialty hospitals and treatment centers.
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

AS THE OWNER AND LESSOR OF REAL ESTATE, WE ARE SUBJECT TO RISKS UNDER ENVIRONMENTAL LAWS, THE COST OF COMPLIANCE WITH WHICH AND ANY VIOLATION OF WHICH COULD MATERIALLY ADVERSELY AFFECT US.

     Our operating expenses could be higher than anticipated due to the cost of complying with existing and future environmental and occupational health and safety laws and regulations. Various environmental laws may impose liability on a current or prior owner or operator of real property for removal or remediation of hazardous or toxic substances. Current or prior owners or operators may also be liable for government fines and damages for injuries to persons, natural resources and adjacent property. These environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence or disposal of the hazardous or toxic substances. The cost of complying with environmental laws could materially adversely affect amounts available for distribution to our stockholders and could exceed the value of all of our facilities. In addition, the presence of hazardous or toxic substances, or the failure of our tenants to properly dispose of or remediate such substances, including medical waste generated by physicians and our other healthcare tenants, may adversely affect our tenants or our ability to use, sell or rent such property or to borrow using such property as collateral which, in turn, could reduce our revenue and our financing ability. We have obtained on all facilities we have acquired and are developing and intend to obtain on all future facilities we acquire Phase I environmental assessments. However, even if the Phase I environmental assessment reports do not reveal any material environmental contamination, it is possible that material environmental liabilities may exist of which we are unaware.

     In April 2003, Stealth, which then owned the property on which the West Houston Facilities are being constructed, arranged for a Phase I environmental assessment to be performed. The assessor recommended further investigation based on field screening of soil samples collected during a geotechnical investigation. Accordingly, the tenant arranged for a Phase II environmental soil sampling to be performed in June 2003 to assess shallow soils for the presence of petroleum hydrocarbons and volatile organic compounds. Based on the findings of this sampling, the tenant was advised that no further tests were warranted and that the property was suitable for the proposed development.


     In April 2005, we arranged for a Phase I environmental assessment to be performed at the Denham Springs Facility. The assessor recommended further soil and groundwater sampling due to the property's previous use as a hospital that involved X-ray and photochemical developing activities. Accordingly, we arranged for a Phase II environmental soil and groundwater sampling. On May 19, 2005, we received a Phase II report which concluded that one groundwater sample was at or exceeded Louisiana Department of Environmental Quality (LDEQ) Numerical Acute and Chronic Criteria standards for several metals. Concentrations of metals in the soil samples were either below quantification limits or below LDEQ regulatory guidelines. Based on this sampling, we were advised to present the findings to LDEQ for review and determination. We were also advised that additional action or investigation may be required by the agency. We cannot predict the action, if any, that may be taken by state or federal regulatory enforcement agencies with respect to these findings or the exposure to us for costs of clean-up or fines.


     Although the leases for our facilities generally require our tenants to comply with laws and regulations governing their operations, including the disposal of medical waste, and to indemnify us for certain environmental liabilities, the scope of their obligations may be limited. We cannot assure you that our tenants would be able to fulfill their indemnification obligations and, therefore, any violation of environmental laws could have a material adverse affect on us. In addition, environmental and occupational health and safety laws constantly are evolving, and changes in laws, regulations or policies, or changes in interpretations of the foregoing, could create liabilities where none exists today.

COSTS ASSOCIATED WITH COMPLYING WITH THE AMERICANS WITH DISABILITIES ACT OF 1993 MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION AND OPERATING RESULTS.

     Under the Americans with Disabilities Act of 1993, all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While our facilities are generally in compliance with these requirements, a determination that we are not in compliance with the

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

Americans with Disabilities Act of 1993 could result in imposition of fines or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and operation of the facilities, including changes to building codes and fire and life-safety codes, may occur. If we are required to make substantial modifications at our facilities to comply with the Americans with Disabilities Act of 1993 or other changes in governmental rules and regulations, this may have a material adverse effect on our financial condition and results of operations and could adversely affect our ability to make distributions to our stockholders.

OUR FACILITIES MAY CONTAIN OR DEVELOP HARMFUL MOLD OR SUFFER FROM OTHER AIR QUALITY ISSUES, WHICH COULD LEAD TO LIABILITY FOR ADVERSE HEALTH EFFECTS AND COSTS OF REMEDIATING THE PROBLEM.

     When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our facilities could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected facilities or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants, employees of our tenants and others if property damage or health concerns arise.

OUR INTERESTS IN FACILITIES THROUGH GROUND LEASES EXPOSE US TO THE LOSS OF THE FACILITY UPON BREACH OR TERMINATION OF THE GROUND LEASE AND MAY LIMIT OUR USE OF THE FACILITY.


     We have acquired interests in one of our facilities and one property under development by acquiring leasehold interests in the land on which the facility is or the property under development will be located rather than an ownership interest in the property, and we may acquire additional facilities in the future through ground leases. As lessee under ground leases, we are exposed to the possibility of losing the property upon termination, or an earlier breach by us, of the ground lease. Ground leases may also restrict our use of facilities. Our current ground lease in Marlton, New Jersey limits our use of the property to operation of a 76 bed rehabilitation hospital. This restriction and any similar future restrictions in ground leases will limit our flexibility in renting the facility and may impede our ability to sell the property.


                   RISKS RELATING TO THE HEALTHCARE INDUSTRY

REDUCTIONS IN REIMBURSEMENT FROM THIRD-PARTY PAYORS, INCLUDING MEDICARE AND MEDICAID, COULD ADVERSELY AFFECT THE PROFITABILITY OF OUR TENANTS AND HINDER THEIR ABILITY TO MAKE RENT PAYMENTS TO US.

     Sources of revenue for our tenants and operators may include the federal Medicare program, state Medicaid programs, private insurance carriers and health maintenance organizations, among others. Efforts by such payors to reduce healthcare costs will likely continue, which may result in reductions or slower growth in reimbursement for certain services provided by some of our tenants. In addition, the failure of any of our tenants to comply with various laws and regulations could jeopardize their ability to continue participating in Medicare, Medicaid and other government-sponsored payment programs.

     The healthcare industry continues to face various challenges, including increased government and private payor pressure on healthcare providers to control or reduce costs. We believe that our tenants will continue to experience a shift in payor mix away from fee-for-service payors, resulting in an increase in the percentage of revenues attributable to managed care payors, government payors and general industry trends that include pressures to control healthcare costs. Pressures to control healthcare costs and a shift away from traditional health insurance reimbursement have resulted in an increase in the number of patients whose healthcare coverage is provided under managed care plans, such as health maintenance organizations and preferred provider organizations. In addition, due to the aging of the population and the expansion of governmental payor programs, we anticipate that there will be a marked increase in the number of patients reliant on healthcare coverage provided by governmental payors. These changes could have a material adverse effect on the financial condition of some or all of our tenants, which could have a material adverse effect on our financial condition and results of operations and could negatively affect our ability to make distributions to our stockholders.

THE HEALTHCARE INDUSTRY IS HEAVILY REGULATED AND EXISTING AND NEW LAWS OR REGULATIONS, CHANGES TO EXISTING LAWS OR REGULATIONS, LOSS OF LICENSURE OR CERTIFICATION OR FAILURE TO OBTAIN LICENSURE OR CERTIFICATION COULD RESULT IN THE INABILITY OF OUR TENANTS TO MAKE LEASE PAYMENTS TO US.

     The healthcare industry is highly regulated by federal, state and local laws, and is directly affected by federal conditions of participation, state licensing requirements, facility inspections, state and federal reimbursement policies, regulations concerning capital and other expenditures, certification requirements and other such laws, regulations and rules. In addition, establishment of healthcare facilities and transfers of operations of healthcare facilities are subject to regulatory approvals not required for establishment of or transfers of other types of commercial operations and real estate. Sanctions for failure to comply with these regulations and laws include, but are not limited to, loss of or inability to obtain licensure, fines and loss of or inability to obtain certification to participate in the Medicare and Medicaid programs, as well as potential criminal penalties. The failure of any tenant to comply with such laws, requirements and regulations could affect its ability to establish or continue its operation of the facility or facilities and could adversely affect the tenant's ability to make lease payments to us which could have a material adverse effect on our financial condition and results of operations and could negatively affect our ability to make distributions to our stockholders. In addition, restrictions and delays in transferring the operations of healthcare facilities, in obtaining new third-party payor contracts including Medicare and Medicaid provider agreements, and in receiving licensure and certification approval from appropriate state and federal agencies by new tenants may affect our ability to terminate lease agreements, remove tenants that violate lease terms, and replace existing tenants with new tenants. Furthermore, these matters may affect new tenants ability to obtain reimbursement for services rendered, which could adversely affect their ability to pay rent to us and to pay principal and interest on their loans from us.

ADVERSE TRENDS IN HEALTHCARE PROVIDER OPERATIONS MAY NEGATIVELY AFFECT OUR LEASE REVENUES AND OUR ABILITY TO MAKE DISTRIBUTIONS TO OUR STOCKHOLDERS.

     We believe that the healthcare industry is currently experiencing:

     - changes in the demand for and methods of delivering healthcare services;

     - changes in third-party reimbursement policies;

     - significant unused capacity in certain areas, which has created substantial competition for patients among healthcare providers in those areas;

     - continuing pressure by private and governmental payors to reduce payments to providers of services; and

     - increased scrutiny by federal and state authorities of billing, referral and other practices.

     These factors may adversely affect the economic performance of some or all of our tenants and, in turn, our revenues. Accordingly, these factors could have a material adverse effect on our financial condition and results of operations and could negatively affect our ability to make distributions to our stockholders.

OUR TENANTS ARE SUBJECT TO FRAUD AND ABUSE LAWS, THE VIOLATION OF WHICH BY A TENANT MAY JEOPARDIZE THE TENANT'S ABILITY TO MAKE LEASE AND LOAN PAYMENTS TO US.

     The federal government and numerous state governments have passed laws and regulations that attempt to eliminate healthcare fraud and abuse by prohibiting business arrangements that induce patient referrals or the ordering of specific ancillary services. In addition, the Balanced Budget Act of 1997 strengthened the federal anti-fraud and abuse laws to provide for stiffer penalties for violations. Violations of these laws may result in the imposition of criminal and civil penalties, including possible exclusion from federal and state healthcare programs. Imposition of any of these penalties upon any of our tenants could jeopardize any tenant's ability to operate a facility or to make lease and loan payments, thereby potentially adversely affecting us.

     In the past several years, federal and state governments have significantly increased investigation and enforcement activity to detect and eliminate fraud and abuse in the Medicare and Medicaid programs. In addition, legislation has been adopted at both state and federal levels which severely restricts the ability of physicians to refer patients to entities in which they have a financial interest. It is anticipated that the trend toward increased investigation and enforcement activity in the area of fraud and abuse, as well as self-referrals, will continue in future years and could adversely affect our prospective tenants and their operations, and in turn their ability to make lease and loan payments to us.

     We cannot assure you that we will meet all the conditions for the safe harbor for space rental in structuring lease arrangements involving facilities in which local physicians are investors and tenants, and it is unlikely that we will meet all conditions for the safe harbor in those instances in which percentage rent is contemplated and we have physician investors. In addition, federal regulations require that our tenants with purchase options pay fair market value purchase prices for facilities in which we have physician investment. We cannot assure you that all of our purchase options will be at fair market value. Any purchase not at fair market value may present risks of challenge from healthcare regulatory authorities.

     Vibra has accepted, and prospective tenants may accept, an assignment of the previous operator's Medicare provider agreement. Vibra and other new-operator tenants that take assignment of Medicare provider agreements might be subject to federal or state regulatory, civil and criminal investigations of the previous owner's operations and claims submissions. While we conduct due diligence in connection with the acquisition of such facilities, these types of issues may not be discovered prior to purchase. Adverse decisions, fines or recoupments might negatively impact our tenants' financial condition.

CERTAIN OF OUR LEASE ARRANGEMENTS MAY BE SUBJECT TO FRAUD AND ABUSE OR PHYSICIAN SELF-REFERRAL LAWS.


     Local physician investment in our operating partnership or our subsidiaries that own our facilities could subject our lease arrangements to scrutiny under fraud and abuse and physician self-referral laws. Under the federal Ethics in Patient Referrals Act of 1989, or Stark Law, and regulations adopted thereunder, if our lease arrangements do not satisfy the requirements of an applicable exception, that noncompliance could adversely affect the ability of our tenants to bill for services provided to Medicare beneficiaries pursuant to referrals from physician investors and subject us and our tenants to fines, which could impact their ability to make lease and loan payments to us. On March 26, 2004, CMS issued Phase II final rules under the Stark Law, which, together with the 2001 Phase I final rules, set forth CMS' current interpretation and application of the Stark Law prohibition on referrals of designated health services, or DHS. These rules provide us additional guidance on application of the Stark Law through the implementation of "bright-line" tests, including additional regulations regarding the indirect compensation exception, but do not eliminate the risk that our lease arrangements and business strategy of physician investment may violate the Stark Law. Finally, the Phase II rules implemented an 18-month moratorium on physician ownership or investment in specialty hospitals imposed by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003. Although the moratorium imposed by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 expired on June 8, 2005, a bill introduced in the Senate essentially would make the moratorium on physician ownership or investment in specialty hospitals permanent with limited exceptions. If enacted, the law would have a retroactive effective date of June 8, 2005. We intend to use our good faith efforts to structure our lease arrangements to comply with these laws; however, if we are unable to do so, this failure may restrict our ability to permit physician investment or, where such physicians do participate, may restrict the types of lease arrangements into which we may enter, including our ability to enter into percentage rent arrangements.

STATE CERTIFICATE OF NEED LAWS MAY ADVERSELY AFFECT OUR DEVELOPMENT OF FACILITIES AND THE OPERATIONS OF OUR TENANTS.

     Certain healthcare facilities in which we invest may also be subject to state laws which require regulatory approval in the form of a certificate of need prior to initiation of certain projects, including, but not limited to, the establishment of new or replacement facilities, the addition of beds, the addition or expansion of services and certain capital expenditures. State certificate of need laws are not uniform throughout the United States and are subject to change. We cannot predict the impact of state certificate of need laws on our development of facilities or the operations of our tenants.

     In addition, certificate of need laws often materially impact the ability of competitors to enter into the marketplace of our facilities. Finally, in limited circumstances, loss of state licensure or certification or closure of a facility could ultimately result in loss of authority to operate the facility and require re-licensure or new certificate of need authorization to re-institute operations. As a result, a portion of the value of the facility may be related to the limitation on new competitors. In the event of a change in the certificate of need laws, this value may markedly decrease.

                RISKS RELATING TO OUR ORGANIZATION AND STRUCTURE

PROVISIONS OF MARYLAND LAW, OUR CHARTER AND OUR BYLAWS MAY PREVENT OR DETER CHANGES IN MANAGEMENT AND THIRD-PARTY ACQUISITION PROPOSALS THAT YOU MAY BELIEVE TO BE IN YOUR BEST INTEREST, DEPRESS OUR STOCK PRICE OR CAUSE DILUTION.

     Our charter contains ownership limitations that may restrict business combination opportunities, inhibit change of control transactions and reduce the value of our stock. To qualify as a REIT under the Code, no more than 50% in value of our outstanding stock, after taking into account options to acquire stock, may be owned, directly or indirectly, by five or fewer persons during the last half of each taxable year, other than our first REIT taxable year. Our charter generally prohibits direct or indirect ownership by any person of more than 9.8% in value or in number, whichever is more restrictive, of outstanding shares of any class or series of our securities, including our common stock. Generally, common stock owned by affiliated owners will be aggregated for purposes of the ownership limitation. Any transfer of our common stock that would violate the ownership limitation will be null and void, and the intended transferee will acquire no rights in such stock. Instead, such common stock will be designated as "shares-in-trust" and transferred automatically to a trust effective on the day before the purported transfer of such stock. The beneficiary of that trust will be one or more charitable organizations named by us. The ownership limitation could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of common stock might receive a premium for their common stock over the then-current market price or which such holders otherwise might believe to be in their best interests. The ownership limitation provisions also may make our common stock an unsuitable investment vehicle for any person seeking to obtain, either alone or with others as a group, ownership of more than 9.8% of either the value or number of the outstanding shares of our common stock. Our board of directors, in its sole discretion, may waive or modify, subject to limitations, the ownership limit with respect to one or more stockholders if it is satisfied that ownership in excess of their limit will not jeopardize our status as a REIT. See "Description of Capital Stock -- Restrictions on Ownership and Transfer."

     Certain provisions of Maryland law may limit the ability of a third party to acquire control of our company. Certain provisions of the Maryland General Corporation Law, or the MGCL, could have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

     - "business combination" provisions that, subject to limitations, prohibit certain business combinations between us and an "interested stockholder" (defined generally as a person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations; and

     - "control share" provisions that provide that "control shares" of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership or control of "control shares") have no voting rights except to the extent approved by our stockholders by the affirmative vote of the holders of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

     We have opted out of these provisions of the MGCL pursuant to provisions in our charter. However, we may, by amendment to our charter with approval of our stockholders, opt in to the business combination and control share provisions of the MGCL in the future.

     Additionally, Title 8, Subtitle 3 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter and our amended and restated bylaws, or bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not presently have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change of control of our company under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-current market price of our common stock.

     Maryland law does not impose heightened standards on directors in takeover situations. The MGCL provides that an act of a director relating to or affecting an acquisition or potential acquisition of control of a corporation may not be subject to a higher duty or greater scrutiny than is applied to any other act of a director. Therefore, directors of a Maryland corporation are not required to act in the same manner as directors of a Delaware corporation in takeover situations.

     Our charter and bylaws contain provisions that may impede third-party acquisition proposals that may be in your best interests. Our charter and bylaws also provide that our directors may only be removed by the affirmative vote of the holders of two-thirds of our stock, that stockholders are required to give us advance notice of director nominations and new business to be conducted at our annual meetings of stockholders and that special meetings of stockholders can only be called by our president, our board of directors or the holders of at least 25% of stock entitled to vote at the meetings. These and other charter and bylaw provisions may delay or prevent a change of control or other transaction in which holders of our common stock might receive a premium for their common stock over the then-current market price or which such holders otherwise might believe to be in their best interests.

     Our board of directors may issue additional shares that may cause dilution and could deter change of control transactions that you may believe to be in your best interest. Our charter authorizes our board, without stockholder approval, to:

     - issue up to 10,000,000 shares of preferred stock, having preferences, conversion or other rights, voting powers, restrictions, limitations as to distribution, qualifications, or terms or conditions of redemption as determined by the board;

     - amend the charter to increase or decrease the aggregate number of shares of capital stock or the number of shares of stock of any class or series that we have the authority to issue;

     - cause us to issue additional authorized but unissued shares of common stock or preferred stock; and

     - classify or reclassify any unissued shares of common or preferred stock by setting or changing in any one or more respects, from time to time before the issuance of such shares, the preferences, conversion or other rights and other terms of such classified or reclassified shares, including the issuance of additional shares of common stock or preferred stock that have preference rights over the common stock with respect to dividends, liquidation, voting and other matters.

WE DEPEND ON KEY PERSONNEL, THE LOSS OF ANY ONE OF WHOM MAY THREATEN OUR ABILITY TO OPERATE OUR BUSINESS SUCCESSFULLY.

     We depend on the services of Edward K. Aldag, Jr., William G. McKenzie, Emmett E. McLean, R. Steven Hamner and Michael G. Stewart to carry out our business and investment strategy. If we were to lose any of these executive officers, it may be more difficult for us to locate attractive acquisition targets, complete our acquisitions and manage the facilities that we have acquired or are developing. Additionally, as we expand, we will continue to need to attract and retain additional qualified officers and employees. The loss of the services of any of our executive officers, or our inability to recruit and retain qualified personnel in the future, could have a material adverse effect on our business and financial results.

WE MAY EXPERIENCE CONFLICTS OF INTEREST WITH OUR OFFICERS AND DIRECTORS, WHICH COULD RESULT IN OUR OFFICERS AND DIRECTORS ACTING OTHER THAN IN OUR BEST INTEREST.

     As described below, our officers and directors may have conflicts of interest in connection with their duties to us and the limited partners of our operating partnership and with allocation of their time between our business and affairs and their other business interests. In addition, from time to time, we may acquire or develop facilities in transactions involving prospective tenants in which our directors or officers have an interest. In transactions of this nature, there will be conflicts between our interests and the interests of the director or officer involved, and that director or officer may be in a position to influence the terms of those transactions.

     In the event we purchase properties from executive officers or directors in exchange for units of limited partnership in our operating partnership, the interests of those persons with the interests of the company may conflict. Where a unitholder has unrealized gains associated with his limited partnership interests in our operating partnership, these holders may incur adverse tax consequences in the event of a sale or refinancing of those properties. Therefore the interest of these executive officers or directors of our company could be different from the interests of the company in connection with the disposition or refinancing of a property. Conflicts of interest with our officers and directors could result in our officers and directors acting other than in our best interest.

OUR EXECUTIVE OFFICERS HAVE AGREEMENTS THAT PROVIDE THEM WITH BENEFITS IN THE EVENT THEIR EMPLOYMENT IS TERMINATED BY US WITHOUT CAUSE, BY THE EXECUTIVE FOR GOOD REASON, OR UNDER CERTAIN CIRCUMSTANCES FOLLOWING A CHANGE OF CONTROL TRANSACTION THAT YOU MAY BELIEVE TO BE IN YOUR BEST INTEREST.

     We have entered into agreements with certain of our executive officers that provide them with severance benefits if their employment is terminated by us without cause, by them for good reason (which includes, among other reasons, failure to be elected to the board for Mr. Aldag and failure to have their agreements automatically renewed for Messrs. Aldag, McLean, Hamner, McKenzie and Stewart), or under certain circumstances following a change of control of our company. Certain of these benefits and the related tax indemnity could prevent or deter a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

THE VICE CHAIRMAN OF OUR BOARD OF DIRECTORS, WILLIAM G. MCKENZIE, HAS OTHER BUSINESS INTERESTS THAT MAY HINDER HIS ABILITY TO ALLOCATE SUFFICIENT TIME TO THE MANAGEMENT OF OUR OPERATIONS, WHICH COULD JEOPARDIZE OUR ABILITY TO EXECUTE OUR BUSINESS PLAN.

     Our employment agreement with the vice chairman of our board of directors, Mr. McKenzie, permits him to continue to own, operate and control facilities that he owned as of the date of his employment agreement and requires that he only provide a limited amount of his time per month to our company. In addition, the terms of Mr. McKenzie's employment agreement permit him to compete against us with respect to these previously owned healthcare facilities.

ALL MANAGEMENT RIGHTS ARE VESTED IN OUR BOARD OF DIRECTORS AND OUR STOCKHOLDERS HAVE LIMITED RIGHTS.

     Our board of directors is responsible for our management and strategic business direction, and management is responsible for our day-to-day operations. Our major policies, including our policies with respect to REIT qualification, acquisitions and developments, leasing, financing, growth, operations, debt limitation and distributions, are determined by our board of directors. Our board of directors may amend or revise these and other policies from time to time without a vote of our stockholders. Investment and operational policy changes could adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

THE ABILITY OF OUR BOARD OF DIRECTORS TO REVOKE OUR REIT STATUS WITHOUT STOCKHOLDER APPROVAL MAY CAUSE ADVERSE CONSEQUENCES TO OUR STOCKHOLDERS.

     Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we would become subject to federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on total return to our stockholders.

OUR RIGHTS AND THE RIGHTS OF OUR STOCKHOLDERS TO TAKE ACTION AGAINST OUR DIRECTORS AND OFFICERS ARE LIMITED.

     Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter eliminates our directors' and officers' liability to us and our stockholders for money damages except for liability resulting from actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our bylaws and indemnification agreements require us to indemnify our directors and officers for liability resulting from actions taken by them in those capacities to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. See "Certain Provisions of Maryland Law and of Our Charter and Bylaws -- Indemnification and Limitation of Directors' and Officers' Liability." Directors may be removed with or without cause by the affirmative vote of the holders of two-thirds of the votes entitled to be cast in the election of directors.

OUR UPREIT STRUCTURE MAY RESULT IN CONFLICTS OF INTEREST BETWEEN OUR STOCKHOLDERS AND THE HOLDERS OF OUR OPERATING PARTNERSHIP UNITS.

     We are organized as an UPREIT, which means that we hold our assets and conduct substantially all of our operations through an operating limited partnership, and may in the future issue limited partnership units to third parties. Persons holding operating partnership units would have the right to vote on certain amendments to the partnership agreement of our operating partnership, as well as on certain other matters. Persons holding these voting rights may exercise them in a manner that conflicts with the interests of our stockholders. Circumstances may arise in the future, such as the sale or refinancing of one of our facilities, when the interests of limited partners in our operating partnership conflict with the interests of our stockholders. As the general partner of our operating partnership, we have fiduciary duties to the limited partners of our operating partnership that may conflict with fiduciary duties our officers and directors owe to our stockholders. These conflicts may result in decisions that are not in your best interest.

THROUGH WHOLLY-OWNED SUBSIDIARIES, WE ARE THE GENERAL PARTNER OF OUR OPERATING PARTNERSHIP AND OUR OPERATING PARTNERSHIP, THROUGH WHOLLY-OWNED SUBSIDIARIES, IS THE GENERAL PARTNER OF OTHER SUBSIDIARIES WHICH OWN OUR FACILITIES AND, SHOULD ANY OF THESE WHOLLY-OWNED GENERAL PARTNERS BE DISREGARDED, THEN WE OR OUR OPERATING PARTNERSHIP COULD BECOME LIABLE FOR THE DEBTS AND OTHER OBLIGATIONS OF OUR SUBSIDIARIES BEYOND THE AMOUNT OF OUR INVESTMENT.

     Through our wholly-owned subsidiary, Medical Properties Trust, LLC, we are the sole general partner of our operating partnership, and also currently own 100% of the limited partnership interests in the operating partnership. In addition, our operating partnership, through other wholly-owned subsidiaries, is the general partner of other subsidiaries which own our facilities. If any of our wholly-owned subsidiaries which act as general partner were disregarded, we would be liable for the debts and other obligations of the subsidiaries that own our facilities. In such event, if any of these subsidiaries were unable to pay their debts and other obligations, we would be liable for such debts and other obligations beyond the amount of our investment in these subsidiaries. These obligations could include unforeseen contingent liabilities.

                 TAX RISKS ASSOCIATED WITH OUR STATUS AS A REIT

FAILURE TO ATTAIN OR LOSS OF OUR TAX STATUS AS A REIT WOULD HAVE SIGNIFICANT ADVERSE CONSEQUENCES TO US AND THE VALUE OF OUR COMMON STOCK.

     We expect to qualify as a REIT for federal income tax purposes and will elect to be taxed as a REIT under the federal income tax laws commencing with our taxable year that began on April 6, 2004 and ended on December 31, 2004. Our qualification as a REIT will depend on our ability to meet various requirements concerning, among other things, the ownership of our outstanding common stock, the nature of our assets, the sources of our income and the amount of our distributions to our stockholders. The REIT qualification requirements are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, there is no assurance that we will be successful in operating so as to qualify as a REIT. At any time, new laws, regulations, interpretations or court decisions may change the federal tax laws relating to, or the federal income tax consequences of, qualification as a REIT. It is possible that future economic, market, legal, tax or other considerations may cause our board of directors to revoke the REIT election, which it may do without stockholder approval.

     If we fail to achieve, lose or revoke our REIT status, we will face serious tax consequences that will substantially reduce the funds available for distribution because:

     - we would not be allowed a deduction for distributions to stockholders in computing our taxable income; therefore we would be subject to federal income tax at regular corporate rates and we might need to borrow money or sell assets in order to pay any such tax;

     - we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

     - unless we are entitled to relief under statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify.

     As a result of all these factors, a failure to achieve or a loss or revocation of our REIT status could have a material adverse effect on our financial condition and results of operations and would adversely affect the value of our common stock.

FAILURE TO MAKE REQUIRED DISTRIBUTIONS WOULD SUBJECT US TO TAX.

     In order to qualify as a REIT, each year we must distribute to our stockholders at least 90% of our REIT taxable income, excluding net capital gain. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of:

     - 85% of our ordinary income for that year;

     - 95% of our capital gain net income for that year; and

     - 100% of our undistributed taxable income from prior years.

     We intend to pay out our income to our stockholders in a manner that satisfies the distribution requirement and avoids corporate income tax and the 4% excise tax. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. In the future, we may borrow to pay distributions to our stockholders and the limited partners of our operating partnership. Any funds that we borrow would subject us to interest rate and other market risks.

WE WILL PAY SOME TAXES AND THEREFORE MAY HAVE LESS CASH AVAILABLE FOR DISTRIBUTION TO OUR STOCKHOLDERS.

     Even if we qualify as a REIT for U.S. federal income tax purposes, we will be required to pay some U.S. federal, state and local taxes on the income from the operations of our taxable REIT subsidiary, MPT Development Services, Inc. A taxable REIT subsidiary is a fully taxable corporation and may be limited in its ability to deduct interest payments made to us. In addition, we will be subject to a 100% penalty tax on certain amounts if the economic arrangements among our tenants, our taxable REIT subsidiary and us are not comparable to similar arrangements among unrelated parties. To the extent that we are or our taxable REIT subsidiary is required to pay U.S. federal, state or local taxes, we will have less cash available for distribution to stockholders.

COMPLYING WITH REIT REQUIREMENTS MAY CAUSE US TO FOREGO OTHERWISE ATTRACTIVE OPPORTUNITIES.

     To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego attractive business or investment opportunities. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of securities that are not qualifying assets under the test requiring that 75% of a REIT's assets consist of real estate and other related assets. Further, a taxable REIT subsidiary may not directly or indirectly operate or manage a healthcare facility. For purposes of this definition a "healthcare facility" means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider that is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to the facility. Thus, compliance with the REIT requirements may limit our flexibility in executing our business plan.

OUR LOAN TO VIBRA COULD BE RECHARACTERIZED AS EQUITY, IN WHICH CASE OUR RENTAL INCOME FROM VIBRA WOULD NOT BE QUALIFYING INCOME UNDER THE REIT RULES AND WE COULD LOSE OUR REIT STATUS.

     In connection with the acquisition of the Vibra Facilities, our taxable REIT subsidiary made a loan to Vibra in an aggregate amount of approximately $41.4 million to acquire the operations at the Vibra Facilities. Our taxable REIT subsidiary also made a loan of approximately $6.2 million to Vibra and its subsidiaries for working capital purposes, which has been paid in full. The acquisition loan bears interest at an annual rate of 10.25%. Our operating partnership loaned the funds to our taxable REIT subsidiary to make these loans. The loan from our operating partnership to our taxable REIT subsidiary bears interest at an annual rate of 9.25%.

     The Internal Revenue Service, or IRS, may take the position that the loans to Vibra should be treated as equity interests in Vibra rather than debt, and that our rental income from Vibra should not be treated as qualifying income for purposes of the REIT gross income tests. If the IRS were to successfully treat the loans to Vibra as equity interests in Vibra, Vibra would be a "related party tenant" with respect to our company and the rent that we receive from Vibra would not be qualifying income for purposes of the REIT gross income tests. As a result, we could lose our REIT status. In addition, if the IRS were to successfully treat the loans to Vibra as interests held by our operating partnership rather than by our taxable REIT subsidiary and to treat the loans as other than straight debt, we would fail the 10% asset test with respect to such interests and, as a result, could lose our REIT status, which would subject us to corporate level income tax and adversely affect our ability to make distributions to our stockholders.

                        RISKS RELATING TO THIS OFFERING

THERE IS CURRENTLY NO PUBLIC MARKET FOR OUR COMMON STOCK, AND AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK MAY NEVER DEVELOP FOLLOWING THIS OFFERING.


     There has not been any public market for our common stock prior to this offering. We have applied to list our common stock on the NYSE in connection with this offering, but even if our shares are approved for listing, an active trading market for our common stock may never develop or be sustained. The last trade of our common stock on The Portal(SM) Market, a subsidiary of The Nasdaq Stock Market, Inc. which permits secondary sales of eligible securities to qualified institutional buyers in accordance with Rule 144A under the Securities Act, occurred on May 25, 2005 at a price of $10.05 per share. Individuals and institutions that sell our common stock are not obligated to report their sales to The Portal(SM) Market. Therefore, the last sales price that was reported on The Portal(SM) Market may not be reflective of sales of our common stock that have occurred and were not reported and may not be indicative of the prices at which our shares of common stock will trade after this offering.


THE MARKET PRICE AND TRADING VOLUME OF OUR COMMON STOCK MAY BE VOLATILE FOLLOWING THIS OFFERING.

     Even if an active trading market develops for our common stock after this offering, the market price of our common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the initial public offering price.

     We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

     - actual or anticipated variations in our quarterly operating results or distributions;

     - changes in our funds from operations or earnings estimates or publication of research reports about us or the real estate industry;

     - increases in market interest rates that lead purchasers of our shares of common stock to demand a higher yield;

     - changes in market valuations of similar companies;

     - adverse market reaction to any increased indebtedness we incur in the future;

     - additions or departures of key management personnel;

     - actions by institutional stockholders;

     - speculation in the press or investment community; and

     - general market and economic conditions.

BROAD MARKET FLUCTUATIONS COULD NEGATIVELY IMPACT THE MARKET PRICE OF OUR COMMON STOCK.

     In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies' operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

COMMON STOCK ELIGIBLE FOR FUTURE SALE MAY HAVE ADVERSE EFFECTS ON OUR STOCK
PRICE.

     We cannot predict the effect, if any, of future sales of common stock, or the availability of shares for future sales, on the market price of our common stock. Sales of substantial amounts of common stock, or the perception that these sales could occur, may adversely affect prevailing market prices for our common stock. In addition, under a registration rights agreement, we have granted holders of the 25,300,000 shares of our common stock issued in our April 2004 private placement the right to have their shares registered for resale under the Securities Act. If any or all of these holders sell a large number of securities in the public market, the sale could reduce the trading price of our common stock and could impede our ability to raise future capital. We also may issue from time to time additional common stock or units of our operating partnership in connection with the acquisition of facilities and we may grant additional demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of common stock or the perception that these sales could occur may adversely effect the prevailing market price for our common stock. In addition, the sale of these shares could impair our ability to raise capital through a sale of additional equity securities.

YOU SHOULD NOT RELY ON THE UNDERWRITERS' LOCK-UP AGREEMENTS TO LIMIT THE NUMBER OF SHARES OF COMMON STOCK SOLD INTO THE MARKET.

     All of our directors and executive officers, subject to limited exceptions, have agreed to be bound by lock-up agreements that prohibit these holders from selling or otherwise disposing of any of our common stock or securities convertible into our common stock that they own or acquire for 180 days after the date of this prospectus. In addition, the underwriters will require that all of our stockholders other than our executive officers and directors not sell or otherwise dispose of any of the shares of our common stock or securities convertible into our common stock that they have acquired prior to the date of this prospectus and are not selling in this offering until 60 days after the date of this prospectus, subject to limited exceptions. Friedman, Billings, Ramsey & Co., Inc., on behalf of the underwriters, may, in its discretion, release all or any portion of the common stock subject to the lock-up agreements with our directors and executive officers, at any time and without notice or stockholder approval, in which case our other stockholders would also be released from the restrictions under the registration rights agreement. There are no present agreements between the underwriters and us or any of our executive officers, directors or stockholders releasing them or us from these lock-up agreements. However, we cannot predict the circumstances or timing under which Friedman, Billings, Ramsey & Co., Inc. may waive these restrictions.


     If the restrictions under the lock-up agreements and the registration rights agreement are waived or terminated, up to approximately 25.6 million shares of our common stock will be available for sale into the market, subject only to applicable securities rules and regulations, which could reduce the market price for our common stock.


AN INCREASE IN MARKET INTEREST RATES MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR SECURITIES.

     One of the factors that investors may consider in deciding whether to buy or sell our securities is our distribution rate as a percentage of our price per share of common stock, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution or interest rate on our securities or seek securities paying higher distributions or interest. The market price of our common stock likely will be based primarily on the earnings that we derive from rental income with respect to our facilities and our related distributions to stockholders, and not from the underlying appraised value of the facilities themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common stock. In addition, rising interest rates would result in increased interest expense on our variable-rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and make distributions.

IF YOU PURCHASE COMMON STOCK IN THIS OFFERING, YOU WILL EXPERIENCE IMMEDIATE DILUTION.


     We expect the initial public offering price of our common stock to be higher than the book value per share of our outstanding common stock. Assuming that the common stock sold in this offering is sold at $11.00 per share, if you purchase common stock in this offering, you will experience immediate dilution of approximately $2.08 in net tangible book value per share. This means that investors who purchase our common stock in this offering:


     - will likely pay a price per share that exceeds the book value of our assets after subtracting our liabilities; and

     - will have contributed, in the aggregate, approximately 32.9% of our funding since inception but will own only 30.1% of our fully diluted equity interests.


OUR ENGAGEMENT AGREEMENT WITH FRIEDMAN, BILLINGS, RAMSEY & CO., INC. MAY PRECLUDE US FROM ENGAGING INVESTMENT BANKING FIRMS OTHER THAN FRIEDMAN, BILLINGS, RAMSEY & CO., INC. UNTIL APRIL 7, 2006 FOR FUTURE FINANCING AND OTHER STRATEGIC TRANSACTIONS, AND FRIEDMAN, BILLINGS, RAMSEY & CO., INC., TOGETHER WITH ITS AFFILIATES, OWNS APPROXIMATELY 10.9% OF OUR COMMON STOCK AND IS CURRENTLY OUR LARGEST STOCKHOLDER; THEREFORE, FRIEDMAN, BILLINGS, RAMSEY & CO., INC. HAS INTERESTS IN THIS OFFERING OTHER THAN UNDERWRITING DISCOUNTS AND COMMISSIONS.



     Friedman, Billings, Ramsey & Co., Inc. has an interest in the successful completion of this offering beyond the underwriting discounts and commissions it will receive. Friedman, Billings, Ramsey Group, Inc., Friedman Billings Ramsey Group, Inc., the parent of Friedman, Billings, Ramsey & Co., Inc., together with its affiliates, is currently our largest stockholder, owning approximately 10.9% of our common stock outstanding prior to completion of this offering. In addition, on November 13, 2003, we entered into an engagement letter agreement with Friedman, Billings, Ramsey & Co., Inc. The engagement letter gives Friedman, Billings, Ramsey & Co., Inc., the right to serve in the following capacities until April 7, 2006:


     - as our financial advisor with respect to any future mergers, acquisitions or other business combinations;

     - as the sole book running and lead underwriter or sole placement agent in connection with any public or private offering of equity or any public offering of debt securities; and

     - as our agent in connection with the exercise of our warrants or options, other than warrants or options held by management or by Friedman, Billings, Ramsey & Co., Inc.


     Our engagement letter with Friedman, Billings, Ramsey & Co., Inc. may preclude us until April 7, 2006 from using competing investment banks or financial advisors for many financial and strategic transactions. Accordingly, in planning and completing some transactions, including public offerings of our stock, we may not be able to utilize the services of competitors of Friedman, Billings, Ramsey & Co., Inc. and thereby obtain pricing, distribution and other benefits that we otherwise could and we may be dependent on the ability of Friedman, Billings, Ramsey & Co., Inc. to execute certain financing and other strategic transactions on our behalf. As a result of Friedman Billings Ramsey Group, Inc.'s position as a large holder of our common stock, Friedman, Billings, Ramsey & Co., Inc. will have an interest in the successful completion of this offering beyond underwriting discounts and commissions it will receive. Although not required under the Conduct Rules of the National Association of Securities Dealers, Inc., this offering is being made using a "qualified independent underwriter" as contemplated by Rule 2720(b)(15) of the Conduct Rules of the National Association of Securities Dealers, Inc. J.P. Morgan Securities Inc. has assumed the responsibilities of acting as a qualified independent underwriter. In this role, J.P. Morgan Securities Inc. performed a due diligence investigation of us and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part. The initial public offering price of the shares of common stock will be no higher than the price recommended by J.P. Morgan Securities Inc.

                   A WARNING ABOUT FORWARD LOOKING STATEMENTS

     We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects, among others, are forward-looking by their nature:

     - our business strategy;

     - our projected operating results;

     - our ability to acquire or develop net-leased facilities;

     - availability of suitable facilities to acquire or develop;

     - our ability to enter into, and the terms of, our prospective leases;

     - our ability to use effectively the proceeds of this offering;

     - our ability to obtain future financing arrangements;

     - estimates relating to, and our ability to pay, future distributions;

     - our ability to compete in the marketplace;

     - market trends;

     - projected capital expenditures; and

     - the impact of technology on our facilities, operations and business.

     The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with, among others, the following factors that could cause actual results to vary from our forward-looking statements:

     - the factors referenced in this prospectus, including those set forth under the sections captioned "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations;" "Our Business" and "Our Portfolio;"

     - general volatility of the capital markets and the market price of our common stock;

     - changes in our business strategy;

     - changes in healthcare laws and regulations;

     - availability, terms and development of capital;

     - availability of qualified personnel;

     - changes in our industry, interest rates or the general economy; and

     - the degree and nature of our competition.

     When we use the words "believe," "expect," "may," "potential," "anticipate," "estimate," "plan," "will," "could," "intend" or similar expressions, we are identifying forward-looking statements. You should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     The safe harbor protections provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act do not apply to the forward-looking statements contained in this prospectus.

                                USE OF PROCEEDS


     We expect to receive net proceeds from the sale of the shares of common stock offered by this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us, of approximately $113.3 million. If the underwriters exercise their over-allotment option in full, we expect to receive net proceeds of approximately $131.8 million. We expect to use the net proceeds as follows:



      - approximately $64.0 million to fund the development of a community hospital in Houston, Texas;


      - approximately $38.0 million to fund the development of a women's hospital and integrated medical office building in Bensalem, Pennsylvania that we have under contract;


      - approximately $3.3 million to fund a portion of the development costs of a community hospital in Bloomington, Indiana that we have under letter of commitment; and



      - approximately $8.0 million to fund a mortgage loan to Hammond Properties pursuant to a letter of commitment.


Net proceeds of the offering that we allocate to our pending development facilities will be applied over time according to the terms of development agreements we expect to enter into as described in this prospectus. We cannot assure you that we will complete these transactions on the terms described or at all. See "Our Portfolio -- Our Pending Acquisitions and Developments" for a discussion of the conditions with respect to these transactions. Pending these uses, we intend to invest the net offering proceeds in interest-bearing, short-term marketable investment grade securities or money-market accounts that are consistent with our intention to qualify as a REIT. These investments may include, for example, government and government agency securities, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

                                 CAPITALIZATION

     The following table sets forth:

     - our actual capitalization as of March 31, 2005; and


     - our pro forma capitalization, as adjusted to give effect to the sale of shares of common stock in this offering at an assumed public offering price of $11.00 per share and our declaration of a distribution of $0.16 per share of common stock on May 19, 2005, which is payable on July 14, 2005 to stockholders of record on June 20, 2005.



                                                                         AS OF
                                                                    MARCH 31, 2005
                                                              ---------------------------
                                                                              PRO FORMA,
                                                               HISTORICAL    AS ADJUSTED
                                                              ------------   ------------
LONG TERM DEBT..............................................  $ 74,141,667   $ 74,141,667
MINORITY INTERESTS..........................................     1,762,500      1,762,500
STOCKHOLDERS' EQUITY:
  Preferred stock, $0.001 par value, 10,000,000 shares
     authorized; no shares issued and outstanding...........            --             --
  Common stock, $0.001 par value, 100,000,000 shares
     authorized; 26,082,862 shares issued and outstanding at
     March 31, 2005; 37,635,862 shares issued and
     outstanding, as adjusted...............................        26,083         37,636(1)
     Additional paid in capital.............................   233,701,690    349,022,087
     Accumulated deficit....................................    (1,233,510)    (7,487,888)
                                                              ------------   ------------
       Total stockholders' equity...........................   232,494,263    341,571,835
                                                              ------------   ------------
       Total capitalization.................................  $308,398,430   $417,476,002
                                                              ============   ============


---------------


(1) Includes 106,000 shares of restricted common stock to be awarded upon completion of this offering and 82,000 shares of restricted common stock awarded to our employees in April 2005 under our equity incentive plan. Excludes (i) 1,810,023 shares of common stock that may be issued by us upon exercise of the underwriters' overallotment option; (ii) 100,000 shares of common stock issuable upon the exercise of stock options granted to our independent directors under our equity incentive plan, one-third of which are vested; (iii) 35,000 shares of common stock issuable upon the exercise of a vested warrant granted to an unaffiliated third party; (iv) 5,000 shares of common stock issuable in October 2007 and 7,500 shares of common stock issuable in March 2008 pursuant to deferred stock units awarded under our equity incentive plan to our independent directors and (v) 490,680 shares of common stock available for future awards under our equity incentive plan.

                                    DILUTION

NET TANGIBLE BOOK VALUE

     As of March 31, 2005, we had a net tangible book value of approximately $222.3 million, or approximately $8.52 per share. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities and total minority interests, divided by the number of shares of our common stock outstanding.

DILUTION AFTER THIS OFFERING

     Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of common stock immediately after this offering and the application of the estimated net offering proceeds. After giving effect to:


     - the sale of the common stock offered by us under this prospectus at an assumed initial public offering price of $11.00 per share, and our receipt of approximately $113.3 million in net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us;


     - the issuance of 82,000 shares of restricted common stock to our employees in April 2005;

     - the issuance of 106,000 shares of restricted stock to our senior management team upon completion of this offering;

     - the issuance of 100,000 shares of common stock issuable upon the exercise of outstanding stock options granted to our independent directors and 35,000 shares of common stock issuable upon the exercise of a warrant granted to an unaffiliated third party; and

     - the issuance of 12,500 shares of common stock underlying deferred stock units awarded to our independent directors,


our pro forma net tangible book value as of March 31, 2005 would have been approximately $335.5 million (includes the proceeds to be received from the exercise of options for common stock), or $8.92 per share of common stock. This amount represents an immediate increase in net tangible book value of $.44 per share to existing stockholders prior to this offering and an immediate dilution in pro forma net tangible book value of $2.08 per share to investors in this offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............          $11.00
  Net tangible book value per share as of March 31,
     2005(1)................................................   8.52
  Increase in pro forma net tangible book value per share to existing stockholders attributable to this
     offering(2)............................................    .44
  Decrease in pro forma net tangible book value per share to existing stockholders attributable to the issuance of
     restricted stock.......................................   (.04)
  Change in pro forma net tangible book value per share to
     existing stockholders attributable to the exercise of
     stock options, deferred stock units and warrant........    .00
                                                              -----
Pro forma net tangible book value per share after this
  offering(3)...............................................            8.92
                                                                      ------
Dilution in pro forma net tangible book value per share to
  new investors(4)..........................................          $ 2.08
                                                                      ======


---------------

(1) Net tangible book value per share of common stock is determined by dividing net tangible book value as of March 31, 2005 (net book value of the tangible assets consisting of total assets less accrued rental income, intangible assets, and deferred costs) by the number of shares of common stock outstanding prior to the offering.

(2) After deducting the underwriting discount and other expenses of this offering.

(3) Based on pro forma net tangible book value attributable to common stockholders of approximately $335.5 million divided by the sum of 37,447,862 shares of our common stock to be outstanding, the issuance of 106,000 shares of restricted stock, the issuance of 135,000 shares of common stock issuable upon the exercise of outstanding stock options and warrants, the issuance of 12,500 shares of common stock underlying deferred stock units awarded to our independent directors and the issuance of 82,000 shares of restricted common stock awarded to our employees.


(4) Dilution is determined by subtracting (i) pro forma net tangible book value per share of our common stock after giving effect to this offering and the application of the net proceeds therefrom from (ii) the initial public offering price per share paid by a new investor in this offering.

DIFFERENCES BETWEEN NEW AND EXISTING STOCKHOLDERS IN NUMBER OF SHARES AND AMOUNT PAID

     The table below summarizes, as of March 31, 2005, on the pro forma basis discussed above but excluding options and warrants to purchase 135,000 shares of common stock that will be outstanding upon completion of this offering, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing common stock in this offering. The options and warrants described in the preceding sentence are exercisable at a weighted average exercise price of $9.82 per share and will remain outstanding upon the completion of this offering. To the extent that these outstanding options are exercised in the future, there will be further dilution to new investors. We used an assumed initial public offering price of $11.00 per share, and we have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.


                                  SHARES ISSUED                  TOTAL CONSIDERATION
                             ------------------------   -------------------------------------
                               NUMBER      PERCENTAGE      AMOUNT      PERCENTAGE   PER SHARE
                             -----------   ----------   ------------   ----------   ---------
Existing stockholders......   26,082,862       70%      $251,870,968       64%       $ 9.56
New investors in the
  offering.................   11,365,000       30%       125,015,000       36%       $11.00
Total......................   37,447,862      100%      $376,885,968      100%

                              DISTRIBUTION POLICY

     We intend to make regular quarterly distributions to our stockholders so that we distribute each year all or substantially all of our REIT taxable income, if any, so as to avoid paying corporate level income tax and excise tax on our REIT income and to qualify for the tax benefits accorded to REITs under the Code. In order to qualify as a REIT, we must distribute to our stockholders an amount at least equal to 90% of our REIT taxable income, excluding net capital gain. See "United States Federal Income Tax Considerations." The distributions will be authorized by our board of directors and declared by us based upon a number of factors, including:

     - our actual results of operations;

     - the rent received from our tenants;

     - the ability of our tenants to meet their other obligations under their leases and their obligations under their loans from us;

     - debt service requirements;

     - capital expenditure requirements for our facilities;

     - our taxable income;

     - the annual distribution requirement under the REIT provisions of the Code; and

     - other factors that our board of directors may deem relevant.

     To the extent not inconsistent with maintaining our REIT status, we may retain accumulated earnings of our taxable REIT subsidiaries in those subsidiaries. Our ability to make distributions to our stockholders will depend on our receipt of distributions from our operating partnership.

     The table below is a summary of our distributions. We cannot assure you that we will have cash available for future quarterly distributions at these levels, or at all. See "Risk Factors."

                                                             DISTRIBUTION PER SHARE
DECLARATION DATE      RECORD DATE      DATE OF DISTRIBUTION     OF COMMON STOCK
----------------      -----------      --------------------  ----------------------
  May 19, 2005       June 20, 2005       July 14, 2005               $0.16
  March 4, 2005      March 16, 2005      April 15, 2005              $0.11
November 11, 2004  December 16, 2004    January 11, 2005             $0.11
September 2, 2004  September 16, 2004   October 11, 2004             $0.10

     The two distributions declared in 2004, aggregating $0.21 per share, were comprised of approximately $0.13 per share in ordinary income and $0.08 per share in return of capital. For federal income tax purposes, our distributions were limited in 2004 to our tax basis earnings and profits of $0.13 per share. Accordingly, for tax purposes, $0.08 per share of the distributions we paid in January 2005 will be treated as a 2005 distribution; the tax character of this amount, along with that of the April 15, 2005 and July 14, 2005 distributions, will be determined subsequent to determination of our 2005 taxable income.

                         SELECTED FINANCIAL INFORMATION

     You should read the following pro forma and historical information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical and pro forma consolidated financial statements and related notes thereto included elsewhere in this prospectus.

     The following table sets forth our selected financial and operating data on an historical and pro forma basis. Our selected historical balance sheet information as of December 31, 2004, and the historical statement of operations and other data for the year ended December 31, 2004, have been derived from our historical financial statements audited by KPMG LLP, independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The historical balance sheet information as of March 31, 2005 and the historical statement of operations and other data for the three months ended March 31, 2005 have been derived from our unaudited historical balance sheet as of March 31, 2005 and from our unaudited statement of operations for the three months ended March 31, 2005 included elsewhere in this prospectus. The unaudited historical financial statements include all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our financial condition and results of operations as of such dates and for such periods under accounting principles generally accepted in the U.S.

     The unaudited pro forma consolidated balance sheet data as of March 31, 2005, are presented as if completion of this offering and completion of our probable acquisitions had occurred on March 31, 2005.


     The unaudited pro forma consolidated statement of operations and other data for the three months ended March 31, 2005 are presented as if our acquisition of the Desert Valley Facility and the Covington Facility, completion of this offering and completion of our probable acquisitions had occurred on January 1, 2005, and our December 31, 2004 unaudited pro forma consolidated statement of operations are presented as if our acquisition of the current portfolio of facilities (the six Vibra Facilities, the Desert Valley Facility and the Covington Facility), our making of the Vibra loans, completion of this offering and completion of our probable acquisitions had occurred on January 1, 2004. The pro forma information does not give effect to any of our facilities under development or probable development transactions. The pro forma information is not necessarily indicative of what our actual financial position or results of operations would have been as of the dates or for the periods indicated, nor does it purport to represent our future financial position or results of operations.



                                             FOR THE THREE MONTHS ENDED       FOR THE YEAR ENDED
                                                   MARCH 31, 2005              DECEMBER 31, 2004
                                             --------------------------    -------------------------
                                              PRO FORMA     HISTORICAL      PRO FORMA    HISTORICAL
                                             -----------    -----------    -----------   -----------
OPERATING INFORMATION:
  Revenues
    Rent income............................  $ 7,321,009    $ 5,268,490    $27,705,869   $ 8,611,344
    Interest income from loans.............    1,212,038      1,212,038      5,037,049     2,282,115
                                             -----------    -----------    -----------   -----------
    Total revenues.........................    8,533,047      6,480,528     32,742,918    10,893,459
  Operating expenses
    Depreciation and amortization..........    1,258,940        842,407      5,035,757     1,478,470
    General and administrative.............    1,698,249      1,698,249      5,057,284     5,057,284
    Total operating expenses...............    3,009,750      2,593,217     10,865,390     7,214,601
    Operating income.......................    5,523,297      3,887,311     21,877,528     3,678,858
    Net other income (expense).............     (327,377)      (327,377)       897,491       897,491
  Net income...............................    5,195,920      3,559,934     22,775,019     4,576,349
  Net income per share, basic and
    diluted................................         0.14           0.14           0.74          0.24
  Weighted average shares
    outstanding -- basic...................   37,652,195     26,099,195     30,863,833    19,310,833
  Weighted average shares
    outstanding -- diluted.................   37,656,259     26,103,159     30,865,634    19,312,634

                                                                                          AS OF
                                                         AS OF MARCH 31, 2005       DECEMBER 31, 2004
                                                      ---------------------------   -----------------
                                                       PRO FORMA      HISTORICAL       HISTORICAL
                                                      ------------   ------------   -----------------
BALANCE SHEET INFORMATION:
  Gross investment in real estate assets............  $240,664,624   $192,129,624     $151,690,293
  Net investment in real estate.....................   238,343,747    189,808,747      150,211,823
  Construction in progress..........................    36,757,429     36,757,429       24,318,098
  Cash and cash equivalents.........................   139,726,712     82,053,255       97,543,677
  Loans receivable..................................    42,498,111     42,498,111       50,224,069(1)
  Total assets......................................   432,512,536    326,304,079      306,506,063
  Total debt........................................    74,141,667     74,141,667       56,000,000
  Total liabilities.................................    89,178,201     92,047,316       73,777,619
  Total stockholders' equity........................   341,571,835    232,494,263      231,728,444
  Total liabilities and stockholders' equity........   432,512,536    326,304,079      306,506,063



                                           FOR THE THREE MONTHS ENDED        FOR THE YEAR ENDED
                                                 MARCH 31, 2005               DECEMBER 31, 2004
                                           ---------------------------   ---------------------------
                                            PRO FORMA     HISTORICAL      PRO FORMA     HISTORICAL
                                           -----------   -------------   -----------   -------------
OTHER INFORMATION:
  Funds from operations(2)...............  $6,454,860    $  4,402,341    $27,810,776   $   6,054,819
  Cash Flows:
    Provided by operating activities.....                   1,643,836                      9,918,898
    Used for investing activities........                 (32,729,071)                  (195,600,642)
    Provided by financing activities.....                  15,594,813                    283,125,421


---------------

(1) Includes $1.5 million in commitment fees payable to us by Vibra.

(2) Funds from operations, or FFO, represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Management considers funds from operations a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that funds from operations provides a meaningful supplemental indication of our performance. We compute funds from operations in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating funds from operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

   The following table presents a reconciliation of FFO to net income for the three months ended March 31, 2005 and for the year ended December 31, 2004 on an actual and pro forma basis.


                                                          FOR THE THREE MONTHS ENDED       FOR THE YEAR ENDED
                                                                MARCH 31, 2005             DECEMBER 31, 2004
                                                          ---------------------------   ------------------------
                                                           PRO FORMA      HISTORICAL     PRO FORMA    HISTORICAL
                                                          -----------     -----------   -----------   ----------
FUNDS FROM OPERATIONS:
  Net income............................................  $5,195,920      $3,559,934    $22,775,019   $4,576,349
  Depreciation and amortization.........................   1,258,940         842,407      5,035,757    1,478,470
                                                          ----------      ----------    -----------   ----------
  Funds from operations.................................  $6,454,860      $4,402,341    $27,810,776   $6,054,819
                                                          ==========      ==========    ===========   ==========

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     We were recently formed and did not commence revenue generating operations until June 2004. Please see "Risk Factors -- Risks Relating to Our Business and Growth Strategy" for a discussion of risks relating to our limited operating history. The following discussion should be read in conjunction with our audited financial statements and the related notes thereto included elsewhere in this prospectus.

OVERVIEW

     We were incorporated under Maryland law on August 27, 2003 primarily for the purpose of investing in and owning net-leased healthcare facilities. Our existing tenants are, and our prospective tenants will generally be, hospital operating companies and other healthcare providers that use substantial real estate assets in their operations. We offer financing for these operators' real estate through 100% lease financing and generally seek lease terms of at least 10 years with a series of shorter renewal terms at the option of our tenants; we also intend to include annual contractual rental rate increases that in the current market range from 1.5% to 3.0%. Our existing portfolio escalators range from 2.0% to 2.5%. In addition to the base rent, our leases generally require our tenants to pay all operating costs and expenses associated with the facility.

     We conduct substantially all of our operations through our operating partnership. We own all of the membership interests in the sole general partner of our operating partnership and thereby control the operating partnership. At present, we also own 100% of the limited partnership interests, although we may issue units of limited partnership in exchange for interests in healthcare facilities from time to time in the future. Sellers of healthcare facilities who receive limited partnership units of our operating partnership in exchange for interests in their facilities may be able to defer recognition of any gain that would be recognized in a cash sale until such time that they redeem the operating partnership units. Upon their election to redeem their units, we may redeem them either for cash or shares of our common stock on a one-for-one basis. In addition, we may sell equity interests in subsidiaries of our operating partnership in connection with the acquisition or development of facilities.

     Whenever we issue shares of our common stock for cash, we are obligated to contribute any net proceeds we receive from the sale of the stock to our operating partnership and our operating partnership is, in turn, obligated to issue an equivalent number of limited partnership units to us. Our operating partnership distributes the income it generates from its operations to us. In turn, we expect to distribute a substantial majority of the amounts we receive from our operating partnership to our stockholders in the form of quarterly cash distributions. We intend to qualify as a REIT for federal tax purposes, thereby generally avoiding federal and state corporate income taxes on most of the earnings that we distribute to our stockholders.

     We conduct business operations in one segment. We acquire and develop healthcare facilities and lease the facilities to healthcare operating companies under long-term net leases. At December 31, 2004 our real estate and loan assets comprised approximately 49% and 16%, respectively, of our total assets. We do not expect our loan assets to exceed this level in the future. Our lending business is important to our overall business strategy for two primary reasons:
(1) it provides opportunities to make income-earning investments that yield attractive risk-adjusted returns in an industry in which our management has expertise, and (2) by making debt capital available to certain qualified operators, we believe we create for our company a competitive advantage over other buyers of, and financing sources for, healthcare facilities.


     We currently own four rehabilitation hospitals and two long-term acute care hospitals that are leased to a single operating company, one community hospital with an integrated medical office building leased to another operating company and one long-term acute care hospital leased to another operating company. We are also developing a community hospital and an adjacent medical office building that are leased to a single operating company. In addition, we have entered into a ground sublease with, and an agreement to provide a construction loan to, a recently organized healthcare facility operator for the development of a community hospital on property in which we currently have a ground lease interest. We expect to acquire the land we are ground leasing after the hospital has been partially completed. Upon completion of construction, we will have a right to acquire the facility for an amount equal to the cost of construction and lease the facility to the operator. In the event we do not exercise our right to purchase the facility, we expect that our construction loan will convert to a 15 year term loan secured by the facility. We have also made and in the future may make loans to our tenants to facilitate the acquisition of healthcare businesses and for working capital and have made and from time to time may make construction or mortgage loans to facility owners or other parties.


     Our revenues are derived from rents we earn pursuant to the lease agreements we have with our tenants and from interest income from loans we make to our tenants and other facility owners. Our tenants operate in the healthcare industry, generally providing medical, surgical and rehabilitative care to patients. The capacity of our tenants to pay our rents and interest is dependent upon their ability to conduct their operations at profitable levels. We believe that the business environment of the industry segments in which our tenants operate in is generally positive for efficient operators. However, our tenants' operations are subject to economic, regulatory and market conditions that may affect their profitability. Accordingly, we monitor certain key factors, changes to which we believe may provide early indications of conditions that may affect the level of risk in our lease and loan portfolio.

     Key factors that we consider in underwriting prospective tenants and in monitoring the performance of existing tenants include the following:

     - the historical and prospective operating margins (measured by a tenant's earnings before interest, taxes, depreciation, amortization and facility rent) of each tenant and at each facility;

     - the ratio of our tenants' operating earnings to facility rent and to facility rent plus other fixed costs, including debt costs;

     - trends in the source of our tenants' revenue, including the relative mix of Medicare, Medicaid/MediCal, commercial insurance, and private pay patients;

     - the effect of evolving healthcare regulations on our tenants' profitability

     Certain business factors, in addition to those described above that directly affect our tenants, will likely materially influence our future results of operations. These factors include:

     - trends in the cost and availability of capital, including market interest rates, that our prospective tenants may use for their real estate assets instead financing their real estate assets through lease structures;

     - unforeseen changes in healthcare regulations that may limit the opportunities for physicians to participate in the ownership of healthcare providers and healthcare real estate;

     - reductions in reimbursements from Medicare, state healthcare programs and commercial insurance providers that may reduce our tenants' profitability and our lease rates; and

     - competition from other financing sources.

CRITICAL ACCOUNTING POLICIES

     In order to prepare financial statements in conformity with accounting principles generally accepted in the United States, we must make estimates about certain types of transactions and account balances. We believe that our estimates of the amount and timing of lease revenues, credit losses, fair values and periodic depreciation of our real estate assets, stock compensation expense, and the effects of any derivative and hedging activities will have significant effects on our financial statements. Each of these items involves estimates that require us to make judgments that are subjective in nature. We intend to rely on our experience, collect historical data and current market data, and develop relevant assumptions in order to arrive at what we believe to be reasonable estimates. Under different conditions or assumptions, materially different amounts could be reported related to the accounting policies described below. In addition, application of these accounting policies involves the exercise of judgments on the use of assumptions as to future uncertainties and, as a result, actual results could materially differ from these estimates. Our accounting estimates will include the following:

     Revenue Recognition. Our revenues, which are comprised largely of rental income, include rents that each tenant pays in accordance with the terms of its respective lease reported on a straight-line basis over the initial term of the lease. Since some of our leases provide for rental increases at specified intervals, straight-line basis accounting requires us to record as an asset, and include in revenues, unbilled rent that we will only receive if the tenant makes all rent payments required through the expiration of the term of the lease. Accordingly, our management must determine, in its judgment, to what extent the unbilled rent receivable applicable to each specific tenant is collectible. We will review each tenant's unbilled rent receivable on a quarterly basis and take into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the facility is located. In the event that the collectibility of unbilled rent with respect to any given tenant is in doubt, we are required to record an increase in our allowance for uncollectible accounts or record a direct write-off of the specific rent receivable, which would have an adverse effect on our net income for the year in which the reserve is increased or the direct write-off is recorded and would decrease our total assets and stockholders' equity.


     We make loans to our tenants and from time to time may make construction or mortgage loans to facility owners or other parties. We recognize interest income on loans as earned based upon the principal amount outstanding. These loans are generally secured by interests in real estate, receivables, equity interests of a tenant or corporate and individual guarantees. As with unbilled rent receivables, our management must also periodically evaluate loans to determine what amounts may not be collectible. Accordingly, a provision for losses on loans receivable is recorded when it becomes probable that the loan will not be collected in full. The provision is an amount which reduces the loan to its estimated net receivable value based on a determination of the eventual amounts to be collected either from the debtor or from the collateral, if any. At that time, we discontinue recording interest income on the loan to the tenant.


     Investments in Real Estate. We record investments in real estate at cost, and capitalize improvements and replacements when they extend the useful life or improve the efficiency of the asset. To the extent that we incur costs of repairs and maintenance, we expense those costs as incurred. We compute depreciation using the straight-line method over the estimated useful life of 40 years for buildings and improvements, five to seven years for equipment and fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

     We are required to make subjective assessments as to the useful lives of our facilities for purposes of determining the amount of depreciation expense to record on an annual basis with respect to our investments in real estate improvements. These assessments have a direct impact on our net income because, if we were to shorten the expected useful lives of our investments in real estate improvements, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

     We have adopted Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which establishes a single accounting model for the impairment or disposal of long-lived assets including discontinued operations. SFAS No. 144 requires that the operations related to facilities that have been sold or that we intend to sell be presented as discontinued operations in the statement of operations for all periods presented, and facilities we intend to sell be designated as "held for sale" on our balance sheet.

     When circumstances such as adverse market conditions indicate a possible impairment of the value of a facility, we will review the recoverability of the facility's carrying value. The review of recoverability will be based on our estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the facility's use and eventual disposition. Our forecast of these cash flows will consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a facility, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the facility. We will be required to make subjective assessments as to whether there are impairments in the values of our investments in real estate.

     Purchase Price Allocation. We record above-market and below-market in-place lease values, if any, for the facilities we own which are based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. We amortize any resulting capitalized above-market lease values as a reduction of rental income over the remaining non-cancelable terms of the respective leases. We amortize any resulting capitalized below-market lease values (presented in the accompanying balance sheet as value of assumed lease obligations) as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases. Because our strategy to a large degree involves the origination of long term lease arrangements at market rates, we do not expect the above-market and below-market in-place lease values to be significant for many of our anticipated transactions.

     We measure the aggregate value of other intangible assets to be acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. Management's estimates of value are expected to be made using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis). Factors considered by management in its analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. We also consider information obtained about each targeted facility as a result of our pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management also includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which we expect to range primarily from six to 18 months, depending on specific local market conditions. Management also estimates costs to execute similar leases including leasing commissions, legal and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction.

     The total amount of other intangible assets to be acquired, if any, is further allocated to in-place lease values and customer relationship intangible values based on management's evaluation of the specific characteristics of each prospective tenant's lease and our overall relationship with that tenant. Characteristics to be considered by management in allocating these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals, including those existing under the terms of the lease agreement, among other factors.

     We expect to amortize the value of in-place leases, if any, to expense over the initial term of the respective leases, which we expect to range primarily from 10 to 15 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event will the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense.

     Accounting for Derivative Financial Investments and Hedging Activities. We expect to account for our derivative and hedging activities, if any, using SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and SFAS No. 149, which requires all derivative instruments to be carried at fair value on the balance sheet.

     Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. We expect to formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking each hedge transaction. We plan to review periodically the effectiveness of each hedging transaction, which involves estimating future cash flows. Cash flow hedges, if any, will be accounted for by recording the fair value of the derivative instrument on the balance sheet as either an asset or liability, with a corresponding amount recorded in other comprehensive income within stockholders' equity. Amounts will be reclassified from other comprehensive income to the income statement in the period or periods the hedged forecasted transaction affects earnings. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges under SFAS No. 133. We are not currently a party to any derivatives contracts.

     Variable Interest Entities. In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. In December 2003, the FASB issued a revision to FIN 46, which is termed FIN 46R. FIN 46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements and provides guidance on the identification of entities for which control is achieved through means other than through voting rights and how to determine when and which business enterprise should consolidate such an entity. This model for consolidation applies to an entity in which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. We periodically evaluate the terms of our relationships with our tenants and borrowers to determine whether we are required to consolidate any tenants or borrowers.

     Stock Based Compensation. We currently apply the intrinsic value method to account for the issuance of stock options under our equity incentive plan in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. In this regard, we anticipate that a substantial portion of our options will be granted to individuals who are our officers or directors. Accordingly, because the grants are expected to be at exercise prices that represent fair value of the stock at the date of grant, we do not currently record any expense related to the issuance of these options under the intrinsic value method. If the actual terms vary from the expected, the impact to our compensation expense could differ.

     In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment," which is a revision of SFAS No. 123, "Accounting for Stock Based Compensation." SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. SFAS No. 123(R) becomes effective for public companies with their first annual reporting period that begins after June 15, 2005. For non-public companies, the standard becomes effective for their first fiscal year beginning after December 15, 2005. We are currently evaluating the impact of SFAS No. 123(R) on our financial position and results of operations. However, we do not expect that SFAS No. 123(R) will have a material effect on our financial position and results of operations. Our existing equity incentive plan allows for stock-based awards to be in the form of options, restricted stock, restricted stock units and deferred stock units. The impact of SFAS No. 123(R) will also be affected by the types of stock-based awards that our board of directors chooses to grant.

DISCLOSURE OF CONTRACTUAL OBLIGATIONS

     The following table summarizes known material contractual obligations associated with investing and financing activities as of March 31, 2005:


                                               LESS THAN        2-3         4-5        AFTER
CONTRACTUAL OBLIGATIONS                         1 YEAR         YEARS       YEARS      5 YEARS        TOTAL
-----------------------                       -----------   -----------   --------   ----------   ------------
Construction contracts......................  $26,810,580   $        --   $     --   $       --   $ 26,810,580
Operating lease commitments.................      306,045       689,022    715,374    2,041,936      3,752,377
Long-term debt..............................    3,750,000    70,391,667         --           --     74,141,667
                                              -----------   -----------   --------   ----------   ------------
  Total:....................................  $30,866,625   $71,080,689   $715,374   $2,041,936   $104,704,624
                                              ===========   ===========   ========   ==========   ============


RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

     Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. While we believe net income available to common stockholders as defined by GAAP is the most appropriate measure, our management considers FFO an appropriate supplemental measure given its wide use by and relevance to investors and analysts. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assume that the value of real estate diminishes predictably over time.

     As defined by the National Association of Real Estate Investment Trusts, or NAREIT, FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We compute FFO in accordance with the NAREIT definition. FFO should not be viewed as a substitute measure of our company's operating performance since it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs that could materially impact our results of operations.

     The following table presents a reconciliation of FFO to net income for the three months ended March 31, 2005 and for the year ended December 31, 2004 on an actual and pro forma basis.


                                      FOR THE THREE MONTHS ENDED       FOR THE YEAR ENDED
                                            MARCH 31, 2005             DECEMBER 31, 2004
                                      ---------------------------   ------------------------
                                       PRO FORMA      HISTORICAL     PRO FORMA    HISTORICAL
                                      ------------   ------------   -----------   ----------
Funds from operations:
  Net income.......................    $5,195,920     $3,559,934    $22,775,019   $4,576,349
  Depreciation and amortization....     1,258,940        842,407      5,035,757    1,478,470
                                       ----------     ----------    -----------   ----------
  Funds from operations............    $6,454,860     $4,402,341    $27,810,776   $6,054,819
                                       ==========     ==========    ===========   ==========


RESULTS OF OPERATIONS

  THREE MONTHS ENDED MARCH 31, 2005 AND MARCH 31, 2004

     Net income for the three months ended March 31, 2005 was $3,559,934 compared to a net loss of $493,726 for the three months ended March 31, 2004.

     Three Months Ended March 31, 2005: Revenue of $6,480,528 was comprised of rents (81%) and interest from loans (19%). During this quarter, we received percentage rents from Vibra of approximately $395,000. These percentage rents occurred due to an increase in patient census at the Vibra Facilities from the three months ended December 31, 2004 to the three months ended March 31, 2005. The higher census figures at the Vibra Facilities produced increased revenue which exceeded the thresholds on which percentage rent are based. Also, we acquired the Desert Valley Facility during the quarter, which added to our rent revenue. Interest income from loans decreased due to Vibra repaying one of its loans from us.

     Depreciation and amortization during the first quarter of 2005 are primarily attributable to the Vibra Facilities. The Desert Valley Facility contributed one month of depreciation and amortization during the quarter.

     Property expenses are comprised primarily of a ground lease payment on our rehabilitation hospital located in Marlton, New Jersey.

     General and administrative expenses during the quarter, which totaled $1,698,249, were comprised primarily of executive compensation of approximately $1.0 million, with the balance made up primarily of legal, office and other administrative expenses. During the three months ended March 31, 2005, we had 16 full-time employees and one part-time employee.

     Other income of $383,772 consisted of interest and dividends, primarily from the temporary investment of the net proceeds of our April 2004 private placement and borrowings from Merrill Lynch Capital in mutual funds and other interest-bearing accounts.

     Interest expense from the borrowings under our Merrill Lynch Capital loan during the three months ended March 31, 2005 totaled $711,149. Capitalized interest of approximately $395,000 was recorded in the three months ended March 31, 2005 for the construction of the West Houston Facilities.

     Three Months Ended March 31, 2004: The loss in 2004 preceded our April 2004 private placement and covered a period during which we incurred administrative costs consisting primarily of executive compensation expenses. At March 31, 2004, we had five employees, four of whom were executive officers. We had no operating properties and no development properties. Our activities in the first quarter of 2004 were concentrated in evaluating potential acquisitions and planning for the April 2004, private placement. Due to the lack of operations in the first quarter of 2004, there is limited comparability to the results for the same period in 2005.

  YEAR ENDED DECEMBER 31, 2004

     Net income for the year ended December 31, 2004 was $4,576,349. Revenue, which was $10,893,459, was comprised primarily of rents (79%) and interest from loans (21%). Interest and dividends, primarily from the temporary investment of the net proceeds of our April 2004 private placement, totaled $930,260. We completed our private placement of common stock in April 2004 and received proceeds, net of offering costs and fees, of approximately $233.5 million. Expenses during the year, which totalled $7,214,601, were comprised primarily of compensation of $3,700,442, depreciation and amortization of $1,517,530, other general and administrative expenses of $1,336,897 and approximately $585,345 of costs associated with unsuccessful acquisitions. These costs, which consisted primarily of legal fees, costs of third party reports and travel, related to a portfolio of five facilities that were subject to a letter of intent with a prospective operator. During the second quarter of 2004, we declined to pursue the acquisition.

  INCEPTION (AUGUST 27, 2003) THROUGH DECEMBER 31, 2003

     Our net loss for the period from inception (August 27, 2003) through December 31, 2003 was $1,023,276. Included in this loss is approximately $423,000 in accrued expenses that were incurred by Medical Properties Trust, LLC prior to August 27, 2003 and assumed by us in connection with our formation. These constitute all of the expenses of this company. We had no revenues during this period and substantially all of the expenses that comprised our net loss from inception through December 31, 2003 are related to start-up activities, including business development, identification of acquisition possibilities, legal, accounting, and consulting. We do not consider the results of our operations in this period to be meaningful with respect to an analysis of our expected operations.

LIQUIDITY AND CAPITAL RESOURCES

     Our long-term liquidity requirements consist primarily of funds to pay the costs of acquiring and developing facilities and making distributions to our stockholders. We believe that our existing cash and cash equivalents, together with the net proceeds from this offering, cash flow from operations and borrowings under our Merrill Lynch and Colonial Bank loans, will be sufficient to acquire the Pending Acquisition and Development Facilities and to fund our cash requirements during the next 12 months. The Vibra Facilities serve as collateral for our current indebtedness.


     We received approximately $233.5 million, net of offering costs and fees, from our April 2004 private placement. We have acquired and committed to develop healthcare facilities with an aggregate estimated cost of $387.3 million and have provided approximately $41.4 million in acquisition financing to one of our tenants. As of March 31, 2005, we had stockholders' equity of approximately $232.5 million, including approximately $82.0 million in cash and cash equivalents.

     Our sources of funds for future acquisitions and developments will primarily be our uncommitted cash balances, the net proceeds of this offering, operating cash flows and borrowings. We intend to use these cash resources in the acquisition and development of our Pending Acquisition and Development Facilities and to pay our operating expenses for the foreseeable future. To maintain our status as a REIT under the Code, we must distribute annually at least 90% of our taxable income. These distribution requirements limit our ability to retain earnings and thereby replenish or increase capital for acquisitions, developments and operations. However, we believe that our current access to financings will provide us with financial flexibility at levels sufficient to meet current and anticipated capital requirements, including funding new acquisition and development opportunities.


     We intend to utilize various types of debt to finance a portion of the costs to complete our proposed development facilities and acquire and develop additional facilities. We expect this debt will include long-term, fixed-rate mortgage loans, variable-rate term loans, secured revolving lines of credit and construction financing facilities. We believe we will be able generally to finance up to approximately 50-60% of the cost of our healthcare facilities; however, there is no assurance that we will be able to obtain or maintain those levels of debt on our portfolio of real estate assets on favorable terms in the future.



     We borrowed $75 million from Merrill Lynch under a loan agreement with a term of three years for acquisition and development of additional facilities and other working capital needs. The loan bears interest at one month LIBOR (3.24% at June 15, 2005) plus 300 basis points. We had $74.1 million outstanding under this loan as of March 31, 2005. The term loan is secured by our interests in the Vibra Facilities and requires us to comply with certain financial covenants.



     We have executed a term sheet with Merrill Lynch Capital providing for a senior secured revolving credit facility of up to $100.0 million with a term of four years, with one 12-month extension option, to refinance the outstanding amount under our existing loan agreement with Merrill Lynch Capital and for general corporate purposes. During the term of the loan, we will have the right to increase the amount available under the facility by an amount up to $75.0 million, subject to no event of default continuing or occurring at the time of such increase. The facility will initially be secured by our interests in the Vibra Facilities, or the borrowing base properties. The maximum availability under the facility will be equal to 65% of the collateral value of the borrowing base properties. The facility will bear interest at one month LIBOR plus up to 275 basis points depending on the amount of the facility leveraged. We expect the facility with Merrill Lynch to include financial covenants requiring us to maintain a maximum total leverage ratio (ratio of consolidated indebtedness to gross asset value) of 65%, a minimum consolidated fixed charge coverage ratio of
1.65 to 1 and to maintain minimum tangible net worth equal to $200 million plus 75% of net proceeds from any additional equity issuances. Execution of this credit facility is subject to Merrill Lynch's underwriting and credit approval and completion of acceptable legal documentation. Accordingly, we cannot assure you that we will enter into this facility on these terms, or at all.



     We have also entered into construction loan agreements with Colonial Bank pursuant to which we can borrow up to $43.4 million to fund construction costs for our West Houston Facilities. Each construction loan has a term of 18 months and an option on our part to convert the loan to a 30-month term loan upon completion of construction of the West Houston Facility securing that loan. The construction loans are secured by mortgages on the West Houston Facilities, as well as assignments of rents and leases on those facilities. The terms of the construction loan agreements require us to comply with a financial ratio relating to debt coverage. The construction loans bear interest at one month LIBOR plus 225 basis points, during the construction period and one month LIBOR plus 250 basis points, thereafter. The Colonial Bank loans are cross-defaulted. As of the date of this prospectus, we have made no borrowings under the Colonial Bank loans.

     Any other indebtedness we incur will likely be subject to continuing covenants, and we will likely be required to make continuing representations and warranties in connection with that debt. Moreover, some or all of our debt may be secured by some or all of our assets. If we default in the payment of interest or principal on any of our debt, breach any representation or warranty in connection with any borrowing or violate any covenant in any loan document, the lender may accelerate the maturity of the debt requiring us to immediately repay all outstanding principal and accrued interest. If we are unable to make the payment, our lender could foreclose on our assets that are pledged as collateral to the lender. The lender could also sue us or force us into bankruptcy. Any of these events would likely have a material adverse effect on the value of an investment in our common stock.

     Our real estate investments, like most commercial real estate investments, are relatively illiquid and our ability to sell one or more of our properties quickly and on favorable terms may be limited by a variety of factors beyond our control, including current market conditions, the cost and availability of debt financing, zoning and regulatory changes, and the need for capital improvements. Moreover, the length of our lease agreements, the specialized nature of our tenants' operations and the resulting design of our facilities and the risk that the nature and profitability of our tenants' operations may be affected by healthcare regulations may further impact the liquidity of our facilities.

DISTRIBUTION POLICY

     We expect to qualify as a REIT for federal income tax purposes and will elect to be taxed as a REIT commencing with our taxable year that began on April 6, 2004 and ended on December 31, 2004. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we distribute at least 90% of our REIT taxable income, excluding net capital gain, to our stockholders. It is our current intention to comply with these requirements, elect REIT status and maintain such status going forward. See "United States Federal Income Tax Considerations."

     The table below is a summary of our distributions.

DECLARATION DATE      RECORD DATE       DATE OF DISTRIBUTION   DISTRIBUTION PER SHARE
----------------      -----------       --------------------   ----------------------
  May 19, 2005       June 20, 2005        July 14, 2005                $0.16
  March 4, 2005      March 16, 2005       April 15, 2005               $0.11
November 11, 2004  December 16, 2004     January 11, 2005              $0.11
September 2, 2004  September 16, 2004    October 11, 2004              $0.10

     The two distributions declared in 2004, aggregating $0.21 per share, were comprised of approximately $0.13 per share in ordinary income and $0.08 per share in return of capital. For federal income tax purposes, our distributions were limited in 2004 to our tax basis earnings and profits of $0.13 per share. Accordingly, for tax purposes, $0.08 per share of the distributions we paid in January 2005 will be treated as a 2005 distribution; the tax character of this amount, along with that of the April 15, 2005 and July 14, 2005 distributions, will be determined subsequent to determination of our 2005 taxable income.

     We intend to pay to our stockholders, within the time periods prescribed by the Code, all or substantially all of our annual taxable income, including taxable gains from the sale of real estate and recognized gains on the sale of securities. It is our policy to make sufficient cash distributions to stockholders in order for us to maintain our status as a REIT under the Code and to avoid corporate income and excise tax on undistributed income.

INFLATION

     Our leases contain provisions designed to mitigate the adverse impact of inflation. These provisions generally increase rental rates during the terms of the leases either at fixed rates or indexed escalations

(based on the CPI or other measures). In addition, all of our existing leases, and we intend that most of our new leases will, require the tenant to pay the operating expenses of the facility, including common area maintenance costs, real estate taxes and insurance. This may reduce our exposure to increases in costs and operating expenses resulting from inflation. However, if inflation rates exceed the contractual rental increases, our results of operations may be adversely affected, and inflation may also adversely impact our revenue from any leases that do not contain escalation provisions.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business plan, we expect that the primary market risk to which we will be exposed is interest rate risk.

     We may be exposed to the effects of interest rate changes primarily as a result of long-term debt used to maintain liquidity and to fund expansion of our portfolio and operations. Our interest rate risk-management objectives will be to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve our objectives, we will borrow primarily at fixed rates or variable rates with the lowest margins available and, in some cases, with the ability to convert variable rates to fixed rates. We may also enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate our interest rate risk on a related financial instrument. We do not intend to enter into derivative transactions for speculative purposes.

     In addition to changes in interest rates, the value of our facilities will be subject to fluctuations based on changes in local and regional economic conditions and changes in the ability of our tenants to generate profits, all of which may affect our ability to refinance our debt if necessary.

                                  OUR BUSINESS

OUR COMPANY

     We are a self-advised real estate company that acquires, develops and leases healthcare facilities providing state-of-the-art healthcare services. We lease our facilities to healthcare operators pursuant to long-term net-leases, which require the tenant to bear most of the costs associated with the property. From time to time, we also make loans to our tenants. We believe that the United States healthcare delivery system is becoming decentralized and is evolving away from the traditional "one stop," large-scale acute care hospital. We believe that this change is the result of a number of trends, including increasing specialization and technological innovation and the desire of both physicians and patients to utilize more convenient facilities. We also believe that demographic trends in the United States, including in particular an aging population, will result in continued growth in the demand for healthcare services, which in turn will lead to an increasing need for a greater supply of modern healthcare facilities. In response to these trends, we believe that healthcare operators increasingly prefer to conserve their capital for investment in operations and new technologies rather than investing in real estate and, therefore, increasingly prefer to lease, rather than own, their facilities. Given these trends and the size, scope and growth of this dynamic industry, we believe there are significant opportunities to acquire and develop net-leased healthcare facilities that are integral components of local healthcare delivery systems.


     Our strategy is to lease the facilities that we acquire or develop to experienced healthcare operators pursuant to long-term net-leases. We focus on acquiring and developing rehabilitation hospitals, long-term acute care hospitals, ambulatory surgery centers, cancer hospitals, women's and children's hospitals, skilled nursing facilities and regional and community hospitals, as well as other specialized single-discipline facilities and ancillary facilities. We believe that these types of facilities will capture an increasing share of expenditures for healthcare services. We believe that our strategy for acquisition and development of these types of net-leased facilities, which generally require a physician's order for patient admission, distinguish us as a unique investment alternative among REITs.


     Our management team has extensive experience in acquiring, owning, developing, managing and leasing healthcare facilities; managing investments in healthcare facilities; acquiring healthcare companies; and managing real estate companies. Our management team also has substantial experience in healthcare operations and administration, which includes many years of service in executive positions for hospitals and other healthcare providers, as well as in physician practice management and hospital/physician relations. Therefore, in addition to understanding investment characteristics and risk levels typically important to real estate investors, our management understands the changing healthcare delivery environment, including changes in healthcare regulations, reimbursement methods and patient demographics, as well as the technological innovations and other advances in healthcare delivery generally. We believe that this experience gives us the specialized knowledge necessary to select attractively-located net-leased facilities, underwrite our tenants, analyze facility-level operations and understand the issues and potential problems that may affect the healthcare industry generally and the tenant service area and facility in particular. We believe that our management's experience in healthcare operations and real estate management and finance will enable us to take advantage of numerous attractive opportunities to acquire, develop and lease healthcare facilities.


     We completed a private placement of our common stock in April 2004 in which we raised net proceeds of approximately $233.5 million. Shortly after completion of our private placement, we began to acquire our current portfolio of eleven facilities, consisting of eight facilities that are in operation and three facilities that are under development. Four of the facilities that are in operation are rehabilitation hospitals, three are long-term acute care hospitals and one is a community hospital with an integrated medical office building. Two of the facilities under development are a community hospital and an adjacent medical office building. With respect to our third facility under development, we have entered into a ground sublease with, and an agreement to provide a construction loan to, North Cypress for the development of a community hospital. The facility will be developed on property in which we currently have a ground lease interest. We expect to acquire the land we are ground leasing after the hospital has been partially completed. Upon completion of construction, we will have a right to acquire the facility for an amount equal to the cost of construction and lease the facility to the operator. In the event we do not exercise our right to purchase the facility, we expect our construction loan will convert to a 15 year term loan secured by the facility. With the net proceeds of this offering, along with our available cash and cash equivalents, we intend to expand our portfolio of facilities by acquiring or developing additional net-leased healthcare facilities.



     We employ leverage in our capital structure in amounts determined from time to time by our board of directors. At present, we intend to limit our debt to approximately 50-60% of the aggregate costs of our facilities, although we may temporarily exceed those levels from time to time. We expect our borrowings to be a combination of long-term, fixed-rate, non-recourse mortgage loans, variable-rate secured term and revolving credit facilities, and other fixed and variable-rate short to medium-term loans.



     In December 2004 we borrowed $75 million from Merrill Lynch under a loan agreement which has a term of three years. We have used a portion of the loan proceeds for acquisition of our current portfolio of facilities and plan to use additional loan proceeds for acquisition and development of additional facilities and other working capital needs. The loan bears interest at one month LIBOR (3.24% at June 15, 2005) plus 300 basis points. We had $74.1 million outstanding under this loan as of March 31, 2005. The loan is secured by our interests in the Vibra Facilities. The loan with Merrill Lynch includes financial covenants requiring us to meet an interest coverage ratio (ratio of our earnings before interest, taxes, depreciation and amortization to interest expense) of 2 to 1, a fixed charge coverage ratio (ratio of earnings before interest, taxes, depreciation and amortization to the sum of total debt service, assumed capital expenditures pertaining to the Vibra Facilities, income taxes and preferred dividends) greater than 1.65 to 1, a net debt to total asset valuation ratio (ratio of total net debt to the product of nine and the sum of net income, interest expense, depreciation and amortization minus management fees not exceeding 1% of net revenue and $300 per licensed bed per annum) not greater than 70%, and, for each Vibra Facility, a base rent coverage ratio (ratio of earnings of the applicable lessee of the Vibra Facility before interest, taxes, depreciation, amortization, rent and management fees to base rent payable by the lessee) equal to or greater than 1.25 to 1 and to maintain minimum tangible net worth of at least $200 million. As of the date of this prospectus, we are in compliance with all material financial covenants under our loan with Merrill Lynch.



     We have executed a term sheet with Merrill Lynch Capital providing for a senior secured revolving credit facility of up to $100.0 million with a term of four years, with one 12-month extension option, to refinance the outstanding amount under our existing loan agreement with Merrill Lynch Capital and for general corporate purposes. During the term of the loan, we will have the right to increase the amount available under the facility by an amount up to $75.0 million, subject to no event of default continuing or occurring at the time of such increase. Merrill Lynch will syndicate that increase in the amount to be available under the facility on a best efforts basis, and no lender will be required to increase its commitment to facilitate the increase in the amount available under the facility.



     The facility will initially be secured by our interests in the Vibra Facilities, or the borrowing base properties. The maximum availability under the facility will be equal to 65% of the collateral value of the borrowing base properties. The facility will bear interest at one month LIBOR plus up to 275 basis points depending on the amount of the facility leveraged. We expect the facility with Merrill Lynch to include financial covenants requiring us to maintain a maximum total leverage ratio (ratio of consolidated indebtedness to gross asset value) of 65%, a minimum consolidated fixed charge coverage ratio of
1.65 to 1 and to maintain minimum tangible net worth equal to $200 million plus 75% of net proceeds from any additional equity issuances. Execution of this credit facility is subject to Merrill Lynch's underwriting and credit approval and completion of acceptable legal documentation. Accordingly, there is no assurance that we will enter into this facility on these terms, or at all.



     We have also entered into construction loan agreements with Colonial Bank pursuant to which we can borrow up to $43.4 million to fund construction costs for our West Houston Facilities. Each construction loan has a term of 18 months and an option on our part to convert the loan to a 30-month term loan upon


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completion of construction of the West Houston Facility securing that loan. The construction loans are secured by mortgages on the West Houston Facilities, as well as assignments of rents and leases on those facilities. The terms of the construction loan agreements prevent us from allowing the net operating income of the facility used as collateral for any calendar quarter to be less than 1.25 times the principal and interest payments then due and payable under the promissory note for the designated period until the loan is paid in full. In the event that our net operating income falls below the minimum debt service requirement, we must prepay a portion of the principal balance of the promissory note so that the debt service requirement is satisfied and maintained within 10 days of our non-compliance. The construction loans bear interest at the one month LIBOR plus 225 basis points during the construction period and one month LIBOR plus 250 basis points thereafter. The Colonial Bank loans are cross-defaulted. As of the date of this prospectus, we have made no borrowings under the Colonial Bank loans.

     We expect to qualify as a REIT for federal income tax purposes and will elect to be taxed as a REIT under the federal income tax laws commencing with our taxable year that began on April 6, 2004 and ended on December 31, 2004.

MARKET OPPORTUNITY

     According to the United States Department of Commerce, Bureau of Economic Analysis, healthcare is one of the largest industries in the United States, and was responsible for approximately 15.3% of United States gross domestic product in 2003. Healthcare spending has consistently grown at rates greater than overall spending growth and inflation. As the chart below reflects, healthcare expenditures are projected to increase by more than 7% in 2004 and 2005 to $1.8 trillion and $1.9 trillion, respectively, and are expected to reach $3.1 trillion by 2012.

                                    (GRAPH)

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     We believe that the fundamental reasons for this growth in the demand for healthcare services include the aging and growth of the United States population, the advances in medical technology and treatments, and the increase in life expectancy. As illustrated by the chart below, the projected compound annual growth rate (or CAGR), from 2000 to 2030 of the population of senior citizens is three times the rate projected for the total United States population. This demographic trend is projected to result in an increase in the percentage of United States citizens who are age 65 or older from 12.4% in 2000 to 19.6% in 2030.

                                    (GRAPH)
Source: United States Bureau of the Census

     To satisfy this growing demand for healthcare services, there is a significant amount of new construction of healthcare facilities. In 2003 alone, $24.5 billion was spent on the construction of healthcare facilities, according to CMS. This represented more than a 9% increase over the $22.4 billion in healthcare construction spending for 2002. The following chart reflects the growth and expected growth in healthcare construction expenditures over the period that began in 1990 and ends in 2012:

                                    (GRAPH)

     We believe that the United States healthcare delivery system is evolving away from reliance on the traditional "one-stop," large-scale acute care hospital to one that relies on specialty hospitals and healthcare facilities that focus on single disciplines. We believe that there will be an increasing demand for more accessible, specialized and technologically-advanced healthcare delivery services as the population grows and ages. We own and have targeted for acquisition and development net-leased healthcare facilities

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providing state-of-the-art healthcare services because we believe these types of facilities represent the future of healthcare delivery.

     We believe that United States healthcare operators are in the early stages of a long-term evolution from a model that favors ownership of healthcare facilities to one that favors long-term net leasing of these facilities. We see two primary reasons for this:

     - First, in our experience, financial arrangements such as bond financing gave non-profit healthcare providers access to inexpensive capital, usually at 100% of the building cost. However, budget constraints on local governments and tighter underwriting standards have greatly reduced the availability of this very inexpensive capital.

     - Second, in our experience, healthcare providers were reimbursed on cost-based reimbursement plans (calculated in part by reference to a provider's total cost in plant and equipment) which provided no incentive for healthcare providers to make efficient use of their capital. With the evolution of the prospective payment reimbursement system, which reimburses healthcare providers for specific procedures or diagnoses and thus rewards the most efficient providers, healthcare providers are no longer assured of returns on investments in non-revenue producing assets such as the real estate where they operate. Accordingly, in recent years, healthcare providers have begun to convert their owned facilities to long-term lease arrangements thereby accessing substantial amounts of previously unproductive capital to invest in high margin operations and assets.

     In summary, the following market trends have shaped our investment strategy:

     - Decentralization: We believe that healthcare services are increasingly delivered through smaller, more accessible facilities that are designed for specific treatments and medical conditions and that are located near physicians and their patients. Based upon our experience, more healthcare services are delivered in specialized facilities than in acute care hospitals.

     - Specialization: In our experience, the percentage of physicians and other healthcare professionals who practice in a recognized specialty or subspecialty has been increasing for many years. We believe that this creates opportunities for development of additional specialized healthcare facilities as advances in technologies and recognition of new practice specialties result in new treatments for difficult medical conditions.

     - Convenient Patient Care: We believe that healthcare service providers are increasingly seeking to provide specific services in a single location for the convenience of both patients and physicians. These single-discipline centers are primarily located in suburban areas, near patients and physicians, as opposed to the traditional urban hospital setting.

     - Aging Population: We believe that demographic trends in the United States, including in particular an aging population, will result in continued growth in the demand for healthcare services, which in turn will lead to an increasing need for a greater supply of modern healthcare facilities.

     - Use of Capital: We believe that healthcare operators increasingly prefer to conserve their capital for investment in their operations and for new technologies rather than investing it in real estate.

OUR TARGET FACILITIES

     The market for healthcare real estate is extensive and includes real estate owned by a variety of healthcare operators. We focus on acquiring and developing those net-leased facilities that are specifically designed to reflect the latest trends in healthcare delivery methods. These facilities include:

     - Rehabilitation Hospitals: Rehabilitation hospitals provide inpatient and outpatient rehabilitation services for patients recovering from multiple traumatic injuries, organ transplants, amputations, cardiovascular surgery, strokes, and complex neurological, orthopedic, and other conditions. These hospitals are often the best medical alternative to traditional acute care hospitals where under the

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Medicare prospective payment system there is pressure to discharge patients after relatively short stays.

     - Long-term Acute Care Hospitals: Long-term acute care hospitals focus on extended hospital care, generally at least 25 days, for the medically-complex patient. Long-term acute care hospitals have arisen from a need to provide care to patients in acute care settings, including daily physician observation and treatment, before they are able to move to a rehabilitation hospital or return home. These facilities are reimbursed in a manner more appropriate for a longer length of stay than is typical for an acute care hospital.

     - Regional and Community Hospitals: We define regional and community hospitals as general medical/surgical hospitals whose practicing physicians generally serve a market specific area, whether urban, suburban or rural. We intend to limit our ownership of these facilities to those with market, ownership, competitive and technological characteristics that provide barriers to entry for potential competitors.

     - Women's and Children's Hospitals: These hospitals serve the specialized areas of obstetrics and gynecology, other women's healthcare needs, neonatology and pediatrics. We anticipate substantial development of facilities designed to meet the needs of women and children and their physicians as a result of the decentralization and specialization trends described above.

     - Ambulatory Surgery Centers: Ambulatory surgery centers are freestanding facilities designed to allow patients to have outpatient surgery, spend a short time recovering at the center, then return home to complete their recoveries. Ambulatory surgery centers offer a lower cost alternative to general hospitals for many surgical procedures in an environment that is more convenient for both patients and physicians. Outpatient procedures commonly performed include those related to gastrointestinal, general surgery, plastic surgery, ear, nose and throat/audiology, as well as orthopedics and sports medicine.

     - Other Single-Discipline Facilities: The decentralization and specialization trends in the healthcare industry are also creating demands and opportunities for physicians to practice in hospital facilities in which the design, layout and medical equipment are specifically developed, and healthcare professional staff are educated, for medical specialties. These facilities include heart hospitals, ophthalmology centers, orthopedic hospitals and cancer centers.


     - Medical Office Buildings: Medical office buildings are office and clinic facilities occupied and used by physicians and other healthcare providers in the provision of outpatient healthcare services to their patients. The medical office buildings that we target generally are or will be master-leased and adjacent to or integrated with our other targeted healthcare facilities.



     - Skilled-Nursing Facilities: Skilled nursing facilities are healthcare facilities that generally provide more comprehensive services than assisted living or residential care homes. They are primarily engaged in providing skilled nursing care for patients who require medical or nursing care or rehabilitation services. Typically these services involve managing complex and serious medical problems such as wound care, coma care or intravenous therapy. They offer both short and long-term care options for patients with serious illness and medical conditions. Skilled nursing facilities also provide rehabilitation services that are typically utilized on a short-term basis after hospitalization for injury or illness.


UNDERWRITING PROCESS

     Our real estate and loan underwriting process focuses on healthcare operations and real estate investment. This process is described in a written policy that requires, among other things, completion of specific elements of due diligence at the appropriate stages, including appraisals, engineering evaluations and environmental assessments, all provided by qualified and independent third parties. All of our executive officers are involved in the acquisition and due diligence process.

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     Our acquisition and development selection process includes a comprehensive analysis of the targeted healthcare facility's profitability, financial trends in revenues and expenses, barriers to competition, the need in the market for the type of healthcare services provided by the facility, the strength of the location and the underlying value of the facility, as well as the financial strength and experience of the prospective tenant and the tenant's management team. We also analyze the operating history of the specific facility, including the facility's earnings, cash flow, occupancy and patient and payor mix, in order to evaluate its financial and operating strength.

     When we identify an attractive acquisition or development opportunity based on historical operations and market conditions, we determine the financial value of a potential long-term net-lease arrangement based on our target long-term net-lease capitalization rates, which currently range from 9.5% to 11%, and fixed charge coverage ratios. We compare that financial value to the replacement costs that we estimate by consulting with major healthcare construction contractors, engaging construction engineers or facility assessment consultants as appropriate, and reviewing recent cost studies. In addition, our due diligence process includes obtaining and evaluating title, environmental and other customary third-party reports. In certain instances we have acquired or may acquire a facility from a tenant or proposed tenant at a purchase price in excess of what our tenant or proposed tenant recently paid or expects to pay for that same facility. Our current policy requires the approval of the investment committee of our board of directors for acquisitions or developments of facilities that exceed $10.0 million.

     We seek to build tenant relationships with healthcare operators that we believe are positioned to prosper in the changing healthcare environment. We seek tenant relationships with operators who, based on our financial and operating analyses, have demonstrated the ability to manage in good and bad economic conditions. In certain cases, we lend funds to prospective tenants to assist them with their acquisition of the operations at the facilities that we intend to acquire and lease to them and for initial working capital needs. See "Our Portfolio -- Our Current Portfolio of Facilities." In these instances, where feasible and in compliance with applicable healthcare laws and regulations, we seek to obtain percentage rents based on the prospective tenant's revenues in addition to our base rent. Through our detailed underwriting of healthcare operations and real estate, we expect to deliver attractive risk-adjusted returns to our stockholders.

ASSET MANAGEMENT

     We actively monitor our facilities, including reviewing periodic financial reporting and operating data, as well as visiting each facility and meeting with the management of our tenants on a regular basis. Integral to our asset management philosophy is our desire to build long-term relationships with the tenants and, accordingly, we have developed a partnering approach which we believe results in the tenant viewing us as a member of its team. We understand that in order to maximize the value of our investments, our tenants must prosper. Therefore, we expect to work closely with our tenants throughout the terms of our leases in order to foster a long-term working relationship and to maximize the possibility of new business opportunities. For example, we and our prospective tenants typically conduct due diligence in a coordinated manner and share with each other the results of our respective due diligence investigations. During the lease term, we conduct joint evaluations of local facility operations and participate in discussions about strategic plans that may ultimately require our approval pursuant to the terms of our lease agreements. Our chief executive officer, chief financial officer and chief operating officer also communicate frequently with their counterparts at our tenants in order to maintain knowledge about changing regulatory and business conditions. We believe this knowledge equips us to anticipate changes in our tenants' operations in sufficient time to strategically and financially plan for, rather than react to, changing conditions.

     In addition to our ongoing analyses of our tenants' operations, our management team actively monitors and researches each healthcare segment in which we own and lease facilities in order to help us recognize changing economic, market and regulatory conditions. Our senior management is not only involved in the underwriting of each asset upon acquisition or development, but is also involved in the asset management process during the entire period in which we own the facility.

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OUR FORMATION TRANSACTIONS

     The following is a summary of our formation transactions:

     - We were formed as a Maryland corporation on August 27, 2003 to succeed to the business of Medical Properties Trust, LLC, a Delaware limited liability company, which was formed by certain of our founders in December 2002. In connection with our formation, we issued our founders 1,630,435 shares of our common stock in exchange for nominal cash consideration, the membership interests of Medical Properties Trust, LLC were transferred to us and Medical Properties Trust, LLC became our wholly-owned subsidiary. Upon its formation in September 2003, our operating partnership assumed certain obligations of Medical Properties Trust, LLC. Upon completion of our private placement in April 2004, 1,108,527 shares of the 1,630,435 shares of common stock held by our founders were redeemed and they now collectively hold 557,908 shares of our common stock, including shares purchased in our April 2004 private placement. Our founders agreed to the redemption of a portion of their shares of our common stock for nominal consideration primarily in order to facilitate the completion of our April 2004 private placement.

     - Our operating partnership, MPT Operating Partnership, L.P., was formed in September 2003. Through our wholly-owned subsidiary, Medical Properties Trust, LLC, we are the sole general partner of our operating partnership. We currently own all of the limited partnership interests in our operating partnership.

     - MPT Development Services, Inc., a Delaware corporation that we formed in January 2004, operates as our wholly-owned taxable REIT subsidiary.


     - In April 2004 we completed a private placement of 25,300,000 shares of common stock at an offering price of $10.00 per share. Friedman, Billings, Ramsey & Co., Inc. acted as the initial purchaser and sole placement agent. The total net proceeds to us, after deducting fees and expenses of the offering, were approximately $233.5 million. The net proceeds of our private placement, together with borrowed funds, have been or will be used to acquire our current portfolio of eleven facilities, consisting of eight facilities that are in operation and three that are under development, repay debt, pay pre-offering operating expenses and for working capital. Thus far we have utilized approximately $166.9 million to acquire our eight existing facilities, have loaned $47.6 million to Vibra to acquire the operations at the Vibra Facilities and for working capital purposes, $6.2 million of which has been repaid, have made a mortgage loan of $6.0 million to an affiliate of one of our prospective tenants, have funded $35.1 million of a projected total of $63.1 million of development costs for the West Houston Facilities and have advanced $1.9 million pursuant to the North Cypress construction loan. There are approximately 316 beneficial holders of our common stock as of the date of this prospectus.


     Edward K. Aldag, Jr., William G. McKenzie, Emmett E. McLean, R. Steven Hamner and James P. Bennett may be considered our founders. Mr. Aldag is serving as chairman of our board of directors and as our president and chief executive officer. Mr. McKenzie is serving as our vice chairman of the board. Mr. McLean is serving as our executive vice president, chief operating officer, treasurer and assistant secretary. Mr. Hamner is serving as our executive vice president and chief financial officer. Mr. Bennett formerly was an owner, officer, director of and consultant to the company's predecessor, Medical Properties Trust, LLC, but has not been affiliated with us since August 2003.

OUR OPERATING PARTNERSHIP

     We own our facilities and conduct substantially all of our business through our operating partnership, MPT Operating Partnership, L.P., and its subsidiaries. MPT Operating Partnership, L.P. is a Delaware limited partnership organized by us in September 2003. Our wholly-owned limited liability company, Medical Properties Trust, LLC, serves as the sole general partner of, and holds a 1% interest in, our operating partnership. We also currently own all of the limited partnership interests in our operating partnership, constituting a 99% partnership interest, but may issue limited partnership units from time to time in connection with facility acquisitions and developments. Where permitted by applicable law, we

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intend to sell equity interests in subsidiaries of our operating partnership in connection with, or subsequent to, the acquisition and development of facilities.

     Holders of limited partnership units of our operating partnership, other than us, would be entitled to redeem their partnership units for shares of our common stock on a one-for-one basis, subject to adjustments for stock splits, dividends, recapitalizations and similar events. At our option, in lieu of issuing shares of common stock upon redemption of limited partnership units, we may redeem the partnership units tendered for cash in an amount equal to the then-current value of the shares of common stock. Holders of limited partnership units would be entitled to receive distributions equivalent to the dividends we pay to holders of our shares of common stock. As the sole owner of the general partner of our operating partnership, we have the power to manage and conduct our operating partnership's business, subject to the limitations described in the first amended and restated agreement of limited partnership of our operating partnership. See "Partnership Agreement."

     MPT Operating Partnership, L.P. is a limited partner of MPT West Houston MOB, L.P. and MPT West Houston Hospital, L.P., which respectively own the Houston medical office building and the Houston community hospital in our portfolio which are under development. MPT West Houston MOB, LLC and MPT West Houston Hospital, LLC, our wholly-owned subsidiaries, are the respective general partners of these entities. We have sold limited partnership interests representing approximately 24% of the aggregate equity interests in MPT West Houston MOB, L.P. to physicians and others associated with our tenant or subtenants of the West Houston MOB. Stealth, L.P., the tenant of the Houston community hospital under development and an entity majority-owned by physicians, owns a 6% limited partnership interest in MPT West Houston Hospital, L.P.

     In general, the management and control of the limited partnerships or limited liability companies that own our properties, such as MPT West Houston MOB, L.P. and MPT West Houston Hospital, L.P., rests with our operating partnership or its subsidiaries. The limited partners or other minority owners in these entities will not participate in the management or control of the business of the partnership or other entity. Although the partnership agreements or limited liability company agreements for future limited partnerships or limited liability companies may vary, our current limited partnership agreements require approval of the limited partners holding a majority of the units in the partnership other than the general partner and its affiliates to:

     - amend the partnership agreement in a manner that would:

        - adversely affect the financial or other rights of the limited partners who are not affiliates of the general partner or positively affect the financial rights or other rights of the general partner or reduce the general partner's obligations and responsibilities under the limited partnership agreement;

        - impose on the limited partners who are not affiliates of the general partner any obligation to make additional capital contributions to the partnership;

        - adversely affect the rights of certain limited partners without similarly affecting the rights of other limited partners;

     - merge, consolidate or combine with another entity; or

     - determine the terms and the amount of consideration payable for any issuances of additional partnership units to our operating partnership, the general partner or any of their respective affiliates.

     In general, each partner or other equity owner will share in the partnership's profits, losses and available cash flow pro rata based upon his percentage interest in the partnership. We may hold properties we develop or acquire in the future through structures similar to the structure through which we hold the Houston facilities in our portfolio.

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MPT DEVELOPMENT SERVICES, INC.

     MPT Development Services, Inc., our taxable REIT subsidiary, was incorporated in January 2004 as a Delaware corporation. MPT Development Services, Inc. is authorized to provide third-party facility planning, project management, medical equipment planning and implementation services, medical office building management services, lending services, including but not limited to acquisition and working capital loans to our tenants, and other services that neither we nor our operating partnership can undertake directly under applicable REIT tax rules. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of securities that are not qualifying assets under the test requiring that 75% of a REIT's assets consist of real estate and other related assets. Further, a taxable REIT subsidiary may not directly or indirectly operate or manage a healthcare facility. For purposes of this definition a "healthcare facility" means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider that is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to the facility.

     MPT Development Services, Inc. will pay federal, state and local income taxes at regular corporate rates on its taxable income. MPT Development Services, Inc. has made, and from time to time may make, loans to tenants or prospective tenants to assist them with the acquisition of the operations at facilities leased or to be leased to them and for initial working capital needs. There are currently approximately $41.4 million in such loans outstanding. See "Our Portfolio -- Our Current Portfolio of Facilities."

DEPRECIATION

     Generally, the federal tax basis for our facilities used to determine depreciation for federal income tax purposes will be our acquisition costs for such facilities. To the extent facilities are acquired with units of our operating partnership or its subsidiaries, we will acquire a carryover basis in the facilities. For federal income tax purposes, depreciation with respect to the real property components of our facilities, other than land, generally will be computed using the straight-line method over a useful life of 40 years, for a depreciation rate of 2.50% per year.

OUR LEASES

     The leases for our facilities are "net" leases with terms requiring the tenant to pay all ongoing operating and maintenance expenses of the facility, including property, casualty, general liability and other insurance coverages, utilities and other charges incurred in the operation of the facilities, as well as real estate taxes, ground lease rent and the costs of capital expenditures, repairs and maintenance. Our leases also provide that our tenants will indemnify us for environmental liabilities. Our current leases range from 11 to 16 years and provide for annual rent escalation and, in the case of the Vibra Facilities, percentage rent. Our leases require periodic reports and financial statements from our tenants. In addition, our leases contain customary default, termination, and subletting and assignment provisions. See "Our Portfolio -- Our Current Portfolio of Facilities." We anticipate that our future leases will have similar terms, including percentage rent where feasible and in compliance with applicable healthcare laws and regulations.

ENVIRONMENTAL MATTERS

     Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases or threats of releases at such property and may be held liable to a government entity or to third parties for property damage and for investigation, clean-up and monitoring costs incurred by such parties in connection with the actual or threatened contamination, including substances currently unknown, that may have been released on the real estate. These laws may impose clean-up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under these laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or

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actions to be undertaken, although a party held jointly and severally liable might be able to obtain contributions from other identified, solvent, responsible parties of their fair share toward these costs. Investigation, clean-up and monitoring costs may be substantial and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow funds using such property as collateral and may adversely impact our investment in that property. In addition, if hazardous substances are located on or released from our properties, we could incur substantial liabilities through a private party personal injury claim, a property damage claim by an adjacent property owner, or claims by a governmental entity or others for other damages, such as natural resource damages. This liability may be imposed under environmental laws or common-law principles.

     Federal regulations require building owners and those exercising control over a building's management to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials and potentially asbestos-containing materials in their building. The regulations also set forth employee training, record keeping and due diligence requirements pertaining to asbestos-containing materials and potentially asbestos-containing materials. Government entities can assess significant fines for violation of these regulations. Building owners and those exercising control over a building's management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to asbestos-containing materials and potentially asbestos-containing materials as a result of these regulations. The regulations may affect the value of a building containing asbestos-containing materials and potentially asbestos-containing materials in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and disposal of asbestos-containing materials and potentially asbestos-containing materials when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws and regulations may impose liability for improper handling or a release to the environment of asbestos-containing materials and potentially asbestos-containing materials and may provide for fines to, and for third parties to seek recovery from, owners or operators of real property for personal injury or improper work exposure associated with asbestos-containing materials and potentially asbestos-containing materials.

     Prior to closing any facility acquisition, we obtain Phase I environmental assessments in order to attempt to identify potential environmental concerns at the facilities. These assessments will be carried out in accordance with an appropriate level of due diligence and will generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property's chain of title and review of historic aerial photographs and other information on past uses of the property. We may also conduct limited subsurface investigations and test for substances of concern where the results of the Phase I environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures.

     While we may purchase many of our facilities on an "as is" basis, we intend for all of our purchase contracts to contain an environmental contingency clause, which permits us to reject a facility because of any environmental hazard at the facility.

COMPETITION

     We compete in acquiring and developing facilities with financial institutions, institutional pension funds, real estate developers, other REITs, other public and private real estate companies and private real estate investors. Among the factors adversely affecting our ability to compete are the following:

     - we may have less knowledge than our competitors of certain markets in which we seek to purchase or develop facilities;

     - many of our competitors have greater financial and operational resources than we have; and

     - our competitors or other entities may determine to pursue a strategy similar to ours.

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     To the extent that we experience vacancies in our facilities, we will also face competition in leasing those facilities to prospective tenants. The actual competition for tenants varies depending on the characteristics of each local market. Virtually all of our facilities operate in a competitive environment, and patients and referral sources, including physicians, may change their preferences for a healthcare facilities from time to time.

HEALTHCARE REGULATORY MATTERS

     The following discussion describes certain material federal healthcare laws and regulations that may affect our operations and those of our tenants. However, the discussion does not address state healthcare laws and regulations, except as otherwise indicated. These state laws and regulations, like the federal healthcare laws and regulations, could affect our operations and those of our tenants. Moreover, the discussion relating to reimbursement for healthcare services addresses matters that are subject to frequent review and revision by Congress and the agencies responsible for administering federal payment programs. Consequently, predicting future reimbursement trends or changes is inherently difficult.

     Ownership and operation of hospitals and other healthcare facilities are subject, directly and indirectly, to substantial federal, state and local government healthcare laws and regulations. Our tenants' failure to comply with these laws and regulations could adversely affect their ability to meet their lease obligations. Physician investment in us or in our facilities also will be subject to such laws and regulations. We intend for all of our business activities and operations to conform in all material respects with all applicable laws and regulations.

     Anti-Kickback Statute. 42 U.S.C. sec.1320a-7b(b), or the Anti-Kickback Statute, prohibits, among other things, the offer, payment, solicitation or acceptance of remuneration directly or indirectly in return for referring an individual to a provider of services for which payment may be made in whole or in part under a federal healthcare program, including the Medicare or Medicaid programs. Violation of the Anti-Kickback Statute is a crime and is punishable by criminal fines of up to $25,000 per violation, five years imprisonment or both. Violations may also result in civil sanctions, including civil penalties of up to $50,000 per violation, exclusion from participation in federal healthcare programs, including Medicare and Medicaid, and additional monetary penalties in amounts treble to the underlying remuneration.

     The Anti-Kickback Statute defines the term "remuneration" very broadly and, accordingly, local physician investment in our facilities could trigger scrutiny of our lease arrangements under the Anti-Kickback Statute. In addition to certain statutory exceptions, the Office of Inspector General of the Department of Health and Human Services, or OIG, has issued "Safe Harbor Regulations" that describe practices that will not be considered violations of the Anti-Kickback Statute. These include a safe harbor for space rental arrangements which protects payments made by a tenant to a landlord under a lease arrangement meeting certain conditions. We intend to use our commercially reasonable efforts to structure lease arrangements involving facilities in which local physicians are investors and tenants so as to satisfy, or meet as closely as possible, the conditions for the safe harbor for space rental. We cannot assure you, however, that we will meet all the conditions for the safe harbor, and it is unlikely that we will meet all conditions for the safe harbor in those instances in which percentage rent is contemplated and we have physician investors. In addition, federal regulations require that our tenants with purchase options pay fair market value purchase prices for facilities in which we have physician investment. We intend our lease agreement purchase option prices to be fair market value; however, we cannot assure you that all of our purchase options will be at fair market value. Any purchase not at fair market value may present risks of challenge from healthcare regulatory authorities. The fact that a particular arrangement does not fall within a statutory exception or safe harbor does not mean that the arrangement violates the Anti-Kickback Statute. The statutory exception and Safe Harbor Regulations simply provide a guaranty that qualifying arrangements will not be prosecuted under the Anti-Kickback Statute. The implication of the Anti-Kickback Statute could limit our ability to include local physicians as investors or tenants or restrict the types of leases into which we may enter if we wish to include such physicians as investors having direct or indirect ownership interests in our facilities.

     Federal Physician Self-Referral Statute. Any physicians investing in our company or its subsidiary entities could also be subject to the Ethics in Patient Referrals Act of 1989, or the Stark Law (codified at 42 U.S.C.
sec. 1395nn). Unless subject to an exception, the Stark Law prohibits a physician from making a referral to an "entity" furnishing "designated health services" paid by Medicare or Medicaid if the physician or a member of his immediate family has a "financial relationship" with that entity. A reciprocal prohibition bars the entity from billing Medicare or Medicaid for any services furnished pursuant to a prohibited referral. Financial relationships are defined very broadly to include relationships between a physician and an entity in which the physician or the physician's family member has (i) a direct or indirect ownership or investment interest that exists in the entity through equity, debt or other means and includes an interest in an entity that holds a direct or indirect ownership or investment interest in any entity providing designated health services; or (ii) a direct or indirect compensation arrangement with the entity.

     The Stark Law as originally enacted in 1989 only applied to referrals for clinical laboratory tests reimbursable by Medicare. However, the law was amended in 1993 and 1994 and, effective January 1, 1995, became applicable to referrals for an expanded list of designated health services reimbursable under Medicare or Medicaid.

     The Stark Law specifies a number of substantial sanctions that may be imposed upon violators. Payment is to be denied for Medicare claims related to designated health services referred in violation of the Stark Law. Further, any amounts collected from individual patients or third-party payors for such designated health services must be refunded on a timely basis. A person who presents or causes to be presented a claim to the Medicare program in violation of the Stark Law is also subject to civil monetary penalties of up to $15,000 per claim, civil money penalties of up to $100,000 per arrangement and possibly even exclusion from participation in the Medicare and Medicaid programs.


     Final regulations applicable only to physician referrals for clinical laboratory services were published in August 1995. A proposed rule applicable to physician referrals for all designated health services was published in January 1998. In January 2001, CMS published the "Phase I" final rule, which finalized a significant portion of the 1998 proposed rule. On March 26, 2004, CMS issued the second phase of its final regulations addressing physician referrals to entities with which they have a financial relationship (the "Phase II" rule). The Phase II rule addresses and interprets a number of exceptions for ownership and compensation arrangements involving physicians, including the exceptions for space and equipment rentals and the exception for indirect compensation arrangements. The Phase II rule also includes exceptions for physician ownership and investment, including physician ownership of rural providers and hospitals. The new regulation revises the hospital ownership exception to reflect the 18-month moratorium that began December 8, 2003 on physician ownership or investment in specialty hospitals, which was enacted in Section 507 of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003. The Phase II rule became effective on July 26, 2004. Although the moratorium imposed by Section 507 of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 expired on June 8, 2005, a bill introduced in the Senate essentially would make the moratorium permanent with limited exceptions. If enacted, the law would have a retroactive effective date of June 8, 2005.


     In those cases where physicians invest in us or our facilities, we intend to fashion our lease arrangements with healthcare providers to meet the applicable indirect compensation exceptions under the Stark Law, however, no assurance can be given that our leases will satisfy these Stark Law exception requirements. Unlike the Anti-kickback Statute Safe Harbor Regulations, a financial arrangement which implicates the Stark Law must meet the requirements of an applicable exception to avoid a violation of the Stark Law. This may lead to obstacles in permitting local physicians to invest in our facilities or restrict the types of lease arrangements we may enter into if we wish to include such physicians as investors.


     State Self-Referral Laws. In addition to the Anti-Kickback Statute and the Stark Law, state anti-kickback and self-referral laws could limit physician ownership or investment in us, restrict the types of leases we may enter into if such physician investment is permitted or require physician disclosure of our ownership or financial interest to patients prior to referrals.


     Recent Regulatory and Legislative Developments. On August 1, 2003, CMS published the fiscal year 2004 Final Rule for inpatient rehabilitation facilities, or IRFs. Under the Final Rule, all IRFs have received an increase in their prospective payment system rate for fiscal year 2004 due to an across the board 3.2% IRF market basket increase. On July 30, 2004, CMS published the fiscal year 2005 Final Rule which updated the prospective payment rates for IRFs for fiscal year 2005. In updating the fiscal year 2005 payment rates, CMS applied an increase factor to the fiscal year 2004 IRF prospective payment system rates that is equal to the IRF market basket. According to CMS, the projected fiscal year 2005 IRF market basket increase factor is 3.1%. Additionally, the Final Rule calculates the labor-related share for fiscal year 2005. These increases benefit those tenants of ours who operate IRFs.

     On May 7, 2004, CMS issued a Final Rule to revise the classification criterion, commonly known as the "75 percent rule," used to classify a hospital or hospital unit as an IRF. The compliance threshold is used to distinguish an IRF from an acute care hospital for purposes of payment under the Medicare IRF prospective payment system. The Final Rule implements a three-year period to analyze claims and patient assessment data to determine whether CMS will continue to use a compliance threshold that is lower than 75% or not. For cost reporting periods beginning on or after July 1, 2004, and before July 1, 2005, the compliance threshold will be 50% of the IRF's total patient population. The compliance threshold will increase to 60% of the IRF's total patient population for cost reporting periods beginning on or after July 1, 2005 and before July 1, 2006, to 65% for cost reporting periods beginning on or after July 1, 2006 and before July 1, 2007, and to 75% for cost reporting periods after July 1, 2007.


     Finally, on May 25, 2005 CMS published a fiscal year 2006 Proposed Rule to update the IRF payment rates for fiscal year 2006. CMS will accept comments on the Proposed Rule through July 18, 2005 and by law must publish a Final Rule no later than August 1, 2005. The provisions of the Final Rule may differ from the Proposed Rule. Under the Proposed Rule, CMS proposes a 3.1% market basket increase; an increase from 19.1% to 24.1% in the payment rate adjustment for IRFs located in rural areas, and a 1.9% reduction in standard payment amounts based on evidence that coding increases instead of increases in patient acuity have led to increased payments to IRFs. CMS also proposes to adopt revised Core Based Statistical Areas, or CBSAs, which if adopted would change the geographic designation of approximately 4.4% of IRFs. In addition, approximately 66% of IRFs would either experience an increase or no change in their wage index. Overall, aggregate payments to IRFs under the terms of the Proposed Rule are anticipated to increase $180 million over 2005.



     On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the Act, which contains sweeping changes to the federal health insurance program for the elderly and disabled. The Act includes provisions affecting program payment for inpatient and outpatient hospital services. In total, the Congressional Budget Office estimates that hospitals will receive $24.8 billion over ten years in additional funding due to the Act.


     Rural hospitals, which may include regional or community hospitals, one of our targeted types of facilities, will benefit most from the reimbursement changes in the Act. Some examples of these reimbursement changes include (i) providing that payment for all hospitals, regardless of geographic location, will be based on the same, higher standardized amount which was previously available only for hospitals located in large urban areas, (ii) reducing the labor share of the standardized amount from 71% to 62% for hospitals with an applicable wage index of less than 1.0, (iii) giving hospitals the ability to seek a higher wage index based on the number of hospital employees who take employment out of the county in which the hospital is located with an employer in a neighboring county with a higher wage index, and (iv) improving critical access hospital program conditions of participation requirements and reimbursement. Medicare disproportionate share hospital, or DSH, payment adjustments for hospitals that are not large urban or large rural hospitals will be calculated using the DSH formula for large urban hospitals, up to a 12% cap in 2004 for all hospitals other than rural referral centers, which are not subject to the cap. The Act provides that sole community hospitals, as defined in 42 U.S.C.

sec. 1395 ww(d)(5)(D)(iii), located in rural areas, rural hospitals with 100 or fewer beds, and certain cancer and children's hospitals shall receive Transitional Outpatient Payments, or TOPs, such that these facilities will be paid as much under the Medicare outpatient prospective payment system, or OPPS, as they were paid prior to implementation of OPPS. As of January 1, 2004 all TOPs for community mental health centers and all other hospitals were otherwise discontinued. The "hold harmless" TOPs provided for under the Act will continue for qualifying rural hospitals for services furnished through December 31, 2005 and for sole community hospitals for cost reporting periods beginning on or after January 1, 2004 and ending on December 31, 2005. Hold harmless TOPs payments continue permanently for cancer and children's hospitals.

     The Act also requires CMS to provide supplemental payments to acute care hospitals that are located more than 25 road miles from another acute care hospital and have low inpatient volumes, defined to include fewer than 800 discharges per fiscal year, effective on or after October 1, 2004. Total supplemental payments may not exceed 25 percent of the otherwise applicable prospective payment rate.


     Finally, the Act assures inpatient hospitals that submit certain quality measure data a full inflation update equal to the hospital market basket percentage increase for fiscal years 2005 through 2007. The market basket percentage increase refers to the anticipated rate of inflation for goods and services used by hospitals in providing services to Medicare patients. For fiscal year 2005, the market basket percentage increase for hospitals paid under the inpatient prospective payment system is 3.3%. For those inpatient hospitals that do not submit such quality data, the Act provides for an update of market basket minus 0.4 percentage points.



     The Act also imposed an 18 month moratorium limiting the availability of the "whole hospital exception," or Whole Hospital Exception, under the Stark Law for specialty hospitals and prohibited physicians investing in rural specialty hospitals from invoking an alternative Stark Law exception for physician ownership or investment in rural providers. The moratorium began upon enactment of the Act and expired June 8, 2005. Under the Whole Hospital Exception, the Stark Law permits a physician to refer a Medicare or Medicaid patient to a hospital in which the physician has an ownership or investment interest so long as the physician maintains staff privileges at the hospital and the physician's ownership or investment interest is in the hospital as a whole, rather than a subdivision of the facility. Following expiration of the moratorium, CMS issued a statement that it will not issue provider agreements for new specialty hospitals or authorize initial state surveys of new specialty hospitals while it undertakes a review of its procedures for enrolling such facilities in the Medicare program. CMS anticipates completing this review by January 2006. The suspension on enrollment does not apply to specialty hospitals that submitted enrollment applications prior to June 9, 2005 or requested an advisory opinion about the applicability of the moratorium.



     On May 11, 2005, Senators Charles Grassley and Max Baucus introduced a bill, known as the Hospital Fair Competition Act of 2005 (S.1002), that if enacted, would become effective retroactively as of June 8, 2005 and essentially make permanent the prohibition on physician referrals to specialty hospitals in which the physician has an ownership or investment interest. Specialty hospitals are defined to mean a hospital subject to the inpatient prospective payment system that is located outside of Puerto Rico, which was neither in operation nor under development as of November 18, 2003, and is primarily or exclusively engaged in treating patients with cardiac or orthopedic conditions, undergoing surgery or receiving any other specialized category of services that the Secretary designates. The proposed prohibition would not apply to specialty hospitals in operation or under development as of November 18, 2003, but would limit additional facility expansion and investment in such "grandfathered" specialty hospitals and would also apply to all new specialty hospitals. The bill was referred to the Senate Committee on Finance on May 11, 2005. We cannot predict whether the bill will be passed.



     Any acquisition or development of specialty hospitals must comply with the current application and interpretation of the Stark Law and, if enacted, the provisions of the Hospital Fair Competition Act of 2005. CMS may clarify or modify its definition of specialty hospital, which may result in physicians who own interests in our tenants being forced to divest their ownership. Although the specialty hospital moratorium under the Act limited, and the proposed Hospital Fair Competition Act of 2005 would limit physician ownership or investment in "specialty hospitals" as defined by CMS, they not limit a physician's ability to hold an ownership or investment interest in facilities which may be leased to hospital operators or other healthcare providers, assuming the lease arrangement conforms to the requirements of an applicable exception under the Stark Law. We intend to structure all of our leases, including leases containing percentage rent arrangements, to comply with applicable exceptions under the Stark Law and to comply with the Anti-kickback Statute. We believe that strong arguments can be made that percentage rent arrangements, when structured properly, should be permissible under the Stark Law and the Anti-kickback law; however, these laws are subject to continued regulatory interpretation and there can be no assurance that such arrangements will continue to be permissible. Accordingly, although we do not currently have any percentage rent arrangements where physicians own an interest in our facilities, we may be prohibited from entering into percentage rent arrangements in the future where physicians own an interest in our facilities. In the event we enter into such arrangements at some point in the future and later find the arrangements no longer comply with the Stark Law or Anti-Kickback Statute, we or our tenants may be subject to penalties under the statutes.



     The California Department of Health Services recently adopted regulations, codified as Sections 70217, 70225 and 70455 of Title 22 of the California Code of Regulations, or CCR, which establish minimum, specific, numerical licensed nurse-to-patient ratios for specified units of general acute care hospitals. These regulations are effective January 1, 2004. The minimum staffing ratios set forth in 22 CCR 70217(a) co-exist with existing regulations requiring that hospitals have a patient classification system in place. 22 CCR, 70053.2 and 70217. The licensed nurse-to-patient ratios constitute the minimum number of registered nurses, licensed vocational nurses, and, in the case of psychiatric units, licensed psychiatric technicians, who shall be assigned to direct patient care and represent the maximum number of patients that can be assigned to one licensed nurse at any one time. Over the past several years many hospitals have, in response to managed care reimbursement contracts, cut costs by reducing their licensed nursing staff. The California Legislature responded to this trend by requiring a minimum number of licensed nurses at the bedside. Due to this new regulatory requirement, any acute care facilities we target for acquisition or development in California may be required to increase their licensed nursing staff or decrease their admittance rates as a result. Governor Schwarzenegger issued two emergency regulations in an attempt to suspend the ratios in emergency rooms and delay for three years staffing requirements in general medical units. However, this action was appealed and on June 7, 2005, the Superior Court overturned the two emergency regulations. The Schwarzenegger administration may appeal this ruling.



     On May 7, 2004, CMS issued a Final Rule to update the annual payment rates for the Medicare prospective payment system for services provided by long term care hospitals. The rule increased the Medicare payment rate for long-term care hospitals by 3.1% starting July 1, 2004. On May 6, 2005, CMS issued a Final Rule to update the annual payment rates for 2006. Beginning July 1, 2005, the Medicare payment rate for long-term care hospitals will increase by 3.4% for patient discharges through June 30, 2006. Medicare expects aggregate payment to these hospitals to increase by $169 million during the 2006 long-term care hospital rate year compared with the 2005 rate year. Long-term care hospitals, one of the types of facilities we are targeting, are defined generally as hospitals that have an average Medicare inpatient length of stay greater than 25 days. In addition, the final rule contains policy changes including the adoption of new labor market area definitions for long-term care hospitals which are based on the new Core Based Statistical Areas announced by the Office of Management and Budget, or OMB, late in 2000.



     The Balanced Budget Act of 1997, or BBA, mandated implementation of a prospective payment system for skilled nursing facilities. Under this prospective payment system, and for cost reporting periods beginning on or after July 1, 1998, skilled nursing facilities are paid a prospective payment rate adjusted for case mix and geographic variation in wages formulated to cover all costs, including routine, ancillary and capital costs. In 1999 and 2000 the BBA was refined to provide for, among other revisions, a 20% add-on for 12 high acuity non-therapy Resource Utilization Grouping categories, or RUG categories, and a 6.7% add-on for all 14 rehabilitation RUG categories. These categories may expire when CMS releases its refinements to the current RUG payment system. On May 19, 2005, CMS published a Proposed Rule to update skilled nursing facility payment rates for 2006. CMS will accept comments on the Proposed Rule through July 12, 2005. The provisions of the Final Rule may differ from the provisions of the Proposed Rule. Under the Proposed Rule, the fiscal year 2006 rates would reflect an update using the full amount of the latest market basket index, which increase factor is anticipated to be 3.0% but could be adjusted depending on updated forecast data. Additional factors that may be affected in the 2006 Final Rule include deletion of adjustment factors related to facility-specific rates, coverage, consolidated billing, and application of the skilled nursing facility prospective payment system to skilled nursing facility services furnished by swing-bed hospitals.



     In addition to the legislation and regulations discussed above, on January 12, 2005, the Medicare Payment Advisory Committee, or MedPAC, made extensive recommendations to Congress and the Secretary of HHS including proposing revisions to DRG payments to more fully capture differences in severity of illnesses in an attempt to more equally pay for care provided at general acute care hospitals as compared to specialty hospitals. Furthermore, MedPAC made significant recommendations regarding paying healthcare providers relative to their performance and to the outcomes of the care they provided. MedPAC recommendations have historically provided strong indications regarding future directions of both the regulatory and legislative process.


INSURANCE

     We have purchased general liability insurance (lessor's risk) that provides coverage for bodily injury and property damage to third parties resulting from our ownership of the healthcare facilities that are leased to and occupied by our tenants. Our leases with tenants also require the tenants to carry general liability, professional liability, all risks, loss of earnings and other insurance coverages and to name us as an additional insured under these policies. We expect that the policy specifications and insured limits will be appropriate given the relative risk of loss, the cost of the coverage and industry practice.

EMPLOYEES

     We employ 15 full-time employees and one part-time employee as of the date of this prospectus. We anticipate hiring approximately five to 10 additional full-time employees during the next 12 months, commensurate with our growth. We believe that our relations with our employees are good. None of our employees is a member of any union.

LEGAL PROCEEDINGS

     We are not involved in any material litigation nor, to our knowledge, is any material litigation pending or threatened against us.

                                 OUR PORTFOLIO

OUR CURRENT PORTFOLIO


     Our current portfolio of facilities consists of eleven healthcare facilities, eight of which are in operation and three of which are under development. The Vibra Facilities consist of four rehabilitation hospitals and two long-term acute care hospitals. The Desert Valley Facility is a community hospital with an integrated medical office building. The Covington Facility is a long-term acute care hospital facility. All of the leases for the hospitals currently in operation have initial terms of 15 years. Two of the facilities under development are the West Houston Hospital and the adjacent West Houston MOB that is master-leased by the tenant of the hospital. The initial lease term for the West Houston Hospital began when construction commenced in July 2004 and will end 15 years after completion of construction. The initial lease term for the West Houston MOB began when construction commenced in July 2004 and will end 10 years after completion of construction. Construction of the West Houston MOB is projected to be completed in August 2005 and construction of the West Houston Hospital is projected to be completed in October 2005. With respect to the third facility under development, we have entered into a ground sublease with, and an agreement to provide a construction loan to, North Cypress for the development of a community hospital. The facility will be developed on property in which we currently have a ground lease interest. We expect to acquire the land we are ground leasing after the hospital has been partially completed. Upon completion of construction, we will have a right to acquire the facility for an amount equal to the cost of construction and lease the facility to the operator for a 15 year lease term. In the event we do not exercise our right to purchase the facility, we expect our construction loan will convert to a 15 year term loan secured by the facility. We anticipate the North Cypress Facility will be completed in December 2006. The leases for all of the facilities in our current portfolio provide for contractual base rent and an annual rent escalator. The leases for the Vibra Facilities also provide for percentage rent based on an agreed percentage of the tenants' gross revenue. The following tables set forth information, as of June 15, 2005, regarding our current portfolio of facilities:


Operating Facilities                                                                        2005             2006
                                                                            2004        CONTRACTUAL       CONTRACTUAL
                                                             NUMBER OF   ANNUALIZED         BASE             BASE
LOCATION                        TYPE             TENANT       BEDS(1)     BASE RENT       RENT(2)           RENT(2)
--------                  -----------------  --------------  ---------   -----------   --------------   ---------------
Bowling Green,
 Kentucky...............  Rehabilitation     Vibra
                          hospital           Healthcare,
                                             LLC(4)              60      $ 3,916,695    $ 4,294,990       $ 4,790,118
Marlton, New
 Jersey(5)..............  Rehabilitation(6)  Vibra
                          hospital           Healthcare,
                                             LLC(4)              76        3,401,791      3,730,354         4,160,390
Victorville,
 California(7)..........  Community          Desert Valley
                          hospital/medical   Hospital, Inc.      83               --      2,341,004         2,856,000
                          office building
New Bedford,
 Massachusetts..........  Long-term          Vibra
                          acute care         Healthcare,
                          hospital           LLC(4)              90        2,262,979      2,426,320         2,767,624
Fresno, California......  Rehabilitation     Vibra
                          hospital           Healthcare,
                                             LLC(4)              62        1,914,829      2,099,773         2,341,835
Covington, Louisiana....  Long-term acute    Gulf States
                          care hospital      Long-Term
                                             Acute Care of
                                             Covington,
                                             L.L.C.              58               --        674,188         1,224,537
Thornton, Colorado......  Rehabilitation     Vibra
                          hospital           Healthcare,
                                             LLC(4)             117          870,377        933,200         1,064,471
Kentfield, California...  Long-term          Vibra
                          acute care         Healthcare,
                          hospital           LLC(4)              60          783,339        858,998           958,024
                                                                ---      -----------    -----------       -----------
TOTAL...................         --                      --     606      $13,150,010    $17,358,827       $20,162,999
                                                                ===      ===========    ===========       ===========

Operating Facilities
                             GROSS
                            PURCHASE          LEASE
LOCATION                    PRICE(3)       EXPIRATION
--------                  ------------   ---------------
Bowling Green,
 Kentucky...............
                          $ 38,211,658      July 2019
Marlton, New
 Jersey(5)..............
                            32,267,622      July 2019
Victorville,
 California(7)..........
                            28,000,000    February 2020
New Bedford,
 Massachusetts..........
                            22,077,847     August 2019
Fresno, California......
                            18,681,255      July 2019
Covington, Louisiana....
                            11,500,000      June 2020
Thornton, Colorado......
                             8,491,481     August 2019
Kentfield, California...
                             7,642,332      July 2019
                          ------------
TOTAL...................  $166,872,195                --
                          ============


---------------


 (1) Based on the number of licensed beds.



 (2) Based on leases in place as of the date of this prospectus.



 (3) Includes acquisition costs.



 (4) The tenant in each case is a separate, wholly-owned subsidiary of Vibra Healthcare, LLC.



 (5) Our interest in this facility is held through a ground lease on the property. The purchase price shown for this facility does not include our payment obligations under the ground lease, the present value of which we have calculated to be $920,579. The calculation of the base rent to be received from Vibra for this facility takes into account the present value of the ground lease payments.



 (6) Thirty of the 76 beds are pediatric rehabilitation beds operated by HBA Management, Inc.



 (7) At any time after February 28, 2007, the tenant has the option to purchase the facility at a purchase price equal to the sum of (i) the purchase price of the facility, and (ii) that amount determined under a formula that would provide us an internal rate of return of 10% per year, increased by 2% of such percentage each year, taking into account all payments of base rent received by us.


Facilities Under Development
                                                                          2004            2005             2006
                                                           NUMBER OF   ANNUALIZED     CONTRACTUAL       CONTRACTUAL
LOCATION                      TYPE             TENANT       BEDS(1)     BASE RENT      BASE RENT         BASE RENT
--------                -----------------  --------------  ---------   -----------   --------------   ---------------
Houston, Texas........  Community          North Cypress
                        hospital           Medical Center
                                           Operating
                                           Company, Ltd.       64      $        --    $          (3)    $          (3)
Houston, Texas........  Community
                        hospital(5)        Stealth, L.P.      105(6)            --        772,196(7)      4,749,005(7)
Houston, Texas........  Medical office
                        building(9)        Stealth, L.P.      n/a               --        670,840(7)      2,052,769(7)
                                                              ---      -----------    -----------       -----------
TOTAL.................         --                      --     169      $        --    $ 1,443,036       $ 6,801,774
                                                              ===      ===========    ===========       ===========

Facilities Under Devel
                         PROJECTED
                        DEVELOPMENT        LEASE
LOCATION                  COST(2)        EXPIRATION
--------                ------------   --------------
Houston, Texas........
                        $ 64,028,000              (4)
Houston, Texas........
                          43,099,310      October
                                          2020(8)
Houston, Texas........
                          20,855,119       August
                                          2015(10)
                        ------------
TOTAL.................  $127,982,429               --
                        ============

---------------


 (1) Based on the number of licensed beds.



 (2) Includes acquisition costs.



 (3) During construction of the North Cypress Facility, interest will accrue on the construction loan at a rate of 10.5%. The interest accruing during the construction period will be added to the principal balance of the construction loan. In addition, during the term of the ground sublease, North Cypress will pay us monthly ground sublease rent in an annual amount equal to our ground lease rent plus 10.5% of funds advanced by us under the construction loan.



 (4) Expected to be completed in December 2006. If we purchase this facility upon completion of construction, we will lease it back to North Cypress for an initial term of 15 years.



 (5) Expected to be completed in October 2005.



 (6) Seventy-one of the 105 beds will be acute care beds operated by Stealth, L.P. and the remaining 34 beds will be long-term acute care beds operated by Triumph Southwest, L.P.



 (7) Based on leases in place as of the date of this prospectus, estimated total development costs and estimated dates of completion. Assumes completion of construction in October 2005 for the West Houston Hospital and in August 2005 for the West Houston MOB. Does not include rents that accrue during the construction period and are payable over the remaining lease term following the completion of construction.



 (8) Following completion, the lease term will extend for a period of 15 years. At any time during the term of the lease, the tenant has the right to terminate the lease and purchase the community hospital from us at a purchase price equal to the greater of (i) that amount determined under a formula which would provide us an internal rate of return of at least 18% or (ii) appraised value assuming the lease is still in place.



 (9) Expected to be completed in August 2005.



(10) Following completion, the lease term will extend for a period of 10 years. At any time during the term of the lease, the tenant has the right to terminate the lease and purchase the medical office building from us at a purchase price equal to the greater of (i) that amount determined under a formula which would provide us an internal rate of return of at least 18% or (ii) appraised value assuming the lease is still in place.


  VIBRA FACILITIES AND LOANS

     General. We own or ground lease the six Vibra Facilities located in Bowling Green, Kentucky; Marlton, New Jersey; Fresno, California; Kentfield, California; Thornton, Colorado; and New Bedford, Massachusetts. We acquired these facilities from Care Ventures, Inc., an unaffiliated third party, in July and August 2004 for an aggregate purchase price of approximately $127.4 million, including acquisition costs. The purchase price was arrived at through arms-length negotiations with Care Ventures, Inc., based upon our analysis of various factors. These factors included the demographics of the area in which the facility is located, the capabilities of the tenant to operate the facility, healthcare spending trends in the geographic area, the structural integrity of the facility, governmental regulatory trends which may impact the services provided by the tenant, and the financial and economic returns which we require for making an investment. The Vibra Facilities are leased to subsidiaries of Vibra. Our leases of the Vibra Facilities require the tenant to carry customary insurance which is adequate to satisfy our underwriting standards.

     Vibra is an affiliate of Senior Real Estate Holdings, LLC, D/B/A The Hollinger Group, or The Hollinger Group. Vibra has been recently formed and had engaged in no meaningful operations prior to entering into the leases for the Vibra Facilities in July and August 2004. The principals of The Hollinger Group have extensive experience in developing, acquiring, managing and operating specialty healthcare facilities and senior care facilities. Mr. Hollinger, the principal owner of Vibra and the founder and chief executive officer of The Hollinger Group, has 18 years experience in all phases of senior care and healthcare activities. For financial information respecting Vibra and its subsidiaries, see the audited financial statements included elsewhere in this prospectus.


     Vibra Loans and Fees Receivable. At the time we acquired the Vibra Facilities, MPT Development Services, Inc., our taxable REIT subsidiary, made a loan of approximately $41.4 million to Vibra to acquire the operations at these locations. We refer to this loan as the acquisition loan. The acquisition loan accrues interest at the rate of 10.25% per year and is to be repaid over 15 years with interest only for the first three years and the principal balance amortizing over the remaining 12 year period. The acquisition loan may be prepaid at any time without penalty. In connection with the Vibra transactions, Vibra agreed to pay us commitment fees of approximately $1.5 million. MPT Development Services, Inc. also made secured loans totaling approximately $6.2 million to Vibra and its subsidiaries for working capital purposes. The commitment fees were paid, and the working capital loans were repaid, on February 9, 2005.

     As security for the acquisition loan, Vibra has pledged to us all of its interests in each of the tenants, and Mr. Hollinger has pledged to us his entire interest in Vibra. In addition, Mr. Hollinger, The Hollinger Group and Vibra Management, LLC, another affiliate of Mr. Hollinger, have guaranteed the repayment of the acquisition loan; however, The Hollinger Group and Vibra Management, LLC do not have substantial assets and the liability of Mr. Hollinger under his guaranty is limited to $5.0 million. See "-- Lease Guaranties and Security."

     Vibra has entered into a $14.0 million credit facility with Merrill Lynch, and that loan is secured by an interest in Vibra's receivables. There was approximately $11.0 million outstanding under the facility on March 31, 2005. Our loan to Vibra is subordinate to Merrill Lynch with respect to Vibra's receivables. At March 31, 2005, Vibra was not in compliance with a facility rent coverage covenant under its Merrill Lynch credit facility. The Merrill Lynch credit facility documents were subsequently amended to retroactively change the rent coverage covenant from a by facility rent coverage to a consolidated rent coverage calculation, such that Vibra was in compliance with the amended covenant at March 31, 2005.

     Leases. Each Vibra lease provides that, so long as the acquisition loan is outstanding, after January 1, 2005, and beginning with the calendar month after the month in which aggregate gross revenues for the Vibra Facilities exceed a revenue threshold, the tenant will pay, in addition to base rent, percentage rent in an amount equal to 2% of revenues for the preceding month. Each calendar month thereafter during the term of each lease, the percentage rent will be decreased pro rata based on the amount of the principal reduction of the acquisition loan during the previous calendar month; however, the percentage rent will not be decreased below 1% of revenues.

     On March 31, 2005, the leases for the Vibra Facilities were amended to provide (i) that the testing of certain financial covenants will be deferred until the quarter beginning July 1, 2006 and ending September 30, 2006, (ii) that these same financial covenants will be tested on a consolidated basis for all of the Vibra Facilities, (iii) that the reduction in the rate of percentage rent will be made on a monthly rather than annual basis and (iv) that Vibra will escrow insurance premiums and taxes at our request. Prior to execution of this amendment, Vibra did not meet the fixed charge coverage ratios required by the lease agreements. One covenant required that each Vibra Facility maintain a ratio of earnings before interest expense, income tax expense, depreciation expense, amortization expense and base rent (EBITDAR) to total debt payments plus base rent, measured at the end of each quarter, in excess of 125%. The second covenant required that each Vibra Facility maintain a ratio of EBITDAR to base rent, measured at the end of each quarter, in excess of 150%. In the event that either ratio for any Vibra Facility was below the required level for two consecutive fiscal quarters, an event of default would have occurred.


     Capital Improvements. The tenant under each Vibra lease is responsible for all capital expenditures required to keep the facility in compliance with applicable laws and regulations. Beginning on July 1, 2005, each tenant is required to make quarterly deposits into a capital improvement reserve account for the particular facility in the amount of $1,500 per bed per year, except that the first deposit will be pro-rated based on one-half of a year. On each January 1 thereafter, the payment of $1,500 per bed per year into the capital improvement reserve will be increased by 2.5%. All capital expenditures made in each year during the term of the lease will be funded first from the capital improvement reserve, and the tenant is required to pay into its respective capital improvement reserve such funds as necessary for all replacements and repairs.



     Lease and Loan Guaranties and Security. We have obtained guaranty agreements from Mr. Hollinger, Vibra, Vibra Management, LLC and The Hollinger Group that obligate them to make loan and lease payments in the event that Vibra or the Vibra tenants fail to do so. We believe that these agreements are important elements of our underwriting of newly-formed healthcare operating companies because they create incentives for their owners and managements to successfully operate our tenants. However, we do not believe that these parties have sufficient financial resources to satisfy a material portion of the total lease or loan obligations. Mr. Hollinger's guaranty is limited to $5.0 million, Vibra Management, LLC and The Hollinger Group do not have substantial assets and Vibra's assets are substantially comprised of the Vibra Facilities.

     Each Vibra lease is cross-defaulted with the other leases for the Vibra Facilities. In addition, Vibra has pledged to us all of its interests in each of the tenants, and Mr. Hollinger has pledged to us his interest in Vibra. As security for the leases, each of the Vibra tenants has granted us a security interest in all personal property, other than receivables, located at the Vibra Facilities. The management fees that the Vibra tenants pay to Vibra Management, LLC are subordinated to the rents payable to us under the Vibra leases.

     We have included the audited and unaudited consolidated financial statements for Vibra Healthcare, LLC as of and for the year ended December 31, 2004 and as of and for the three months ended March 31, 2005. We believe that the financial statements of Vibra Healthcare, LLC are the most meaningful financial information respecting the ability of Vibra to make the lease and loan payments which it is obligated to make to us. We do not believe that historical financial information on the facilities prior to our acquisition of those facilities would be meaningful because the facilities had three different owners in the year prior to our acquisition. Also during that time, the owners did not lease those facilities to lessees but operated the facilities themselves, and the facilities were not operated in the same manner as they are currently being operated. We also believe that the financial statements of the guarantors provide limited financial information due to the limited resources which those guarantors possess. We do not believe the financial statements of the Vibra guarantors other than Vibra would be helpful to prospective investors. Therefore, we have provided the financial statements of Vibra Healthcare, LLC, which includes consolidated financial information on the actual lessees of the Vibra Facilities and the parent entity, which is one of the guarantors and the borrower under the Vibra loans.

     Purchase Option. At the expiration of each Vibra lease, each tenant will have the option to purchase the facility at a purchase price equal to the greater of (i) the appraised value of the facility, determined assuming the lease is still in place, or (ii) the purchase price we paid for the facility, including acquisition costs, increased by 2.5% per annum from the date of purchase.

     Depreciation and Real Estate Taxes. The following table sets forth information, as of March 31, 2005, regarding the depreciation and real estate taxes for the Vibra Facilities:

                                                                 DEPRECIATION
                            FEDERAL TAX BASIS       --------------------------------------   2005 REAL ESTATE
                         ------------------------   ANNUAL                                   -----------------
                            LAND       BUILDINGS     RATE       METHOD       LIFE IN YEARS     TAXES     RATE
                         ----------   -----------   ------   -------------   -------------   ---------   -----
Bowling Green, KY......  $3,070,000   $35,141,658    2.5%    Straight-line        40         $ 27,062    0.07%
Thornton, CO...........   2,130,000     6,361,481    2.5%    Straight-line        40          197,902    2.33%
Fresno, CA.............   1,550,000    17,131,255    2.5%    Straight-line        40          113,512    0.61%
Kentfield, CA..........   2,520,000     5,122,332    2.5%    Straight-line        40           92,243    1.21%
Marlton, NJ............          --    32,267,622    2.5%    Straight-line        40          334,122    1.04%
New Bedford, NJ........   1,400,000    20,677,847    2.5%    Straight-line        40          284,535    1.29%

  BOWLING GREEN, KENTUCKY

     General. This facility, licensed for 60 beds, is an approximately 62,500 gross square foot rehabilitation hospital located in Bowling Green, Kentucky, which is approximately 60 miles from Nashville, Tennessee. Construction of the facility was completed in 1992. We acquired a fee simple interest in this facility on July 1, 2004 for a purchase price of approximately $38.2 million including acquisition costs.

     Lease. This facility is 100% leased to 1300 Campbell Lane Operating Company, LLC, a wholly-owned subsidiary of Vibra, pursuant to a 15-year net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. The tenant has three options to renew for five years each. Beginning on July 1, 2005, the per annum base rent will be equal to
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

12.23% of the purchase price, including acquisition costs. On January 1, 2006 and on each January 1 thereafter, the base rent will be increased by 2.5%.

  MARLTON, NEW JERSEY

     General. This facility, licensed for 76 beds, is an approximately 89,139 gross square foot rehabilitation hospital located in Marlton, New Jersey, which is approximately 15 miles from Philadelphia, Pennsylvania. Construction of the facility was completed in 1994. We acquired a ground lease interest in this facility on July 1, 2004 for a purchase price of approximately $32.3 million including acquisition costs. We ground lease the property on which the facility is located from Virtua West Jersey Health System, a New Jersey non-profit corporation, pursuant to a ground lease dated July 15, 1993. The initial term of the ground lease expires in 2030. We have the right to renew the ground lease for an additional term of 35 years upon the satisfaction of certain conditions as set forth in the ground lease.

     Lease. This facility is 100% leased to 92 Brick Road Operating Company, LLC, a wholly-owned subsidiary of Vibra, pursuant to a 15 year net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. The tenant has three options to renew for five years each. Beginning on July 1, 2005, the per annum base rent will be equal to 12.23% of the purchase price, including acquisition costs. On January 1, 2006 and on each January 1 thereafter, the base rent will be increased by 2.5%.

     HBA Management, Inc., or HBA, has subleased the entire third floor of the hospital facility, approximately 26,896 square feet, for the operation of a 30-bed pediatric comprehensive rehabilitation unit and related office use, together with certain fixtures, furnishings and equipment located in the subleased premises. The current term of the sublease expires on August 31, 2013. HBA has the option to extend the sublease term for two additional terms of five years each. Base annual rent due under the sublease through September 30, 2005 is approximately $1,112,980 per annum, with adjustments annually thereafter. In addition to base annual rent, HBA is required to pay its proportionate share of all reimbursable expenses.

  FRESNO, CALIFORNIA

     General. This facility, licensed for 62 beds, is an approximately 78,258 gross square foot rehabilitation hospital located in Fresno, California. Construction of the facility was completed in 1990. We acquired a fee simple interest in this facility on July 1, 2004 for approximately $18.7 million including acquisition costs.

     Lease. This facility is 100% leased to 7173 North Sharon Avenue Operating Company, LLC, a wholly-owned subsidiary of Vibra, pursuant to a 15 year net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. The tenant has three options to renew for five years each. Beginning on July 1, 2005, the per annum base rent will be equal to 12.23% of the purchase price, including acquisition costs. On January 1, 2006 and on each January 1 thereafter, the base rent will be increased by 2.5%.

  THORNTON, COLORADO


     General. This facility is an approximately 141,388 gross square foot rehabilitation hospital located in Thornton, Colorado, which is approximately 10 miles from Denver, Colorado. The facility is licensed for 70 rehabilitation beds, 24 long-term care beds and 23 psychiatric beds. Construction of the original facility was completed in 1962 with additions completed as recently as 1975. We acquired a fee simple interest in this facility on August 17, 2004 for a purchase price of approximately $8.5 million including acquisition costs.


     Lease. This facility is 100% leased to 8451 Pearl Street Operating Company, LLC, a wholly-owned subsidiary of Vibra, pursuant to a 15 year net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. The tenant has three options to renew for five years each. Beginning on August 17, 2005, the per annum base rent will be equal to 12.23%

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

of the purchase price, including acquisition costs. On January 1, 2006 and on each January 1 thereafter, the base rent will be increased by 2.5%.

  NEW BEDFORD, MASSACHUSETTS

     General. This facility, licensed for 90 beds, is an approximately 70,657 gross square foot long-term acute care hospital located in New Bedford, Massachusetts, which is approximately 45 miles from Boston, Massachusetts. Construction of the original facility was completed in 1942 with additions completed as recently as 1995. We acquired a fee simple interest in this facility on August 17, 2004 for a purchase price of approximately $22.0 million including acquisition costs.

     Lease. This facility is 100% leased to 4499 Acushnet Avenue Operating Company, LLC, a wholly-owned subsidiary of Vibra, pursuant to a 15 year net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. The tenant has three options to renew for five years each. Beginning on August 17, 2005, the per annum base rent will be equal to 12.23% of the purchase price, including acquisition costs. On January 1, 2006 and on each January 1 thereafter, the base rent will be increased by 2.5%.

  KENTFIELD, CALIFORNIA

     General. This facility, licensed for 60 beds, is an approximately 43,500 gross square foot long-term acute care hospital located in Kentfield, California, which is approximately 15 miles from San Francisco, California. Construction of the facility was completed in 1963 with the last renovations in 1988. We acquired a fee simple interest in this facility on July 1, 2004 for a purchase price of approximately $7.6 million including acquisition costs.

     Lease. This facility is 100% leased to 1125 Sir Francis Drake Boulevard Operating Company, LLC, a wholly-owned subsidiary of Vibra, pursuant to a 15 year net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. The tenant has three options to renew for five years each. Beginning on July 1, 2005, the per annum base rent will be equal to 12.23% of the purchase price, including acquisition costs. On January 1, 2006 and on each January 1 thereafter, the base rent will be increased by 2.5%.

DESERT VALLEY FACILITY

     General. On February 28, 2005, we acquired a fee simple interest in the Desert Valley Facility located in Victorville, California, which is approximately 75 miles from Los Angeles, California. The approximately 122,140 square foot community hospital facility, built in 1994, is licensed for 83 beds and has an integrated medical office building comprising approximately 50,000 square feet. We acquired the facility from Prime A Investments, LLC, an unaffiliated third party, for a purchase price of approximately $28.0 million. The purchase price was determined through arms-length negotiations with Prime A Investments, LLC based upon our analysis of various factors. These factors included the demographics of the area in which the facility is located, the capability of the tenant to operate the facility, healthcare spending trends in the geographic area, the structural integrity of the facility, governmental regulatory trends which may impact the services provided by the tenant, and the financial and economic returns which we require for making an investment.


     Lease. This facility is 100% leased to DVH, an affiliate of Prime A Investments, LLC. The principals of DVH have experience in developing, acquiring, managing and operating acute care hospital facilities. The lease is a 15 year net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. DVH has three options to renew for five years each. Currently, the annual base rent is equal to 10% of the purchase price, or the annual rate of $2.8 million. On January 1, 2006, and on each January 1 thereafter, the base rent will be increased by an amount equal to the greater of (i) 2% per year of the prior year's base rent or (ii) the percentage by which the CPI as published by the United States Department of Labor, Bureau of Labor Statistics on January 1 shall have increased over the CPI figure in effect on the immediately preceding January 1,

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

annualized based on the highest annual rate effective during the preceding year if the previous year's base rent is for a partial year. The lease requires DVH to carry customary insurance which is adequate to satisfy our underwriting standards.


     DVH has subleased approximately 40,110 square feet of space in the medical office portion of the facility to its affiliate, Desert Valley Medical Group, Inc., or DVMG, for office use. The DVMG lease requires DVMG to pay rent of $50,138 per month, to be adjusted commencing on January 1, 2006 by changes in the CPI. The DVMG sublease expires on December 31, 2011. DVH has also subleased approximately 500 square feet of space in the facility to Network Pharmaceuticals, Inc. for the operation of a pharmacy. The pharmacy sublease requires the tenant to pay rent of $2,000 per month. The pharmacy sublease currently expires on May 15, 2007, subject to the pharmacy's option to renew for a term of 10 years.


     Lease Guaranties and Security. The Desert Valley lease is guaranteed by Prime A Investments, L.L.C., Desert Valley Health System, Inc. and Desert Valley Medical Group, Inc. The guaranty is an absolute and irrevocable guaranty. The lease is cross-defaulted with any other leases between us or any of our affiliates and DVH, any guarantor and any of their affiliates. In addition, as security for the lease, DVH has granted us a security interest in all personal property, other than receivables, located at the Desert Valley Facility, subject to purchase money liens on equipment. Desert Valley Hospital, Inc. has provided to us unaudited financial statements reflecting that, as of March 31, 2005, it had tangible assets of approximately $21.6 million, liabilities of approximately $17.6 million and stockholders' equity of approximately $4.0 million, and for the three months ended March 31, 2005, had net income of approximately $4.0 million.


     Desert Valley Health System, Inc., the parent of DVH and a guarantor of the lease, has provided to us audited financial statements showing that, as of December 31, 2004, it had consolidated tangible assets of approximately $40.5 million, consolidated liabilities of approximately $31.4 million, and consolidated tangible net worth of approximately $9.1 million and for the year ended December 31, 2004, had consolidated net income of approximately $3.9 million.


     Reserve for Extraordinary Repairs. DVH is responsible for all maintenance and repairs and all extraordinary repairs required to keep the facility in compliance with all applicable laws and regulations and as required under the lease. DVH is required to make quarterly deposits into a reserve account in the amount of $2,500 per bed per year. Beginning on January 1, 2006 and on each January 1 thereafter, the payment of $2,500 per bed per year into the improvement reserve will be increased by 2%. All extraordinary repair expenditures made in each year during the term of the lease are to be funded first from the reserve, and DVH is to pay into the reserve such funds as necessary for all extraordinary repairs.


     Purchase Options. At any time after February 28, 2007, so long as DVH and its affiliates are not in default under any lease with us or any of the leases with its subtenants, DVH will have the option, upon 90 days' prior written notice, to purchase the facility at a purchase price equal to the sum of (i) the purchase price of the facility, and (ii) that amount determined under a formula that would provide us an internal rate of return of 10% per year, increased by 2% of such percentage each year, taking into account all payments of base rent received by us. These same purchase rights also apply if we provide DVH with notice of the exercise of our right to change management as a result of a default, provided DVH gives us notice within five days following receipt of such notice. If during the term of the lease we receive from the previous owner or any of its affiliates a written offer to purchase the Desert Valley Facility and we are willing to accept the offer, so long as DVH and its affiliates are not in default under any lease with us or any of the subleases with its subtenants, we must first present the offer to DVH and allow DVH the right to purchase the facility upon the same price, terms and conditions as set forth in the offer; however, if the offer is made after February 28, 2007, in lieu of exercising its right of first refusal, DVH may exercise its option to purchase as provided above.


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

     Depreciation and Real Estate Taxes. The following table sets forth information, as of December 31, 2004, regarding the depreciation and real estate taxes for the Desert Valley Facility:

                            FEDERAL TAX BASIS              DEPRECIATION                      2004 REAL ESTATE
                         ------------------------   ---------------------------     LIFE     -----------------
                            LAND       BUILDINGS    ANNUAL RATE      METHOD       IN YEARS     TAXES     RATE
                         ----------   -----------   -----------   -------------   --------   ---------   -----
Victorville,
  California...........  $2,000,000   $26,000,000       2.5%      Straight-line      40      $289,905    1.07%

     Facility Expansion. We have also entered into a letter agreement with DVH pursuant to which, subject to certain conditions, we have agreed to fund up to $20.0 million for the purpose of expanding our Desert Valley Facility. Subject to DVH providing us a development agreement, which it is not obligated to do, we have agreed to begin funding and DVH has agreed to begin drawing funds before February 28, 2006, in accordance with a disbursement schedule to be provided in the development agreement at the time of the first draw. Upon receipt and approval of the development agreement, DVH is obligated to pay us a fee in cash equal to 0.5% of the maximum amount that can be funded. This fee will be adjusted following the full and final funding of the expansion to a sum equal to 0.5% of the actual amount funded. Except for any adjustments to the fee that may result from funding less than the maximum amount, the fee is non-refundable. If DVH fails to provide a development agreement to us by February 28, 2006, we will have no further liability or obligation to provide the funding. The $20.0 million expansion amount will be treated as a capital addition under the lease and, accordingly, as such expansion costs are funded, the annual rent payable under the lease will increase by an amount equal to the then-current lease rate multiplied by the amount of expansion cost incurred. Such additional rent will continue to be payable for the remaining term of the lease. For purposes of the repurchase options contained in the lease, the purchase price will be increased by the total cost of the addition. DVH is not obligated to present us with a development agreement, and, if it does not, we have no obligation to provide funding to DVH for the expansion. We will not generate any revenues from this transaction unless and until we and DVH execute a definitive development agreement and DVH begins drawing the committed funds.


COVINGTON, LOUISIANA



     General. On June 9, 2005, we acquired a fee simple interest in a long-term acute care facility located in Covington, Louisiana, which is approximately 35 miles from New Orleans, Louisiana. The purchase agreement also provided for us to make a $6.0 million loan to Denham Springs Healthcare Properties, L.L.C., as well as our prospective purchase of a long-term acute facility in Denham Springs, Louisiana. We acquired the facility in Covington, Louisiana, which we refer to as the Covington Facility, from Covington Healthcare Properties, L.L.C., an unaffiliated third party. The Covington Facility contains approximately 43,250 square feet of space and is licensed for 58 beds.



     The purchase price for the Covington Facility was $11.5 million. This purchase price was arrived at through arms-length negotiations based upon our analysis of various factors. These factors included the demographics of the area in which the facility is located, the capability of the tenant to operate the facility, healthcare spending trends in the geographic area, the structural integrity of the facility, governmental regulatory trends which may impact the services provided by the tenant, and the financial and economic returns which we require for making an investment.



     The Covington Facility is owned by MPT of Covington, L.L.C. Currently, our operating partnership owns all of the membership interests in this limited liability company; however, we have agreed that, subject to applicable healthcare regulations, we will offer up to 30% of the equity interests in this limited liability company to local physicians.



     Lease. The Covington Facility is 100% leased to Gulf States Long Term Acute Care of Covington, L.L.C. for a 15-year term, with three options to renew for five years each. The lease is a net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance, maintenance and capital improvements. Currently, the annual base rent is equal to 10.5% of the purchase price plus any costs and charges that may be capitalized. On each January 1, the base rent will increase by an amount equal to the greater of (A) 2.5% per year of the prior year's base rent, or (B) the percentage by which the CPI for November shall have increased over the CPI in effect for the then just previous

November; provided, however, on January 1, 2006, the adjustment shall be prorated. The lease requires the tenant to carry customary insurance which is adequate to satisfy our underwriting standards.



     Lease Guaranty and Security. The lease is guaranteed by Gulf States and Team Rehab. The lease is cross-defaulted with our loan agreement with Denham Springs Healthcare Properties, L.L.C. and will be cross-defaulted with our lease of the Denham Springs Facility if we purchase that facility. In addition, as security for the lease, the tenant has granted us a security interest in all personal property, other than receivables and operating licenses, located and to be located at the facility. Pursuant to the lease, the tenant has obtained and delivered to us an unconditional and irrevocable letter of credit, naming us beneficiary, in an amount equal to $598,500. At the time as the operations in the facility have generated EBITDAR coverage of at least two times the base rent for eight consecutive fiscal quarters, the letter of credit may be reduced to an amount equal to three months of the base rent then in effect. If, however, after satisfying the conditions necessary to reduce the letter of credit to three months' base rent, EBITDAR coverage subsequently drops below two times base rent for two consecutive fiscal quarters, the amount of the letter of credit is to be increased to six months' base rent.



     Gulf States has provided to us unaudited financial statements reflecting that, as of December 31, 2004, it had tangible assets of approximately $11.1 million, liabilities of approximately $9.3 million and stockholders' equity of approximately $1.8 million, and for the year ended December 31, 2004 had net income of approximately $2.0 million. Team Rehab has provided to us unaudited financial statements reflecting that, as of December 31, 2004, it had tangible assets of approximately $21.3 million, liabilities of approximately $9.2 million and owner's equity of approximately $12.1 million, and for the year ended December 31, 2004 had net income of approximately $1.7 million.



     The lease requires that, as of the commencement date of the lease and at all times during the lease term, the tenant and its affiliates, Team Rehab, Gulf States and Gulf States of Denham Springs, L.L.C., will maintain an aggregate net worth of $9.0 million.



     Repair and Replacement Reserve. The tenant is responsible for all maintenance, repairs and capital improvements at the facility. To secure this obligation, the tenant has deposited with us $34,000 in a regular reserve account. In addition, the tenant has deposited with us $150,247 in a special reserve account for immediate repairs, which repairs are to be undertaken as soon as practicable. In the event amounts in the regular reserve are utilized, the tenant must replenish the reserve to the $34,000 level.



     Purchase Options. The lease provides that so long as the tenant is not in default under the lease, our lease for the Denham Springs Facility, if we purchase that facility, or any sublease, and no event has occurred which with the giving of notice or the passage of time or both would constitute such a default, the tenant will have the option to purchase the facility (i) at the expiration of the initial term and each extension term of the lease, to be exercised by 60 days' written notice prior to the expiration of the initial term and each extension term, and (ii) within five days of written notification from us exercising our right to terminate the engagement of the tenant's or its affiliate's management company as the management company for the facility as a result of an event of default under the lease. The purchase price for those options shall be equal to the greater of (i) the appraised value of the facility, assuming the lease remains in effect for 15 years and not taking into account any purchase options contained therein, or (ii) the purchase price paid by us for the facility, increased annually by an amount equal to the greater of
(A) 2.5% per year from the date of the lease, or (B) the rate of increase in the CPI on each January 1.



     Commitment Fee. We received a commitment fee at the closing of the purchase of the Covington Facility of $90,000.



     Depreciation and Real Estate Taxes. The following table sets forth information, as of December 31, 2004, regarding the depreciation and real estate taxes for the Covington Facility:



                             FEDERAL TAX BASIS             DEPRECIATION                      2004 REAL ESTATE
                           ----------------------   ---------------------------     LIFE     ----------------
                             LAND      BUILDINGS    ANNUAL RATE      METHOD       IN YEARS    TAXES     RATE
                           --------   -----------   -----------   -------------   --------   --------   -----
Covington, Louisiana.....  $821,429   $10,678,571       2.5%      Straight-line      40      $36,625    0.32%


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DENHAM SPRINGS LOAN



     Loan. On June 9, 2005 we made a loan of $6.0 million to Denham Springs Healthcare Properties, L.L.C., $500,000 of which is to be held in escrow until the resolution of certain environmental issues related to the facility. The loan accrues interest at a rate of 10.5% per year, adjusted each January 1 by an amount equal to the greater of (i) 2.5% or (ii) the percentage by which the CPI increases from November to November, provided that the increase in CPI for 2005 is to be prorated. The loan is to be repaid over 15 years with interest only during the 15 years and a balloon payment due and payable at the expiration of the 15 years. The loan may be prepaid at any time without penalty.



     Loan Guaranty and Security. The loan is guaranteed by Gulf States Long Term Acute Care of Denham Springs, L.L.C., Team Rehab, L.L.C. and Gulf States. As security for the loan, Denham Springs Healthcare Properties, L.L.C. granted us a first mortgage on the facility and assigned to us all its right, title and interest in and to all leases associated with the facility. The loan is also cross-defaulted with the lease for the Covington Facility.



     Lease. As a condition to the loan, Denham Springs Healthcare Properties, L.L.C., the owner of the facility, terminated its existing lease with Gulf States Long Term Acute Care of Denham Springs, L.L.C. and entered into a new 15-year net-lease with Gulf States Long Term Acute Care of Denham Springs, L.L.C., with three options to renew for five years each. Under the lease, the tenant is responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance, maintenance and capital improvements. Beginning on June 9, 2005, the annual base rent is equal to 10.5% of the purchase price, including any costs or charges that may be capitalized. The lease provides that on each January 1 during the term of the lease, the base rent will be increased by an amount equal to the greater of (i) 2.5% per annum of the prior year's base rent, or (ii) the percentage by which the CPI on November 1 shall have increased over the CPI figure in effect on the then just previous November 1, provided that the CPI adjustment for 2005 is to be prorated. The loan agreement among us, Denham Springs Healthcare Properties, L.L.C. and Gulf States Long Term Acute Care of Denham Springs, L.L.C. entitles us to receive all reports and other correspondence under this lease during the loan term.



     Repair and Replacement Reserve. The lease provides that the tenant, on the commencement date of the lease, is required to deposit $56,000 into a reserve account, as security for the tenant's obligation to make certain repairs under the lease. The tenant is also required under the lease to make a deposit of $398,590 into a special reserve account for use in making certain immediate repairs to the facility, which are to be made as soon as practicable. Under the lease, the landlord and tenant both acknowledge that we are holding both deposits in connection with our loan.



     Sale/Leaseback. The purchase agreement provides that, upon favorable resolution of the environmental issues described below, we will purchase the facility for a purchase price of $6.0 million, which will be paid, in whole or in part, by delivering the note evidencing the loan marked "paid-in-full" and releasing to Denham Springs Healthcare Properties, L.L.C. the remaining balance of all funds escrowed under the loan. We expect to enter into a lease with substantially the same terms as the lease for the Covington Facility with Gulf States Long Term Acute Care of Denham Springs, L.L.C at closing.



     In April 2005, we arranged for a Phase I environmental assessment to be performed at the Denham Springs Facility. The assessor recommended further soil and groundwater sampling due to the property's previous use as a hospital that involved X-ray and photochemical developing activities. Accordingly, we arranged for a Phase II environmental soil and groundwater sampling. On May 19, 2005, we received a Phase II report which concluded that one groundwater sample was at or exceeded Louisiana Department of Environmental Quality (LDEQ) Numerical Acute and Chronic Criteria standards for several metals. Concentrations of metals in the soil samples were either below quantification limits or below LDEQ regulatory guidelines. Based on this sampling, we were advised to present the findings to LDEQ for review and determination. We were also advised that additional action or investigation may be required by the agency. We cannot predict the action, if any, that may be taken by state or federal regulatory enforcement agencies with respect to these findings or the exposure to us for costs of clean-up or fines.


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     Commitment Fee.  We received a commitment fee at closing in the amount of
$60,000.



NORTH CYPRESS FACILITY



     General. On June 13, 2005, we closed a series of transactions, effective as of June 1, 2005, with North Cypress, an unaffiliated third party, pursuant to which North Cypress is to develop a community hospital in Houston, Texas. We ground lease two parcels of land, the hospital tract and the parking area tract, from the owners of those tracts pursuant to two separate ground leases. Also, we and the owner of the hospital tract entered into a purchase and sale agreement pursuant to which we can acquire the hospital tract for approximately $4.7 million. We then subleased the hospital tract and the parking area tract to North Cypress, which sublease requires North Cypress to construct the hospital improvements. We refer to this sublease as the ground sublease. We agreed to make a construction loan, secured by the hospital improvements, to North Cypress for approximately $64.0 million, the amount necessary for construction of the improvements, with interest at 10.5% per annum, which interest is deferred and added to the principal balance of the loan during the construction period, and for a term ending upon completion of construction. Subject to certain conditions, we will purchase from and lease to North Cypress the hospital improvements upon completion pursuant to a second purchase and sale agreement and a post-construction lease. In the event we do not exercise our right to purchase the improvements upon completion of construction, the ground sublease will continue for a term of 15 years with three five year renewal options and we expect that the construction loan will be converted to a 15 year term loan with interest at 10.5% per annum, secured by a mortgage on the hospital improvements. If we purchase the improvements, the ground sublease will terminate and be replaced with the post-construction lease, which is a lease of the hospital tract, the land, the hospital improvements and a sublease of the parking area tract. We refer to this lease as the facility lease.



     Commitment Fee. In connection with the transaction, North Cypress paid us a commitment fee in the amount of $640,280, $100,000 of which was paid in cash and $540,280 of which was added to the principal balance of the construction loan.



     Leases. We entered into two ground leases, one for the hospital tract and one for a parking area tract, with the current owners of that land. We then ground subleased the two tracts to North Cypress. If we purchase the hospital tract, the ground lease for the hospital tract will terminate. If we purchase the hospital improvements at the end of the construction term, the ground sublease will terminate and be replaced by the facility lease which will have a term of 15 years with three options to renew for five years each. The ground sublease and the facility lease are each a net-lease with the tenant responsible for all costs of the facility, including, but not limited to, all rent and other costs and expenses due and payable under the ground lease, taxes, utilities, insurance, maintenance and capital improvements. Rent pursuant to the ground sublease during the construction period is a monthly amount equal to the sum of
(A) the product of (i) 10.5% multiplied by (ii) the total amount of funds disbursed under the construction loan as of the date this payment is due divided by 12 plus (B) the sum of all rents paid under the ground leases. Subsequent to the completion of construction of the hospital improvements, base rent under the ground sublease will be an amount equal to 10.5% multiplied by the total amount of funds disbursed under the construction loan plus the sum of all rents paid pursuant to the ground leases. The facility lease requires the tenant to pay monthly rent in an annual amount equal to 10.5% multiplied by the total amount of the funds disbursed under the construction loan plus the sum of all rents paid pursuant to the ground leases. On January 1, 2006, and on each January 1 thereafter, the base rent will increase by an amount equal to the greater of (A) 2.5% per year of the prior year's base rent, excluding the ground lease rent component, or (B) the percentage by which the CPI on January 1 shall have increased over the CPI figure in effect on the then just previous January 1. The leases require the tenant to carry customary insurance which is adequate to satisfy our underwriting standards. The facility lease requires the tenant to pay us, commencing on the commencement date of the facility lease and on each January 1 during the term thereof, an amount equal to $7,500 to cover the cost of the physical inspections of the facility, which fee will, on each January 1, be increased by 2.5% per annum. In addition to this ongoing inspection fee, an


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


inspection fee of $75,000 was paid to the MPT lender to cover the lender's inspection costs during the construction period.



     Capital Improvement Reserve. The ground sublease and the facility lease require the tenant, beginning on the date that construction of the facility has been completed, to make annual deposits into a reserve account in the amount of $2,500 per bed per year. These leases also provide that on each January 1 thereafter, the payment of $2,500 per bed per year into the capital improvement reserve will be increased by 2.5%.



     Capital Contributions and Net Worth Covenant. The ground sublease and the facility lease require that, as of the commencement date of each lease, the tenant shall have received from its equity owners at least $15.0 million in cash equity. So long as tenant maintains the consolidated net worth required under each lease, such cash equity may be used for acquisition, pre-opening and operating expenses of the facility and shall not be distributed to tenant's equity owners. The ground sublease and the facility sublease contain net worth covenants which tenant must satisfy.



     Security. The tenant must deliver to us upon execution of the ground sublease a security deposit in the approximate amount of $6.7 million. The security deposit can be cash or a letter of credit. At the execution of the facility lease the security deposit amount shall be equal to 10.5% times the total development costs of the hospital improvements. At the time that the operations from the facility have sustained EBITDAR coverage of at least two times the then current base rent for two consecutive fiscal years, the amount of the security deposit can be reduced by one half.



     Management. North Cypress is newly formed and has had no significant operations to date. North Cypress has executed a contract with Surgical Development Partners, LLC, a hospital management company, to manage the day-to-day operations of the hospital, including staffing, scheduling, billing and collections, governmental compliance and relations, and other functions. Surgical Development Partners, LLC has made a substantial equity investment in North Cypress. We have the right to require North Cypress to replace the management company under certain conditions.



     Purchase Options. Pursuant to the terms of the facility lease, so long as no event of default has occurred, at the expiration of the facility lease the tenant will have the option to purchase our interest in the property leased pursuant to the facility lease at a purchase price equal to the greater of (i) the fair market value of the leased property or (ii) the purchase price paid by us to tenant pursuant to the purchase and sale agreement relating to the hospital improvements plus our interest in any capital additions funded by us, as increased by the amount equal to the greater of (A) 2.5% from the date of the facility lease execution or (B) the rate of increase in the CPI as of each January 1 which has passed during the lease term; provided no event shall the purchase price be less than the fair market value of the property leased.



     Sale Proceeds Distributions or Syndication. The facility lease also provides that if during the term of the facility lease we sell our interest in the property, then the net sales proceeds from the sales shall be distributed as follows: (A) to us in the amount equal to the purchase price paid by us to the tenant pursuant to the purchase and sale agreement relating to the hospital improvements plus an amount which will provide us with an internal rate of return of 15% and (B) the balance of the net proceeds shall be divided equally between us and the tenant. In addition, subject to applicable healthcare regulations, we will offer to tenant and any physician which owns an interest in tenant the opportunity to purchase up to an aggregate 49% of the limited partnership interest in MPT of North Cypress, L.P., our subsidiary that owns the property. The right to purchase is applicable during the period which is not less than six months or more than nine months subsequent to the commencement date of the facility lease. The price for the limited partnership interest shall be determined on the basis of the historical cost of our assets.


WEST HOUSTON FACILITIES

     General. In June 2004, we entered into agreements with Stealth and GPMV to develop the West Houston Hospital and the adjacent West Houston MOB in Houston, Texas. We have engaged GPMV to

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develop the 105 bed, 121,884 gross square foot West Houston Hospital.
Seventy-one beds will be acute care beds to be operated by Stealth and 34 will be long-term acute care beds to be operated by Triumph Southwest, L.P., or Triumph, a tenant of Stealth. We have engaged a third-party developer to develop the adjacent 120,000 gross square foot West Houston MOB on the property. Pursuant to the agreements with Stealth and GPMV, we have formed two Delaware limited partnerships, MPT West Houston Hospital, L.P., or the hospital limited partnership, which will own the West Houston Hospital, and MPT West Houston MOB, L.P., or the MOB limited partnership, which will own the adjoining West Houston MOB. Stealth will be required to maintain insurance that is adequate to satisfy our underwriting standards.


     West Houston GP, L.P., an affiliate of GPMV, holds a 25% general partnership interest in Stealth. The limited partners of Stealth, which currently hold a 75% interest, consist of 85 physicians. The sole business of Stealth is the operation of the West Houston Hospital offering multi-specialty services and the West Houston MOB. Because those facilities are still in the construction phase, Stealth has had no meaningful operations to date. Our operating partnership owns an approximate 94% limited partnership interest in the hospital limited partnership and Stealth owns an approximate 6% limited partnership interest. MPT West Houston Hospital, LLC, a wholly-owned limited liability company of our operating partnership, owns the 0.1% general partnership interest in the hospital limited partnership. Currently, our operating partnership owns all of the limited partnership interests in the MOB limited partnership and MPT West Houston MOB, LLC, a wholly-owned subsidiary of our operating partnership, owns the 0.1% general partnership interest. We have sold limited partnership interests representing approximately 24% of the aggregate equity interests in the MOB limited partnership to physicians and others associated with our tenant or subtenants of the West Houston MOB.


     The hospital limited partnership and MOB limited partnership each own a fee simple interest in the undeveloped land on which the facilities are being constructed, as well as adjacent undeveloped land. In addition, Stealth has an option throughout the term of the lease to reacquire approximately 14.5 acres of land owned by the hospital limited partnership, which land is located adjacent to the land on which the facilities are being constructed. The option price for this parcel is equal to the original cost to us. Stealth also has a right of first offer throughout the term of the lease to purchase this parcel should we determine to sell it to a third party.

     In connection with the development of the West Houston Facilities, we are entitled to a commitment fee of approximately $932,125. This fee is to be paid 15 years from the date of completion of the hospital facility, with interest thereon at the rate of 10.75% per year, and is unsecured but is cross-defaulted with the leases we have with Stealth at the West Houston Facilities. Stealth is to commence making monthly interest payments beginning the first month after completion of the West Houston Hospital.

     In addition, MPT Development Services, Inc., our taxable REIT subsidiary, has agreed to make a working capital loan to Stealth in an amount up to $1.62 million. To date, no funds have been drawn by Stealth. This loan is to be repaid 15 years from the date of completion of the West Houston Hospital, with interest at the rate of 10.75% per year, and is unsecured but cross-defaulted with the leases we have with Stealth at the West Houston Facilities. The loans are not guaranteed. The leases contain certain debt coverage ratio and other financial covenants, the default of which would constitute a default under the loans. Stealth is obligated to commence making monthly interest payments beginning the first month after completion of the West Houston Hospital. Either the fee or the working capital loan may be prepaid at any time without penalty, except that a minimum prepayment of $500,000 is required for the working capital loan.

     If either we or Stealth determine in good faith, after consultation with healthcare counsel, that healthcare law prohibitions or restrictions require the physician-limited partners to divest their ownership interests in Stealth, we have agreed to issue up to $6 million of limited partnership interests in the hospital limited partnership to Stealth to be used as part of the consideration to completely redeem the physician-limited partners' ownership interests in Stealth. We have agreed to lend Stealth the $6 million to purchase the limited partnership interests in the hospital limited partnership, which loan would accrue interest at the

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

rate of not less than 10.75% per year, and would be paid over 10 years. If this transaction is necessary, we do not expect it to occur prior to the end of the second quarter of 2005.

     Development Agreements. The hospital limited partnership has agreed to pay GPMV a development fee of approximately $700,000, a construction management fee not to exceed $200,000, and a contingent funds fee of approximately $450,000. The MOB limited partnership has agreed to pay the developer of the West Houston MOB a development fee of approximately $550,000, a construction management fee of $300,000, and a contingent funds fee of approximately $350,000. Upon the completion of the development of the facilities, we will obtain independent as-built appraisals of the facilities.

     Stealth is obligated to pay MPT Development Services, Inc., our taxable REIT subsidiary, a project inspection fee for construction coordination services of $100,000 in the case of the West Houston Hospital and $50,000 in the case of the adjacent West Houston MOB. These fees are to be paid, with interest at the rate of 10.75% per year, over a 15 year period beginning on the date that the West Houston Hospital is completed. The total development costs for the facilities, including acquisition cost, development services fee, commitment fee, project management fee, and construction costs, are estimated to be $42.6 million for the hospital facility and $20.5 million for the medical office building. Construction, which commenced in July 2004, is expected to be completed in October 2005 for the West Houston Hospital and in August 2005 for the adjacent West Houston MOB. During the construction period, we will advance funds pursuant to requests made in accordance with the terms of the development agreements between us and the developers. We have agreed to fund 100% of the total development costs for the West Houston Hospital and the adjacent West Houston MOB. Our agreement with Stealth provides that $17,006,803 of this funding will be in the form of an equity contribution for the West Houston Hospital, with the remaining funding being in the form of debt, and for the adjoining West Houston MOB, our agreement with Stealth provides that $5.0 million of the funding will be in the form of an equity contribution or subordinated debt, with the remaining funding being in the form of debt. If we obtain third-party construction financing, the debt portion of the development costs will be provided by the third-party lender.

     Leases. We are leasing the facilities to Stealth during the construction phase with rent accruing until the completion dates and the accrued rent to be paid over the remaining lease term once the facilities are completed. Following the completion dates, the lease term will extend for a period of 15 years for the West Houston Hospital and 10 years for the West Houston MOB. Stealth will have three options to renew each lease for a period of five years each. On January 1, 2006 and on each January 1 thereafter, the base rent for the West Houston Hospital will increase 2.5% and the base rent for the West Houston MOB will increase 2.0%. The leases are net-leases with Stealth responsible for all costs and expenses associated with the operation, maintenance and repair of the facilities. Triumph has subleased an entire floor of the West Houston Hospital in order to operate 34 long-term acute care beds. The sublease is for a term of 180 months following the completion of the construction of the West Houston Hospital. The sublease grants to Triumph options to extend the term of the sublease for three additional periods of five years each. The sublease requires Triumph to pay rent in an amount equal to 12% of all rent and other charges payable by Stealth to us under our lease with Stealth, with certain exclusions. The sublease provides that Stealth's obligations under the sublease are conditioned upon the execution of a guaranty by Triumph HealthCare of Texas, L.L.C. and Triumph HealthCare, L.L.P. The sublease grants Stealth the right to relocate Triumph to a new facility to be constructed adjacent to and attached to the West Houston Hospital. In order to exercise the relocation right, Stealth must give Triumph at least 270 days' notice prior to the date of such relocation. Triumph must vacate the subleased premises on or before the relocation date specified in the notice from Stealth, which cannot be earlier than 270 days after the date of the relocation notice.

     Triumph has subleased 9,726 square feet of net rentable area in the West Houston MOB for use as a medical office exclusively for the practice of medicine, the operation of a medical office and the provision of related administrative services, or medical related use. The sublease is for a term of 120 months following the earlier of the date of final completion of the leasehold improvements, or the date on which Triumph commences business in the subleased premises. The sublease grants to Triumph options to extend
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the term of the sublease for four additional periods of five years each. The sublease requires Triumph to pay annual base rent for years one through ten calculated at $20 per net rentable square foot. Beginning on the first anniversary of the lease and on each anniversary date thereafter, base rent is increased to an amount equal to 1.02 times or 102% of the base rent payable in the previous year. The lease also requires Triumph to pay its pro rata share of annual operating expenses, taxes and insurance relating to the West Houston MOB. The sublease provides that Stealth's obligations under the sublease are conditioned upon the execution of a guaranty by Triumph HealthCare of Texas, L.L.C. and Triumph HealthCare, L.L.P. The West Houston MOB sublease with Triumph also runs concurrently with Stealth's lease with us. In the event our lease with Stealth is terminated, the sublease on the hospital with Triumph is also terminated.

     Purchase Option. After the first full 12 month period after construction of each of the West Houston Facilities is completed, as long as Stealth is not in default under either of its leases with us or any of the leases with its physician subtenants, Stealth has the right to purchase the West Houston MOB and the West Houston Hospital at a purchase price equal to the greater of (i) that amount determined under a formula that would provide us an internal rate of return of at least 18% or (ii) the appraised value based on a 15 year lease in place. To arrive at the appraised value, each of the parties chooses an appraiser. If the appraisals obtained are not materially different, (meaning a 10% or more variance), 50% of the sum of each appraised value is used as the option price. If the two appraisals are materially different, then the two appraisers appoint a third appraiser and the appraiser's valuation which differs greatest from the other two appraisers is excluded and 50% of the sum of the two remaining determinations is used as the option price. The costs of the appraisal process are borne equally by the parties. Upon written notice to us within 90 days of the expiration of the applicable lease, as long as Stealth is not in default under either of its leases with us or any of the leases with its physician subtenants, Stealth will have the option to purchase the West Houston MOB or the West Houston Hospital at a price equal to the greater of (i) the total development costs (including any capital additions funded by us, but excluding any capital additions funded by Stealth) increased by 2.5% per year, or (ii) the appraised value based on a 15 year lease in place. To arrive at the appraised value, each of the parties chooses an appraiser. If the appraisals obtained are not materially different, (meaning a 10% or more variance), 50% of the sum of each appraised value is used as the option price. If the two appraisals are materially different, then the two appraisers appoint a third appraiser and the appraiser's valuation which differs greatest from the other two appraisers is excluded and 50% of the sum of the two remaining determinations is used as the option price. The costs of the appraisal process are borne equally by the parties.

     The leases also provide that under certain limited circumstances, the tenant will have the right to present us with a choice of one out of three proposed exchange facilities to be substituted for the leased facility. The tenant will have the right to propose substitute facilities, if not in default, at any time prior to the expiration of the term, if (i) in the good faith judgment of the tenant the facility becomes uneconomic or unsuitable for its primary intended use, (ii) there is an eviction or interference caused by any claim of paramount title, or (iii) if for other prudent business reasons, the tenant desires to terminate the lease. The tenant will have the obligation to substitute facilities if it has discontinued use of the facility for a period in excess of one year, and we have not exercised our right to terminate the lease. Each proposed substitution facility must: (i) provide us with an annual return on our equity in such facility, or yield, substantially equivalent to our yield from the original facility (ii) provide us with rent with a substantially equivalent yield taking into account any cash adjustment paid or received by us and any other relevant factors, and (iii) have a fair market value in an amount equal to the fair market value of the original facility, taking into account any cash adjustment paid or received by us. If we elect to consummate the exchange, the existing lease would terminate and the parties would enter into a new lease for the substituted facility. If we elect not to proceed with the exchange, the tenant would have the right to terminate the lease and purchase the leased facility for appraised value, determined assuming the lease is still in place.

     Right of First Offer to Purchase. At any time during the term of the applicable lease for either of the West Houston Facilities, as long as Stealth is not in default under either of its leases with us or any of the leases with its physician subtenants, we are required to notify Stealth if we intend to sell either facility to a third party. If Stealth wishes to offer to purchase the facility, it must notify us in writing within

15 days, setting forth the terms and conditions of the proposed purchase. If we accept Stealth's offer, Stealth must close the purchase within 45 days of the date of our acceptance.

     Security. The leases for the West Houston Facilities are cross-defaulted and are guaranteed by West Houston G.P., L.P. and West Houston Joint Ventures, Inc., affiliates of Stealth. To secure its performance of its lease obligations under the West Houston Hospital lease, Stealth has obtained a certificate of deposit in the amount of $1,905,234, of which we are the beneficiary. The sublease between Stealth and Triumph requires Triumph to obtain a certificate of deposit in the amount of $400,000 to secure the performance of its obligations under its sublease with Stealth. However, subject to execution of definitive agreements, we, Stealth and Triumph have agreed that Triumph shall obtain and deliver to us a $400,000 letter of credit, in lieu of the certificate of deposit, to be held by us. The sublease has been assigned to us as collateral security for Stealth's performance under its lease. Under the lease and the sublease, each of Stealth and Triumph, respectively, are required to give us a security interest in these certificates of deposit and to enter into control agreements with us and the issuing banks which provide that the banks will follow our instructions regarding the certificates of deposit. Once the West Houston Hospital commences operations, Stealth is required to substitute a letter of credit in the amount of $1,905,234 in place of the $1,905,234 certificate of deposit; and on May 1, 2005, the sublease requires that Triumph substitute a letter of credit in the amount of $1,000,000 in place of the $400,000 certificate of deposit. The lease further provides that the Stealth letter of credit may be released in two increments of 50% of the total amount of the letter of credit over a 2 year period following the date on which Stealth generates a total rent (excluding additional charges) coverage from EBITDAR of at least 200% for 12 consecutive months.

     Stealth has provided to us unaudited financial statements reflecting that, as of March 31, 2005, it had tangible assets of approximately $5.8 million, including cash of approximately $4.4 million, liabilities of approximately $269,000 and owners' equity of approximately $5.5 million. Neither of the guarantors has any substantial assets, other than its interest in Stealth.

     Capital Improvements. Stealth is responsible for all capital expenditures required to keep the West Houston Facilities in compliance with applicable laws and regulations. Beginning on January 1, 2005, Stealth will make monthly deposits into a capital improvement reserve in the amount of $3,000 per year in the case of the West Houston MOB and $2,500 per bed per annum in the case of the West Houston Hospital. On each January 1 thereafter, the payment into the capital improvement reserve will be increased by 2.0% in the case of the West Houston MOB and by 2.25% in the case of the West Houston Hospital. All capital expenditures made in each year during the term of the lease will be funded first from the capital improvement reserve, and the tenant will pay into its respective capital improvement reserve such funds as necessary for all replacements and repairs.

     Depreciation and Real Estate Taxes. The following table sets forth information, as of December 31, 2004, regarding the estimated depreciation and real estate taxes for the Houston Facilities:

                                ESTIMATED                        DEPRECIATION                    ESTIMATED
                            FEDERAL TAX BASIS       --------------------------------------   2005 REAL ESTATE
                         ------------------------   ANNUAL                                   -----------------
                            LAND       BUILDINGS     RATE       METHOD       LIFE IN YEARS     TAXES      RATE
                         ----------   -----------   ------   -------------   -------------   ----------   ----
West Houston
  Hospital.............  $8,400,000   $34,200,000    2.5%    Straight-line        40         $1,324,860   3.11%
West Houston MOB.......   1,800,000    18,700,000    2.5     Straight-line        40            637,550   3.11

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

OUR PENDING ACQUISITIONS AND DEVELOPMENTS

     We intend to use the net proceeds of this offering and a portion of our available cash and cash equivalents to expand our portfolio by acquiring or developing our Pending Acquisition and Development Facilities, which we consider to be probable acquisitions or developments as of the date of this prospectus, under the terms of the contacts or letters of commitment relating to these facilities. The leases for each of these facilities will provide for contractual base rent and an annual rent escalator. The letters of commitment constitute agreements of the parties to consummate the acquisition or development transactions and enter into leases on the terms set forth in the letters of commitment subject to the satisfaction of certain conditions, including the execution of mutually-acceptable definitive agreements. The following tables contain information regarding our Pending Acquisition and Development Facilities as of the date of this prospectus:


  Operating Facilities -- Acquisitions



                                                                                             ANNUAL
                                                                              YEAR ONE       MINIMUM        GROSS
                                                                 NUMBER OF   CONTRACTUAL   INCREASE IN    PURCHASE       LEASE
LOCATION                              TYPE          TENANT        BEDS(1)     BASE RENT       RENT          PRICE      EXPIRATION
--------                              ----      --------------   ---------   -----------   -----------   -----------   ----------

Redding, California*..............  Community   Vibra               88        2,178,750(2)    2.5%(3)    $20,750,000   June 2020(4)
                                    hospital    Healthcare,
                                                LLC


---------------


 * Under letter of commitment.


 (1) Based on the number of licensed beds.


 (2) Year One is the 12 month period commencing on an expected closing date at the end of June 2005.


 (3) The annual rent increase is the greater of 2.5% and any change in the CPI.


 (4) The lease expiration is based upon a 15 year term commencing on an expected closing date at the end of June 2005.



  Operating Facilities -- Loans and Acquisitions



                                                                                            YEAR ONE
                                                                               NUMBER OF   CONTRACTUAL      LOAN         LEASE
LOCATION                                          TYPE            TENANT        BEDS(1)     INTEREST       AMOUNT      EXPIRATION
--------                                       -----------   ----------------  ---------   -----------   -----------   ----------

Hammond, Louisiana*(2).......................  Long-term     Hammond              40       $  840,000(3) $ 8,000,000   June 2021
                                               acute care    Rehabilitation
                                               hospital      Hospital, LLC
Denham Springs, Louisiana*(4)................  Long-term     Gulf States          59          630,000(5)   6,000,000   June 2020
                                               acute care    Long Term Acute
                                               hospital      Care of Denham
                                                             Springs, L.L.C.
                                                                                  --       ----------    -----------
TOTAL........................................  --            --                   99       $1,470,000    $14,000,000          --
                                                                                  ==       ==========    ===========


---------------


 * Under letter of commitment.


 (1) Based on the number of licensed beds.


 (2) On April 1, 2005, we entered into a letter of commitment with Hammond Healthcare Properties, LLC, or Hammond Properties, and Hammond Rehabilitation Hospital, LLC, or Hammond Hospital, pursuant to which we have agreed to lend Hammond Properties $8.0 million and have agreed to a put-call option pursuant to which, during the 90 day period commencing on the first anniversary of the date of the loan closing, we expect to purchase from Hammond Properties a long-term acute care hospital located in Hammond, Louisiana for a purchase price between $10.3 million and $11.0 million. If we purchase the facility, we will lease it back to Hammond Hospital for an initial term of 15 years. The lease would be a net lease and would provide for contractual base rent and, beginning January 1, 2007, an annual rent escalator.


 (3) Based on one year contractual interest at the rate of 10.5% per year on the $8.0 million mortgage loan to Hammond Properties. We expect to exercise our option to purchase the Hammond Facility in 2006. For the one year period following our purchase of the facility, contractual base rent would equal $1,079,925, based on 10.5% of an estimated purchase price of $10,285,000.


 (4) On June 9, 2005, we entered into a definitive purchase, sale and loan agreement, pursuant to which we loaned Denham Springs Healthcare Properties, L.L.C. $6.0 million and agreed to purchase the Denham Springs Facility for a purchase price of $6.0 million, subject to our satisfaction with the results of our review of an environmental condition at the property of certain conditions. If we purchase the facility, we will lease it to Gulf States Long Term Acute Care of Denham Springs, L.L.C. for an initial term of 15 years. The lease would be a net lease and would provide for contractual base rent and, beginning on January 1, 2006, an annual rent escalator. If we do not purchase the Denham Springs Facility, the $6.0 million loan would remain outstanding.


 (5) Based on one year contractual interest at the rate of 10.5% per year on the $6.0 million loan to Denham Springs Healthcare Properties, L.L.C. We expect to purchase the Denham Springs Facility during 2005. For the one year period following our purchase of the facility, contractual base rent would equal 10.5% of the purchase price of $6.0 million, plus an annual rent escalator beginning on January 1, 2006.

  Development Facilities



                                                                                            ANNUAL
                                                                                            MINIMUM      PROJECTED
                                                                              NUMBER OF   INCREASE IN   DEVELOPMENT      LEASE
                                                   TYPE          TENANT        BEDS(1)       RENT           COST       EXPIRATION
                                                   ----      ---------------  ---------   -----------   ------------   ----------
Bensalem, Pennsylvania**.......................  Women's     Bucks County         30          2.5%(2)   $ 38,000,000      (3)
                                                 hospital/   Oncoplastic
                                                 medical     Institute, LLC
                                                 office
                                                 building
Bloomington, Indiana*..........................  Community   Monroe               32          2.5%(2)     28,000,000      (3)
                                                 hospital    Hospital, LLC
                                                                                 ---                    ------------
TOTAL..........................................         --                --      62                    $ 66,000,000           --
                                                                                 ===                    ============


---------------


 * Under letter of commitment.


 ** Under contract.


 (1) Based on the number of licensed beds.


 (2) The annual rent increase is the greater of 2.5% and any change in the CPI.


 (3) We expect that each of these leases will have a 15 year term commencing on the date that construction of the facility is completed.



REDDING, CALIFORNIA



     General. On May 9, 2005, we entered into a letter of commitment with Vibra to purchase, through a long-term ground lease for the land and a purchase of the improvements subject to the ground lease, a community hospital located in Redding, California. Vibra has entered into a definitive agreement with Ocadian Care Centers, LLC, or Ocadian, to ground lease the real estate and purchase the operations of the facility and, upon Vibra's lease and purchase from Ocadian, Vibra would assign the ground lease interest to us and we would purchase the improvements. The term of the ground lease expires on November 16, 2075. The facility contains approximately 70,000 square feet of space and is currently licensed for 38 acute care beds, including 24 rehabilitation beds, and 50 skilled nursing beds. Our purchase price for the assignment of the ground lease and purchase of the improvements of the facility will be approximately $20.8 million. Vibra will use the proceeds to acquire the facility and the operations at the facility, upgrade equipment, convert the hospital to a long-term acute care facility and for working capital. The letter of commitment provides that the purchase price may be adjusted but in no event shall the purchase price exceed (i) the appraised value of the facility, (ii) the replacement cost of the facility, or (iii) an amount that gives an EBITDAR coverage based on the base rent of at least 200% for the facility. The purchase price for the facility was arrived at through arms-length negotiations based upon our analysis of various factors, including the demographics of the area in which the facility is located, the capability of the tenant to operate the facility, healthcare spending trends in the geographic area, the structural integrity of the facility, governmental regulatory trends which may impact the services provided by the tenant, and the financial and economic returns which we require for making an investment.



     We intend to form a Delaware limited liability company, MPT of Redding, LLC, which will own the facility. Initially, our operating partnership will own all of the membership interests in the limited liability company; however, at some point following closing, we have agreed, subject to applicable healthcare regulations, to offer up to 20% of the interests in the limited liability company to local physicians and other persons.



     Lease. The letter of commitment provides that at the time we acquire the facility, we will sublease 100% of the facility to Vibra or its affiliate, or tenant, for a 15-year term, with three options to renew for five years each. We expect the sublease, or lease, will be a net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. The lease will require the tenant to pay base rent in an amount equal to 10.5% per annum of the purchase price, which base rent will be payable in monthly installments. The lease will also provide that on each January 1, commencing on January 1, 2006, the base rent will be increased by an amount equal to the greater of (A) 2.5% per annum of the prior year's base rent, or (B) the percentage by which the CPI on January 1 shall have increased over the CPI figure in effect on the then just previous January 1; provided, however, such escalator shall be prorated for the period between the closing of our purchase of the facility and January 1, 2006. The lease will require the tenant to pay to us, or our designated affiliate, an annual inspection fee equal to $5,000, which fee will increase by 2.5% each January 1 during the lease term. The lease will also require the tenant to carry customary insurance which is adequate to satisfy our underwriting standards.



     Reserve for Extraordinary Repairs. The letter of commitment provides that the lease will require the tenant, commencing on the date we purchase the facility, to make deposits into a reserve account equal to $1,500 per bed, increasing on each January 1 by the greater of 2.5% or the increase in CPI for the previous year. Any amounts drawn from the reserve would be replenished 1/12th of the amount drawn per month, until completely replenished.



     Lease Guaranty and Security. The letter of commitment provides that we will obtain guaranty agreements from Mr. Hollinger, Vibra, Vibra Management, LLC and The Hollinger Group that obligate them to make lease payments in the event that Vibra or the Vibra tenant fails to do so. We believe that these agreements are important elements of our underwriting of newly-formed healthcare operating companies because they create incentives for their owners and managements to successfully operate our tenants. However, we do not believe that these parties have sufficient financial resources to satisfy a material portion of the total lease obligations. In addition, the letter of commitment provides that as security for the lease, the tenant will grant us a security interest in all personal property other than receivables and subject to the prior lien of any purchase money lender with respect to tangible personal property, located and to be located at the facility, and an assignment of rents and leases. The letter of commitment provides that the lease will also require the tenant to obtain and deliver to us an unconditional and irrevocable letter of credit from a bank acceptable to us, naming us beneficiary thereunder, in an amount equal to three months' base rent under the lease; or, in lieu of such letter of credit, tenant shall make a cash deposit with us in an amount equal to three months' base rent under the lease. The lease will be cross-defaulted with all other leases and other agreements between us, or our affiliates, on the one hand, and the tenant and Mr. Hollinger, or their affiliates, on the other hand.



     Commitment Fee. We have been paid a non-refundable commitment fee equal to 0.5% of the purchase price.



DENHAM SPRINGS, LOUISIANA



     General. On June 9, 2005, we entered into a definitive purchase, sale and loan agreement, or purchase agreement, relating to the acquisition of the Covington Facility and the making of a $6.0 million loan to Denham Springs Healthcare Properties, L.L.C., an unrelated third party. The purchase agreement also provides for the purchase and leaseback of the Denham Springs Facility, for a purchase price of $6.0 million and on substantially the same terms as applied to our purchase of the Covington Facility. Our purchase of the Denham Springs Facility is subject to the favorable resolution of the environmental issues discussed above. The Denham Springs Facility is located in Denham Springs, Louisiana, which is approximately 10 miles from Baton Rouge, Louisiana. The Denham Springs Facility contains approximately 36,000 square feet of space and is licensed for 59 beds.



     The purchase price for the Denham Springs Facility was arrived at through arms-length negotiations based upon our analysis of various factors, including the demographics of the area in which the facility is located, the capability of the tenant to operate the facility, healthcare spending trends in the geographic area, the structural integrity of the facility, governmental regulatory trends which may impact the services provided by the tenant, and the financial and economic returns which we require for making an investment.



     We have formed a Delaware limited liability company, MPT of Denham Springs, L.L.C., which made the $6.0 million loan and, upon closing of the prospective purchase, would own the Denham Springs Facility. Our operating partnership currently owns all of the membership interests in this liability company; however, at some point following closing of the prospective purchase, we have agreed, subject to applicable healthcare regulations, to offer up to 30% of the interests in this limited liability company to local physicians.

     Lease. At the time we purchase the Denham Springs Facility, we will lease 100% of the facility to Gulf States Long Term Acute Care of Denham Springs, L.L.C. for a 15-year term, with three options to renew for five years each. The lease will be a net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance, maintenance and capital improvements. The lease will require the tenant to pay base rent in an amount equal to 10.5% per annum of the purchase price plus any costs and charges that may be capitalized. On each January 1, the base rent will be increased by an amount equal to the greater of (A) 2.5% per annum of the prior year's base rent, or (B) the percentage by which the CPI on November 1 shall have increased over the CPI in effect on the immediately preceding November 1; provided, however, on January 1, 2006, the adjustment shall be prorated. The lease will also require the tenant to carry customary insurance which is adequate to satisfy our underwriting standards.



     Guaranty, Security. We expect the lease to be guaranteed by Gulf States and Team Rehab. As security for the lease, the tenant will grant us a security interest in all personal property, other than receivables and operating licenses, located and to be located at the facility. The lease will be cross-defaulted with the lease for the Covington facility. We expect the lease will also require the tenant to obtain and deliver to us an unconditional and irrevocable letter of credit from a bank acceptable to us, naming us beneficiary thereunder, in an amount equal to $315,000, and will provide that at such time as the operations in the facility have generated EBITDAR coverage of at least two times the base rent for eight consecutive fiscal quarters, the letter of credit may be reduced to an amount equal to three months of the base rent then in effect. If, however, after satisfying the conditions necessary to reduce the letter of credit to three months' base rent, EBITDAR coverage subsequently drops below two times base rent for two consecutive fiscal quarters, the letter of credit will be increased to six months' base rent. Currently, we have a $315,000 letter of credit from Hibernia Bank that secures our $6.0 million loan to Denham Springs Healthcare Properties, L.L.C. Upon purchase of the Denham Springs Facility, this letter of credit will be changed to secure the obligations of Gulf States Long Term Acute Care of Denham Springs, L.L.C. under the lease.



     Gulf States has provided to us unaudited financial statements reflecting that, as of December 31, 2004, it had tangible assets of approximately $11.1 million, liabilities of approximately $9.3 million and stockholders' equity of approximately $1.8 million, and for the year ended December 31, 2004 had net income of approximately $2.0 million. Team Rehab has provided to us unaudited financial statements reflecting that, as of December 31, 2004, it had tangible assets of approximately $21.3 million, liabilities of approximately $9.2 million and owner's equity of approximately $12.1 million, and for the year ended December 31, 2004 had net income of approximately $1.7 million.



     The lease for the Denham Springs Facility will require that, as of the commencement date of the lease and at all times during the lease, the tenant and its affiliates, Team Rehab, Gulf States and Gulf States Long Term Acute Care of Covington, L.L.C., will maintain an aggregate net worth of $9.0 million.



     Repair and Replacement Reserve. The tenant will be responsible for all repairs, maintenance and capital improvements to the facility. To secure this obligation, the tenant will deposit with us the sum of $56,000 in a regular reserve account and the sum of $398,590 in a special reserve account for immediate repairs. Currently, we are holding these amounts in connection with our $6.0 million loan to Denham Springs Healthcare Properties, L.L.C. Upon purchase of the Denham Springs Facility, these amounts will be held by us to secure the tenant's repair obligations under the lease. In the event amounts in the regular reserve are utilized, the tenant will be required to replenish the reserve to restore it to the $56,000 level.



     Purchase Options. The lease will provide that so long as the tenant is not in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default under the lease, the lease for the Covington Facility, or any sublease, the tenant will have the option to purchase the facility (i) at the expiration of the initial term and each extension term of the lease, to be exercised by 60 days' written notice prior to the expiration of the initial term and each extension term, and (ii) within five days of written notification from us exercising our right to terminate the engagement of the tenant's or its affiliate's management company as the management company for the facility as a result of an event of default under the lease. The option purchase price shall be equal to the greater of (i) the appraised value of the facility, assuming the lease remains in effect for 15 years and not taking into account any purchase options contained therein, or (ii) the purchase price paid by us for the facility, increased annually by an amount equal to the greater of (A) 2.5% per annum from the date of the lease, or (B) the rate of increase in the CPI on each January 1.



  HAMMOND, LOUISIANA


     General. On April 1, 2005, we entered into a letter of commitment with Hammond Healthcare Properties, LLC, the current owner of the property, or Hammond Properties, and Hammond Rehabilitation Hospital, LLC, the current tenant of the property, or Hammond Hospital, both unaffiliated third parties, to provide a mortgage loan to Hammond Properties and enter into a put-call option arrangement relating to our purchase of the facility from Hammond Properties and our leaseback of the facility to Hammond Hospital or its affiliates.

     The facility is a long-term acute care hospital located in Hammond, Louisiana, which is approximately 45 miles from New Orleans, Louisiana. The facility contains approximately 23,835 square feet of space and is licensed for 40 beds.

     The letter of commitment provides that, under the mortgage loan transaction, we will lend to Hammond Properties the sum of $8.0 million, which will bear interest at the rate of 10.5% per year and be payable interest only on a monthly basis with a balloon payment due and payable at the expiration of the put-call option period described below or, if the put-call option is exercised, at closing of our purchase of the facility. The letter of commitment provides that the loan will be secured by a first mortgage on the facility and by the other collateral and guaranteed as described below.

     The letter of commitment provides that, at the time of the mortgage loan closing, we will enter into a put-call option agreement with Hammond Properties providing that either party will have the option, exercisable within 90 days following the one year anniversary of the loan closing, to cause the purchase and sale of the facility, subject to applicable conditions, for a purchase price of the greater of (i) $10,285,714 or (ii) the quotient determined by dividing the annual rental payments by .105 (but not to exceed $11 million). The purchase price was arrived at through arm's-length negotiations based upon our analysis of various factors, including the demographics of the area in which the facility is located, the capability of the tenant to operate the facility, healthcare spending in the geographic area, the structural integrity of the facility, governmental regulatory trends which may impact the services provided by the facility, and the financial and economic returns which we require for making an investment.


     If the put-call option is exercised, we will form a Delaware limited liability company, MPT of Hammond, LLC, which will own the facility. Initially, our operating partnership will own all of the membership interests in this limited liability company; however, the letter of commitment provides that, at some point following closing, we have agreed, subject to applicable healthcare regulations, to offer up to 30% of the interests in this limited liability company to local physicians.


     Lease. The letter of commitment provides that, if the put-call option is exercised, we will lease 100% of the facility to Hammond Hospital or its affiliate for a 15-year term, with three options to renew for five years each. The letter of commitment provides that the lease will be a net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance, maintenance and capital improvements. The letter of commitment provides that the lease will require the tenant to pay base rent in an amount equal to 10.50% per annum of the purchase price plus any costs and charges that may be capitalized, which base rent will be payable in monthly installments. The letter of commitment provides that, on each January 1 beginning January 1, 2007, the base rent will be increased by an amount equal to the greater of (A) 2.5% per annum of the prior year's base rent, or (B) the percentage by which the CPI on January 1 shall have increased over the CPI figure in effect on the then just previous January 1. The letter of commitment provides that the lease will require the tenant to carry customary insurance which is adequate to satisfy our underwriting standards.

     Repair and Replacement Reserve. The letter of commitment provides that the tenant, commencing on the date we purchase the facility, will make annual deposits into a reserve account. We expect that the lease will provide that on each January 1 following the date we purchase the facility, the payment into the reserve account will be increased, and that all extraordinary repair expenditures made in each year during the term of the lease will be funded first from the reserve, and the tenant will pay into the reserve such funds as necessary for all extraordinary repairs.

     Security. The letter of commitment provides that, as security for the mortgage loan and the lease, Hammond Properties or the tenant, as the case may be, will grant us a security interest in all personal property, other than receivables, located and to be located at the facility. The letter of commitment requires Hammond Properties and the tenant to obtain and deliver to us an unconditional and irrevocable letter of credit from a bank acceptable to us, naming us beneficiary thereunder, in an amount equal to six months' debt service or base rent under the lease, as the case may be, and that at such time as the operations in the facility have generated EBITDAR coverage of at least two times the base rent for eight consecutive fiscal quarters, the letter of credit may be reduced to an amount equal to three months of the base rent then in effect. If, however, after satisfying the conditions necessary to reduce the letter of credit to three months' base rent, EBITDAR coverage subsequently drops below two times base rent for two consecutive fiscal quarters, the letter of credit will be increased to six months' base rent. The letter of commitment provides that the lease will be cross-defaulted with any other lease or agreement between the parties. The letter of commitment provides that the loan and lease will be jointly and severally guaranteed by Hammond Properties, certain affiliates of Hammond Properties and Gulf States Health Services, Inc. For information about the financial condition of Gulf States Health Services, Inc., see the description of the Covington and Denham Springs facilities above.

     Purchase Options. The letter of commitment provides that the lease will provide that so long as the tenant is not in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default under its (and its affiliates) leases with us or any of our affiliates or any of the leases with its subtenants, the tenant will have the option to purchase the facility at the expiration of the initial term and each extension term of the lease. The letter of commitment provides that the purchase price shall be equal to the greater of (i) the appraised value of the facility, assuming the lease remains in effect for 15 years and not taking into account any purchase options contained therein, or (ii) the purchase price paid by us for the facility, increased annually by an amount equal to the greater of (A) 2.5% per annum from the date of the lease, or (B) the rate of increase in the CPI on each January 1. The parties will agree upon the notice and closing periods applicable to these purchase options.

     Net Worth Covenant. The letter of commitment provides that the loan and lease documents will require that, as of the loan closing and throughout the loan and lease terms, Hammond Properties, Hammond Hospital and Gulf States Health Services, Inc. must maintain an aggregate tangible net worth in an amount to be mutually agreed upon with us.

     Commitment Fee. The letter of commitment provides that we will be entitled to a commitment fee at the closing of the loan equal to $80,000, $25,000 of which has already been paid. The letter of commitment further provides that we will be entitled to a commitment fee at the closing of the sale transaction equal to 1% of the purchase price, less the amount of all commitment fees previously paid.

  BENSALEM, PENNSYLVANIA


     General. On March 3, 2005, we entered into a purchase and sales agreement with Bucks County Oncoplastic Institute, LLC, or BCO, Jerome S. Tannenbaum, M.D., M. Stephen Harrison and DSI Facility Development, LLC, or the developer, all unaffiliated third parties, to purchase land and develop a women's hospital facility with an integrated medical office building in Bucks County, Pennsylvania, which is approximately 15 miles from Philadelphia, Pennsylvania. The purchase and sale agreement was amended on April 29, 2005 to extend the closing date to June 30, 2005, add G. Patrick Maxwell, M.D. as a party, to structure the transaction initially as a ground lease and a construction loan and mortgage and to increase the amount of pre-closing development costs we have agreed to advance to approximately $2.0 million. BCO has entered into a contract with the owner of the land upon which the facility will be constructed for the purchase of the land.


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     We intend to enter into a development agreement with the developer to develop the facility. The total development costs to develop the facility, including the cost of the land, are estimated at approximately $38.0 million. We will make a construction loan, secured by the improvements, to BCO for the amount necessary for construction of the improvements with interest at 10.75% per annum for a term ending upon completion of construction. We will ground lease the land during the construction period and, subject to certain conditions, purchase from and lease to BCO the improvements upon their completion. In the event we do not exercise our right to purchase the improvements upon completion of construction, we expect that the ground lease will continue for a term of 15 years with three five year renewal options and that the construction loan will be converted to a 15 year term loan with interest at 10.75% per annum, secured by a mortgage on the improvements. If we purchase the improvements, the ground lease will terminate and be replaced with a lease for both the land and the improvements, which we refer to as the facility lease. Alternatively, and subject to the approval of BCO, we may own the improvements as well as the land and enter into a lease with BCO for both from the date of closing. In this event, we would not make a construction loan and the lease would extend for the construction term and 15 years thereafter with BCO having three five-year renewal options. We would continue to be obligated to fund the development costs. Under this alternative, the terms and conditions set forth below applicable to the facility lease would apply to the lease of land and improvements from the date of closing.



     We have agreed to advance up to approximately $2.0 million of development costs prior to closing, which advances will bear interest at the rate of 10.75% and will be guaranteed to the extent of $1.3 million by Dr. Tannenbaum, $300,000 by Mr. Harrison and $385,000 by Dr. Maxwell.


     Lease. We have formed a Delaware limited partnership, MPT of Bucks County Hospital, L.P., to own the facility. At the time we purchase the land, we intend to ground lease back 100% of the land to BCO for the construction period. If we purchase the improvements at the end of the construction term, the ground lease will terminate and be replaced by the facility lease, which would continue for a term of 15 years with three options to renew for five years each. In the case of the ground lease or the facility lease, each of which we refer to as the lease, the lease is to be a net-lease with BCO responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. The lease will require BCO to pay monthly rent in a per annum amount equal to 10.75% multiplied by the purchase price of the land in the case of the ground lease or by the total amount of the funds disbursed under the development agreement in the case of the facility lease. The lease will provide that on January 1, 2006, and on each January 1 thereafter, the base rent will be increased by an amount equal to the greater of (A) 2.5% per annum of the prior year's base rent, or (B) the percentage by which the CPI, has increased over the CPI figure in effect on the previous January 1. The lease will also require BCO to carry customary insurance which is adequate to satisfy our underwriting standards. The lease will require BCO to pay us on the commencement date of the lease an amount equal to $7,500 to cover the cost of the physical inspections of the facility, which fee will, beginning on January 1, 2006, and continuing on each January 1 thereafter, be increased by 2.5% per annum. In addition to the inspection fee, the total development costs will also include a fee equal to $75,000 to cover our inspection of the facility during the construction period.

     Capital Improvement Reserve. The lease will require BCO to be responsible for all maintenance and repairs and all extraordinary repairs required to keep the facility in compliance with all applicable laws and regulations and as required under the lease. The lease will also require BCO, beginning on the completion of construction of the facility, to make annual deposits into a reserve account in the amount of $2,500 per bed per year. The lease will provide that beginning on the first January 1 after the completion of construction, the payment of $2,500 per bed per year into the improvement reserve will be increased by 2.5%. We expect the lease to provide that all extraordinary repair expenditures made in each year during the term of the lease will be funded first from the reserve, and BCO will pay into the reserve such funds as necessary for all extraordinary repairs.

     Security. As security for the lease, BCO will grant us a security interest in all personal property, other than receivables, located and to be located at the facility, which security interest will be subject to any lien of any purchase money lender. The lease will require BCO to obtain and deliver to us an

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unconditional and irrevocable letter of credit from a bank acceptable to us, naming us beneficiary thereunder, in an amount equal to one year's base rent under the lease. As a condition to closing and as a continuing covenant under the lease, BCO will be required to maintain a tangible net worth of $5.0 million or access to a working capital line of at least $5.0 million guaranteed by Dr. Tannenbaum, Dr. Maxwell and other approved guarantors. The lease will be cross-defaulted to any other lease or agreement between the parties. BCO is newly formed and has had no significant operations to date.


     Purchase Options. The lease will provide that so long as BCO is not in default under any lease with us or any of the leases with its subtenants, at the expiration of the lease BCO will have the option, upon 60 days prior written notice, to purchase the facility at a purchase price equal to the greater of (i) the appraised value of the facility, which assumes the lease remains in effect for 15 years, or (ii) the total development costs, including any capital additions funded by us, as increased by an amount equal to the greater of (A) 2.5% per annum from the date of the lease, or (B) the rate of increase in the CPI on each January 1.

     Commitment Fee. We are to receive at closing a commitment fee equal to 1% of the commitment amount, $15,000 of which has already been paid.

  BLOOMINGTON, INDIANA

     General. On February 28, 2005, we entered into a letter of commitment with Monroe Hospital Operating Company, or Monroe Hospital, to develop a community hospital in Bloomington, Indiana, which is approximately 50 miles from Indianapolis, Indiana. The letter of commitment provides that we will enter into a contract with Monroe Hospital to, among other things, purchase the land. We intend to enter into a development agreement with an affiliate of Monroe Hospital to develop the facility. The total development costs to develop the facility, including the cost of the land, will be approximately $28.0 million. Alternatively, and subject to the approval of Monroe Hospital, we may make a construction loan, secured by the improvements, to Monroe Hospital for the amount necessary for construction of the improvements with interest at 10.50% per annum for a term ending upon completion of construction. We will ground lease the land during the construction period. Subject to certain conditions, we will purchase from and lease to Monroe Hospital the improvements upon their completion. In the event we do not exercise our right to purchase the improvements upon completion of construction, we expect that the ground lease will continue for a term of 15 years with three five year renewal options and that the construction loan will be converted to a 15 year term loan with interest at 10.50% per annum, secured by a mortgage on the improvements. If we purchase the improvements, the ground lease will terminate and be replaced with a lease for both the land and the improvements, which we refer to as the facility lease.

     Lease. We have formed a Delaware limited liability company, MPT of Bloomington, LLC, which will own the facility. The letter of commitment provides that, at the time we purchase the land, we will ground lease 100% of the land and all improvements to be constructed thereon to Monroe Hospital for the construction period. If we purchase the improvements at the end of the construction term, the ground lease will terminate and be replaced by the facility lease which would continue for a term of 15 years with three options to renew for five years each. In the case of the ground lease or the facility lease, each of which we refer to as the lease, the letter of commitment provides that the lease will be a net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance, maintenance and capital improvements. The letter of commitment provides that the lease will require the tenant to pay monthly rent in a per annum amount equal to 10.50% multiplied by the purchase price of the land in the case of the ground lease or by the total amount of the funds disbursed under the development agreement in the case of the facility lease. The letter of commitment also provides that on January 1, 2006, and on each January 1 thereafter, the base rent will be increased by an amount equal to the greater of (A) 2.5% per annum of the prior year's base rent, or (B) the percentage by which the CPI on January 1 shall have increased over the CPI figure in effect on the then just previous January 1. The letter of commitment provides that the lease will also require the tenant to carry customary insurance which is adequate to satisfy our underwriting standards, and require the tenant to pay us on the commencement date of the lease an amount equal to $5,000 to cover the cost of the physical inspections of the facility, which fee will, beginning on January 1, 2006, and continuing on each January 1 thereafter,
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be increased by 2.5% per annum. The letter of commitment provides that the lease will be cross-defaulted with any other lease between us and the tenant or its affiliates.

     Repair and Replacement Reserve. The letter of commitment provides that the lease will require the tenant, beginning on the completion of construction of the facility, to make annual deposits into a reserve account in the amount of $2,500 per bed per year. The letter of commitment also provides that the lease will require that beginning on the first January 1 after the completion of construction, the payment of $2,500 per bed per year into the improvement reserve will be increased by 2.5%. We expect the lease to require that all extraordinary repair expenditures made in each year during the term of the lease will be funded first from the reserve, and the tenant will pay into the reserve such funds as necessary for all extraordinary repairs.

     Security. The letter of commitment provides that, as security for the lease, the tenant will grant us a security interest in all personal property, other than receivables, located and to be located at the facility. The letter of commitment requires the tenant to obtain and deliver to us an unconditional and irrevocable letter of credit from a bank acceptable to us, naming us beneficiary thereunder, in an amount equal to one year's base rent under the lease, and provide that at such time as the operations in the facility generated EBITDAR coverage of at least two times the base rent for two consecutive fiscal years, the letter of credit may be reduced to an amount equal to six months of the base rent then in effect. The letter of commitment provides that the lease will be cross-defaulted to any other lease or agreement between the parties.


     Monroe Hospital is newly formed and has had no significant operations to date. The development transaction is conditioned upon Monroe Hospital receiving equity contributions of at least $6.0 million and maintaining sufficient tangible net worth to absorb reasonable costs and expenses, including our lease payments, during the start-up period. Monroe Hospital has executed a contract with Surgical Development Partners, LLC, a hospital management company, to manage the day-to-day operations of the hospital, including staffing, scheduling, billing and collections, governmental compliance and relations, and other functions. Surgical Development Partners, LLC intends to make a substantial equity investment in Monroe Hospital. The letter of commitment provides that we will have the right to require Monroe Hospital to replace the management company under certain conditions.


     Purchase Options. The letter of commitment provides that the lease will provide that so long as Monroe Hospital is not in default under any lease with us or any of the leases with its subtenants, at the expiration of the lease Monroe Hospital will have the option, upon 60 days prior written notice, to purchase the facility at a purchase price equal to the greater of (i) the appraised value of the facility, which assumes the lease remains in effect for 15 years, or (ii) the total development costs, including any capital additions funded by us, as increased by an amount equal to the greater of (A) 2.5% per annum from the date of the lease, or (B) the rate of increase in the CPI on each January 1.


     Commitment Fee. The letter of commitment provides that we are entitled to a commitment fee at closing equal to 0.5% of $28.0 million if closing occurs before June 1, 2005, less the sum of $100,000 which we have already received as a commitment fee. We may increase the commitment fee if closing occurs after May 31, 2005. We will also be entitled to receive at closing the sum of $50,000 as a construction fee.



     We cannot assure you that we will acquire or develop any of the Pending Acquisition and Development Facilities on the terms described in this prospectus or at all, because each of these transactions is subject to a variety of conditions, including, in the case of the Pending Acquisition and Development Facility under contract, our satisfactory completion of due diligence, receipt of appraisals and other third party reports, obtaining of government and third party approvals and consents, our proposed tenant's acquisition of the property on which facilities are to be built, as well as other customary closing conditions and, in the case of the transactions under letters of commitment, negotiation and execution of mutually-acceptable definitive agreements, our satisfactory completion of due diligence, receipt of appraisals that support the purchase price set forth in the commitment letter and other third party reports, obtaining of government and third party approvals and consents, approval by our board of directors, and in


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certain cases the acquisition of the property on which the facility is to be constructed from the current owner, as well as satisfaction of customary closing conditions.

OUR ACQUISITION AND DEVELOPMENT PIPELINE

     We have also entered into the following arrangements which, because of the various contingencies that must be satisfied before these transactions can be completed, we do not consider to be probable acquisitions or developments as of the date of this prospectus.

 DIVERSIFIED SPECIALTY INSTITUTES, INC. ACQUISITION AND DEVELOPMENT FUNDING

     General. On March 3, 2005, we entered into a letter agreement with Diversified Specialty Institutes, Inc., or DSI. An affiliate of DSI is the proposed tenant of the women's hospital and medical office building in Bensalem, Pennsylvania that we have contracted with to develop and leaseback. The letter agreement provides that, subject to DSI identifying facilities for acquisition or development, which it is not required to do, and subject to certain other conditions set forth in the letter agreement, we have agreed to make available to DSI or its affiliates acquisition and development funding in the total amount of $50.0 million to be used to finance the potential future acquisition or development of healthcare facilities, in each case subject to our due diligence and approval. The arrangement will remain outstanding until March 2, 2006, and be available to finance any acquisition facility or development facility that is subject to definitive agreements as of March 2, 2006, notwithstanding that the closing or completion of the acquisition facility or development facility may not have occurred as of March 2, 2006. We agreed that the definitive documents relating to the arrangement must close by April 30, 2005, unless a 30-day extension is requested by DSI or us. We have extended the closing date to June 30, 2005.

     DSI is not required to identify facilities for acquisition or development and, if it does not, we have no obligation to provide funding to DSI. If funds are drawn from the arrangement to fund an acquisition or development facility, as applicable, we expect to enter into definitive documents with DSI. With respect to any development facility, we expect to enter into a development agreement with a developer, which may be an affiliate of DSI, to develop the development facility.

     Commitment Fee. The letter agreement provides that we are entitled to a fee equal to 1% of the aggregate purchase price or development costs of any facilities we acquire pursuant to this arrangement, $100,000 of which was paid when the letter agreement was signed. The remainder of the fee will be due and payable at the closing of future projects, with the fee on each project being equal to 1% of that project's purchase price. We have agreed to give DSI a credit on future payments of fees for the $100,000 paid at the execution of the letter agreement.

     Lease. We expect to form a Delaware limited liability company or a limited partnership to own each facility acquired or developed pursuant to the commitment. The letter of commitment provides that, at the time of our purchase of any acquisition or development facility, we intend to lease back to the applicable tenant 100% of the land and all improvements, including improvements to be constructed in the case of a development facility, for a 15-year term, with three options to renew for five years each, so long as the options are exercised at least six months prior to the expiration of the lease or the applicable extended term. The letter of commitment provides that each lease will be a net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance.

     For each development facility, the letter agreement provides that the tenant will pay monthly rent during the construction period in a per year amount equal to 10.75% multiplied by the total amount of the funds disbursed under the development agreement. The letter agreement also provides that the lease relating to a development facility to require the tenant to pay, following the completion of construction of the facility, base rent in an amount equal to 10.75% per year of the total development costs, payable in monthly installments. For an acquisition facility, we expect the lease to require the tenant to pay us base rent equal to 10.75% of the purchase price of the facility. The letter agreement provides that each lease will provide that commencing on the first January 1 following the commencement of the lease with respect to an acquisition facility, and on the first January 1 following the construction completion date with respect to a development facility, and on each January 1 thereafter, the base rent will be increased by an amount equal to the greater of (A) 2.5% per year of the prior year's base rent, or (B) the percentage by which the
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CPI on January 1 has increased over the CPI figure in effect on the then just previous January 1. The letter of commitment also provides that each lease for an acquisition facility and a development facility will require the tenant to carry customary insurance which is adequate to satisfy our underwriting standards.

     The letter agreement provides that each lease will require the tenant to pay us on the commencement date of the lease an amount equal to $7,500 to cover the cost of the physical inspections of the facility. The letter agreement also provides that this inspection fee will increase at the rate of 2.5% per year starting on the first January 1 following the commencement date of the lease, in the case of an acquisition facility, or the completion date, in the case of a development facility. In addition to the inspection fee, we also expect the tenant to pay us a fee equal to $75,000 per development facility to cover our inspection of the development facility during the construction period.

     Capital Improvement Reserve. The letter agreement provides that each lease will require, commencing on the date that construction has been completed with respect to a development facility, or on the date of commencement of the lease with respect to an acquisition facility, the tenant to make annual deposits into a reserve account in the amount of $2,500 per bed per year. The letter agreement also provides that each lease is expected to provide that on each January 1 thereafter, the payment of $2,500 per bed per year into the improvement reserve will be increased by 2.5%. We expect that the lease will require all extraordinary repair expenditures made in each year during the term of the lease will be funded first from the reserve, and the tenant will pay into the reserve such funds as necessary for all extraordinary repairs.

     Security. The letter agreement provides that, as security for each lease, the tenant will grant us a security interest in all personal property, other than receivables, located and to be located at the facility. The letter agreement provides that each lease will be cross-defaulted with any other leases between the tenant, or its affiliates, and us, or our affiliates. The letter agreement provides that each lease will require the tenant to obtain and deliver to us an unconditional and irrevocable letter of credit from a bank acceptable to us, naming us beneficiary thereunder, in an amount equal to one year's base rent under the lease.

     The letter agreement provides that each lease will require that, as of the commencement date of the lease, the tenant to have a tangible net worth of no less than $5 million in cash equity or shall have access to a working capital line of no less than $5 million that is personally guaranteed by Dr. Tannenbaum and such other persons as may be approved by us.

     Purchase Options. The letter agreement provides that each lease will provide that so long as tenant is not in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default under its, and its affiliates, leases with us or any of our affiliates or any of the leases with its subtenants, at the expiration of the initial term of the lease, and at the expiration of each extended term thereafter, upon at least 60 days' prior written notice, tenant will have the option to purchase the facility at a purchase price equal to the greater of (i) the appraised value of the facility, or, in the case of a development facility (ii) the total development costs (including any capital additions funded by us), as increased by an amount equal to the greater of (A) 2.5% per year from the date of the lease, or (B) the rate of increase in the CPI on each January 1, or, in the case of an acquisition facility, (ii) the amount of (A) the purchase price paid for the facility, including costs of third party reports, legal fees and all other acquisition costs.


  ADDITIONAL ARRANGEMENT



     On May 3, 2005 we entered into an arrangement with Prime Healthcare Systems, LLC or Prime Healthcare, an affiliate of DVH, to purchase a hospital facility in California for a purchase price of $25.0 million, subject to adjustment based on an appraisal that we intend to obtain. The transaction is subject to Prime Healthcare's acquisition of the facility from the current owner and a number of other conditions. Prime Healthcare has not yet entered into an agreement or letter of intent to purchase the facility from the current owner and we cannot assure you that it will be able to acquire the facility. If we purchase the facility from Prime Healthcare, we will lease it back to an affiliate of Prime Healthcare for a


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


term of 15 years with three renewal options of five years each. The lease will require the tenant to pay base rent in an amount equal to 10% of the purchase price, which rent shall increase each year by the greater of 2.0% or the increase in CPI from the prior year. We have been paid a fee of $150,000 as consideration for entering into this arrangement. The lease will be cross-defaulted with all other leases and other agreements between us or our affiliates, on the one hand, and the tenant or its affiliates, on the other hand.



     We cannot assure you that we will acquire or develop any of the facilities in our acquisition and development pipeline on the terms described in this prospectus or at all, because each of these transactions is subject to a variety of conditions, including negotiation and execution of mutually-acceptable definitive agreements, our satisfactory completion of due diligence, receipt of appraisals that support the purchase price set forth in the letter agreements and other third party reports, obtaining of government and third party approvals and consents, approval by our board of directors, and in certain cases our proposed tenants' acquisition of the facility from the current owner, as well as satisfaction of customary closing conditions.


     We have also identified a number of opportunities to acquire or develop additional healthcare facilities. In some cases, we are actively negotiating agreements or letters of intent with the owners or prospective tenants. In other instances, we have only identified the potential opportunity and had preliminary discussions with the owner or prospective tenant. We cannot assure you that we will complete any of these potential acquisitions or developments.

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                                   MANAGEMENT

OUR DIRECTORS AND EXECUTIVE OFFICERS

     Our business and affairs are managed under the direction of our board of directors, which consists of eight members, three of whom are members of our senior management team and five of whom our board of directors has determined to be independent in accordance with the listing standards established by the New York Stock Exchange, or NYSE. Each director is elected to serve until the next annual meeting of stockholders and until his successor is elected and qualified. The terms of our present directors will expire at our 2005 annual meeting of stockholders. The following table sets forth certain information regarding our executive officers and directors:

NAME                                        AGE                    POSITION
----                                        ---                    --------
Edward K. Aldag, Jr. .....................  41    Chairman of the Board, President and Chief
                                                  Executive Officer
R. Steven Hamner..........................  48    Director, Executive Vice President and
                                                  Chief Financial Officer
William G. McKenzie.......................  46    Vice Chairman of the Board
Emmett E. McLean..........................  50    Executive Vice President, Chief Operating
                                                  Officer, Treasurer and Assistant Secretary
Michael G. Stewart........................  50    Executive Vice President, General Counsel
                                                  and Secretary
Virginia A. Clarke........................  46    Director
G. Steven Dawson..........................  47    Director
Bryan L. Goolsby..........................  54    Director
Robert E. Holmes, Ph.D. ..................  63    Director*
L. Glenn Orr, Jr. ........................  65    Director

------------------------

*    Mr. Holmes has been designated as our lead independent director.

     The following is a summary of certain biographical information concerning our directors and executive officers:

     Edward K. Aldag, Jr. is one of our founders and has served as our president and chief executive officer since August 2003, and as chairman of the board since March 2004. Mr. Aldag served as our vice chairman of the board from August 2003 until March 2004 and as our secretary from August 2003 until March 2005. Prior to that, Mr. Aldag served as an executive officer and director with our predecessor from its inception in August 2002 until August 2003. From 1986 to 2001, Mr. Aldag managed two private real estate companies, Guilford Capital Corporation and Guilford Medical Properties, Inc., that had aggregate assets valued at more than $500 million. Mr. Aldag played an integral role in the formation of investor groups, structuring the financing, and closing the transactions. Guilford Medical Properties, Inc. owned numerous rehabilitation hospitals across the country and net-leased them to four different national healthcare providers. Mr. Aldag served as president and a member of the board of directors of Guilford Medical Properties, Inc. from its inception until selling his interest in the company in 2001. Mr. Aldag was the president and a member of the board of directors of Guilford Capital Corporation from 1998 to 2001 and from 1990 to 1998 served as executive vice president, chief operating officer and a member of the board of directors. Mr. Aldag received his B.S. in Commerce & Business from the University of Alabama with a major in corporate finance.

     R. Steven Hamner is one of our founders and has served as our executive vice president and chief financial officer since September 2003 and as a director since February 2005. In August and September 2003, Mr. Hamner served as our executive vice president and chief accounting officer. From October 2001 through March 2004, he was the managing director of Transaction Analysis LLC, a company that provided interim and project-oriented accounting and consulting services to commercial real estate owners and their advisors. From June 1998 to September 2001, he was vice president and chief financial officer of United Investors Realty Trust, a publicly-traded REIT. For the 10 years prior to becoming an officer of United Investors Realty Trust, he was employed by the accounting and consulting firm of Ernst & Young LLP and its predecessors. Mr. Hamner received a B.S. in Accounting from Louisiana State University. Mr. Hamner is a certified public accountant.

     William G. McKenzie is one of our founders and has served as the vice chairman of our board of directors since September 2003. Mr. McKenzie has served as a director since our formation and served as the executive chairman of our board of directors in August and September 2003. From May 2003 to August 2003, he was an executive officer and director of our predecessor. From 1998 to the present, Mr. McKenzie has served as president, chief executive officer and a board member of Gilliard Health Services, Inc., a privately-held owner and operator of acute care hospitals. From 1996 to 1998, he was executive vice president and chief operating officer of the Mississippi Hospital Association/Diversified Services, Inc. and the Health Insurance Exchange, a mutual company and HMO. From 1994 to 1996, Mr. McKenzie was senior vice president of Managed Care and executive vice president of Physician Solutions, Inc., a subsidiary of Vaughan HealthCare, a private healthcare company in Alabama. From 1981 to 1994, Mr. McKenzie was hospital administrator and chief financial officer and held other management positions with several private acute care organizations. Mr. McKenzie received a Masters of Science in Health Administration from the University of Colorado and a B.S. in Business Administration from Troy State University. He has served in numerous capacities with the Alabama Hospital Association.

     Emmett E. McLean is one of our founders and has served as our executive vice president, chief operating officer and treasurer since September 2003. Mr. McLean has served as assistant secretary since April 2004. In August and September 2003, Mr. McLean also served as our chief financial officer. Mr. McLean was one of our directors from September 2003 until April 2004. From June to September, 2003, Mr. McLean served as executive vice president, chief financial officer, and treasurer and board member of our predecessor. From 2000 to 2003, Mr. McLean was a private investor and, for part of that period, served as a consultant to a privately held company. From 1995 to 2000, Mr. McLean served as senior vice president -- development, secretary, treasurer and a board member of PsychPartners, L.L.C., a healthcare services and practice management company. From 1992 to 1994, he was senior vice president, chief financial officer and secretary of Diagnostic Health Corporation, a healthcare services company. From 1984 to 1992, he worked for Dean Witter Reynolds, Inc., now Morgan Stanley, and Smith Barney, now Citigroup, in the corporate finance departments of their respective investment banking businesses. From 1977 to 1982, Mr. McLean worked as a commercial banker for SunTrust Banks, Inc. Mr. McLean received an MBA from the University of Virginia and a B.A. in Economics from The University of North Carolina.

     Michael G. Stewart has served as our general counsel since October 2004 and as our executive vice president and secretary since March 2005. Prior to October 2004, Mr. Stewart worked as a private investor, healthcare consultant and novelist. He advised physician and surgery groups on emerging healthcare issues for four years before publishing three novels. From 1993 until 1995, he served as vice president and general counsel of Complete Health Services, Inc., a managed care company, and its successor corporation, United Healthcare of the South, a division of United Healthcare, Inc. (NYSE: UNH). Mr. Stewart was engaged in the private practice of law between 1988 and 1993. Mr. Stewart holds a J.D. degree from Cumberland School of Law of Samford University and a B.S. in Business Administration from Auburn University.

     Virginia A. Clarke has served as a member of our board of directors since February 2005. Ms. Clarke has been a search consultant in the global executive search firm of Spencer Stuart & Associates since 1997. Ms. Clarke was with DHR International, an executive search firm, during 1996. Prior to that, Ms. Clarke spent 10 years in the real estate investment management business with La Salle Partners and Prudential Real Estate Investors, where her activities included asset management, portfolio management, capital raising and client service, and two years with First National Bank of Chicago. Ms. Clarke is a member of the Pension Real Estate Association. Ms. Clarke graduated from the University of California at

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Davis and received a master's degree in management from the J.L. Kellogg
Graduate School of Management at Northwestern University.

     G. Steven Dawson has served as a member of our board of directors since April 2004. He is currently a private investor and serves on the boards of five other real estate investment trusts in addition to his service for us, as follows: American Campus Communities (NYSE: ACC), AmREIT, Inc. (AMEX: AMY), Desert Capital REIT (a non-listed public mortgage company), Sunset Financial Resource, Inc. (NYSE: SFO), and Trustreet Properties, Inc. (NYSE: TSY). Mr. Dawson is chairman of the audit committees for each of these companies except Sunset Financial Resource, Inc. and Trustreet Properties, Inc. From July 1990 to September 2003, he was chief financial officer and senior vice president-finance of Camden Property Trust (NYSE: CPT) and its predecessors, a REIT engaged in the development, ownership, management, financing and sale of multi-family properties throughout the southern United States. Mr. Dawson is involved in various charitable, non-profit and educational organizations, including serving on the board of His Grace Foundation, a charity providing services to the families of children in the Bone Marrow Transplant Unit of Texas Children's Hospital, and as a member of the Real Estate Roundtable at the Mays Graduate School of Business at Texas A&M University. Mr. Dawson received a degree in business from Texas A&M University.

     Bryan L. Goolsby has served as a member of our board of directors since February 2005. Mr. Goolsby is the managing partner of the law firm Locke Liddell & Sapp LLP. Mr. Goolsby is an associate board member of the Board of Governors of the National Association of Real Estate Investment Trusts. He is also a member of the National Multi-Family Housing Association and the Pension Real Estate Association, and an associate board member of the Edwin L. Cox School of Business at Southern Methodist University. He serves as a director of Desert Capital REIT, Inc. and AmREIT, Inc. Mr. Goolsby received a J.D. degree from the University of Texas, and is a Certified Public Accountant.

     Robert E. Holmes, Ph.D., has served as a member of our board of directors since April 2004. Mr. Holmes, our lead independent director, is the Dean and Professor of Management of the School of Business at the University of Alabama at Birmingham, positions he has held since 1999. From 1995 to 1999, he was Dean of the Olin Graduate School of Business at Babson College in Wellesley, Massachusetts. Prior to that, he was Dean of the James Madison University College of Business in Harrisonburg, Virginia for 12 years. He is the author of more than 20 scholarly publications, is past president of the Southern Business Administration Association, and is actively involved in the International Association for Management Education. Mr. Holmes received a bachelor's degree from the University of Texas at Austin, an MBA from University of North Texas, and received his Ph.D. from the University of Arkansas with an emphasis on management strategy.

     L. Glenn Orr, Jr. has served as a member of our board of directors since February 2005. Mr. Orr has been president and chief executive officer of The Orr Group, which provides investment banking and consulting services for middle-market companies, since 1995. Prior to that, he was chairman of the board of directors, president and chief executive officer of Southern National Corporation from 1990 until its merger with Branch Banking & Trust in 1995. Mr. Orr is member of the board of directors, chairman of the governance/compensation committee and a member of the executive committee of Highwoods Properties, Inc. (NYSE: HIW). He is also a member of the boards of directors of General Parts, Inc., Village Tavern, Inc. and Broyhill Management Fund, Inc. Mr. Orr previously served as president and chief executive officer of Forsyth Bank and Trust Co., president of Community Bank in Greenville, South Carolina and president of the North Carolina Bankers Association. He is a trustee of Wake Forest University.

CORPORATE GOVERNANCE -- BOARD OF DIRECTORS AND COMMITTEES

     Our board of directors has adopted a code of ethics and business conduct relating to the conduct of our business by our employees, officers and directors, and has also adopted corporate governance guidelines to assist the board of directors in the administration of its duties. Our corporate governance guidelines and the listing standards of the NYSE require that a majority of the members of our board of directors be

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independent. Board members are recommended for nomination by our ethics, nominating and corporate governance committee. Nominations must satisfy the standards established by that committee for membership on our board of directors.

     Our directors generally meet quarterly or more frequently if necessary. The directors are regularly kept informed about our business at meetings of the board of directors and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of any corporate officers. Mr. Holmes has been selected by the board of directors to serve as lead independent director and in that capacity presides at meetings of the non-management directors, coordinates the preparation for meetings of the board of directors with our chief executive officer, and serves as the liaison between the board of directors and our chief executive officer.

     Our board of directors has established audit, compensation, ethics, nominating and corporate governance and investment committees, the principal functions and membership of which are briefly described below. The charters of the audit, compensation and ethics, nominating and corporate governance committees, along with our code of ethics and business conduct and our corporate governance guidelines, will be available on our website upon completion of this offering.


     In February 2005, we expanded the size of our board of directors from seven to 11 directors and elected four new directors, Messrs. Goolsby, Hamner and Orr and Ms. Clarke. In connection with the election of these new directors, our board reconstituted our audit, compensation and ethics, nominating and corporate governance committees and established the investment committee of our board. On April 6, 2005, three of our independent directors who had become members of our board in April 2004 resigned as directors. We expect that in June 2005 several of our current independent directors will purchase the aggregate of 8,000 shares of common stock owned by these former directors at a price of $10.05 per share. Upon completion of this transaction, the former directors will have no continuing equity interest in our company.


  AUDIT COMMITTEE

     Our board of directors has established an audit committee, which is comprised of three independent directors, Messrs. Dawson and Orr and Ms. Clarke. Mr. Dawson serves as the chairperson of the audit committee and also serves on the audit committees of three other public companies. Our board of directors has determined that Mr. Dawson's service on the audit committees of other public companies does not impair his ability to serve on our audit committee. The audit committee oversees (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; and (v) the performance of our internal and independent auditors. The audit committee also:

     - has sole authority to appoint or replace our independent auditors;

     - has sole authority to approve in advance all audit and non-audit services by our independent auditors;

     - monitors compliance of our employees with our standards of business conduct and conflict of interest policies; and

     - meets at least quarterly with our senior executive officers, internal audit staff and our independent auditors in separate executive sessions.

     The specific functions and responsibilities of the audit committee are set forth in the audit committee's charter. Our board of directors has determined that each of the members of the audit committee is financially literate, as such term is interpreted by our board of directors. In addition, our board of directors has determined that Mr. Dawson qualifies as an "audit committee financial expert" under the current SEC regulations. Our management has primary responsibility for the financial statements and internal control over financial reporting. The audit committee engages an independent

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

registered public accounting firm to conduct an annual audit of the Company's financial statements in accordance with the standards of the Public Company Accounting Oversight Board.

  COMPENSATION COMMITTEE

     Our board of directors has established a compensation committee, which is comprised of three independent directors, Messrs. Dawson, Goolsby and Orr. Mr. Orr serves as the chairperson of the compensation committee. The principal functions of the compensation committee are to:

     - evaluate the performance of our executive officers;

     - review and approve the compensation for our executive officers;

     - review and make recommendation to the board with respect to our incentive compensation plans and equity-based plans; and

     - administer our equity incentive plan.

     The compensation committee also reviews and approves corporate goals and objectives relevant to the chief executive officer's compensation, evaluates the chief executive officer's performance in light of those goals and objectives, and establishes the chief executive officer's compensation levels based on its evaluation. The compensation committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the compensation of the chief executive officer or any other executive officer or director. In 2004, the compensation committee engaged a compensation consultant to perform a comprehensive review and provide recommendations to the compensation committee regarding the compensation of our officers and directors. The specific functions and responsibilities of the compensation committee are set forth in more detail in the compensation committee's charter.

  ETHICS, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

     Our board of directors has established an ethics, nominating and corporate governance committee. Membership of the committee is comprised of three independent directors, Messrs. Dawson, Goolsby and Holmes. Mr. Holmes serves as the chairperson of this committee. The ethics, nominating and corporate governance committee is responsible for, among other things, recommending the nomination of qualified individuals to become directors, recommending the composition of committees of our board, periodically reviewing the board's performance and effectiveness as a body, recommending proposed changes to the board of directors, and periodically reviewing our corporate governance guidelines and policies. The specific functions and duties of the ethics, nominating and corporate governance committee are set forth in the committee's charter.

  INVESTMENT COMMITTEE

     Our board of directors has established an investment committee. Membership of the committee is comprised of all of our current directors. Mr. Aldag serves as the chairperson of this committee. The investment committee is responsible for, among other things, considering and taking action with respect to all acquisitions, developments and leasing of healthcare facilities in which our aggregate investment will exceed $10 million.

  VACANCIES ON OUR BOARD OF DIRECTORS

     Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of the holders of at least two-thirds of all of our common stock outstanding and entitled to vote generally for the election of directors. Unless filled by a vote of the stockholders in the event a director is removed as permitted by Maryland law, a vacancy created by death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled by a vote of a majority

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

of the remaining directors although less than a quorum. Vacancies created by an increase in the number of directors must be filled by a vote of majority of the entire board.

LIMITED LIABILITY AND INDEMNIFICATION

     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholder for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter limits the personal liability of our directors and officers for money damages to the fullest extent permitted under Maryland law.

     The MGCL requires a corporation, unless its charter provides otherwise, which our charter does not, to indemnify a director or officer who has been successful on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. See "Certain Provisions of Maryland Law and of Our Charter and
Bylaws -- Indemnification and Limitation of Directors' and Officers' Liability."

     We maintain a directors and officers liability insurance policy. We have also entered into indemnification agreements with each of our directors and executive officers, which we refer to in this context as indemnitees. The indemnification agreements provide that we will, to the fullest extent permitted by Maryland law, indemnify and defend each indemnitee against all losses and expenses incurred as a result of his current or past service as our director or officer, or incurred by reason of the fact that, while he was our director or officer, he was serving at our request as a director, officer, partners, trustee, employee or agent of a corporation, partnership, joint venture, trust, other enterprise or employee benefit plan. We have agreed to pay expenses incurred by an indemnitee before the final disposition of a claim provided that he provides us with a written affirmation that he has met the standard of conduct required for indemnification and a written undertaking to repay the amount we pay or reimburse if it is ultimately determined that he has not met the standard of conduct required for indemnification. We are to pay expenses within 20 days of receiving the indemnitee's written request for such an advance. Indemnitees are entitled to select counsel to defend against indemnifiable claims.

     The general effect to investors of any arrangement under which any person who controls us or any of our directors, officers or agents is insured or indemnified against liability is a potential reduction in distributions to our stockholders resulting from our payment of premiums associated with liability insurance and payment of indemnifiable expenses and losses.

     The SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. As a result, indemnification of our directors and officers may not be allowed for liabilities arising from or out of a violation of state or federal securities laws.

DIRECTOR COMPENSATION

     As compensation for serving on our board of directors, each of our independent directors receives an annual fee of $20,000 and an additional $1,000 for each board of directors meeting attended. In addition, each independent director is paid $1,000 for attendance at each meeting of a committee on which he serves. Committee chairmen receive an additional $5,000 per year except that the audit committee chairman receives an additional $10,000 per year. In addition, we reimburse our directors for their reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings. Directors who are also officers or employees of our company receive no additional compensation for their service as directors. At the time of each annual meeting of our stockholders following his or her election to the board of directors, each independent director will receive 2,000 shares of our common stock, restricted as to transfer for three years, or a comparable number of deferred stock units. Our compensation committee may change the compensation of our independent directors in its discretion.

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

     Upon joining our board of directors, each independent director received a non-qualified option to purchase 20,000 shares of our common stock with an exercise price of $10.00 per share. One-third of these options vested upon grant. One-half of the remaining options will vest on each of the first and second anniversaries of the date of grant. In addition to this option to purchase stock, each of our independent directors has been awarded 2,500 deferred stock units, which represent the right to receive 2,500 shares of common stock at no cost in October 2007 for Messrs. Dawson and Holmes and 2,500 shares of common stock at no cost in March 2008 for Ms. Clarke and Messrs. Goolsby and Orr.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or earned by our chief executive officer and our other executive officers for 2003 and 2004:

                                                                   RESTRICTED STOCK   OTHER ANNUAL    ALL OTHER
NAME AND POSITION                   YEAR    SALARY       BONUS        AWARDS(1)       COMPENSATION   COMPENSATION
-----------------                   ----   --------     --------   ----------------   ------------   ------------
Edward K. Aldag, Jr. .............  2004   $350,000     $350,000         43,500         $50,462(2)     $30,769(3)
  Chairman, Chief Executive         2003    145,833(4)   145,833                         10,492(5)       9,249(6)
  Officer and President
Emmett E. McLean..................  2004   $250,000     $250,000         20,500         $24,385(7)     $15,385(3)
  Executive Vice President,         2003    104,167(4)   104,167                             --         10,896(8)
  Chief Operating Officer,
  Treasurer and Assistant
  Secretary
R. Steven Hamner..................  2004   $250,000     $250,000         27,000         $24,385(7)     $15,385(3)
  Executive Vice President          2003    104,167(4)   104,167                             --          5,918(9)
  and Chief Financial Officer
William G. McKenzie...............  2004   $175,000     $175,000         15,000         $    --        $    --
  Vice Chairman of the Board        2003     72,917(4)    72,917                             --             --
Michael G. Stewart................  2004   $ 43,527(10) $ 42,188             --         $    --        $    --
  Executive Vice President,         2003         --           --             --              --             --
  Secretary and General Counsel

---------------

 (1) To be awarded upon completion of this offering under our equity incentive plan. These restricted stock awards will vest at a rate of 8.33% per quarter beginning on the last day of the first calendar quarter after completion of this offering so long as each named executive officer remains an employee of ours. Dividends will be paid on the shares of restricted common stock.

 (2) Represents a $12,000 automobile allowance and $25,000 payable to Mr. Aldag to reimburse him for the cost of tax preparation and financial planning services and $13,462 to reimburse Mr. Aldag for his tax liabilities associated with such payment.

 (3) Represents reimbursement for life insurance premiums of $20,000 for Mr. Aldag and $10,000 for each of Messrs. McLean and Hamner and reimbursement of $10,769 for Mr. Aldag and $5,385 for each of Messrs. McLean and Hamner for tax liabilities associated with such premium reimbursements, but does not include any matching contributions under the 401(k) plan that we expect to adopt in 2004.

 (4) For the partial year period from our inception in August 2003 until December 31, 2003.

 (5) Represents a $7,000 automobile allowance and $3,492 payable to Mr. Aldag to reimburse him for the cost of tax preparation and financial planning services.

 (6) Represents reimbursement for life insurance premiums of $9,249.

 (7) Represents a $9,000 automobile allowance and $10,000 for the named executive officers to reimburse them for the cost of tax preparation services and $5,385 for the named executive officers to reimburse them for their tax liabilities associated with such tax preparation cost reimbursement.

 (8) Represents reimbursement for life insurance premiums of $10,896.

 (9) Represents reimbursement for life insurance premiums of $5,918.

(10) For the partial year period from October 25, 2004, Mr. Stewart's date of hire, to December 31, 2004. Had Mr. Stewart been employed for the full year 2004, he would have been entitled to a base salary of $225,000 during 2004. Mr. Stewart's employment agreement was amended effective April 28, 2005. The amended employment agreement provides for an annual base salary of $250,000.

EMPLOYMENT AGREEMENTS

     We have employment agreements with each of the named executive officers. These employment agreements provide the following annual base salaries: Edward
K. Aldag, Jr., $350,000; Emmett E. McLean, $250,000; R. Steven Hamner, $250,000;
Michael G. Stewart, $250,000; and William G. McKenzie, $175,000. The base salaries for Messrs. Aldag, McLean and Hamner were increased by 5% effective January 1, 2005. On each January 1 hereafter, each of the executive officers is to receive a minimum increase in his base salary equal to the increase in the Consumer Price Index. These agreements provide that the executive officers, other than Mr. McKenzie, agree to devote substantially all of their

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

business time to our operation. The employment agreement for each of the named executive officers is for a three year term which is automatically extended at the end of each year within such term for an additional one year period, unless either party gives notice of non-renewal as provided in the agreement. These employment agreements permit us to terminate each executive's employment with appropriate notice for or without "cause." "Cause" is generally defined to mean:

     - conviction of, or the entry of a plea of guilty or nolo contendere to, a felony (excluding any felony relating to the negligent operation of a motor vehicle or a conviction or plea of guilty or nolo contendere arising under a statutory provision imposing per se criminal liability due to the position held by the executive with us, provided the act or omission of the executive or officer with respect to such matter was not taken or omitted to be taken in contravention of any applicable policy or directive of the board of directors);

     - a willful breach of the executive's duty of loyalty which is materially detrimental to us;

     - a willful failure to perform or adhere to explicitly stated duties that are consistent with the executive's employment agreement, or the reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including, without limitation, the business code of ethics adopted by the board of directors, or the failure to follow the lawful directives of the board of directors provided such directives are consistent with the terms of the executive's employment agreement, which continues for a period of 30 days after written notice to the executive; and

     - gross negligence or willful misconduct in the performance of the executive's duties.

     Each of the named executive officers has the right under his employment agreement to resign for "good reason." The following constitute good reason under the employment agreements: (i) the employment agreement is not automatically renewed by the company; (ii) the termination of certain incentive compensation programs; (iii) the termination or diminution of certain employee benefit plans, programs or material fringe benefits (other than for Mr. McKenzie); (iv) the relocation of our principal office outside of a 100 mile radius of Birmingham, Alabama (in the case of Mr. Aldag); or (v) our breach of the employment agreement which continues uncured for 30 days. In addition, in the case of Mr. Aldag, the following constitute good reason: (i) his removal from the board of directors without cause or his failure to be nominated or elected to the board of directors; or (ii) any material reduction in duties, responsibilities or reporting requirements, or the assignment of any duties, responsibilities or reporting requirements that are inconsistent with his positions with us.

     The executive employment agreements provide a monthly car allowance of $1,000 for Mr. Aldag and $750 for each of Messrs. McLean, Hamner and Stewart. Messrs. Aldag, McLean, Hamner and Stewart are also reimbursed for the cost of tax preparation and financial planning services, up to $25,000 annually for Mr. Aldag and $10,000 annually for each of Messrs. McLean, Hamner and Stewart. We also reimburse each executive for the income tax he incurs on the receipt of these tax preparation and financial planning services. In addition, the employment agreements provide for annual paid vacation of six weeks for Mr. Aldag and three weeks for Messrs. McLean, Hamner and Stewart and various other customary benefits. The employment agreements also provide that Mr. Aldag will receive up to $20,000 per year in reimbursement for life insurance premiums, which amount is to increase annually based on the increase in the Consumer Price Index for such year, and that Messrs. McLean, Hamner and Stewart will receive up to $10,000 per year in reimbursement for life insurance premiums which amount is to increase annually based on the increase in the Consumer Price Index for such year. We also reimburse each executive for the income tax he incurs on the receipt of these premium reimbursements.

     We have the right to obtain a key man life insurance policy for the benefit of the company on the life of each of our executives with a death benefit equal to the death benefit of such executive's whole life policy.

     The employment agreements referred to above provide that the executive officers are eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k)
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

plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans is subject to the terms of said benefit plans as in effect from time to time.

     If the named executive officer's employment ends for any reason, we will pay accrued salary, bonuses and incentive payments already determined, and other existing obligations. In addition, if we terminate the named executive officer's employment without cause or if any of them terminates his employment for good reason, we will be obligated to pay (i) a lump sum payment of severance equal to the sum of (x) the product of three and the sum of the salary in effect at the time of termination plus the average cash bonus (or the highest cash bonus, in the case of Mr. Aldag) paid to such executive during the preceding three years, grossed up for taxes in the case of Mr. Aldag, and (y) the incentive bonus prorated for the year in which the termination occurred, (ii) other than for Mr. McKenzie, the cost of the executive's continued participation in the company's benefit and welfare plans (other than the 401(k) plan) for a three year period (or for a five year period in the case of Mr. Aldag), and (iii) certain other benefits as provided for in the employment agreement. Additionally, in the event of a termination by us for any reason other than cause or by the executive for good reason, all of the options and restricted stock granted to the executive will become fully vested, and the executive will have whatever period remains under the options in which to exercise all vested options.

     In the event of a termination of the employment of our executives as a result of death, then in addition to the accrued salary, bonus and incentive payments due to them, they shall become fully vested in their options and restricted stock, and their respective beneficiaries will have whatever period remains under the options to exercise such options. In addition, the executives would be entitled to their prorated incentive bonuses.

     In the event the employment of our executives ends as a result of a termination by us for cause or by the executives without good reason, then in addition to the accrued salary, bonuses and incentive payments due to them, the executives would be entitled to exercise their vested stock options pursuant to the terms of the grant, but all other unvested options and restricted stock would be forfeited.

     Upon a change of control, the named executive officers will become fully vested in their options and restricted stock and will have whatever period remains under the option in which to exercise their options. In addition, if any executive's employment is terminated by us for cause or by the executive without good reason in connection with a change of control, the executive will be entitled to receive an amount equal to the largest cash compensation paid to the executive for any twelve month period during his tenure multiplied by three. In general terms, a change of control occurs:

     - if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then-outstanding voting securities;

     - if we merge into or complete a share exchange, consolidation or other business combination transaction with another entity unless the holders of our voting stock immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent; or

     - upon the liquidation, dissolution, sale or disposition of all or substantially all of our assets such that after that transaction the holders of our voting stock immediately prior to the transaction own less than 50% of the voting securities of the acquiror or its parent.

     If payments become due as a result of a change in control and the excise tax imposed by Code Section 4999 applies, the terms of the employment agreements require us to gross up the amount payable to the executive by the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

     For an 18 month period after termination of an executive's employment for any reason other than (i) termination by us without cause or (ii) termination by the executive for good reason, each of the executives under these employment agreements has agreed not to compete with us by working with or

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

investing in, subject to certain limited exceptions, any enterprise engaged in a business substantially similar to our business as it was conducted during the period of the executive's employment with us.

     The employment agreements provide that these named executive officers are eligible to participate in our equity incentive plan, as described in the section below titled "Equity Incentive Plan." The employment agreements also provide that the named executive officers are eligible to receive annual bonuses under our bonus policy. See "Annual Incentive Bonus Policy."

BENEFIT PLANS

  ANNUAL INCENTIVE BONUS POLICY

     We expect our compensation committee to adopt an annual cash incentive bonus policy. This policy will be subject to those provisions in our executive officers' employment agreements that provide that the executives will receive not less than 40% nor more than 100% of their base salaries under the policy. Our compensation committee will reevaluate the annual incentive bonus policy for our executive officers on an annual basis, subject to the maximum and minimum limitations previously described. In addition, the compensation committee may approve any additional bonus awards to any executive officer.

  401(K) PLAN


     Our board of directors has approved the adoption of a Section 401(k) plan covering our eligible employees. The plan will be a safe harbor plan providing that each participant must complete one year of service before becoming eligible for profit sharing contributions, we will match each dollar, dollar for dollar for the first 3%, then 50% for each dollar of the next 2%, of each participant's salary, participants' elective contributions and safe harbor contributions will be fully vested when made, and profit sharing contributions will vest over six years.


  EQUITY INCENTIVE PLAN

     We have adopted the Amended and Restated Medical Properties Trust, Inc. 2004 Equity Incentive Plan, or equity incentive plan, for the purpose of attracting and retaining directors, executive officers and other key employees and consultants, including officers and employees of our operating partnership. The equity incentive plan provides that the aggregate number of shares of common stock as to which awards can be made pursuant to the equity incentive plan is 791,180. On April 25, 2005, our compensation committee awarded 82,000 shares of restricted stock to Mr. Stewart and certain non-management employees. These shares will vest 20% per year over five years beginning on April 25, 2006. There remain 490,680 shares available for awards under the equity incentive plan. We intend to seek stockholder approval of an amendment to the equity incentive plan at our 2005 annual meeting in order to increase the shares of common stock available under the plan.

     Awards. The equity incentive plan authorizes the issuance of options to purchase shares of common stock, restricted stock awards, restricted stock units, deferred stock units, stock appreciation rights and performance units. The equity incentive plan contains an award limit on the maximum number of shares of common stock that may be awarded to an individual in any fiscal year of 300,000 shares.

     Vesting. Our compensation committee will determine the vesting of options and restricted stock and restricted stock units granted under the equity incentive plan, subject to any different vesting provisions agreed upon in a participant's employment agreement. In addition, our compensation committee will establish a standard vesting schedule for options, restricted stock and restricted stock units subject to any different vesting schedule which is agreed upon in a participant's employment or award agreement.

     Options. Each option granted pursuant to the equity incentive plan is designated at the time of grant as either an option intended to qualify as an incentive stock option under Section 422 of the Code, referred to as a qualified incentive option, or as an option that is not intended to so qualify, referred to as a non-qualified option. The equity incentive plan authorizes our compensation committee to grant incentive stock options for common stock in an amount and at an exercise price to be determined by it, provided that the price cannot be less than 100% of the fair market value of the common stock on the date on which the option is granted. If an incentive stock option is granted to a 10% stockholder, additional requirements will apply to the option. The exercise price of non-qualified options will be equal to 100% of the fair market value of common stock on the date the option is granted unless otherwise determined by our compensation committee. The exercise price for any option is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the option is exercised, of shares of our common stock having a value equal to the exercise price. The equity incentive plan provides that exercise may be delayed or prohibited if it would adversely affect our status as a REIT. In addition, the equity incentive plan permits optionholders to exercise their options prior to the date on which the options will vest, subject to Committee action. In such case, the optionholder will, upon payment for the shares, receive restricted stock having vesting terms on transferability that are identical to the vesting terms under the original option and subject to repurchase by us while the restrictions on vesting are in effect.

     In connection with certain extraordinary events, the compensation committee may make adjustments in the aggregate number and kind of shares of capital stock reserved for issuance, the number and kind of shares of capital stock covered by outstanding awards and the exercise prices specified therein as may be determined to be appropriate.

     Restricted Stock. The equity incentive plan also provides for the grant of restricted stock awards. A restricted stock award is an award of shares of common stock that is subject to restrictions on transferability and other restrictions, if any, as our compensation committee may impose at the date of grant. Shares of restricted common stock are subject to vesting as our compensation committee may approve or as may otherwise be agreed upon in a participant's employment or other award agreement. The restrictions may lapse separately or in combination at the times and under the circumstances, including without limitation, a specified period of employment or the satisfaction of pre-established criteria, in installments or otherwise, as our compensation committee may determine. Except to the extent restricted under the award agreement, a participant granted shares of restricted stock will have all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted stock.

     Restricted Stock Units and Deferred Stock Units. Under the equity incentive plan, the compensation committee may award restricted stock units and deferred stock units, each for the duration that it determines in its discretion. Each restricted stock unit and each deferred stock unit is equivalent in value to one share of common stock and entitles the participant receiving the award to receive one share of common stock for each restricted stock unit at the end of the vesting period applicable to such restricted stock unit and for each deferred stock unit at the end of the deferral period. Participants are not required to pay any additional consideration in connection with the settlement of restricted stock units or deferred stock units. A holder of restricted stock units or deferred stock units has no voting rights, right to receive cash distributions or other rights as a stockholder until shares of common stock are issued to the holder in settlement of the stock units. However, participants holding restricted stock units or deferred stock units will be entitled to receive dividend equivalents with respect to any payment of cash dividends on an equivalent number of shares of common stock. Such dividend equivalents will be credited in the form of additional stock units.

     Performance Units. The equity incentive plan also provides for the grant of performance shares and performance units. Holders of performance units will be entitled to receive payment in cash or shares of our common stock (or in some combination of cash and shares) if the performance goals established by the compensation committee are achieved or the awards otherwise vest. Each performance unit will have an initial value established by the compensation committee. The compensation committee will set performance objectives, and such performance objectives may be based upon the achievement of company-wide, divisional or individual goals.

     Stock Appreciation Rights. The equity incentive plan also authorizes our compensation committee to grant stock appreciation rights. Stock appreciation rights are awards that give the recipient the right to receive an amount equal to (1) the number of shares exercised under the right, multiplied by (2) the

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

amount by which our stock price exceeds the exercise price. Payment may be in cash, in shares of our common stock with equivalent value, or in some combination, as determined by the administrator. The compensation committee will determine the exercise price, vesting schedule and other terms and conditions of stock appreciation rights; however, stock appreciation rights expire under the same rules that apply to stock options.

     Administration of the Plan. The equity incentive plan is administered by our compensation committee. Mr. Aldag is to make recommendations to the compensation committee as to which consultants, employees, and executive officers, other than himself, will be eligible to participate, subject to compensation committee review and approval. The compensation committee, in its absolute discretion, will determine the effect of an employee's termination on unvested options, restricted common stock and restricted stock units, unless otherwise provided in the equity incentive plan or the participant's employment or award agreement.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are no compensation committee interlocks and none of our employees participates on the compensation committee.

                   INSTITUTIONAL TRADING OF OUR COMMON STOCK


     The last sale of our common stock on the Portal(SM) Market occurred on May 25, 2005 at a price of $10.05 per share. Individuals and institutions that sell our common stock are not obligated to report their sales to The Portal(SM) Market. Therefore, the last sales price that was reported on the Portal(SM) Market may not be reflective of sales of our common stock that have occurred and were not reported and may not be indicative of the prices at which our shares of common stock will trade after this offering. The following table shows the high and low sales prices for our common stock for each quarterly period since our common stock became eligible for trading in the Portal(SM) Market:


                                                              HIGH SALES     LOW SALES
                                                                 PRICE         PRICE
                                                              -----------   -----------
April 6, 2004 to June 30, 2004..............................    $10.50        $10.00
July 1, 2004 to September 30, 2004..........................     10.00         10.00
October 1, 2004 to December 31, 2004........................     10.25         10.00
January 1, 2005 to March 31, 2005...........................     10.25         10.00
April 1, 2005 to May 25, 2005...............................     10.25         10.00

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth the beneficial ownership of our common stock as of June 15, 2005 by (i) each of our directors, (ii) each of our executive officers, (iii) all of our directors and executive officers as a group and (iv) each person known to us who is the beneficial owner of more than 5% of our common stock, as adjusted to give effect to the issuance of shares of restricted common stock issuable upon completion of this offering. The SEC has defined "beneficial" ownership of a security to mean the possession, directly or indirectly, of voting power or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. Each beneficial owner named in the table has the sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise indicated, the address of each named beneficial owner is Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama, 35242.



                                                               PERCENTAGE OF
                                                                ALL COMMON       PERCENTAGE OF ALL
                                         NUMBER OF SHARES         SHARES           COMMON SHARES
NAME OF BENEFICIAL OWNER                BENEFICIALLY OWNED   (PRE-OFFERING)(1)   (POST-OFFERING)(1)
------------------------                ------------------   -----------------   ------------------
Edward K. Aldag, Jr...................        282,217(2)            1.08%
R. Steven Hamner......................         73,804(3)               *
William G. McKenzie...................         97,680(4)               *
Emmett E. McLean......................        105,207(5)               *
Michael G. Stewart....................         30,000(6)               *
Virginia A. Clarke....................          6,666(7)               *
G. Steven Dawson......................         33,333(8)               *
Bryan L. Goolsby......................          6,666(7)               *
Robert E. Holmes, Ph.D. ..............         14,333(8)               *
L. Glenn Orr, Jr. ....................          6,666(7)               *
  All executive officers and directors
     as a group (10 persons)..........        655,672(9)            2.50%
Friedman Billings Ramsey Group,
  Inc.................................      2,842,959(10)          10.90%
1001 Nineteenth St. North
Arlington, Virginia 22209


---------------

 * Represents less than 1% of the number of shares of common stock outstanding.


 (1) Pre-offering calculations assume 26,164,862 shares of common stock outstanding as of June 15, 2005. Post-offering calculations assume shares of common stock outstanding. Shares of common stock that are deemed to be beneficially owned by a stockholder within 60 days after June 15, 2005 are deemed outstanding for purposes of computing such stockholder's percentage ownership but are not deemed outstanding for the purpose of computing the percentage ownership of any other stockholder.


 (2) Excludes 43,500 shares of restricted common stock to be awarded upon completion of this offering.

 (3) Excludes 27,000 shares of restricted common stock to be awarded upon completion of this offering.

 (4) Excludes 15,000 shares of restricted common stock to be awarded upon completion of this offering.

 (5) Excludes 20,500 shares of restricted common stock to be awarded upon completion of this offering.

 (6) These restricted shares of common stock will vest over five years, at a rate of 20% per year, beginning on April 25, 2006.

 (7) Includes 6,666 shares of common stock issuable upon exercise of a vested stock option.

 (8) Includes 13,333 shares of common stock issuable upon exercise of a vested stock option.

 (9) See notes (1)-(8) above.


(10) Includes 1,795,571 shares of common stock owned directly by Friedman, Billings, Ramsey Group, Inc., the parent company of Friedman, Billings, Ramsey & Co., Inc., 52,388 shares owned directly by Friedman, Billings, Ramsey & Co., Inc. and 995,000 shares held by various investment funds over which Friedman, Billings, Ramsey Group, Inc., through a wholly-owned indirect subsidiary, exercises shared investment and voting power.


     We and our founders have agreed that the 521,908 shares of our common stock held by them that were issued in connection with our formation, which excludes the 36,000 shares in the aggregate that they purchased in our April 2004 private placement, will vest upon the effective date of the registration statement of which this prospectus is a part. In addition, a founder's unvested shares will become 100% vested if the founder's employment is terminated by that founder with good reason or by us without cause, upon the founder's death or disability or upon a change of control of the company prior to completion of this offering. A founder's unvested shares will be forfeited if the founder's employment with us is terminated by us for good cause or by the founder without good reason prior to completion of this offering.

                              SELLING STOCKHOLDERS


     The following table sets forth the beneficial ownership of shares of common stock by the selling stockholders as of June 9, 2005, the maximum number of shares of common stock being offered by the selling stockholders under this prospectus and the beneficial ownership of shares of common stock by the selling stockholders on June 9, 2005 as adjusted to give effect to the sale of shares of common stock offered by this prospectus. The SEC has defined "beneficial" ownership of a security to mean the possession, directly or indirectly, of voting power or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. Shares of common stock may also be sold by donees, pledges or other transferees or successors in interest of the selling stockholder.



     Pursuant to a registration rights agreement between us and our existing stockholders, these stockholders have the right to sell in this offering all or a portion of their shares of common stock. In accordance with notices that we received pursuant to these registration rights, we are including 701,823 shares of common stock in this offering. The selling stockholders have agreed that, for a period of 60 days after the date of this prospectus, they will not, directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock, other than the shares of common stock sold by the selling stockholders in this offering. The selling stockholders may withdraw their shares of common stock from this offering at any time up until five business days prior to the effective date of the registration statement of which this prospectus is a part.



                                                                      PERCENTAGE OF     BENEFICIAL OWNERSHIP
                                         NUMBER OF       MAXIMUM       ALL SHARES      AFTER RESALE OF SHARES
                                           SHARES       NUMBER OF     BENEFICIALLY    -------------------------
                                        BENEFICIALLY   SHARES BEING   OWNED BEFORE    NUMBER OF
SELLING STOCKHOLDER                        OWNED         OFFERED        RESALE(1)      SHARES     PERCENTAGE(2)
-------------------                     ------------   ------------   -------------   ---------   -------------
Elm Ridge Value Partners Offshore
  Fund, Ltd. .........................     407,000        407,000         1.56%           0             *
Elm Ridge Capital Partners, L.P. .....     266,000        266,000         1.02%           0             *
Elm Ridge Value Partners, L.P. .......      27,000         27,000            *            0             *
HFR ED Master Performance Trust.......       1,823          1,823            *            0             *
                                         ---------      ---------         ----            --            --
TOTALS................................     701,823        701,823         2.58            0             *
                                         =========      =========         ====            ==            ==


---------------

 *  Represents less than 1%.


(1) Assumes 26,164,862 shares of common stock outstanding as of June 9, 2005.



(2) Assumes 37,529,862 shares of common stock outstanding as of June 9, 2005, including 11,365,000 shares of common stock issued in this offering.


                   REGISTRATION RIGHTS AND LOCK-UP AGREEMENTS

REGISTRATION RIGHTS

     The purchasers of our common stock in our April 2004 private placement are entitled to the benefits of a registration rights agreement among the purchasers of our stock in that offering, Friedman, Billings, Ramsey & Co., Inc. and us. In accordance with the registration rights agreement, we have agreed to include shares held by four of these purchasers in this offering. At the request of us or the underwriters, the holders of our outstanding common stock not being sold in this offering will be prohibited from selling, contracting to sell or otherwise disposing of or hedging their common stock for specified periods of time following the date of this prospectus. These registration rights and lock-up agreements are described in detail below. The summary of the registration rights agreement is subject to and qualified in its entirety by reference to the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."


     Inclusion of Common Stock in this Offering. On or about November 12, 2004, we sent to all of our stockholders notice that we have filed a registration statement with the SEC for this offering. We sent this notice pursuant to the registration rights agreement among our stockholders, Friedman, Billings, Ramsey & Co., Inc. and us, under which the persons who purchased our common stock in our private placement in April 2004 and their transferees have the right to sell in this offering all or a portion of their common stock, subject to various rights of the underwriters and other conditions referred to below.

     Because this offering is underwritten, the registration rights agreement:

     - requires the selling stockholders to enter into the underwriting agreement for this offering;

     - permits the underwriters, based on marketing factors, to limit the number of shares a selling stockholder may sell in this offering; and

     - conditions the selling stockholders' participation in this offering on compliance with applicable provisions of the registration rights agreement.

     Resale Registration Statement. Pursuant to the registration rights agreement, we also agreed for the benefit of the holders of shares of common stock sold in our April 2004 private placement or issued to Friedman, Billings, Ramsey & Co., Inc. in connection with our April 2004 private placement, that we would, at our expense, file with the SEC, no later than nine months following the closing of the offering, or January 6, 2005, a resale registration statement permitting the public offering and sale of the registrable securities. The resale registration statement was filed on January 6, 2005. Pursuant to a registration rights agreement between us, Friedman, Billings, Ramsey & Co., Inc. and certain holders of our common stock, we are required to pay most expenses in connection with the registration of the shares of common stock purchased in the April 2004 private placement. In addition, we will reimburse selling stockholders in an aggregate amount of up to $50,000, for the fees and expenses of one counsel and one accounting firm, as selected by Friedman, Billings, Ramsey & Co., Inc. for the selling stockholders to review any registration statement. Each selling stockholder participating in this offering will bear a proportionate share based on the total number of shares of common stock sold in this offering of all discounts and commissions payable to the underwriters, all transfer taxes and transfer fees and any other expense of the selling stockholders not allocated to us in the registration rights agreement.

     In addition, we agreed to use our reasonable best efforts to cause the resale registration statement to become effective under the Securities Act as promptly as practicable after the filing and to maintain the resale registration statement continuously effective under the Securities Act until the first to occur of (1) such time as all of the shares of common stock covered by the resale registration statement have been sold pursuant to the registration statement or pursuant to Rule 144 (or any successor or analogous rule) under the Securities Act, (2) such time as all of the common stock not held by affiliates of us, and covered by the resale registration statement, are eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act, (3) such time as the shares of common stock have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer have been delivered by us and subsequent public distribution of such shares does not require registration, or (4) the second annual anniversary of the initial effective date of the resale registration statement.

     Notwithstanding the foregoing, we will be permitted, under limited circumstances, to suspend the use, from time to time, of the prospectus that is part of the resale registration statement, and therefore suspend sales under the registration statement, for certain periods, referred to as "blackout periods," if a majority of the independent directors of our board, in good faith, determines that we are in compliance with the terms of the registration rights agreement, that it is in our best interest to suspend the use of the registration statement, and:

     - that the offer or sale of any registrable shares would materially impede, delay or interfere with any material proposed acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or similar material transaction;

     - after the advice of counsel, sale of the registrable shares would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; and

     - disclosure would have a material adverse effect on us or on our ability to close the applicable transaction.

     In addition, we may effect a blackout if a majority of independent directors of our board, in good faith, determines that we are in compliance with the terms of the registration rights agreement, that it is in our best interest to suspend the use of the registration statement, and, after advice of counsel, that it is required by law, rule or regulation to supplement the registration statement or file a post-effective amendment for the purposes of:

     - including in the registration statement any prospectus required under
       Section 10(a)(3) of the Securities Act;

     - reflecting any facts or events arising after the effective date of the registration statement that represents a fundamental change in information set forth therein; or

     - including any material information with respect to the plan of distribution or change to the plan of distribution not set forth therein.

     The cumulative blackout periods in any 12 month period commencing on the closing of the offering may not exceed an aggregate of 90 days and furthermore may not exceed 60 days in any 90 day period. We may not institute a blackout period more than three times in any 12 month period. Upon the occurrence of any blackout period, we are to use our reasonable best efforts to take all action necessary to promptly permit resumed use of the registration statement.


     If, among other matters, we fail to use our reasonable best efforts to cause the resale registration statement to be declared effective as promptly as possible following its filing or fail to maintain its effectiveness, or, if our board of directors suspends the effectiveness of the resale registration statement in excess of the permitted blackout periods described above, the holders of registrable shares (other than our affiliates) will be entitled to receive liquidated damages from us for the period during which such failures or excess suspensions are continuing. The liquidated damages will accrue daily during the first 90 days of any such period at a rate of $0.25 per registrable share per year and will escalate by $0.25 per registrable share per year at the end of each 90 day period within any such period up to a maximum rate of $1.00 per registrable share per year. The liquidated damages will be payable quarterly, in arrears within ten days after the end of each applicable quarter.


     In connection with the registration of the shares sold in the April 2004 private placement, we agreed to use our reasonable best efforts to list our common stock on the NYSE or the Nasdaq National Market and thereafter to maintain the listing.

LOCK-UP AGREEMENTS

     All of our directors and executive officers, subject to limited exceptions, have agreed to be bound by lock-up agreements that prohibit these holders from selling or otherwise disposing of any of our common stock or securities convertible into our common stock that they own or acquire for 180 days after the date of this prospectus. In addition, the underwriters will require that all of our stockholders other than our executive officers and directors agree not to sell or otherwise dispose of any of the shares of our common stock or securities convertible into our common stock that they have acquired prior to the date of this prospectus and are not selling in this offering until 60 days after the date of this prospectus, subject to limited exceptions. Friedman, Billings, Ramsey & Co., Inc., on behalf of the underwriters, may, in its discretion, release all or any portion of the common stock subject to the lock-up agreements with our directors and executive officers, at any time and without notice or stockholder approval, in which case our other stockholders would also be released from the restrictions under the registration rights agreement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OUR FORMATION

     We were formed as a Maryland corporation on August 27, 2003 to succeed to the business of Medical Properties Trust, LLC, a Delaware limited liability company, which was formed by certain of our founders in December 2002. In connection with our formation, we issued our founders 1,630,435 shares of our common stock in exchange for nominal cash consideration and the membership interests of Medical Properties Trust, LLC. Upon completion of our private placement in April 2004, 1,108,527 shares of the 1,630,435 shares of common stock held by our founders were redeemed for nominal value and they now collectively hold 557,908 shares of our common stock, including shares purchased in our April 2004 private placement.

     James P. Bennett was formerly an owner, officer, director and consultant of the company's predecessor, Medical Properties Trust, LLC, but has not been affiliated with us since August 2003. Our predecessor had a consulting agreement with Mr. Bennett pursuant to which he was to be paid a monthly consulting fee, certain fringe benefits and, under certain circumstances, a fee based upon the completion of specified acquisition transactions. We believe we owe Mr. Bennett $411,238. Mr. Bennett disputes this amount and has notified us that he believes he is entitled to be paid consulting fees of approximately $1.6 million. We intend to vigorously defend against this claim.

     From time to time, we may acquire or develop facilities in transactions involving prospective tenants in which our directors or executive officers have an interest. In accordance with our written conflicts of interest policy, we do not intend to engage in these transactions without the approval of a majority of our disinterested directors.

OUR STRUCTURE

     Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any limited partner thereof, on the other. Our directors and officers have duties to our company and our stockholders under applicable Maryland law in connection with their management of our company. At the same time, we, through our wholly owned subsidiary, have fiduciary duties, as a general partner, to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties, through our wholly owned subsidiary, as a general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our company and our stockholders. The partnership agreement of our operating partnership requires us to resolve such conflicts in favor of our stockholders.

     Pursuant to Maryland law, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director's vote in favor thereof. However, such transaction will not be void or voidable only if:

     - the material facts relating to the common directorship or interest and as to the transaction are disclosed to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

     - the material facts relating to the common directorship or interest and as to the transaction are disclosed to our stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote (other than the votes of shares owned of record or beneficially by the interested director); or

     - the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

     Furthermore, under Delaware law, where our operating partnership is formed, we, acting through the general partner, have a fiduciary duty to our operating partnership and, consequently, such transactions are also subject to the duties of care and loyalty that we, as a general partner, owe to limited partners in our operating partnership (to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement). Where appropriate, in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion, or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so.

RELATIONSHIP WITH ONE OF OUR UNDERWRITERS

     On November 13, 2003, we entered into an engagement letter agreement with Friedman, Billings, Ramsey & Co., Inc., one of the underwriters of this offering. The engagement letter gives Friedman, Billings, Ramsey & Co., Inc. the right to serve in the following capacities until April 2006:

     - as our financial advisor with respect to any future mergers, acquisitions or other business combinations;

     - as the sole book running and lead underwriter or sole placement agent in connection with any public or private offering of equity or any public offering of debt securities; and

     - as our agent in connection with the exercise of our warrants or options, other than warrants or options held by management or by Friedman, Billings, Ramsey & Co., Inc.


     On March 31, 2004, we entered into a Purchase/Placement Agreement with Friedman, Billings, Ramsey & Co., Inc., pursuant to which Friedman, Billings, Ramsey & Co., Inc. acted as initial purchaser and sole placement agent for our April 2004 private placement and received aggregate initial purchaser discounts and placement fees of $17.7 million. In addition, we issued 260,954 shares of our common stock to Friedman, Billings, Ramsey & Co., Inc. as payment for financial advisory services. As of June 15, 2005, Friedman Billings Ramsey Group, Inc., an affiliate of Friedman, Billings, Ramsey & Co., Inc., beneficially owned, directly or indirectly through affiliates, 2,842,959 shares of our common stock or approximately 10.9% of our outstanding common stock. We have an account with Friedman, Billings, Ramsey & Co., Inc. through which we manage approximately $48.3 million of our cash and cash equivalents.


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                        INVESTMENT POLICIES AND POLICIES
                       WITH RESPECT TO CERTAIN ACTIVITIES

     The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our stockholders. Any change to any of these policies by our board of directors, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of directors believes that it is advisable to do so in our and our stockholders' best interests. We cannot assure you that our investment objectives will be attained.

INVESTMENTS IN REAL ESTATE OR INTERESTS IN REAL ESTATE

     We conduct our investment activities through our operating partnership and other subsidiaries. Our policy is to acquire or develop assets primarily for current income generation. In general, our investment strategy consists of the following elements:

     - Integral Healthcare Real Estate: We acquire and develop net-leased healthcare facilities providing state-of-the-art healthcare services. In our experience, healthcare service providers, including physicians and hospital operating companies, choose to remain in an established location for relatively long periods since changing the location of their physical facilities does not assure that other critical components of the healthcare delivery system, such as laboratory support, access to specialized equipment, patient referral sources, nursing and other professional support, and patient convenience, will continue to be available at the same level of quality and efficiency. Consequently, we believe market conditions will remain favorable for long-term net-leased healthcare facilities, and we do not presently expect high levels of tenant turnover. Moreover, we believe that our partnering approach will afford us the opportunity to play an integral role in the strategic planning process for the financing of replacement facilities and the development of alternative uses for existing facilities.

     - Net-lease Strategy: Our healthcare facilities are leased to healthcare operators pursuant to long-term net-lease agreements under which our tenants are responsible for virtually all costs of occupancy, including property taxes, utilities, insurance and maintenance. We believe an important investment consideration is that our leases to healthcare operators provide a means for us to participate in the anticipated growth of the healthcare sector of the United States economy. Our leases generally provide for either contractual annual rent increases ranging from 1.0% to 3.0% and, where feasible and in compliance with applicable healthcare laws and regulations, percentage rent. We expect that such rental rate adjustments will provide us with significant internal growth.


     - Diversified Investment Strategy: Our facilities and the Pending Acquisition and Development Facilities are diversified geographically, by service type within the healthcare industry and by types of operator. We have invested and intend to invest in a portfolio of net-leased healthcare facilities providing state-of-the-art healthcare services. Our facilities and Pending Acquisition and Development Facilities include new and established facilities, both small and large facilities, including rehabilitation hospitals, long-term acute care hospitals, ambulatory surgical centers, regional and community hospitals, medical office buildings, skilled nursing facilities and specialized single-discipline facilities. Our facilities are and we expect will continue to be located across the country. In addition, our tenants and prospective tenants are diversified across many healthcare service areas. Because of the expected diversity of our facilities in terms of facility type, geographic location and tenant, we believe that our financial performance is less likely to be materially affected by changes in reimbursement or payment rates by private or public insurers or by changes in local or regional economies.



     - Financing Strategy: We intend to employ leverage in our capital structure in amounts we determine from time to time. At present, we intend to limit our debt to approximately 50-60% of

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       the aggregate costs of our facilities, although we may temporarily exceed that level from time to time. We expect our borrowings to be a combination of long-term, fixed-rate, non-recourse mortgage loans, variable-rate secured term and revolving credit facilities, and other fixed and variable-rate short to medium-term loans.


     There are no limitations on the amount or percentage of our total assets that may be invested in any one facility. Additionally, no limits have been set on the concentration of investments in any one location or facility type or with any one tenant. Our current policy requires the approval of the investment committee of our board of directors for acquisitions or developments of facilities which exceed $10.0 million.


     We believe that adherence to the investment strategy outlined above will allow us to achieve the following objectives:

     - increase in our stock value through increases in the cash flows and values of our facilities;

     - achievement of long-term capital appreciation, and preservation and protection of the value of our interest in our facilities; and

     - providing regular cash distributions to our stockholders, a portion of which may constitute a nontaxable return of capital because it will exceed our current and accumulated earnings and profits, as well as providing growth in distributions over time.

INVESTMENTS IN SECURITIES OF OR INTERESTS IN PERSONS PRIMARILY ENGAGED IN REAL ESTATE ACTIVITIES AND OTHER ISSUERS

     Generally speaking, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors or with healthcare service providers. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in facilities (normally general or limited partnership interests in special purpose partnerships owning facilities). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an "investment company" under the Investment Company Act, and we intend to divest securities before any registration would be required.

     We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

DISPOSITIONS

     Although we have no current plans to dispose of any of our facilities, we will consider doing so, subject to REIT qualification rules and prohibited transaction tax, if our management determines that a sale of a facility would be in our best interests based on the price being offered for the facility, the operating performance of the facility, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. In addition, our tenants have, and we expect that some or all of our prospective tenants will have, the option to acquire the facilities at the end of or, in some cases, during the lease term.

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FINANCING POLICIES


     We intend to employ leverage in our capital structure in amounts we determine from time to time. At present, we intend to limit our debt to approximately 50-60% of the aggregate costs of our facilities, although we may temporarily exceed those levels from time to time. We expect our borrowings to be a combination of long-term, fixed-rate, non-recourse mortgage loans, variable-rate secured term and revolving credit facilities, and other fixed and variable-rate short to medium-term loans. Our board of directors considers a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including the purchase price of facilities to be acquired, the estimated market value of our facilities and the ability of particular facilities, and our company as a whole, to generate cash flow to cover expected debt service.


     Any of this indebtedness may be unsecured or may be secured by mortgages or other interests in our facilities, and may be recourse, non-recourse or cross-collateralized and, if recourse, that recourse may include our general assets and, if non-recourse, may be limited to the particular facility to which the indebtedness relates. In addition, we may invest in facilities subject to existing loans secured by mortgages or similar liens on the facilities, or may refinance facilities acquired on a leveraged basis. We may use the proceeds from any borrowings for working capital, to purchase additional interests in partnerships or joint ventures in which we participate, to refinance existing indebtedness or to finance acquisitions, expansion, redevelopment of existing facilities or development of new facilities. We may also incur indebtedness for other purposes when, in the opinion of our board of directors, it is advisable to do so. In addition, we may need to borrow to meet the taxable income distribution requirements under the Code if we do not have sufficient cash available to meet those distribution requirements.

LENDING POLICIES


     We do not have a policy limiting our ability to make loans to persons other than our executive officers. We may consider offering purchase money financing in connection with the sale of facilities where the provision of that financing will increase the value to be received by us for the facility sold. We may make loans to joint ventures in which we may participate in the future. Although we do not intend to engage in significant lending activities in the future, we have and may in the future make acquisition and working capital loans to prospective tenants as well as mortgage loans to other facility owners and other parties. See "Summary -- Loans and Fees Receivable."


EQUITY CAPITAL POLICIES

     Subject to applicable law, our board of directors has the authority, without further stockholder approval, to issue additional shares of authorized common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing stockholders will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment. We may in the future issue common stock in connection with acquisitions. We also may issue limited partnership units in our operating partnership or equity interests in other subsidiaries in connection with acquisitions of facilities or otherwise.

     Our board of directors may authorize the issuance of preferred stock with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control in us that might involve a premium price for holders of our common stock or otherwise might be in their best interests. Additionally, any shares of preferred stock could have dividend, voting, liquidation and other rights and preferences that are senior to those of our common stock.

     We may, under certain circumstances, purchase our common stock in the open market or in private transactions with our stockholders, if those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.
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     In the future we may institute a dividend reinvestment plan, which would allow our stockholders to acquire additional common stock by automatically reinvesting their cash dividends. Shares would be acquired pursuant to the plan at a price equal to the then prevailing market price, without payment of brokerage commissions or service charges. Stockholders who do not participate in the plan will continue to receive cash dividends as declared and paid.

CODE OF ETHICS AND CONFLICT OF INTEREST POLICY

     We have adopted written policies that are intended to minimize actual or potential conflicts of interest. However, we cannot assure you that these policies will be successful in eliminating the influence of these conflicts. Our code of ethics and business conduct, or code of ethics, requires our directors, officers and employees to conduct themselves in a manner that avoids even the appearance of a conflict of interest, and to discuss any transaction or relationship that reasonably could be expected to give rise to a conflict of interest with our code of ethics contact person. Our code of ethics also addresses insider trading, company funds and property, corporate opportunities and fair dealing.

     In addition, we have adopted a policy that requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of our disinterested directors.

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                          DESCRIPTION OF CAPITAL STOCK

     The following summary of the material provisions of our capital stock is subject to and qualified in its entirety by reference to the Maryland general corporation law, or MGCL, and our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. We recommend that you review these documents. See "Where You Can Find More Information."

AUTHORIZED STOCK


     Our charter authorizes us to issue up to 100,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. Upon completion of this offering, there will be 37,529,862 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Our charter authorizes our board of directors to increase the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval. Under Maryland law, stockholders generally are not liable for the corporation's debts or obligations.


COMMON STOCK

     All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock when, as and if authorized by our board of directors out of funds legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company, including the preferential rights on dissolution of any class or classes of preferred stock.

     Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors. Our directors are elected by a plurality of the votes cast at a meeting of stockholders at which a quorum is present.

     Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

     Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the corporation's board of directors and by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our charter does not provide for a lesser percentage for these matters. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Because operating assets may be held by a corporation's subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all of its assets without a vote of the corporation's stockholders.

     Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to

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

dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

PREFERRED STOCK

     Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a change of control transaction that might involve a premium price for holders of our common stock or which holders might believe to otherwise be in their best interest. As of the date hereof, no shares of preferred stock are outstanding, and we have no current plans to issue any preferred stock.

WARRANT

     On April 7, 2004, we granted an unregistered warrant for 35,000 shares of common stock, with an exercise price of $9.30 per share, to an unaffiliated third party. The warrant is fully vested, and may be exercised at any time until the first to occur of a sale of all or substantially all of our assets or a similar transaction, the closing of our initial public offering or April 7, 2009. We are required to give the warrantholder notice at least 10 days prior to the closing of this offering.

POWER TO INCREASE AUTHORIZED STOCK AND ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK AND PREFERRED STOCK

     We believe that the power of our board of directors, without stockholder approval, to increase the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any national securities exchange or automated quotation system on which our securities may be listed or traded.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     In order for us to qualify as a REIT under the Code, not more than 50% of the value of the outstanding shares of our stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made by us). In addition, if we, or one or more owners (actually or constructively) of 10% or more of our stock, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent received by us (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. Our stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made by us).

     Our charter contains restrictions on the ownership and transfer of our capital stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, effective upon completion of this offering and subject to the exceptions described below, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (i) 9.8% of the number or value, whichever is more restrictive, of the outstanding shares of our common stock or (ii) 9.8% of the number or value, whichever
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

is more restrictive, of the issued and outstanding preferred or other shares of any class or series of our stock. We refer to this restriction as the "ownership limit." The ownership limitation in our charter is more restrictive than the restrictions on ownership of our common stock imposed by the Code.

     The ownership attribution rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thereby subject the common stock to the ownership limit.

     Our board of directors may, in its sole discretion, waive the ownership limit with respect to one or more stockholders if it determines that such ownership will not jeopardize our status as a REIT (for example, by causing any tenant of ours to be considered a "related party tenant" for purposes of the REIT qualification rules).

     As a condition of our waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors and representations or undertakings from the applicant with respect to preserving our REIT status.

     In connection with the waiver of the ownership limit or at any other time, our board of directors may decrease the ownership limit for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in our capital stock is in excess of such decreased ownership limit until such time as such person or entity's percentage of our capital stock equals or falls below the decreased ownership limit, but any further acquisition of our capital stock in excess of such percentage ownership of our capital stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer "individuals" (as defined for purposes of the REIT ownership restrictions under the Code) to beneficially own more than 49.5% of the value of our outstanding capital stock.

     Our charter generally prohibits:

     - any person from actually or constructively owning shares of our capital stock that would result in us being "closely held" under Section 856(h) of the Code; and

     - any person from transferring shares of our capital stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

     Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our common stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

     Pursuant to our charter, if any purported transfer of our capital stock or any other event would otherwise result in any person violating the ownership limits or the other restrictions in our charter, then any such purported transfer will be void and of no force or effect with respect to the purported transferee or owner (collectively referred to hereinafter as the "purported owner") as to that number of shares in excess of the ownership limit (rounded up to the nearest whole share). The number of shares in excess of the ownership limit will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The trustee of the trust will be designated by us and must be unaffiliated with us and with any purported owner. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be

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repaid to the trustee upon demand for distribution to the beneficiary of the trust and all dividends and other distributions paid by us with respect to such "excess" shares prior to the sale by the trustee of such shares shall be paid to the trustee for the beneficiary. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit, then our charter provides that the transfer of the excess shares will be void. Subject to Maryland law, effective as of the date that such excess shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a purported owner prior to our discovery that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust, provided that if we have already taken irreversible action, then the trustee shall not have the authority to rescind and recast such vote.

     Shares of our capital stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our capital stock at market price, the market price on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (ii) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust pursuant to the provisions discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported owner and any dividends or other distributions held by the trustee with respect to such capital stock will be paid to the charitable beneficiary.

     If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits. After that, the trustee must distribute to the purported owner an amount equal to the lesser of (i) the net price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (ii) the net sales proceeds received by the trust for the shares. Any proceeds in excess of the amount distributable to the purported owner will be distributed to the beneficiary.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage as provided in the regulations promulgated under the Code) of the lesser of the number or value of the shares of our outstanding capital stock must give written notice to us within 30 days after the end of each calendar year. In addition, each stockholder will, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of our stock as our board of directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements or any taxing authority or governmental agency or to determine any such compliance.

     All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

     These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price over the then prevailing market price for the holders of some, or a majority, of our outstanding shares of common stock or which such holders might believe to be otherwise in their best interest.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Co.

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                   MATERIAL PROVISIONS OF MARYLAND LAW AND OF
                             OUR CHARTER AND BYLAWS

     The following is a summary of certain provisions of Maryland law and of our charter and bylaws. For a complete description, we refer you to the applicable Maryland laws and to our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

THE BOARD OF DIRECTORS


     Our charter and bylaws provide that the number of our directors is to be established by our board of directors but may not be fewer than one nor more than 15. Currently, our board is comprised of eight directors. Any vacancy, other than one resulting from an increase in the number of directors, may be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, though less than a quorum. Any vacancy resulting from an increase in the number of our directors must be filled by a majority of the entire board of directors. A director elected to fill a vacancy shall be elected to serve until the next election of directors and until his successor shall be elected and qualified.


     Pursuant to our charter, each member of our board of directors is elected until the next annual meeting of stockholders and until his successor is elected, with the current members' terms expiring at the annual meeting of stockholders to be held in 2005. Holders of shares of our common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, all of the members of our board of directors will stand for election and our directors will be elected by a plurality of votes cast. Directors may be removed with or without cause by the affirmative vote of two-thirds of the votes entitled to be cast in the election of directors.

BUSINESS COMBINATIONS

     Maryland law prohibits "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and reclassifications. Maryland law defines an interested stockholder as:

     - any person who beneficially owns 10% or more of the voting power of the corporation's voting stock; or

     - an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

     A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

     After the five year prohibition, any business combination between a corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

     - 80% of the votes entitled to be cast by holders of the then outstanding shares of voting stock; and

     - two-thirds of the votes entitled to be cast by holders of the voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

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     These super-majority vote requirements do not apply if stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

     The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder.

     As permitted by Maryland law, our charter includes a provision excluding our company from these provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any interested stockholder of ours unless we later amend our charter, with stockholder approval, to modify or eliminate this exclusion provision. We believe that our ownership restrictions will substantially reduce the risk that a stockholder would become an "interested stockholder" within the meaning of the Maryland business combination statute. There can be no assurance, however, that we will not opt into the business combination provisions of the MGCL at a future date.

CONTROL SHARE ACQUISITIONS

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or directors who are our employees are excluded from shares entitled to vote on the matter. "Control shares" are voting shares which, if aggregated with all other shares previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel a corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, then all other stockholders are entitled to demand and receive fair value for their stock, or provided for in the "dissenters" rights provisions of the MGCL may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

     The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

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     Our charter contains a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. There can be no assurance that we will not opt into the control share acquisition provisions of the MGCL in the future.

MARYLAND UNSOLICITED TAKEOVERS ACT

     Maryland law also permits Maryland corporations that are subject to the Exchange Act and have at least three outside directors to elect by resolution of the board of directors or by provision in its charter or bylaws to be subject to some corporate governance provisions that may be inconsistent with the corporation's charter and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be altered by amendment to the charter of the corporation. Further, the board of directors may, by electing into applicable statutory provisions and notwithstanding the charter or bylaws:

     - provide that a special meeting of the stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting;

     - reserve for itself the right to fix the number of directors;

     - provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote;

     - retain for itself sole authority to fill vacancies created by the death, removal or resignation of a director; and

     - provide that all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors, in office, even if the remaining directors do not constitute a quorum for the remainder of the full term of the class of directors in which the vacancy occurred.

     A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. A corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute. We are not prohibited from implementing any or all of these provisions. While certain of these provisions are already addressed by our charter and bylaws, the law would permit our board of directors to override further changes to the charter or bylaws. If implemented, these provisions could discourage offers to acquire our stock and could increase the difficulty of completing an offer.

AMENDMENT TO OUR CHARTER


     Our charter may be amended only if declared advisable by the board of directors and approved by the affirmative vote of the holders of at least two-thirds of all of the votes entitled to be cast on the matter, except that our board of directors is able, without stockholder approval, to amend our charter to change our corporate name or the name or designation or par value of any class or series of stock.


DISSOLUTION OF OUR COMPANY

     A voluntary dissolution of our company must be declared advisable by a majority of the entire board of directors and approved by the affirmative vote of the holders of at least two-thirds of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     Our bylaws provide that:

     - with respect to an annual meeting of stockholders, the only business to be considered and the only proposals to be acted upon will be those properly brought before the annual meeting:

      - pursuant to our notice of the meeting;

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      - by, or at the direction of, a majority of our board of directors; or

      - by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws;

     - with respect to special meetings of stockholders, only the business specified in our company's notice of meeting may be brought before the meeting of stockholders unless otherwise provided by law; and

     - nominations of persons for election to our board of directors at any annual or special meeting of stockholders may be made only:

      - by, or at the direction of, our board of directors; or

      - by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

     Generally, under our bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice to stockholders for the prior year's annual meeting. For a stockholder seeking to nominate a candidate for our board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares of common stock held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

INDEMNIFICATION AND LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY

     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter limits the personal liability of our directors and officers for monetary damages to the fullest extent permitted under current Maryland law, and our charter and bylaws provide that a director or officer shall be indemnified to the fullest extent required or permitted by Maryland law from and against any claim or liability to which such director or officer may become subject by reason of his or her status as a director or officer of our company. Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in connection with any proceeding to which they may be made a party by reason of their service on those or other capacities unless the following can be established:

     - the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

     - the director or officer actually received an improper personal benefit in money, property or services; or

     - with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

     The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful on the merits or otherwise, in the defense of any claim to which he or she is made a party by reason of his or her service in that capacity.

     However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In

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addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

     - a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

     - a written undertaking by the director or on the director's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

     Our charter authorizes us to obligate ourselves to indemnify and our bylaws do obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

     - any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or

     - any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.

     Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above.

     Our stockholders have no personal liability for indemnification payments or other obligations under any indemnification agreements or arrangements. However, indemnification could reduce the legal remedies available to us and our stockholders against the indemnified individuals.

     This provision for indemnification of our directors and officers does not limit a stockholder's ability to obtain injunctive relief or other equitable remedies for a violation of a director's or an officer's duties to us or to our stockholders, although these equitable remedies may not be effective in some circumstances.

     In addition to any indemnification to which our directors and officers are entitled pursuant to our charter and bylaws and the MGCL, our charter and bylaws provide that, with the approval of our board of directors, we may indemnify other employees and agents to the fullest extent permitted under Maryland law, whether they are serving us or, at our request, any other entity.

     We have entered into indemnification agreements with each of our directors and executive officers, and we maintain a directors and officers liability insurance policy. See "Management -- Limited Liability and Indemnification."

     Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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                             PARTNERSHIP AGREEMENT

     The following is a summary of the material terms of the first amended and restated agreement of limited partnership of our operating partnership. This summary is subject to and qualified in its entirety by reference to the first amended and restated agreement of limited partnership of our operating partnership, a copy of which is an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

MANAGEMENT OF OUR OPERATING PARTNERSHIP

     MPT Operating Partnership, L.P., our operating partnership, was organized as a Delaware limited partnership on September 10, 2003. The initial partnership agreement was entered into on that date and amended and restated on March 1, 2004. Pursuant to the partnership agreement, as the owner of the sole general partner of the operating partnership, Medical Properties Trust, LLC, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the operating partnership. We have the power to cause the operating partnership to enter into certain major transactions, including acquisitions, dispositions, refinancings and selection of tenants, and to cause changes in the operating partnership's line of business and distribution policies. However, any amendment to the partnership agreement that would affect the redemption rights of the limited partners or otherwise adversely affect the rights of the limited partners requires the consent of limited partners, other than us, holding more than 50% of the units of our operating partnership held by such partners.

TRANSFERABILITY OF INTERESTS

     We may not voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of substantially all of our assets, in a transaction which results in a change of control of our company unless:

     - we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners, other than those held by our company or its subsidiaries;

     - as a result of such transaction, all limited partners will have the right to receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (i) exercised its redemption right (described below) and (ii) sold, tendered or exchanged pursuant to the offer shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

     - we are the surviving entity in the transaction and either (i) our stockholders do not receive cash, securities or other property in the transaction or (ii) all limited partners receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders.

     We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon

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exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

     We also may (i) transfer all or any portion of our general partnership interest to (A) a wholly-owned subsidiary or (B) a parent company, and following such transfer may withdraw as general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange or automated quotation system on which our securities may be listed or traded.

CAPITAL CONTRIBUTION

     We contributed to our operating partnership substantially all the net proceeds of our April 2004 private placement as a capital contribution in exchange for units of the operating partnership. The partnership agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of shares of our company's stock as additional capital to the operating partnership. We are authorized to cause the operating partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in both the operating partnership's and our best interests. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value, as determined by us, and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property, that has not been reflected in the capital accounts previously, would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value, as determined by us, on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests that our wholly-owned subsidiary owns as general partner.

REDEMPTION RIGHTS

     Pursuant to Section 8.04 of the partnership agreement, the limited partners, other than us, will receive redemption rights, which will enable them to cause the operating partnership to redeem their limited partnership units in exchange for cash or, at our option, shares of our common stock on a one-for-one basis, subject to adjustment for stock splits, dividends, recapitalization and similar events. Currently, we own 100% of the issued limited partnership units of our operating partnership. Under Section 8.04 of our partnership agreement, holders of limited partnership units will be prohibited from exercising their redemption rights for 12 months after they are issued, unless this waiting period is waived or shortened by our board of directors. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

     - result in any person owning, directly or indirectly, common stock in excess of the stock ownership limit in our charter;

     - result in our shares of stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

     - result in our being "closely held" within the meaning of Section 856(h) of the Code;

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     - cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or the partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code; or

     - cause the acquisition of common stock by such redeeming limited partner to be "integrated" with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

     We may, in our sole and absolute discretion, waive any of these restrictions.

     With respect to the partnership units issuable in connection with the acquisition or development of our facilities, the redemption rights may be exercised by the limited partners at any time after the first anniversary of our acquisition of these facilities; provided, however, unless we otherwise agree:

     - a limited partner may not exercise the redemption right for fewer than 1,000 partnership units or, if such limited partner holds fewer than 1,000 partnership units, the limited partner must redeem all of the partnership units held by such limited partner;

     - a limited partner may not exercise the redemption right for more than the number of partnership units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common stock in excess of the ownership limitation in our charter; and

     - a limited partner may not exercise the redemption right more than two times annually.

     We currently hold all the outstanding interests in our operating partnership and, accordingly, there are currently no units of our operating partnership subject to being redeemed in exchange for shares of our common stock. The number of shares of common stock issuable upon exercise of the redemption rights will be adjusted to account for stock splits, mergers, consolidations or similar pro rata stock transactions.

     The partnership agreement requires that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a "publicly traded partnership" taxable as a corporation under
Section 7704 of the Code.

     In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

     - all expenses relating to our continuity of existence;

     - all expenses relating to offerings and registration of securities;

     - all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations;

     - all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

     - all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

DISTRIBUTIONS

     The partnership agreement provides that the operating partnership will distribute cash from operations, including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership's property in connection with the liquidation of the operating partnership, at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.

     Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be
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distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

ALLOCATIONS

     Profits and losses of the partnership, including depreciation and amortization deductions, for each fiscal year generally are allocated to us and the limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. The operating partnership expects to use the "traditional method" under Section 704(c) of the Code for allocating items with respect to contributed property acquired in connection with the offering for which the fair market value differs from the adjusted tax basis at the time of contribution.

TERM

     The operating partnership will have perpetual existence, or until sooner dissolved upon:

     - our bankruptcy, dissolution, removal or withdrawal, unless the limited partners elect to continue the partnership;

     - the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership; or

     - an election by us in our capacity as the owner of the sole general partner of the operating partnership.

TAX MATTERS

     Pursuant to the partnership agreement, the general partner is the tax matters partner of the operating partnership. Accordingly, through our ownership of the general partner of the operating partnership, we have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

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                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     This section summarizes the current material federal income tax consequences to our company and to our stockholders generally resulting from the treatment of our company as a REIT. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., or Baker Donelson, has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are material to a holder of shares of our common stock. The discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed in "-- Taxation of Tax-Exempt Stockholders"), financial institutions or broker-dealers, and non-United States individuals and foreign corporations (except to the limited extent discussed in "-- Taxation of Non-United States Stockholders").

     The statements in this section and the opinion of Baker Donelson, referred to as the Tax Opinion, are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in those opinions.

     This section is not a substitute for careful tax planning. We urge you to consult your own tax advisors regarding the specific federal state, local, foreign and other tax consequences to you, in light of your own particular circumstances, of the purchase, ownership and disposition of shares of our common stock, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

TAXATION OF OUR COMPANY

     We were previously taxed as a subchapter S corporation. We revoked our subchapter S election on April 6, 2004 and we will elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year that began on April 6, 2004 and ended on December 31, 2004. Our counsel has opined that, for federal income tax purposes, we are and have been organized in conformity with the requirements for qualification to be taxed as a REIT under the Code commencing with our initial short taxable year ended December 31, 2004, and that our current and proposed method of operations as described in this prospectus and as represented to our counsel by us satisfies currently, and will enable us to continue to satisfy in the future, the requirements for such qualification and taxation as a REIT under the Code for future taxable years. This opinion, however, is based upon factual assumptions and representations made by us.

     We believe that our proposed future method of operation will enable us to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, as such qualification and taxation as a REIT depend upon our ability to meet, for each taxable year, various tests imposed under the Code as discussed below. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Baker Donelson will not review our compliance with those tests on a continuing basis. Accordingly, with respect to our current and future taxable years, no assurance can be given that the actual results of our operation will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT. See "-- Failure to Qualify."

     The sections of the Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its stockholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations.
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     If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

     - We are subject to the corporate federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

     - We are subject to the corporate "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to stockholders.

     - We are subject to tax, at the highest corporate rate, on:

        - net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that we hold primarily for sale to customers in the ordinary course of business, and

        - other non-qualifying income from foreclosure property.

     - We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

     - If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "-- Requirements for Qualification -- Gross Income Tests," but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

        - the greater of (i) the amount by which we fail the 75% test, or (ii) the excess of 90% (95% for taxable years beginning on and after January 1, 2005) of our gross income over the amount of gross income attributable to sources that qualify under the 95% test, multiplied by

        - a fraction intended to reflect our profitability.

     - If we fail to distribute during a calendar year at least the sum of: (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year, and (iii) any undistributed taxable income from earlier periods, then we will be subject to a 4% excise tax on the excess of the required distribution over the amount we actually distributed.

     - If we fail to satisfy one or more requirements for REIT qualification during a taxable year beginning on or after January 1, 2005, other than a gross income test or an asset test, we will be required to pay a penalty of $50,000 for each such failure.

     - We may elect to retain and pay income tax on our net long-term capital gain. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

     - We may be subject to a 100% excise tax on certain transactions with a taxable REIT subsidiary that are not conducted at arm's-length.

     - If we acquire any asset from a "C corporation" (that is, a corporation generally subject to the full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during the 10 year period beginning on the date that we acquired the asset, then the asset's "built-in" gain will be subject to tax at the highest regular corporate rate.

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REQUIREMENTS FOR QUALIFICATION

     To qualify as a REIT, we must elect to be treated as a REIT, and we must meet various (i) organizational requirements, (ii) gross income tests, (iii) asset tests, and (iv) annual distribution requirements.

     Organizational Requirements. A REIT is a corporation, trust or association that meets each of the following requirements:

          (1) it is managed by one or more trustees or directors;

          (2) its beneficial ownership is evidenced by transferable stock, or by transferable certificates of beneficial interest;

          (3) it would be taxable as a domestic corporation, but for its election to be taxed as a REIT under Sections 856 through 860 of the Code;

          (4) it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

          (5) at least 100 persons are beneficial owners of its stock or ownership certificates (determined without reference to any rules of attribution);

          (6) not more than 50% in value of its outstanding stock or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year; and

          (7) it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

     We must meet requirements one through four during our entire taxable year and must meet requirement five during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement six, we will be deemed to have satisfied requirement six for that taxable year. We do not have to satisfy requirements five and six for our taxable year ending December 31, 2004. After the issuance of common stock pursuant to our April 2004 private placement we had issued common stock with enough diversity of ownership to satisfy requirements five and six as set forth above. Our charter provides for restrictions regarding the ownership and transfer of our shares of common stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our shares of common stock are described in "Description of Capital Stock -- Restrictions on Ownership and Transfer."

     For purposes of determining stock ownership under requirement six, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement six.

     A corporation that is a "qualified REIT subsidiary," or QRS, is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a QRS are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A QRS is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any QRS that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

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     An unincorporated domestic entity, such as a partnership, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

     A REIT is permitted to own up to 100% of the stock of one or more "taxable REIT subsidiaries." A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly file an election with the IRS to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also dispose of an unwanted asset through a taxable REIT subsidiary as necessary or convenient to avoid the 100% tax on income from prohibited transactions. See description below under "Prohibited Transactions." A taxable REIT subsidiary may not operate or manage a healthcare facility. For purposes of this definition a "healthcare facility" means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility. We have formed and made a taxable REIT subsidiary election with respect to MPT Development Services, Inc., a Delaware corporation formed in January 2004. We may form or acquire one or more additional taxable REIT subsidiaries in the future. See "Federal Income Tax Considerations -- Income Taxation of the Partnerships and the Partners -- Taxable REIT Subsidiaries."

     Gross Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

     - rents from real property;

     - interest on debt secured by mortgages on real property, or on interests in real property;

     - dividends or other distributions on, and gain from the sale of, shares in other REITs;

     - gain from the sale of real estate assets;

     - income derived from the temporary investment of new capital that is attributable to the issuance of our shares of common stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital; and

     - gross income from foreclosure property.
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     Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain hedging instruments or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, for taxable years beginning on and after January 1, 2005, income and gain from "hedging transactions" that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such also will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). The following paragraphs discuss the specific application of the gross income tests to us.

     Rents from Real Property. Rent that we receive from our real property will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

     First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages:

     - are fixed at the time the leases are entered into;

     - are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

     - conform with normal business practice.

     More generally, the rent will not qualify as "rents from real property" if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Baker Donelson that we intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not determined to any extent by reference to any person's income or profits, in compliance with the rules above.

     Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any tenant, referred to as a related party tenant, other than a taxable REIT subsidiary. Failure to adhere to this limitation would cause the rental income from the related party tenant to not be treated as qualifying income for purposes of the REIT gross income tests. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any tenant directly. In addition, our charter prohibits transfers of our shares that would cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant. We should not own, actually or constructively, 10% or more of any tenant other than a taxable REIT subsidiary. We have represented to counsel that we will not rent any facility to a related-party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant other than a taxable REIT subsidiary at some future date. MPT Development Services, Inc., our taxable REIT subsidiary, has made loans to Vibra Healthcare, LLC, the parent entity of our tenants, in an aggregate amount of approximately $41.4 million to acquire the operations at certain facilities. MPT Development Services, Inc. also made a loan of approximately $6.2 million to Vibra and its subsidiaries for working capital purposes which was repaid in February 2005. We believe that the loans to Vibra will be treated as debt rather than equity interests in Vibra, and that our rental income from Vibra will be treated as qualifying income for purposes of the REIT gross income tests. However, there can be no assurance that the IRS will not take a contrary position. If the IRS were to successfully treat the loans to Vibra as equity interests in Vibra, Vibra would be a related party tenant with respect to our company, the rent that we receive from Vibra would not be qualifying income for purposes of the REIT gross

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income tests, and we could lose our REIT status. However, as stated above, we believe that the loans to Vibra will be treated as debt rather than equity interests in Vibra.

     As described above, we currently own 100% of the stock of MPT Development Services, Inc., a taxable REIT subsidiary, and may in the future own up to 100% of the stock of one or more additional taxable REIT subsidiaries. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as "rents from real property" as long as (i) the taxable REIT subsidiary is a qualifying taxable REIT subsidiary (among other things, it does not operate or manage a healthcare facility), (ii) at least 90% of the leased space in the facility is leased to persons other than taxable REIT subsidiaries and related party tenants, and (iii) the amount paid by the taxable REIT subsidiary to rent space at the facility is substantially comparable to rents paid by other tenants of the facility for comparable space. If in the future we receive rent from a taxable REIT subsidiary, we will seek to comply with this exception.

     Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the "personal property ratio"). With respect to each of our leases, we believe that the personal property ratio generally will be less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

     Fourth, we cannot furnish or render noncustomary services to the tenants of our facilities, or manage or operate our facilities, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an "independent contractor," but instead may provide services directly to our tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "noncustomary" services to the tenants of a facility, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related facility. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related facilities. We do not intend to perform any services other than customary ones for our tenants, other than services provided through independent contractors or taxable REIT subsidiaries. We have represented to Baker Donelson that we will not perform noncustomary services which would jeopardize our REIT status.

     Finally, in order for the rent payable under the leases of our properties to constitute "rents from real property," the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures, financing arrangements, or another type of arrangement. We generally treat our leases with respect to our properties as true leases for federal income tax purposes. We believe that our lease of the Desert Valley Facility is a true lease; however, because of the nature of the lessee's purchase option thereunder, there can be no assurance that the IRS would not consider this lease a financing arrangement instead of a true lease for federal income tax purposes. In that case, our income from the lease of the Desert Valley Facility would be interest income rather than rent and would be qualifying income for purposes of the 75% gross income test to the extent that our "loan" does not exceed the fair market value of the real estate assets associated with the Desert Valley Facility. All of the interest income from our loan would be qualifying income for purposes of the 95% gross income test. We believe that the characterization of the Desert Valley Facility lease as a financing arrangement would not adversely affect our ability to qualify as a REIT.

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     If a portion of the rent we receive from a facility does not qualify as
"rents from real property" because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of a facility would qualify as "rents from real property": (i) the rent is considered based on the income or profits of the tenant; (ii) the tenant is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; or (iii) we furnish more than a de minimis amount of noncustomary services to the tenants of the facility, or manage or operate the facility, other than through a qualifying independent contractor or a taxable REIT subsidiary. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

     Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a tenant's proportionate share of a facility's operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as "rents from real property."

     Interest. The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based upon the residual cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision," income attributable to such participation feature will be treated as gain from the sale of the secured property.

     Fee Income. We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by MPT Development Services, Inc., our taxable REIT subsidiary, will not be included for proposes of the gross income tests. We anticipate that MPT Development Services, Inc. will receive most of the management fees, inspection fees, and construction fees in connection with our operations.

     Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business." We may form or acquire a taxable REIT subsidiary to hold and dispose of those facilities we conclude may not fall within the safe-harbor provisions.

     Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to

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such real property acquired by a REIT as the result of the REIT's having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property, or a "Repossession Action." Property acquired by a Repossession Action will not be considered "foreclosure property" if (i) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (ii) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered "foreclosure property" unless the REIT makes a proper election to treat the property as foreclosure property.

     Foreclosure property includes any qualified healthcare property acquired by a REIT as a result of a termination of a lease of such property (other than a termination by reason of a default, or the imminence of a default, on the lease). A "qualified healthcare property" means any real property, including interests in real property, and any personal property incident to such real property which is a healthcare facility or is necessary or incidental to the use of a healthcare facility. For this purpose, a healthcare facility means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which, immediately before the termination, expiration, default, or breach of the lease secured by such facility, was operated by a provider of such services which was eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility.

     However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or, in the case of a qualified healthcare property which becomes foreclosure property because it is acquired by a REIT as a result of the termination of a lease of such property, at the end of the second taxable year following the taxable year in which the REIT acquired such property) or longer if an extension is granted by the Secretary of the Treasury. This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

     - on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

     - on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

     - which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income. For this purpose, in the case of a qualified healthcare property, income derived or received from an independent contractor will be disregarded to the extent such income is attributable to (i) a lease of property in effect on the date the REIT acquired the qualified healthcare property (without regard to its renewal after such date so long as such renewal is pursuant to the terms of such lease as in effect on such date) or (ii) any lease of property entered into after such date if, on such date, a lease of such property from the REIT was in effect and, under the terms of the new lease, the REIT receives a substantially similar or lesser benefit in comparison to the prior lease.

     Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. For taxable years beginning prior to January 1, 2005, any periodic income or gain from the disposition of any financial
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instrument for these or similar transactions to hedge indebtedness we incur to acquire or carry "real estate assets" should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. For taxable years beginning on and after January 1, 2005, income and gain from "hedging transactions" will be excluded from gross income for purposes of the 95% gross income test (but not the 75% gross income test). For those taxable years, a "hedging transaction" will mean any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate or price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying income for purposes of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

     Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for our 2004 taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

     - our failure to meet these tests is due to reasonable cause and not to willful neglect;

     - we attach a schedule of the sources of our income to our tax return; and

     - any incorrect information on the schedule is not due to fraud with intent to evade tax.

     For taxable years beginning on and after January 1, 2005, those relief provisions will be available if:

     - our failure to meet those tests is due to reasonable cause and not to willful neglect, and

     - following our identification of such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

     We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in "-- Taxation of Our Company," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

     Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

     First, at least 75% of the value of our total assets must consist of:

     - cash or cash items, including certain receivables;

     - government securities;

     - real estate assets, which includes interest in real property, leaseholds, options to acquire real property or leaseholds, interests in mortgages on real property and shares (or transferable certificates of beneficial interest) in other REITs;

     - stock in other REITs; and

     - investments in stock or debt instruments attributable to the temporary investment (i.e., for a period not exceeding 12 months) of new capital that we raise through equity offerings or offerings of debt with at least a five year term.

With respect to investments not included in the 75% asset class, we may not hold securities of any one issuer (other than a taxable REIT subsidiary) that exceed 5% of the value of our total assets; nor may we hold securities of any one issuer (other than a taxable REIT subsidiary) that represent more than 10% of the voting power of all outstanding voting securities of such issuer, or more than 10% of the value of all outstanding securities of such issuer.

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     In addition, we may not hold securities of one or more taxable REIT subsidiaries that represent in the aggregate more than 20% of the value of our total assets, irrespective of whether such securities may also be included in the 75% asset class (e.g., a mortgage loan issued to a taxable REIT subsidiary). Furthermore, no more than 25% of our total assets may be represented by securities that are not included in the 75% asset class, but this requirement will necessarily be satisfied if the 75% asset class requirement is satisfied.

     For purposes of the 5% and 10% asset tests, the term "securities" does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term "securities," however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term "securities" does not include:

     - "Straight debt," defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors. "Straight debt" securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) holds non-"straight debt" securities that have an aggregate value of more than 1% of the issuer's outstanding securities. However, "straight debt" securities include debt subject to the following contingencies:

      - a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer's debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

      - a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

     - Any loan to an individual or an estate;

     - Any "section 467 rental agreement," other than an agreement with a related party tenant;

     - Any obligation to pay "rents from real property";

     - Any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government of any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment thereunder does not depend in whole or in part on the profits of any entity not described in this paragraph or payments on any obligation issued by an entity not described in this paragraph;

     - Any security issued by a REIT;

     - Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership;

     - Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership's gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in "-- Requirements for Qualification -- Income Tests."

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to securities described in the last two bullet points above.

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     In connection with the acquisition of the facilities in our current portfolio, MPT Development Services, Inc., our taxable REIT subsidiary, has made loans to Vibra Healthcare, LLC, the parent entity of our tenants, in an aggregate amount of approximately $41.4 million to acquire the operations at those facilities. MPT Development Services, Inc. also made a loan of approximately $6.2 million to Vibra and its subsidiaries for working capital purposes which was repaid in February 2005. Those loans bear interest at an annual rate of 10.25%. Our operating partnership loaned the funds to MPT Development Services, Inc. to make these loans. The loans from our operating partnership to MPT Development Services, Inc. bear interest at an annual rate of 9.25%.

     Baker Donelson is of the opinion that the loans to Vibra will be treated as debt rather than equity interests in Vibra, and that our rental income from Vibra will be treated as qualifying income for purposes of the REIT gross income tests. However, there can be no assurance that the IRS will not take a contrary position. If the IRS were to successfully treat the loans to Vibra as equity interests in Vibra, Vibra would be a "related party tenant" with respect to our company and the rent that we receive from Vibra would not be qualifying income for purposes of the REIT gross income tests. As a result, we could lose our REIT status. In addition, if the IRS were to successfully treat the loans to Vibra as interests held by our operating partnership rather than by MPT Development Services, Inc. and to treat the loans as other than straight debt, we would fail the 10% asset test with respect to such interests and, as a result, could lose our REIT status. Baker Donelson is of the opinion that the loans to Vibra will be treated as straight debt for federal income tax purposes.

     We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

     - we satisfied the asset tests at the end of the preceding calendar quarter; and

     - the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

     If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

     In the event that, at the end of any calendar quarter in a taxable year beginning on or after January 1, 2005, we violate the 5% or 10% test described above, we will not lose our REIT status if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure of the asset test. In the event of a more than de minimis failure of the 5% or 10% tests, or a failure of the other assets test, at the end of any calendar quarter in a taxable year beginning on or after January 1, 2005, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure of the asset test and (2) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

     Distribution Requirements. Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount not less than:

     - the sum of:

        - 90% of our "REIT taxable income," computed without regard to the dividends-paid deduction or our net capital gain or loss, and

        -  90% of our after-tax net income, if any, from foreclosure property,

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     - minus

        -  the sum of certain items of non-cash income.

     We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

     We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

     - 85% of our REIT ordinary income for the year;

     - 95% of our REIT capital gain income for the year; and

     - any undistributed taxable income from prior periods.

     We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See " -- Taxation of Taxable United States Stockholders." If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% excise tax.

     It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our "REIT taxable income." Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional shares of common or preferred stock.

     Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

     Recordkeeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our shares of outstanding capital stock. We intend to comply with these requirements.

     Failure to Qualify. If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to stockholders. We would not be required to make any distributions to stockholders, and any distributions to stockholders would be taxable as ordinary income to the extent of our current and accumulated earnings and profits. Corporate stockholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

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     For taxable years beginning on and after January 1, 2005, if we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if the failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in "-- Income Tests" and "-- Asset Tests."

     Taxation of Taxable United States Stockholders. As long as we qualify as a REIT, a taxable "United States stockholder" will be required to take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A United States stockholder will not qualify for the dividends-received deduction generally available to corporations. The term "United States stockholder" means a holder of shares of common stock that, for United States federal income tax purposes, is:

     - a citizen or resident of the United States;

     - a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

     - an estate whose income is subject to United States federal income taxation regardless of its source; or

     - any trust if (i) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.

     Distributions paid to a United States stockholder generally will not qualify for the new 15% tax rate for "qualified dividend income." The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most United States noncorporate stockholders. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the new 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (i) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiary, and (ii) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

     Distributions to a United States stockholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the United States stockholder has held its common stock. We generally will designate our capital gain dividends as either 15%, 20% or 25% rate distributions. A corporate United States stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The United States stockholder would receive a credit or refund for its proportionate share of the tax we paid. The United States stockholder would increase the basis in its shares of common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

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     A United States stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the United States stockholder's shares. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the United States stockholder. In addition, any distribution we declare in October, November, or December of any year that is payable to a United States stockholder of record on a specified date in any of those months will be treated as paid by us and received by the United States stockholder on December 31 of the year, provided we actually pay the distribution during January of the following calendar year.

     Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of shares of common stock will not be treated as passive activity income; stockholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

     Taxation of United States Stockholders on the Disposition of Shares of Common Stock. In general, a United States stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our shares of common stock as long-term capital gain or loss if the United States stockholder has held the stocks for more than one year, and otherwise as short-term capital gain or loss. However, a United States stockholder must treat any loss upon a sale or exchange of common stock held for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the United States stockholder treats as long-term capital gain. All or a portion of any loss that a United States stockholder realizes upon a taxable disposition of common stock may be disallowed if the United States stockholder purchases other shares of our common stock within 30 days before or after the disposition.

     Capital Gains and Losses. The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35%. The maximum tax rate on long-term capital gain applicable to individuals is 15% for sales and exchanges of assets held for more than one year and occurring on or after May 6, 2003 through December 31, 2008. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property" (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were "section 1245 property" (i.e., generally, depreciable personal property). We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate stockholders at a 15% or 25% rate.

     The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.

     Information Reporting Requirements and Backup Withholding. We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we

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withhold, if any. A stockholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:

     - is a corporation or comes within certain other exempt categories and when required, demonstrates this fact; or

     - provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

     A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-United States stockholders, see "Taxation of Non-United States Stockholders."

     Taxation of Tax-Exempt Stockholders. Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, referred to as pension trusts, generally are exempt from federal income taxation. However, they are subject to taxation on their "unrelated business taxable income." While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income it received from us would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of our shares of common stock must treat a percentage of the dividends it receives from us as unrelated business taxable income. The percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. This rule applies to a pension trust holding more than 10% of our shares only if:

     - the percentage of our dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

     - we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of common stock be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding shares in proportion to their actual interests in the pension trust; and

     - either of the following applies:

        - one pension trust owns more than 25% of the value of our shares of common stock; or

        - a group of pension trusts individually holding more than 10% of the value of our shares of common stock collectively owns more than 50% of the value of our shares of common stock.

     Taxation of Non-United States Stockholders. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-United States stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of shares of common stock, including any reporting requirements.
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     A non-United States stockholder that receives a distribution which (i) is not attributable to gain from our sale or exchange of "United States real property interests" (defined below) and (ii) we do not designate a capital gain dividend (or retained capital gain) will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, a non-United States stockholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the non-United States stockholder's conduct of a United States trade or business, in the same manner as United States stockholders are taxed on distributions. A corporate non-United States stockholder may, in addition, be subject to the 30% branch profits tax. We plan to withhold United States income tax at the rate of 30% on the gross amount of any distribution paid to a non-United States stockholder unless:

     - a lower treaty rate applies and the non-United States stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

     - the non-United States stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

     A non-United States stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the stockholder's shares of common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. A non-United States stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-United States stockholder otherwise would be subject to tax on gain from the sale or disposition of shares of common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-United States stockholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

     We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. We will, therefore, withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

     For any year in which we qualify as a REIT, a non-United States stockholder will incur tax on distributions attributable to gain from our sale or exchange of "United States real property interests" under the "FIRPTA" provisions of the Code. The term "United States real property interests" includes interests in real property and stocks in corporations at least 50% of whose assets consist of interests in real property. Under the FIRPTA rules, a non-United States stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with the conduct of a United States business of the non-United States stockholder. A non-United States stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to United States stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-United States corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-United States stockholder may receive a credit against our tax liability for the amount we withhold.

     For taxable years beginning on and after January 1, 2005, for non-U.S. stockholders of our publicly-traded shares, capital gain distributions that are attributable to our sale of real property will not be subject to FIRPTA and therefore will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. stockholder did not own more than 5% of the class of our stock on which the distributions are made during the taxable year. As a result, non-U.S. stockholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.
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     A non-United States stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of shares of common stock as long as, at all times, non-United States persons hold, directly or indirectly, less than 50% in value of the outstanding common stock. We cannot assure you that this test will be met. In addition, a non-United States stockholder that owned, actually or constructively, 5% or less of the outstanding common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common stock if the stock is "regularly traded" on an established securities market. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of United States stockholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals.

     A non-United States stockholder generally will incur tax on gain from the sale of common stock not subject to FIRPTA if:

     - the gain is effectively connected with the conduct of the non-United States stockholder's United States trade or business, in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to the gain; or

     - the non-United States stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-United States stockholder will incur a 30% tax on capital gains.

OTHER TAX CONSEQUENCES

     Tax Aspects of Our Investments in the Operating Partnership. The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire, each individually referred to as a Partnership and, collectively, as Partnerships. The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

     Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership's income and to deduct our distributive share of each Partnership's losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

     - is treated as a partnership under the Treasury regulations relating to entity classification (the "check-the-box regulations"); and

     - is not a "publicly traded" partnership.

     Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

     A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated for any taxable year for which at least 90% of the partnership's gross income consists of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the "90% passive income exception").

     Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, or private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (i) substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership and
(ii) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should qualify for the private placement exclusion.

     We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See
"-- Requirements for Qualification -- Income Tests" and " -- Requirements for Qualification -- Asset Tests." In addition, any change in a Partnership's status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See "-- Requirements for Qualification -- Distribution Requirements." Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

INCOME TAXATION OF THE PARTNERSHIPS AND THEIR PARTNERS

     Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. We will therefore take into account our allocable share of each Partnership's income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership's allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

     Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. Similar rules apply with respect to property revalued on the books of a partnership. The amount of such unrealized gain or unrealized loss, referred to as built-in gain or built-in loss, is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The United States Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Our operating partnership generally intends to use the traditional method for allocating items with respect to which there is a book-tax difference.

     Basis in Partnership Interest. Our adjusted tax basis in any partnership interest we own generally will be:

     - the amount of cash and the basis of any other property we contribute to the partnership;

     - increased by our allocable share of the partnership's income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

     - reduced, but not below zero, by our allocable share of the partnership's loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

     Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

     Depreciation Deductions Available to Partnerships. The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, referred to as MACRS. Under MACRS, the partnership generally will depreciate furnishings and equipment over a seven year recovery period using a 200% declining balance method and a half-year convention. If, however, the partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the partnership generally will depreciate buildings and improvements over a 39 year recovery period using a straight line method and a mid-month convention. The operating partnership's initial basis in properties acquired in exchange for units of the operating partnership should be the same as the transferor's basis in such properties on the date of acquisition by the partnership. Although the law is not entirely clear, the partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The partnership's tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that the partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

     Under recently enacted legislation, a first-year bonus depreciation of 50% may be available for certain tenant improvements. In addition, certain qualified leasehold improvement property placed in service before January 1, 2006 will be depreciated over a 15-year recovery period using a straight method and a half-year convention.

     Sale of a Partnership's Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners' built-in gain or loss on contributed or revalued properties is the difference between the partners' proportionate share of the book value of those properties and the partners' tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.

     Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See "-- Requirements for

Qualification -- Income Tests." We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership's, trade or business.

     Taxable REIT Subsidiaries. As described above, we have formed and have made a timely election to treat MPT Development Services, Inc. as a taxable REIT subsidiary and may form or acquire additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary may provide services to our tenants and engage in activities unrelated to our tenants, such as third-party management, development, and other independent business activities.

     We and any corporate subsidiary in which we own stock must make an election for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns shares of a corporation with more than 35% of the value or voting power of all outstanding shares of the corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, irrespective of whether such securities may also qualify under the 75% assets test, and no more than 25% of the value of our assets may consist of the securities that are not qualifying assets under the 75% test, including, among other things, certain securities of a taxable REIT subsidiary, such as stock or non-mortgage debt.

     Rent we receive from our taxable REIT subsidiaries will qualify as "rents from real property" as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm's-length basis.

     A taxable REIT subsidiary may not directly or indirectly operate or manage a healthcare facility. For purposes of this definition a "healthcare facility" means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility.

     State and Local Taxes. We and our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

                                  UNDERWRITING

     Friedman, Billings, Ramsey & Co., Inc. is acting as representative of the underwriters of this offering. Subject to the terms and conditions in the underwriting agreement entered into in connection with the sale of our common stock described in this prospectus, the underwriters named below have severally agreed to purchase the number of shares of common stock set forth opposite their respective names.


                                                               NUMBER OF SHARES
UNDERWRITER                                                    OF COMMON STOCK
-----------                                                    ----------------
Friedman, Billings, Ramsey & Co., Inc. .....................
J.P. Morgan Securities Inc. ................................
Wachovia Capital Markets, LLC...............................
Stifel, Nicolaus & Company, Incorporated....................
                                                                  ----------
TOTAL:......................................................      12,066,823
                                                                  ==========


     The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to approval by their counsel of legal matters and to other conditions contained in the underwriting agreement including, among other items, the receipt of legal opinions from counsel, the receipt of comfort letters from our current auditors, the absence of any material adverse changes affecting us or our business and the absence of any objections from the National Association of Securities Dealers, Inc., or NASD, with respect to the fairness and reasonableness of the underwriting terms. The underwriters are obligated to purchase and accept delivery of all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any shares are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in the event that the purchase commitments of the defaulting underwriters represent more than 10% of the total number shares of common stock offered by this prospectus, the underwriting agreement may be terminated.

     The underwriters propose to offer the shares of common stock directly to the public at the public offering price indicated on the cover page of this prospectus and to various dealers at that price less a concession not to exceed
$     per share, of which $     may be reallowed to other dealers. After this
offering, the public offering price, concession and reallowance to dealers may be reduced by the underwriters. No reduction shall change the amount of proceeds to be received by us as indicated on the cover page of this prospectus. The common stock is offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.


     We have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase from time to time up to an aggregate of 1,810,023 additional shares of our common stock to cover over-allotments, if any, at the public offering price less the underwriting discount. If the underwriters exercise their over-allotment option to purchase any of the additional 1,810,023 shares of common stock, each underwriter, subject to certain conditions, will become obligated to purchase these additional shares based on the underwriters' percentage purchase commitment in the offering as indicated in the table above. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus are being sold. The underwriters may exercise the over-allotment option to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

     The following table summarizes the underwriting compensation to be paid to the underwriters by us and the selling stockholders. These amounts assume both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                                                               WITHOUT            WITH
                                                            OVER-ALLOTMENT   OVER-ALLOTMENT
                                                            --------------   --------------
By us:
  Per share:..............................................
  Total:..................................................
By the selling stockholders:
  Per share:..............................................
  Total:..................................................

     We have agreed to reimburse Friedman, Billings, Ramsey & Co., Inc. for certain of its reasonable out-of-pocket expenses in connection with this offering, including any fees or disbursements of its counsel, not to exceed $150,000.

     Pursuant to a registration rights agreement between us, Friedman, Billings, Ramsey & Co., Inc. and certain holders of our common stock, we are required to pay substantially all of the expenses in connection with the registration of the shares of common stock purchased in the April 2004 private placement. In addition, we will reimburse selling stockholders in an aggregate amount of up to $50,000, for the fees and expenses of one counsel and one accounting firm, as selected by Friedman, Billings, Ramsey & Co., Inc. for the selling stockholders, to review any registration statement. Each selling stockholder participating in this offering will bear a proportionate share of the underwriting discounts payable to the underwriters, all transfer taxes and transfer fees and any other expense of the selling stockholders not allocated to us in the registration rights agreement.


     We estimate that the total expenses payable by us in connection with this offering will be approximately $3.0 million.


     Pursuant to an engagement letter dated November 13, 2003, we appointed Friedman, Billings, Ramsey & Co., Inc. to act until April 7, 2006 as lead underwriter or placement agent in connection with any public or private offerings of our equity securities and to act as our financial advisor in connection with any purchase or sale of stock, merger, corporate acquisition, business combination or other strategic combination in which we may engage. Other than with respect to this offering, the underwriters are not providing us with any financial advisory services. Subject to the terms of that engagement letter, the underwriters and their affiliates may from time to time engage in future transactions with us and our affiliates and provide services to us and our affiliates in the ordinary course of their business.


     Friedman Billings Ramsey Group, Inc., an affiliate of Friedman, Billings, Ramsey & Co., Inc. currently beneficially owns approximately 10.9% of our outstanding common stock. Under the Conduct Rules of the NASD, when underwriters or their affiliates beneficially own 10% or more of the common equity of a company, they may be deemed to have a "conflict of interest" under Rule 2720(b)(7) of the rules and regulations of the NASD. When a NASD member with a conflict of interest participates as an underwriter in a public offering, that rule requires that the initial public offering price be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD, which qualified independent underwriter shall also participate in the preparation of the registration statement and the prospectus and exercise the usual standards of "due diligence" in its participation. Although this rule does not apply to REITs and therefore to this offering, J.P. Morgan Securities Inc. has been engaged to act as a qualified independent underwriter. In this role, J.P. Morgan Securities Inc. has performed a due diligence investigation of us and participated in the preparation of this prospectus and the registration statement. The initial public offering price of the shares of common stock will be no higher than the price recommended by J.P. Morgan Securities Inc. We and the selling stockholders have agreed to indemnify J.P. Morgan Securities Inc. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

     We and the selling stockholders have also agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

     We have applied to list our common stock on the New York Stock Exchange upon the completion of this offering under the symbol "MPW." In connection with the listing of our common stock on the New York Stock Exchange, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.

     Prior to this offering, there has been no public market for our common stock, other than limited trading on the Portal Market. The initial public offering price has been determined through negotiations between the underwriters and us. Among the factors considered in such determination were:

     - prevailing market conditions;

     - dividend yields and financial characteristics of publicly traded REITs that we and the underwriters believe to be comparable to us;

     - the present state of our financial and business operations;

     - our management;

     - estimates of our business and earnings potential; and

     - the prospects for the industry in which we operate.

     Each of our executive officers and directors has agreed, subject to specified exceptions, not to:

     - offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any shares of common stock, any of our or our subsidiaries' other equity securities or any securities convertible into or exercisable or exchangeable for shares of our common stock or any such equity securities; or

     - establish or increase any "put equivalent position" or liquidate or decrease any "call equivalent position" or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any of the economic consequences associated with the ownership of any shares of our common stock or of our or our subsidiaries' other equity securities (regardless of whether any of these transactions are to be settled by the delivery of common stock, other securities, cash or otherwise) for a period of 180 days after the date of this prospectus without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. This restriction terminates after the close of trading of the common stock on and including the 180th day after the date of this prospectus. However, Friedman, Billings, Ramsey & Co., Inc. may, in its sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no other existing agreements between the underwriters and any officer or director who has executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

     In addition, we have agreed that, for 180 days after the date of this prospectus, we will not, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of options or shares of common stock upon the exercise of outstanding options or warrants, the issuance of options or shares of common stock under existing stock option and incentive plans, or the issuance of common stock or other securities convertible into common stock issued in connection with the acquisition of properties. We also have agreed that we will not consent to the disposition of any shares held by officers or directors subject to lock-up agreements prior to the expiration of their respective lock-up periods unless pursuant to an exception to those agreements or with the consent of Friedman, Billings, Ramsey & Co., Inc. The lockup provisions do not prohibit us from filing a resale registration statement to register the shares issued in our April 2004 private placement.

     Our stockholders other than our executive officers and directors may not sell or otherwise dispose of any of the shares of our common stock or securities convertible into our common stock that they have acquired prior to the date of this prospectus and are not selling in this offering until 60 days after the date of this prospectus, subject to limited exceptions.

     In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

     - short sales;

     - syndicate covering transactions;

     - imposition of penalty bids; and

     - purchases to cover positions created by short sales.

     Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing common stock from us or in the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

     The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares pursuant to the over-allotment option.

     A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

     The representative also may impose a penalty bid on underwriters and selling group members. This means that if the representative purchases shares in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters or selling group members that sold those shares as part of this offering to repay underwriting discount or the selling concession received by them.

     As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to accounts over which they exercise discretionary authority to exceed 5% of the total number of shares of common stock offered by this prospectus.


     At our request, the underwriters have reserved up to 1% of the common stock being offered by this prospectus for sale to our directors, employees, business associates and related persons at the public offering price. The sales will be made by Friedman, Billings, Ramsey & Co., Inc. through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The common stock issued in connection with the directed share program will be issued as part of the underwritten public offering.

                                 LEGAL MATTERS

     The validity of the common stock and certain tax matters, including REIT qualification and debt characterization, will be passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. The summary of legal matters contained in the section of this prospectus under the heading "United States Federal Income Tax Considerations" is based on the opinion of Baker Donelson. Certain legal matters in connection with this offering will be passed upon for the underwriters by Hunton & Williams LLP.

                                    EXPERTS

     Our consolidated financial statements and the accompanying financial statement schedule as of December 31, 2004, and 2003, and for the year ended December 31, 2004 and for the period from inception (August 27, 2003) through December 31, 2003, included herein, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report included herein.

     The consolidated financial statements of Vibra as of December 31, 2004 and for the period from inception (May 14, 2004) through December 31, 2004 included herein have been audited by Parente Randolph, LLC, independent registered public accounting firm, as stated in their report included herein.

     The independent registered public accounting firms have not examined, compiled or otherwise applied procedures to any financial forecast, projection or anticipated results presented herein and, accordingly, do not express an opinion or any other form of assurance on such.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits, schedules and amendments filed with, or incorporated by reference in, this registration statement, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission's website, www.sec.gov.

     As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year, and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS


UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
  Medical Properties Trust, Inc. and Subsidiaries
  Unaudited Pro Forma Consolidated Balance Sheet as of March
     31, 2005...............................................   F-3
  Unaudited Pro Forma Consolidated Statement of Operations
     for the Three Months Ended March 31, 2005..............   F-4
  Unaudited Pro Forma Consolidated Statement of Operations
     for the Year Ended December 31, 2004...................   F-5
  Notes to Unaudited Pro Forma Consolidated Financial
     Statements.............................................   F-6


HISTORICAL FINANCIAL INFORMATION
Medical Properties Trust, Inc. and Subsidiaries
  Consolidated Balance Sheets as of March 31, 2005 and
     December 31, 2004......................................  F-14
  Consolidated Statements of Operations for the Three Months
     Ended March 31, 2005 and March 31, 2004................  F-15
  Consolidated Statements of Cash Flows for the Three Months
     Ended March 31, 2005 and March 31, 2004................  F-16
  Notes to Consolidated Financial Statements................  F-17
  Report of Independent Registered Public Accounting Firm...  F-21
  Consolidated Balance Sheets as of December 31, 2004 and
     December 31, 2003......................................  F-22
  Consolidated Statements of Operations for the Year Ended
     December 31, 2004 and for the Period from Inception
     (August 27, 2003) through December 31, 2003............  F-23
  Consolidated Statements of Cash Flows for the Year Ended
     December 31, 2004 and for the Period from Inception
     (August 27, 2003) through December 31, 2003............  F-24
  Consolidated Statements of Stockholders' Equity (Deficit)
     for the Year Ended December 31, 2004 and for the Period
     from Inception (August 27, 2003) through December 31,
     2003...................................................  F-25
  Notes to Consolidated Financial Statements................  F-26
Schedule III -- Real Estate and Accumulated Depreciation....  F-37
Vibra Healthcare, LLC (formerly Highmark Healthcare, LLC)
  Consolidated Balance Sheet as of March 31, 2005 and
     December 31, 2004......................................  F-38
  Consolidated Statements of Operations and Changes in
     Partners' Deficit for the Three Months Ended March 31,
     2005...................................................  F-39
  Consolidated Statement of Cash Flows for the Three Months
     Ended March 31, 2005...................................  F-40
  Notes to Consolidated Financial Statements................  F-41
  Report of Independent Registered Public Accounting Firm...  F-50
  Consolidated Balance Sheet as of December 31, 2004........  F-51
  Consolidated Statement of Operations and Changes in
     Partner's Capital for the Period from Inception (May
     14, 2004) through December 31, 2004....................  F-52
  Consolidated Statement of Cash Flows for the Period from
     Inception (May 14, 2004) through December 31, 2004.....  F-53
  Notes to Consolidated Financial Statements................  F-54

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated financial information sets forth:

     - the historical financial information derived from our audited consolidated financial statements for the year ended December 31, 2004 and the three months ended March 31, 2005 as adjusted to:


      - give effect to acquisition of our facilities acquired and leased to Vibra, Desert Valley and Gulf States as if we owned them from the inception of each period presented;


      - give effect to our loans made to Vibra;

      - give effect to our probable acquisitions;

      - give effect to this offering; and


     - our pro forma, as adjusted unaudited consolidated balance sheet as of March 31, 2005, for the effect of dividends, to give effect to our initial portfolio, our probable acquisitions and this offering.


     This section contains forward-looking statements, which are projections of future performance and the assumptions upon which the forward-looking statements are based. Our actual results could differ materially from those expressed in our forward-looking statements as a result of various risks, including those set forth in "Risk Factors" and elsewhere in this prospectus. You should read the information below along with all other financial information and analysis presented in this prospectus, including the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and related notes.

     The unaudited pro forma consolidated financial information is presented for informational purposes only. We do not expect that this information will reflect our future results of operations or financial position. The unaudited pro forma adjustments and eliminations are based on available information and upon assumptions that we believe are reasonable. The unaudited pro forma financial information assumes that the above described transactions were completed as of December 31, 2004, for purposes of the unaudited pro forma consolidated balance sheets and as of the first day of the period presented for purposes of the unaudited pro forma consolidated statements of operations.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                 Unaudited Pro Forma Consolidated Balance Sheet
                                 March 31, 2005

                                                         COMPLETED
                                                        ACQUISITION
                                                        TRANSACTIONS            PRO FORMA
                                                        ------------            EFFECT OF              EFFECT
                                                        GULF STATES-            COMPLETED             OF THIS
                          HISTORICAL     DIVIDENDS       COVINGTON             TRANSACTIONS           OFFERING
                         ------------   -----------     ------------           ------------         ------------
ASSETS
 Real estate assets
   Land................  $ 12,670,000   $        --     $    821,429(2)        $ 13,491,429         $         --
   Buildings and
     improvements......   136,381,785            --       10,234,101(2)         146,615,886                   --
   Construction in
     progress..........    36,757,429                             --(2)          36,757,429
   Intangible lease
     assets............     6,320,410            --          444,470(2)           6,764,880                   --
                         ------------   -----------     ------------           ------------         ------------
     Gross investment
       in real estate
       assets..........   192,129,624            --       11,500,000            203,629,624                   --
   Accumulated
     depreciation and
     amortization......    (2,320,877)           --               --             (2,320,877)                  --
                         ------------   -----------     ------------           ------------         ------------
     Net investment in
       real estate
       assets..........   189,808,747            --       11,500,000            201,308,747                   --
 Cash and cash
   equivalents.........    82,053,255    (7,055,493)(1)  (11,500,000)(2)         63,497,762          113,263,950(3)
 Interest and rent
   receivable..........       748,677            --               --                748,677                   --
 Unbilled rent
   receivable..........     5,177,925            --               --              5,177,925                   --
 Loans.................    42,498,111            --               --             42,498,111                   --
 Other assets..........     6,017,364            --               --              6,017,364                   --
                         ------------   -----------     ------------           ------------         ------------
     TOTAL ASSETS......  $326,304,079   $(7,055,493)    $         --           $319,248,586         $113,263,950
                         ============   ===========     ============           ============         ============
LIABILITIES AND
 STOCKHOLDERS' EQUITY
 Liabilities
   Long-term debt......  $ 74,141,667   $        --     $         --           $ 74,141,667         $         --
   Accounts payable and
     accrued
     expenses..........    10,072,197    (2,869,115)(1)                           7,203,082                   --
   Deferred revenue....     4,518,896            --               --              4,518,896                   --
   Lease deposits......     3,314,556            --               --              3,314,556                   --
                         ------------   -----------     ------------           ------------         ------------
     Total
       liabilities.....    92,047,316    (2,869,115)              --             89,178,201                   --
 Minority interest.....     1,762,500            --               --              1,762,500                   --
 Stockholders' equity
   Preferred stock,....            --            --               --                     --                   --
   Common stock,.......        26,083            --               --                 26,083               11,553(3)(6)
   Additional paid in
     capital...........   233,701,690            --               --            233,701,690          115,320,397(3)(6)
   Accumulated
     deficit...........    (1,233,510)   (4,186,378)              --             (5,419,888)          (2,068,000)(3)(6)
                         ------------   -----------     ------------           ------------         ------------
     Total
       stockholders'
       equity..........   232,494,263    (4,186,378)              --            228,307,885          113,263,950
                         ------------   -----------     ------------           ------------         ------------
     TOTAL LIABILITIES
       AND
       STOCKHOLDERS'
       EQUITY..........  $326,304,079   $(7,055,493)    $         --           $319,248,586         $113,263,950
                         ============   ===========     ============           ============         ============

                                      PROBABLE
                                    ACQUISITION
                                    TRANSACTIONS
                         ----------------------------------
                         GULF STATES              VIBRA-               COMPANY
                            HEALTH               REDDING              PRO FORMA
                         ------------          ------------          ------------
ASSETS
 Real estate assets
   Land................  $  1,163,214(4)       $  1,482,143(5)       $ 16,136,786
   Buildings and
     improvements......    14,492,378(4)         18,465,879(5)        179,574,143
   Construction in
     progress..........            --                    --            36,757,429
   Intangible lease
     assets............       629,408(4)            801,978(5)          8,196,266
                         ------------          ------------          ------------
     Gross investment
       in real estate
       assets..........    16,285,000            20,750,000           240,664,624
   Accumulated
     depreciation and
     amortization......            --                    --            (2,320,877)
                         ------------          ------------          ------------
     Net investment in
       real estate
       assets..........    16,285,000            20,750,000           238,343,747
 Cash and cash
   equivalents.........   (16,285,000)(4)       (20,750,000)(5)       139,726,712
 Interest and rent
   receivable..........            --                    --               748,677
 Unbilled rent
   receivable..........            --                    --             5,177,925
 Loans.................                                  --            42,498,111
 Other assets..........            --                    --             6,017,364
                         ------------          ------------          ------------
     TOTAL ASSETS......  $         --          $         --          $432,512,536
                         ============          ============          ============
LIABILITIES AND
 STOCKHOLDERS' EQUITY
 Liabilities
   Long-term debt......  $         --          $         --          $ 74,141,667
   Accounts payable and
     accrued
     expenses..........            --                                   7,203,082
   Deferred revenue....            --                    --             4,518,896
   Lease deposits......            --                    --             3,314,556
                         ------------          ------------          ------------
     Total
       liabilities.....            --                    --            89,178,201
 Minority interest.....            --                    --             1,762,500
 Stockholders' equity
   Preferred stock,....            --                    --                    --
   Common stock,.......            --                    --                37,636
   Additional paid in
     capital...........            --                    --           349,022,087
   Accumulated
     deficit...........            --                    --            (7,487,888)
                         ------------          ------------          ------------
     Total
       stockholders'
       equity..........            --                    --           341,571,835
                         ------------          ------------          ------------
     TOTAL LIABILITIES
       AND
       STOCKHOLDERS'
       EQUITY..........  $         --          $         --          $432,512,536
                         ============          ============          ============


See accompanying notes to Unaudited Pro Forma Consolidated Financial Statements.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

            Unaudited Pro Forma Consolidated Statement of Operations
                   For the Three Months Ended March 31, 2005


                                       COMPLETED ACQUISITION                      PROBABLE ACQUISITION
                                            TRANSACTIONS                              TRANSACTIONS
                                     --------------------------    PRO FORMA     -----------------------
                                        DESERT         GULF        EFFECT OF         GULF
                                       VALLEY-        STATES-      COMPLETED        STATES       VIBRA-      COMPANY
                       HISTORICAL    VICTORVILLE     COVINGTON    TRANSACTIONS      HEALTH      REDDING     PRO FORMA
                       -----------   ------------   -----------   ------------   ------------   --------   -----------
REVENUES
  Rent income........  $ 5,268,490     $529,449(7)   $360,880(8)  $ 6,158,819      $511,037(9)  $651,153(10) $ 7,321,009
  Interest income
    from loans.......    1,212,038           --            --       1,212,038            --           --     1,212,038
                       -----------     --------      --------     -----------      --------     --------   -----------
    Total revenues...    6,480,528      529,449       360,880       7,370,857       511,037      651,153     8,533,047
EXPENSES
  Depreciation and
    amortization.....      842,407      115,316(7)     71,371(8)    1,029,094       101,068(9)   128,778(10)   1,258,940
  Property
    expenses.........       29,466           --            --          29,466            --           --        29,466
  General and
    administrative...    1,698,249           --            --       1,698,249            --           --     1,698,249
  Costs of terminated
    acquisitions.....       23,095           --            --          23,095            --           --        23,095
                       -----------     --------      --------     -----------      --------     --------   -----------
    Total operating
      expenses.......    2,593,217      115,316        71,371       2,779,904       101,068      128,778     3,009,750
                       -----------     --------      --------     -----------      --------     --------   -----------
         Operating
           income....    3,887,311      414,133       289,509       4,590,953       409,969      522,375     5,523,297
OTHER INCOME
  (EXPENSE)
  Interest income....      383,772           --            --         383,772            --           --       383,772
  Interest expense...     (711,149)          --            --        (711,149)           --           --      (711,149)
                       -----------     --------      --------     -----------      --------     --------   -----------
    Net other
      expense........     (327,377)          --            --        (327,377)           --           --      (327,377)
                       -----------     --------      --------     -----------      --------     --------   -----------
      NET INCOME.....  $ 3,559,934     $414,133      $289,509     $ 4,263,576      $409,969     $522,375   $ 5,195,920
                       ===========     ========      ========     ===========      ========     ========   ===========
      NET INCOME PER
         SHARE --
         BASIC.......  $      0.14                                                                         $      0.14
      NET INCOME PER
         SHARE --
         DILUTED.....  $      0.14                                                                         $      0.14
      WEIGHTED
         AVERAGE
         SHARES
       OUTSTANDING --
         BASIC.......   26,099,195                                                                          37,652,195(11)
      WEIGHTED
         AVERAGE
         SHARES
       OUTSTANDING --
         DILUTED.....   26,103,259                                                                          37,656,259(11)


See accompanying notes to Unaudited Pro Forma Consolidated Financial Statements.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

            Unaudited Pro Forma Consolidated Statement of Operations
                      For the Year Ended December 31, 2004


                                               COMPLETED ACQUISITION TRANSACTIONS         PRO FORMA
                                           -------------------------------------------    EFFECT OF
                                              VIBRA      DESERT VALLEY-   GULF STATES-    COMPLETED
                             HISTORICAL    FACILITIES     VICTORVILLE      COVINGTON     TRANSACTIONS
                             -----------   -----------   --------------   ------------   ------------
REVENUES
  Rent income..............  $ 8,611,344   $ 9,774,139(12)   $3,228,104(13)  $1,443,520(14) $23,057,107
  Interest income from
    loans..................    2,282,115     2,754,934(12)           --            --      5,037,049
                             -----------   -----------     ----------      ----------    -----------
    Total revenues.........   10,893,459    12,529,073      3,228,104       1,443,520     28,094,156
EXPENSES
  Depreciation and
    amortization...........    1,478,470     1,660,526(12)      691,894(13)     285,484(14)   4,116,374
  Property expenses........       93,502        93,502(12)           --            --        187,004
  General and
    administrative.........    5,057,284            --             --              --      5,057,284
  Costs of terminated
    acquisitions...........      585,345            --             --              --        585,345
                             -----------   -----------     ----------      ----------    -----------
    Total operating
      expense..............    7,214,601     1,754,028        691,894         285,484      9,946,007
                             -----------   -----------     ----------      ----------    -----------
      Operating income.....    3,678,858    10,775,045      2,536,210       1,158,036     18,148,149
OTHER INCOME (EXPENSE)
  Interest income..........      930,260            --             --              --        930,260
  Interest expense.........      (32,769)           --             --              --        (32,769)
                             -----------   -----------     ----------      ----------    -----------
    Net other income.......      897,491            --             --              --        897,491
                             -----------   -----------     ----------      ----------    -----------
      NET INCOME...........  $ 4,576,349   $10,775,045     $2,536,210      $1,158,036    $19,045,640
                             ===========   ===========     ==========      ==========    ===========
      NET INCOME PER
        SHARE -- BASIC.....  $      0.24
      NET INCOME PER
        SHARE -- DILUTED...  $      0.24
      WEIGHTED AVERAGE
        SHARES
     OUTSTANDING -- BASIC..   19,310,833
      WEIGHTED AVERAGE
        SHARES
        OUTSTANDING --
        DILUTED............   19,312,634

                               PROBABLE ACQUISITION
                                   TRANSACTIONS
                             -------------------------
                             GULF STATES      VIBRA-       COMPANY
                                HEALTH       REDDING      PRO FORMA
                             ------------   ----------   -----------
REVENUES
  Rent income..............   $2,044,150(15) $2,604,612(16) $27,705,869
  Interest income from
    loans..................           --            --     5,037,049
                              ----------    ----------   -----------
    Total revenues.........    2,044,150     2,604,612    32,742,918
EXPENSES
  Depreciation and
    amortization...........      404,271(15)    515,112(16)   5,035,757
  Property expenses........           --            --       187,004
  General and
    administrative.........           --            --     5,057,284
  Costs of terminated
    acquisitions...........           --            --       585,345
                              ----------    ----------   -----------
    Total operating
      expense..............      404,271       515,112    10,865,390
                              ----------    ----------   -----------
      Operating income.....    1,639,879     2,089,500    21,877,528
OTHER INCOME (EXPENSE)
  Interest income..........           --            --       930,260
  Interest expense.........           --            --       (32,769)
                              ----------    ----------   -----------
    Net other income.......           --            --       897,491
                              ----------    ----------   -----------
      NET INCOME...........   $1,639,879    $2,089,500   $22,775,019
                              ==========    ==========   ===========
      NET INCOME PER
        SHARE -- BASIC.....                              $      0.74
      NET INCOME PER
        SHARE -- DILUTED...                              $      0.74
      WEIGHTED AVERAGE
        SHARES
     OUTSTANDING -- BASIC..                               30,863,833(17)
      WEIGHTED AVERAGE
        SHARES
        OUTSTANDING --
        DILUTED............                               30,865,634(17)


See accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

ADJUSTMENTS FOR UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2005

     (1) Record the $.11 per share distribution declared and accrued in March, 2005, and paid in April, 2005, and the $.16 per share distribution declared in May, 2005, payable in July, 2005.

Shares of common stock outstanding at March 31,
  2005..........................................   26,082,862    26,082,862
Restricted shares issued to employees on April
  25, 2005......................................           --        82,000
                                                  -----------   -----------
Total shares....................................   26,082,862    26,164,862
Cash distribution per share.....................  $      0.11   $      0.16
                                                  -----------   -----------
Total cash distribution.........................  $ 2,869,115   $ 4,186,378   $ 7,055,493
                                                  ===========   ===========   ===========


     (2) Completed Acquisition: Records the acquisition of the Gulf
States - Covington facility as though we acquired it on March 31, 2005. This facility was actually acquired on June 9, 2005.



                                                                 COST
                                                              -----------
Land........................................................  $   821,429
Building....................................................   10,234,101
Intangible lease assets.....................................      444,470
                                                              -----------
Total cost..................................................  $11,500,000
                                                              ===========



     (3) Records the issuance of 11,365,000 common shares at a public offering price of $11.00 per share less underwriting commission and other expenses, calculated as follows:



Number of Shares Offered....................................    11,365,000
Price per Share.............................................  $      11.00
                                                              ------------
Gross Proceeds..............................................  $125,015,000
Less: Underwriting discounts, commissions and other
  transaction costs.........................................   (11,751,050)
                                                              ------------
Net proceeds from offering..................................  $113,263,950
                                                              ============
Common stock at par value...................................  $     11,365
Additional paid in capital..................................   113,252,585
                                                              ------------
Pro forma adjustment to cash................................  $113,263,950
                                                              ============



     (4) Probable Acquisition: Records the acquisition of two Gulf States Health facilities as though we acquired them on March 31, 2005. The Company has not closed on the acquisition of these facilities, but the Company believes that the acquisitions are probable.



                                                      COST               TOTAL FOR GULF STATES
                                          ----------------------------      HEALTH PROBABLE
                                          DENHAM SPRINGS     HAMMOND         ACQUISITIONS
                                          --------------   -----------   ---------------------
Land...................................     $  428,571     $   734,643        $ 1,163,214
Building...............................      5,339,532       9,152,846         14,492,378
Intangible lease assets................        231,897         397,511            629,408
                                            ----------     -----------        -----------
Total cost.............................     $6,000,000     $10,285,000        $16,285,000
                                            ==========     ===========        ===========

     (5) Probable Acquisition: Records the acquisition of the Vibra-Redding facility as though we acquired it on March 31, 2005. The Company has not closed on the acquisition of this facility, but the Company believes that the acquisition is probable.



Land........................................................  $ 1,482,143
Building....................................................   18,465,879
Intangible lease assets.....................................      801,978
                                                              -----------
Total cost..................................................  $20,750,000
                                                              ===========



     (6) Records compensation expense related to restricted stock awards for 106,000 shares made to senior management upon completion of this offering and for 82,000 made to other employees on April 25, 2005, calculated by multiplying the number of shares awarded times the price per share of common stock in this offering:


Shares of common stock awarded..............................     188,000
Price per share of common stock in this offering............  $    11.00
                                                              ----------
Total value of shares awarded...............................  $2,068,000
                                                              ==========
Common stock at par value...................................  $      188
Additional paid in capital..................................   2,067,812
                                                              ----------
Pro forma adjustment to accumulated deficit.................  $2,068,000
                                                              ==========

     No adjustment for this is shown in the accompanying pro forma statement of operations since the impact is non-recurring as defined in Regulation S-X 210.11-02(b)(5).

ADJUSTMENTS FOR UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2005:


     (7) Completed Acquisition: Records three months of rent income for the Desert Valley -- Victorville facility as though we owned it from January 1, 2005, to March 31, 2005. This facility was acquired on February 28, 2005. Rent income is based on the straight-line rent (as required by SFAS No. 13) in the lease agreements between the Company and the lessee. Pro forma rent income for the Desert Valley -- Victorville for the three months ended March 31, 2005 consists of the following:


                                                                RENT
                                                              --------
Rent income for three months of the first year..............  $807,026
Historical rent for the period February 28 - March 31,
  2005......................................................   277,577
                                                              --------
Pro forma rent income.......................................  $529,449
                                                              ========

     Depreciation of buildings (straight line using a 40 year life) and amortization of intangible lease assets (straight line using a fifteen year life) for the three months ended March 31, 2005 as though the properties were occupied on January 1, 2005.

                                                                              HISTORICAL
                                                                           DEPRECIATION AND
                                          ANNUAL        DEPRECIATION AND   AMORTIZATION FOR      PRO FORMA
                                     DEPRECIATION AND   AMORTIZATION FOR    FEBRUARY 28 -     DEPRECIATION AND
                          COST         AMORTIZATION       THREE MONTHS      MARCH 31, 2005      AMORTIZATION
                       -----------   ----------------   ----------------   ----------------   ----------------
Land.................  $ 2,000,000       $     --           $     --           $    --            $     --
Buildings............   24,994,553        624,864            156,216            52,072             104,144
Intangible lease
  assets.............    1,005,447         67,030             16,758             5,586              11,172
                       -----------       --------           --------           -------            --------
                       $28,000,000       $691,894           $172,974           $57,658            $115,316
                       ===========       ========           ========           =======            ========

     (8) Completed Acquisition: Records three months of rent income for the Gulf States -- Covington facility as though we owned it from January 1, 2005, to March 31, 2005. Rent income is based on the straight-line rent (as required by SFAS No. 13) in the lease agreements between the Company and the lessee. Pro forma rent income for the facility for the three months ended March 31, 2005 consists of the following:



                                                          ANNUAL RENT   THREE MONTHS RENT
                                                          -----------   -----------------
Gulf States -- Covington................................  $1,443,520        $360,880



     Depreciation of the building (straight line using a 40-year life) and amortization of the intangible lease assets (straight-line using a 15 year life) for the quarter ended March 31, 2005 as though the property was occupied on January 1, 2005.



                                                                    ANNUAL        DEPRECIATION AND
                                                               DEPRECIATION AND   AMORTIZATION FOR
                                                    COST         AMORTIZATION       THREE MONTHS
                                                 -----------   ----------------   ----------------
Land...........................................  $   821,429       $     --           $    --
Buildings......................................   10,234,101        255,853            63,963
Intangible lease assets........................      444,470         29,631             7,408
                                                 -----------       --------           -------
                                                 $11,500,000       $285,484           $71,371
                                                 ===========       ========           =======



     (9) Probable Acquisition: Records three months of rent income for the two Gulf States Health facilities as though we owned them from January 1, 2005, to March 31, 2005. Rent income is based on the straight-line rent (as required by SFAS No. 13) in the lease agreements between the Company and the lessee. Pro forma rent income for the two Gulf States Health facilities for the three months ended March 31, 2005 consists of the following:



                                                          ANNUAL RENT   THREE MONTHS RENT
                                                          -----------   -----------------
Gulf States -- Denham Springs...........................  $  753,141        $188,285
Gulf States -- Hammond..................................   1,291,009         322,752
                                                          ----------        --------
                                                          $2,044,150        $511,037
                                                          ==========        ========


     Depreciation of buildings (straight line using a 40 year life) and amortization of intangibles (straight-line using a 15 year life) for the three months ended March 31, 2005 as though the properties were occupied on January 1, 2005.


                                              COST
                                    ------------------------        ANNUAL        DEPRECIATION AND
                                      DENHAM                   DEPRECIATION AND   AMORTIZATION FOR
                                     SPRINGS       HAMMOND       AMORTIZATION       THREE MONTHS
                                    ----------   -----------   ----------------   ----------------
Land..............................  $  428,571   $   734,643       $     --           $     --
Buildings.........................   5,339,532     9,152,846        362,310             90,578
Intangible lease assets...........     231,897       397,511         41,961             10,490
                                    ----------   -----------       --------           --------
                                    $6,000,000   $10,285,000       $404,271           $101,068
                                    ==========   ===========       ========           ========



     (10) Probable Acquisition: Records three months of rent income for the Vibra -- Redding facility as though we owned it from January 1, 2005, to March 31, 2005. Rent income is based on the straight-line rent (as required by SFAS No. 13) in the lease agreements between the Company and the lessee. Pro forma rent income for the facility for the quarter ended March 31, 2005 consists of the following:



                                                          ANNUAL RENT   THREE MONTHS RENT
                                                          -----------   -----------------
Vibra -- Redding.......................................   $2,604,612        $651,153

     Depreciation of buildings (straight line using a 40 year life) and amortization of intangible lease assets (straight line using a fifteen year life) for the quarter ended March 31, 2005 as though the property was occupied on January 1, 2005.



                                                                              DEPRECIATION AND
                                                        ANNUAL DEPRECIATION   AMORTIZATION FOR
                                             COST        AND AMORTIZATION       THREE MONTHS
                                          -----------   -------------------   ----------------
Land....................................  $ 1,482,143        $     --             $     --
Buildings...............................   18,465,879         461,647              115,412
Intangible lease assets.................      801,978          53,465               13,366
                                          -----------        --------             --------
                                          $20,750,000        $515,112             $128,778
                                          ===========        ========             ========



     (11) Pro forma weighted average shares outstanding, basic and diluted, are calculated as follows:



                                                                BASIC       DILUTED
                                                              ----------   ----------
Historical..................................................  26,099,195   26,103,259
Effect of this offering.....................................  11,365,000   11,365,000
Restricted shares awarded to management and employees.......     188,000      188,000
                                                              ----------   ----------
Pro forma weighted average shares...........................  37,652,195   37,656,259
                                                              ==========   ==========


     The shares issued in this offering and the restricted shares awarded to management and employees are shown as though they were issued on January 1, 2005.


     Staff Accounting Bulletin (SAB) Topic 1.B.3 requires that basic and diluted earnings per share should be calculated based on the pro forma effect of shares assumed to be issued when dividends are paid in excess of earnings. As of March 31, 2005, cumulative net income for 2004 and the three months ended March 31, 2005, totaled $8,136,283. Cumulative distributions, including the distribution declared May 20, 2005, totaled $12,532,895, resulting in excess distributions during the period of $4,396,612. The pro forma weighted average shares in our unaudited consolidated statement of operations for the three months ended March 31, 2005, assume the issuance of 399,692 shares at an offering price of $11.00 per share, or proceeds of $4,396,612, to pay these distributions in excess of net income. See unaudited Note 6 at page F-19 for related pro forma presentation.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

ADJUSTMENTS FOR UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004:


     (12) Completed Acquisition: Records year of rent income for the six Vibra initial property purchases as though we owned them from January 1, 2004, to December 31, 2004. Rent income is based on the monthly straight-line rent (as required by SFAS No. 13) for each property. Rent income from the Vibra properties is as follows:


                                                               ANNUAL RENT
                                                               -----------
Bowling Green...............................................   $ 5,471,964
Fresno......................................................     2,675,182
Kentfield...................................................     1,094,393
Marlton.....................................................     4,752,598
New Bedford.................................................     3,171,528
Denver......................................................     1,219,818
                                                               -----------
  TOTAL.....................................................    18,385,483
Historical rent income for July 1 - December 31, 2004.......     8,611,344
                                                               -----------
Pro forma rent income.......................................   $ 9,774,139
                                                               ===========

     Records interest income from loans to Vibra entities as though the loans were made on January 1, 2004 and interest income was earned for the year ended December 31, 2004, at the stated rate of 10.25%.

                                                                          ANNUAL INTEREST
                                                               LOANS          INCOME
                                                            -----------   ---------------
Bowling Green............................................   $11,771,389     $1,206,567
Fresno...................................................     6,561,308        672,534
Kentfield................................................     5,422,387        555,795
Marlton..................................................    11,203,366      1,148,345
New Bedford..............................................     8,361,930        857,098
Denver...................................................     5,821,564        596,710
                                                            -----------     ----------
  TOTAL..................................................   $49,141,944      5,037,049
                                                            ===========
Historical interest income for July 1 - December 31,
  2004...................................................                    2,282,115
                                                                            ----------
Pro forma interest income................................                   $2,754,934
                                                                            ==========

     Depreciation of buildings (straight line using a 40 year life) and amortization of intangible lease assets (straight line using a fifteen year life) for the year ended December 31, 2004 as though the properties were acquired on January 1, 2004.

                                                                                   TOTAL
                                                   ANNUAL         ANNUAL      DEPRECIATION AND
                                                DEPRECIATION   AMORTIZATION     AMORTIZATION
                                                ------------   ------------   ----------------
Bowling Green................................    $  839,268      $104,736        $  944,004
Fresno.......................................       409,080        51,204           460,284
Kentfield....................................       119,124        23,808           142,932
Marlton......................................       772,572        90,972           863,544
New Bedford..................................       494,304        60,384           554,688
Denver.......................................       150,324        23,220           173,544
                                                 ----------      --------        ----------
  TOTAL......................................     2,784,672       354,324         3,138,996
Historical depreciation and amortization for
  July 1 - December 31, 2004.................     1,311,757       166,713         1,478,470
                                                 ----------      --------        ----------
Pro forma depreciation and amortization......    $1,472,915      $187,611        $1,660,526
                                                 ==========      ========        ==========

     Property expenses consist primarily of payments for the ground lease at Marlton for the year ended December 31, 2004.


     (13) Completed Acquisition: Records one year of rent income for the Desert Valley -- Victorville facility as though we owned it from January 1, 2004, to December 31, 2004. Rent income is based on the straight-line rent (as required by SFAS No. 13) in the lease agreements between the Company and the lessee. Pro forma rent income for the Desert Valley -- Victorville for the year ended December 31, 2004 consists of the following:


                                                               ANNUAL RENT
                                                               -----------
Desert Valley -- Victorville................................   $3,228,104

     Depreciation of buildings (straight line using a 40 year life) and amortization of intangible lease assets (straight line using a fifteen year life) for the year ended December 31, 2004 as though the properties were occupied on January 1, 2004.

                                                                              ANNUAL
                                                                         DEPRECIATION AND
                                                              COST         AMORTIZATION
                                                           -----------   ----------------
Land.....................................................  $ 2,000,000       $     --
Buildings................................................   24,994,553        624,864
Intangible lease assets..................................    1,005,447         67,030
                                                           -----------       --------
                                                           $28,000,000       $691,894
                                                           ===========       ========


     (14) Probable Acquisition: Records one year of rent income for the Gulf States -- Covington facility as though we owned it from January 1, 2004, to December 31, 2004. Rent income is based on the straight-line rent (as required by SFAS No. 13) in the lease agreements between the Company and the lessee. Pro forma rent income for the facility for the year ended December 31, 2004 consists of the following:



                                                               ANNUAL RENT
                                                               -----------
Gulf States -- Covington....................................   $1,443,520

     Depreciation of the building (straight line using a 40 year life) and amortization of the intangible lease asset (straight-line using a fifteen year life) for the year ended December 31, 2004 as though the properties were acquired on January 1, 2004.



                                                                              ANNUAL
                                                                         DEPRECIATION AND
                                                              COST         AMORTIZATION
                                                           -----------   ----------------
Land.....................................................  $   821,429       $     --
Buildings................................................   10,234,101        255,853
Intangible lease assets..................................      444,470         29,631
                                                           -----------       --------
                                                           $11,500,000       $285,484
                                                           ===========       ========



     (15) Probable Acquisition: Records one year of rent income for the three Gulf States Health facilities as though we owned them from January 1, 2004, to December 31, 2004. Rent income is based on the straight-line rent (as required by SFAS No. 13) in the lease agreement between the Company and the lessee. Pro forma rent income for the Gulf States Health facilities for the year ended December 31, 2004 consists of the following:



                                                              ANNUAL RENT
                                                              -----------
Gulf States -- Denham Springs...............................  $  753,141
Gulf States -- Hammond......................................   1,291,009
                                                              ----------
                                                              $2,044,150
                                                              ==========



     Depreciation of buildings (straight-line using a 40 year life) and amortization of intangible lease assets (straight-line using a fifteen year life) for the year ended December 31, 2004 as though the properties were occupied on January 1, 2004.



                                                        COST                     ANNUAL
                                            -----------------------------   DEPRECIATION AND
                                            DENHAM SPRINGS     HAMMOND        AMORTIZATION
                                            --------------   ------------   ----------------
Land.....................................     $  428,571     $   734,643        $     --
Buildings................................      5,339,532       9,152,846         362,310
Intangible lease assets..................        231,897         397,511          41,961
                                              ----------     -----------        --------
                                              $6,000,000     $10,285,000        $404,271
                                              ==========     ===========        ========



     (16) Probable Acquisition: Records one year of rent income for the Vibra -- Redding facility as though we owned it from January 1, 2004, to December 31, 2004. Rent income is based on the straight-line rent (as required by SFAS No. 13) in the lease agreements between the Company and the lessee. Pro forma rent income for the facility for the year ended December 31, 2004 consists of the following:



                                                               ANNUAL RENT
                                                               -----------
Vibra -- Redding                                               $2,604,612



     Depreciation of the building (straight line using a 40 year life) and amortization of the intangible lease asset (straight-line using a fifteen year life) for the year ended December 31, 2004 as though the properties were acquired on January 1, 2004.



                                                                              ANNUAL
                                                                         DEPRECIATION AND
                                                              COST         AMORTIZATION
                                                           -----------   ----------------
Land                                                       $ 1,482,143       $     --
Buildings                                                   18,465,879        461,647
Intangible lease assets                                        801,978         53,465
                                                           -----------       --------
                                                           $20,750,000       $515,112
                                                           ===========       ========

     (17) Pro forma weighted average shares outstanding, basic and diluted, are calculated as follows:



                                                                BASIC       DILUTED
                                                              ----------   ----------
Historical..................................................  19,310,833   19,312,634
Effect of this offering.....................................  11,365,000   11,365,000
Restricted shares awarded to management and employees.......     188,000      188,000
                                                              ----------   ----------
Pro forma weighted average shares...........................  30,863,833   30,865,634
                                                              ==========   ==========



     The shares issued in this offering and the restricted shares awarded to management and employees are shown as though they were issued on January 1, 2004.



     Staff Accounting Bulletin (SAB) Topic 1.B.3 requires that basic and diluted earnings per share should be calculated based on the pro forma effect of shares assumed to be issued when dividends are paid in excess of earnings. As of March 31, 2005, cumulative net income for 2004 and the three months ended March 31, 2005, totaled $8,136,283. Cumulative distributions, including the distribution declared May 20, 2005, totaled $12,532,895, resulting in excess distributions during the period of $4,396,612. The pro forma weighted average shares in our unaudited consolidated statement of operations for the three months ended March 31, 2005, assume the issuance of 399,692 shares at an offering price of $11.00 per share, or proceeds of $4,396,612, to pay these distributions in excess of net income. See unaudited Note 13 at page F-36 for related pro forma presentation.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets
                      March 31, 2005 and December 31, 2004

                                                              MARCH 31, 2005   DECEMBER 31, 2004
                                                              --------------   -----------------
                                                               (UNAUDITED)         (AUDITED)
                           ASSETS
Real estate assets
  Land......................................................   $ 12,670,000      $ 10,670,000
  Buildings and improvements................................    136,381,785       111,387,232
  Construction in progress..................................     36,757,429        24,318,098
  Intangible lease assets...................................      6,320,410         5,314,963
                                                               ------------      ------------
     Gross investment in real estate assets.................    192,129,624       151,690,293
  Accumulated depreciation..................................     (2,059,997)       (1,311,757)
  Accumulated amortization..................................       (260,880)         (166,713)
                                                               ------------      ------------
     Net investment in real estate assets...................    189,808,747       150,211,823
Cash and cash equivalents...................................     82,053,255        97,543,677
Interest and rent receivable................................        748,677           419,776
Unbilled rent receivable....................................      5,177,925         3,206,853
Loans.......................................................     42,498,111        50,224,069
Other assets................................................      6,017,364         4,899,865
                                                               ------------      ------------
TOTAL ASSETS................................................   $326,304,079      $306,506,063
                                                               ============      ============

            LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Long-term debt............................................   $ 74,141,667      $ 56,000,000
  Accounts payable and accrued expenses.....................     10,072,197        10,903,025
  Deferred revenue..........................................      4,518,896         3,578,229
  Lease deposits............................................      3,314,556         3,296,365
                                                               ------------      ------------
     Total liabilities......................................     92,047,316        73,777,619
Minority interest...........................................      1,762,500         1,000,000
Stockholders' equity (deficit)
  Preferred stock, $0.001 par value. Authorized 10,000,000
     shares; no shares outstanding..........................             --                --
  Common stock, $0.001 par value. Authorized 100,000,000
     shares; issued and outstanding -- 26,082,862 shares at
     March 31, 2005 and December 31, 2004...................         26,083            26,083
  Additional paid in capital................................    233,701,690       233,626,690
  Accumulated deficit.......................................     (1,233,510)       (1,924,329)
                                                               ------------      ------------
     Total stockholders' equity.............................    232,494,263       231,728,444
                                                               ------------      ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................   $326,304,079      $306,506,063
                                                               ============      ============

          See accompanying notes to consolidated financial statements.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                     Consolidated Statements of Operations
          For the Three Months Ended March 31, 2005 and March 31, 2004
                                  (Unaudited)


                                                           THREE MONTHS ENDED   THREE MONTHS ENDED
                                                             MARCH 31, 2005       MARCH 31, 2004
                                                           ------------------   ------------------
REVENUES
  Rent billed............................................     $ 3,923,049           $      --
  Unbilled rent..........................................       1,345,441                  --
  Interest income from loans.............................       1,212,038                  --
                                                              -----------           ---------
     Total revenues......................................       6,480,528                  --
EXPENSES
  Real estate depreciation...............................         748,240                  --
  Amortization of intangible lease assets................          94,167                  --
  Other property expenses................................          29,466                  --
  General and administrative.............................       1,698,249             485,504
  Costs of terminated acquisitions.......................          23,095                  --
                                                              -----------           ---------
     Total operating expenses............................       2,593,217             485,504
                                                              -----------           ---------
       Operating income (loss)...........................       3,887,311            (485,504)
OTHER INCOME (EXPENSE)
  Interest income........................................         383,772                  --
  Interest expense.......................................        (711,149)             (8,222)
                                                              -----------           ---------
     Net other expense...................................        (327,377)             (8,222)
                                                              -----------           ---------
       NET INCOME (LOSS).................................     $ 3,559,934           $(493,726)
                                                              ===========           =========
       NET (LOSS) PER SHARE, BASIC.......................     $       .14           $   (0.30)
       WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC........      26,099,195           1,630,435
       NET (LOSS) PER SHARE, DILUTED.....................     $       .14           $   (0.30)
       WEIGHTED AVERAGE SHARES OUTSTANDING, DILUTED......      26,103,259           1,630,435


          See accompanying notes to consolidated financial statements.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
          For the Three Months Ended March 31, 2005 and March 31, 2004
                                  (Unaudited)

                                                              THREE MONTHS ENDED   THREE MONTHS ENDED
                                                                MARCH 31, 2005       MARCH 31, 2004
                                                              ------------------   ------------------
OPERATING ACTIVITIES
  Net income (loss).........................................     $  3,559,934          $(493,726)
    Adjustments to reconcile net income (loss) to net cash
      provided by operating activities
      Depreciation and amortization.........................          874,730                 --
      Amortization of deferred financing costs..............          143,172                 --
      Unbilled rent revenue.................................       (1,345,441)                --
      Deferred fee revenue..................................          (34,964)                --
      Deferred stock units issued to directors..............           75,000                 --
    Increase in:
      Interest and rent receivable..........................         (328,901)                --
      Other assets..........................................         (837,057)           (25,173)
    Increase in:
      Accounts payable and accrued expenses.................         (830,828)           375,964
      Deferred revenue......................................          350,000                 --
      Lease deposits........................................           18,191                 --
                                                                 ------------          ---------
  Net cash provided by (used for) operating activities......        1,643,836           (142,935)
INVESTING ACTIVITIES
    Real estate acquired....................................      (28,000,000)                --
    Loans receivable........................................        7,725,958                 --
    Construction in progress................................      (12,439,331)            (4,143)
    Equipment acquired......................................          (15,698)            (4,972)
                                                                 ------------          ---------
  Net cash used for investing activities....................      (32,729,071)            (9,115)
FINANCING ACTIVITIES
    Addition to long-term debt..............................       19,000,000                 --
    Proceeds from loan payable..............................               --            100,000
    Payments of long-term debt..............................         (858,333)                --
    Deferred financing costs................................         (440,239)                --
    Distributions paid......................................       (2,869,115)                --
    Sale of partnership units...............................          762,500                 --
                                                                 ------------          ---------
  Net cash provided by financing activities.................       15,594,813            100,000
                                                                 ------------          ---------
  Increase in cash and cash equivalents for period..........      (15,490,422)           (52,050)
    Cash and cash equivalent at beginning of period.........       97,543,677            100,000
                                                                 ------------          ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................     $ 82,053,255          $  47,950
                                                                 ============          =========
Supplemental schedule of non-cash investing activities:
  Additions to unbilled rent receivable recorded as deferred
    revenue.................................................     $    625,631          $      --
Supplemental schedule of non-cash financing activities:
  Distributions declared, not paid..........................        2,869,115                 --
  Additional paid in capital from deferred stock units
    issued to directors.....................................           75,000                 --
Interest paid, net of capitalized interest of $395,401 in
  2005......................................................          567,977              8,222

          See accompanying notes to consolidated financial statements.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004
                                  (UNAUDITED)

1.  ORGANIZATION

     Medical Properties Trust, Inc., a Maryland corporation (the Company), was formed on August 27, 2003 under the General Corporation Law of Maryland for the purpose of engaging in the business of investing in and owning commercial real estate. The Company's operating partnership subsidiary, MPT Operating Partnership, L.P. (the Operating Partnership), was formed in September 2003. Through another wholly owned subsidiary, Medical Properties Trust, LLC, the Company is the sole general partner of the Operating Partnership. The Company presently owns directly all of the limited partnership interests in the Operating Partnership.

     The Company succeeded to the business of Medical Properties Trust, LLC, a Delaware limited liability company, which was formed in December 2002. On the day of formation, the Company issued 1,630,435 shares of common stock, and the membership interests of Medical Properties Trust, LLC were transferred to the Company. Medical Properties Trust, LLC had no assets, but had incurred liabilities for costs and expenses related to acquisition due diligence, a planned offering of common stock, consulting fees and office overhead in an aggregate amount of approximately $423,000, which was assumed by the Operating Partnership and has been included in the accompanying consolidated statement of operations.

     The Company's primary business strategy is to acquire and develop real estate and improvements, primarily for long term lease to providers of healthcare services such as operators of inpatient physical rehabilitation hospitals, long-term acute care hospitals, surgery centers, centers for treatment of specific conditions such as cardiac, pulmonary, cancer, and neurological hospitals, and other healthcare-oriented facilities. The Company considers this to be a single business segment as defined in Statement of Financial Accounting Standard (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information.

     On April 6, 2004, the Company completed the sale of 25.6 million shares of common stock in a private placement to qualified institutional buyers and accredited investors. The Company received $233.5 million after deducting offering costs. The proceeds are being used to purchase properties, to pay debt and accrued expenses and for working capital and general corporate purposes.

     The Company has filed with the Securities and Exchange Commission (SEC) a Form S-11 registration statement for an Initial Public Offering (IPO) of common stock. The Company has not determined the number of shares nor price per share to be offered in the IPO. The size of the offering will be determined based on the volume of purchase commitments which the Company has entered into at the time the registration statement becomes effective with the SEC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Principles of Consolidation: Property holding entities and other subsidiaries of which the Company owns 100% of the equity or has a controlling financial interest evidenced by ownership of a majority voting interest are consolidated. All inter-company balances and transactions are eliminated. For entities in which the Company owns less than 100% of the equity interest, the Company consolidates the property if it has the direct or indirect ability to make decisions about the entities' activities based upon the terms of the respective entities' ownership agreements. For entities in which the Company owns less than 100% and

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004 -- (CONTINUED)

does not have the direct or indirect ability to make decisions but does exert significant influence over the entities' activities, the Company records its ownership in the entity using the equity method of accounting.

     The Company periodically evaluates all of its transactions and investments to determine if they represent variable interests in a variable interest entity as defined by FASB Interpretation No. 46 (revised December 2003) (FIN 46-R), Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements. If the Company determines that it has a variable interest in a variable interest entity, the Company determines if it is the primary beneficiary of the variable interest entity. The Company consolidates each variable interest entity in which the Company, by virtue of its transactions with or investments in the entity, is considered to be the primary beneficiary. The Company re-evaluates its status as primary beneficiary when a variable interest entity or potential variable interest entity has a material change in its variable interests.

     Unaudited Interim Consolidated Financial Statements: The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2005, are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

3.  REAL ESTATE AND LENDING ACTIVITIES

     On February 9, 2005, Vibra paid $7.8 million of principal and interest on various loans from the Company. The payments left a $41.4 million loan payable to the Company by Vibra. The Company has no commitments to make additional loans to Vibra.

     In February, 2005, the Company purchased a general acute care hospital for $28 million. The purchase price was paid from loan proceeds and from the proceeds of the Company's private placement. Upon closing the purchase of the hospital, the Company and the seller entered into a fifteen year lease of the hospital back to the seller, with renewal options for three additional five year terms. The Company has recorded the following assets from this transaction:

Land........................................................  $ 2,000,000
Building....................................................   24,994,553
Intangible lease assets.....................................    1,005,447
                                                              -----------
                                                              $28,000,000
                                                              ===========

     The Company has amended its leases with Vibra effective March 31, 2005. The amendment revises the financial covenants to cover a full twelve months period of operations, revises the percentage rents calculations to clarify the effects of Vibra reducing its loan balances with the Company, and allows the Company to require Vibra to escrow future insurance and property tax payments on the leased properties.

     As of March 31, 2005, the Company has sold $762,500 of limited partnership units to qualified individual investors in a private offering of the Company's general acute care hospital and medical office building limited partnerships in Texas. The period of the offering will extend through April 30, 2005.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004 -- (CONTINUED)

4.  LONG-TERM DEBT

     In December 2004, the Company received $56 million as part of a $75 million, three year term loan. In February 2005, the Company received the remaining $19 million on this loan. All other terms and conditions of the loan remain unchanged.

     Maturities of long-term debt at March 31, 2005, for each successive twelve month period are as follows:

2006........................................................  $ 3,750,000
2007........................................................    3,750,000
2008........................................................   66,641,667
                                                              -----------
                                                              $74,141,667
                                                              ===========

5.  STOCK AWARDS

     In February, 2005, the Company awarded 7,500 deferred stock units valued at $10 per share to three new independent directors elected to the Company's board. The total value of $75,000 has been recorded as additional paid-in-capital in the consolidated balance sheet at March 31, 2005, and an expense in the consolidated income statement for the three months ended March 31, 2005.

6.  EARNINGS PER SHARE


     The following is a reconciliation of the weighted average shares to the weighted average shares assuming dilution for the three months ended March 31, 2005 and 2004, respectively:



                                                                 2005        2004
                                                              ----------   ---------
Historical Weighted Average Shares
  Weighted average number of shares issued and
     outstanding............................................  26,082,862   1,630,435
  Vested deferred stock units...............................      16,333          --
                                                              ----------   ---------
  Weighted average shares -- basic..........................  26,099,195   1,630,435
  Common stock warrants and options.........................       4,425          --
                                                              ----------   ---------
  Weighted average shares -- diluted........................  26,103,620   1,630,435
                                                              ==========   =========

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004 -- (CONTINUED)


     Staff Accounting Bulletin (SAB) Topic 1.B.3 requires that basic and diluted earnings per share must be calculated based on the pro forma effect of shares assumed to be issued in an initial public offering when dividends are paid in excess of earnings. As of March 31, 2005, cumulative net income for 2004 and the three months ended March 31, 2005, totaled $8,136,283. Cumulative distributions, including the distribution declared May 20, 2005, totaled $12,532,895, resulting in excess distributions during this period of $4,396,612. The pro forma weighted average shares in the table below assumes the issuance of 399,692 shares at an offering price of $11.00 per share, or proceeds of $4,396,612, to pay these distributions in excess of net income.



                                                                BASIC       DILUTED
                                                              ----------   ----------
Pro forma weighted average shares for the three months ended
  March 31, 2005:
  Historical from above.....................................  26,099,195   26,103,620
  Pro forma effect of assumed additional shares.............     399,692      399,692
                                                              ----------   ----------
  Pro forma weighted average shares.........................  26,498,887   26,502,951
                                                              ==========   ==========
Pro forma earnings per share................................  $     0.13   $     0.13
                                                              ==========   ==========



     The pro forma effect of this excess distribution of $4,396,612 on the March 31, 2005 consolidated balance sheet would be to reduce cash and cash equivalents to a balance of $77,656,643 and to increase the accumulated deficit to a balance of $5,630,122.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Medical Properties Trust, Inc.:

     We have audited the accompanying consolidated balance sheets of Medical Properties Trust, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2004 and for the period from inception (August 27, 2003) to December 31, 2003. In connection with our audits of the consolidated financial statements, we have also audited the accompanying financial statement Schedule III. These consolidated financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medical Properties Trust, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the year ended December 31, 2004 and for the period from inception (August 27, 2003) to December 31, 2003 in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                            /s/ KPMG LLP

Birmingham, Alabama
March 16, 2005

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets
                    December 31, 2004 and December 31, 2003

                                                              DECEMBER 31, 2004   DECEMBER 31, 2003
                                                              -----------------   -----------------
                           ASSETS
Real estate assets
  Land......................................................    $ 10,670,000         $        --
  Buildings and improvements................................     111,387,232                  --
  Construction in progress..................................      24,318,098             166,301
  Intangible lease assets...................................       5,314,963                  --
                                                                ------------         -----------
     Gross investment in real estate assets.................     151,690,293             166,301
  Accumulated depreciation..................................      (1,311,757)                 --
  Accumulated amortization..................................        (166,713)                 --
                                                                ------------         -----------
     Net investment in real estate assets...................     150,211,823             166,301
Cash and cash equivalents...................................      97,543,677             100,000
Interest receivable.........................................         419,776                  --
Unbilled rent receivable....................................       3,206,853                  --
Loans receivable............................................      50,224,069                  --
Other assets................................................       4,899,865             201,832
                                                                ------------         -----------
TOTAL ASSETS................................................    $306,506,063         $   468,133
                                                                ============         ===========

       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities
  Long-term debt............................................    $ 56,000,000         $        --
  Accounts payable and accrued expenses.....................      10,903,025           1,389,779
  Deferred revenue..........................................       3,578,229                  --
  Lease deposit.............................................       3,296,365                  --
  Loan payable..............................................              --             100,000
                                                                ------------         -----------
     Total liabilities......................................      73,777,619           1,489,779
Minority interest...........................................       1,000,000                  --
Stockholders' equity (deficit)
  Preferred stock, $0.001 par value. Authorized 10,000,000
     shares; no shares outstanding..........................              --                  --
  Common stock, $0.001 par value. Authorized 100,000,000
     shares; issued and outstanding  -- 26,082,862 shares at
     December 31, 2004 and 1,630,435 shares at December 31,
     2003...................................................          26,083               1,630
  Additional paid in capital................................     233,626,690                  --
  Accumulated deficit.......................................      (1,924,329)         (1,023,276)
                                                                ------------         -----------
     Total stockholders' equity (deficit)...................     231,728,444          (1,021,646)
                                                                ------------         -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)........    $306,506,063         $   468,133
                                                                ============         ===========

          See accompanying notes to consolidated financial statements.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                     Consolidated Statements of Operations
                    For The Year Ended December 31, 2004 and
       Period from Inception (August 27, 2003) through December 31, 2003


                                                             YEAR ENDED      PERIOD FROM INCEPTION
                                                            DECEMBER 31,       (AUGUST 27, 2003)
                                                                2004       THROUGH DECEMBER 31, 2003
                                                            ------------   -------------------------
REVENUES
  Rent billed.............................................  $ 6,162,278           $        --
  Unbilled rent...........................................    2,449,066                    --
  Interest income from loans..............................    2,282,115                    --
                                                            -----------           -----------
     Total revenues.......................................   10,893,459                    --
EXPENSES
  Real estate depreciation................................    1,311,757                    --
  Amortization of intangible lease assets.................      166,713                    --
  Other property expenses.................................       93,502                    --
  General and administrative..............................    5,057,284               992,418
  Costs of terminated acquisitions........................      585,345                30,858
                                                            -----------           -----------
     Total operating expenses.............................    7,214,601             1,023,276
                                                            -----------           -----------
       Operating income (loss)............................    3,678,858            (1,023,276)
OTHER INCOME (EXPENSE)
  Interest income.........................................      930,260                    --
  Interest expense........................................      (32,769)                   --
                                                            -----------           -----------
     Net other income.....................................      897,491                    --
                                                            -----------           -----------
       NET INCOME (LOSS)..................................  $ 4,576,349           $(1,023,276)
                                                            ===========           ===========
       NET INCOME (LOSS) PER SHARE, BASIC.................  $      0.24           $     (0.63)
       WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC.........   19,310,833             1,630,435
       NET INCOME (LOSS) PER SHARE, DILUTED...............  $      0.24           $     (0.63)
       WEIGHTED AVERAGE SHARES OUTSTANDING, DILUTED.......   19,312,634             1,630,435


          See accompanying notes to consolidated financial statements.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
                    For The Year Ended December 31, 2004 and
       Period from Inception (August 27, 2003) through December 31, 2003

                                                                                    PERIOD FROM INCEPTION
                                                                 YEAR ENDED       (AUGUST 27, 2003) THROUGH
                                                              DECEMBER 31, 2004       DECEMBER 31, 2003
                                                              -----------------   --------------------------
OPERATING ACTIVITIES
  Net income (loss).........................................    $   4,576,349            $(1,023,276)
    Adjustments to reconcile net income (loss) to net cash
      provided by operating activities
      Depreciation and amortization.........................        1,517,530                     --
      Unbilled rent revenue.................................       (2,449,066)                    --
      Warrant issued to lender..............................           24,500                     --
      Deferred stock units issued to directors..............          125,000                     --
    Increase in:
      Interest receivable...................................         (419,776)                    --
      Other assets..........................................         (309,769)                    --
    Increase in:
      Accounts payable and accrued expenses.................        6,644,130              1,391,409
      Deferred revenue......................................          210,000                     --
                                                                -------------            -----------
  Net cash provided by operating activities.................        9,918,898                368,133
INVESTING ACTIVITIES
    Real estate acquired....................................     (127,372,195)                    --
    Loans receivable........................................      (44,317,263)                    --
    Construction in progress................................      (23,151,797)              (166,301)
    Equipment acquired......................................         (759,387)                    --
                                                                -------------            -----------
  Net cash used for investing activities....................     (195,600,642)              (166,301)
FINANCING ACTIVITIES
    Addition to long-term debt..............................       56,000,000                     --
    Proceeds from loan payable..............................          200,000                100,000
    Payment of loan payable.................................         (300,000)                    --
    Deferred financing costs................................       (3,869,767)              (201,832)
    Distributions paid......................................       (2,608,286)                    --
    Sale of common stock, net of offering costs.............      233,703,474                     --
                                                                -------------            -----------
  Net cash provided by (used for) financing activities......      283,125,421               (101,832)
                                                                -------------            -----------
  Increase in cash and cash equivalents for period..........       97,443,677                100,000
    Cash at beginning of period.............................          100,000                     --
                                                                -------------            -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................    $  97,543,677            $   100,000
                                                                =============            ===========
Supplemental schedule of non-cash investing activities:
  Additions to unbilled rent receivables recorded as
    deferred revenue........................................    $     757,787            $        --
  Additions to loans receivable recorded as lease deposits
    and deferred revenue....................................        5,906,807                     --
Supplemental schedule of non-cash financing activities:
    Minority interest granted for contribution of land to
      development project...................................        1,000,000                     --
    Distributions declared, not paid........................        2,869,116                     --
    Deferred offering costs charged to proceeds from sale of
      common stock..........................................          201,832                     --
    Additional paid in capital from deferred stock units
      issued to directors...................................          125,000                     --
    Conversion of accounts payable and accrued expenses to
      common stock..........................................               --                  1,630
Interest expense paid.......................................           32,769                     --

          See accompanying notes to consolidated financial statements.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

           Consolidated Statements of Stockholders' Equity (Deficit)
                      For the Year Ended December 31, 2004
     and Period from Inception (August 27, 2003) through December 31, 2003

                                PREFERRED                COMMON                                               TOTAL
                            ------------------   ----------------------   ADDITIONAL PAID   ACCUMULATED   STOCKHOLDERS'
                            SHARES   PAR VALUE     SHARES     PAR VALUE     IN CAPITAL        DEFICIT        EQUITY
                            ------   ---------   ----------   ---------   ---------------   -----------   -------------
BALANCE AT INCEPTION
  (AUGUST 27, 2003).......     --      $  --             --    $    --     $         --     $        --   $         --
  Issuance of common
    stock.................     --         --      1,630,435      1,630               --              --          1,630
  Net loss................     --         --             --         --               --      (1,023,276)    (1,023,276)
                             ----      -----     ----------    -------     ------------     -----------   ------------
BALANCE AT DECEMBER 31,
  2003....................     --         --      1,630,435      1,630               --      (1,023,276)    (1,021,646)
  Redemption of founders'
    shares................     --         --     (1,108,527)    (1,108)           1,108              --             --
  Issuance of common stock
    in private placement
    (net of offering
    costs)................     --         --     25,560,954     25,561      233,476,082              --    233,501,643
  Value of warrants
    issued................     --         --             --         --           24,500              --         24,500
  Deferred stock units
    issued to directors...     --         --             --         --          125,000              --        125,000
  Distributions declared
    ($.21 per common
    share)................     --         --             --         --               --      (5,477,402)    (5,477,402)
  Net income..............     --         --             --         --               --       4,576,349      4,576,349
                             ----      -----     ----------    -------     ------------     -----------   ------------
BALANCE AT DECEMBER 31,
  2004....................     --      $  --     26,082,862    $26,083     $233,626,690     $(1,924,329)  $231,728,444
                             ====      =====     ==========    =======     ============     ===========   ============

          See accompanying notes to consolidated financial statements.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE YEAR ENDED DECEMBER 31, 2004 AND
       PERIOD FROM INCEPTION (AUGUST 27, 2003) THROUGH DECEMBER 31, 2003

1.  ORGANIZATION

     Medical Properties Trust, Inc., a Maryland corporation (the Company), was formed on August 27, 2003 under the General Corporation Law of Maryland for the purpose of engaging in the business of investing in and owning commercial real estate. The Company's operating partnership subsidiary, MPT Operating Partnership, L.P. (the Operating Partnership), was formed in September 2003. Through another wholly owned subsidiary, Medical Properties Trust, LLC, the Company is the sole general partner of the Operating Partnership. The Company presently owns directly all of the limited partnership interests in the Operating Partnership.

     The Company succeeded to the business of Medical Properties Trust, LLC, a Delaware limited liability company, which was formed in December 2002. On the day of formation, the Company issued 1,630,435 shares of common stock, and the membership interests of Medical Properties Trust, LLC were transferred to the Company. Medical Properties Trust, LLC had no assets, but had incurred liabilities for costs and expenses related to acquisition due diligence, a planned offering of common stock, consulting fees and office overhead in an aggregate amount of approximately $423,000, which was assumed by the Operating Partnership and has been included in the accompanying consolidated statement of operations.

     The Company's primary business strategy is to acquire and develop real estate and improvements, primarily for long term lease to providers of healthcare services such as operators of inpatient physical rehabilitation hospitals, long-term acute care hospitals, surgery centers, centers for treatment of specific conditions such as cardiac, pulmonary, cancer, and neurological hospitals, and other healthcare-oriented facilities. The Company considers this to be a single business segment as defined in Statement of Financial Accounting Standard (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information.

     On April 6, 2004, the Company completed the sale of 25.6 million shares of common stock in a private placement to qualified institutional buyers and accredited investors. The Company received $233.5 million after deducting offering costs. The proceeds are being used to purchase properties, to pay debt and accrued expenses and for working capital and general corporate purposes.

     The Company has filed with the Securities and Exchange Commission (SEC) a Form S-11 registration statement for an Initial Public Offering (IPO) of common stock. The Company has not determined the number of shares nor price per share to be offered in the IPO.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Principles of Consolidation: Property holding entities and other subsidiaries of which the Company owns 100% of the equity or has a controlling financial interest evidenced by ownership of a majority voting interest are consolidated. All inter-company balances and transactions are eliminated. For entities in which the Company owns less than 100% of the equity interest, the Company consolidates the property if it has the direct or indirect ability to make decisions about the entities' activities based upon the terms of the respective entities' ownership agreements. For entities in which the Company owns less than 100% and does not have the direct or indirect ability to make decisions but does exert significant influence over the entities' activities, the Company records its ownership in the entity using the equity method of accounting.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE YEAR ENDED DECEMBER 31, 2004 AND
PERIOD FROM INCEPTION (AUGUST 27, 2003) THROUGH DECEMBER 31, 2003 -- (CONTINUED)

     The Company periodically evaluates all of its transactions and investments to determine if they represent variable interests in a variable interest entity as defined by FASB Interpretation No. 46 (revised December 2003) (FIN 46-R), Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements. If the Company determines that it has a variable interest in a variable interest entity, the Company determines if it is the primary beneficiary of the variable interest entity. The Company consolidates each variable interest entity in which the Company, by virtue of its transactions with or investments in the entity, is considered to be the primary beneficiary. The Company re-evaluates its status as primary beneficiary when a variable interest entity or potential variable interest entity has a material change in its variable interests.

     Cash and Cash Equivalents: Certificates of deposit and short-term investments with remaining maturities of three months or less when acquired and money-market mutual funds are considered cash equivalents.

     Deferred Costs: Costs incurred prior to the completion of offerings of stock or other capital instruments that directly relate to the offering are deferred and netted against proceeds received from the offering. Costs incurred in connection with anticipated financings and refinancing of debt are capitalized as deferred financing costs in other assets and amortized over the lives of the related loans as an addition to interest expense to produce a constant effective yield on the loan (interest method). Costs that are specifically identifiable with, and incurred prior to the completion of, probable acquisitions are deferred and capitalized upon closing. The Company begins deferring costs when the Company and the seller have executed a letter of intent (LOI), commitment letter or similar document for the purchase of the property by the Company. Deferred acquisition costs are expensed when management determines that the acquisition is no longer probable. Leasing commissions and other leasing costs directly attributable to tenant leases are capitalized as deferred leasing costs and amortized on the straight-line method over the terms of the related lease agreements. Costs identifiable with loans made to lessees are recognized as a reduction in interest income over the life of the loan by the interest method.

     Revenue Recognition: The Company receives income from operating leases based on the fixed, minimum required rents (base rent) and from additional rent based on a percentage of tenant revenues once the tenant's revenue has exceeded an annual threshold (percentage rent). Rent revenue is recorded on the straight-line method over the terms of the related lease agreements for new leases and the remaining terms of existing leases for acquired properties. The straight-line method records the periodic average amount of rent earned over the term of a lease, taking into account contractual rent increases over the lease term. The straight-line method has the effect of recording more rent revenue from a lease than a tenant is required to pay during the first half of the lease term. During the last half of a lease term, this effect reverses with less rent revenue recorded than a tenant is required to pay. Rent revenue as recorded on the straight-line method in the consolidated statement of operations is shown as two amounts. Billed rent revenue is the amount of rent actually billed to the customer each period as required by the lease. Unbilled rent revenue is the difference between rent revenue earned based on the straight-line method and the amount recorded as billed rent revenue. These differences between rental revenues earned and amounts due per the respective lease agreements are charged, as applicable, to unbilled rent receivable. Percentage rents are recognized in the period in which revenue thresholds are met. Rental payments received prior to their recognition as income are classified as rent received in advance.

     Fees received from development and leasing services for lessees are initially recorded as deferred revenue and recognized as income over the initial term of an operating lease to produce a constant effective yield on the lease (interest method). Fees from lending services are recorded as deferred revenue and recognized as income over the life of the loan using the interest method.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE YEAR ENDED DECEMBER 31, 2004 AND
PERIOD FROM INCEPTION (AUGUST 27, 2003) THROUGH DECEMBER 31, 2003 -- (CONTINUED)

     Acquired Real Estate Purchase Price Allocation: The Company allocates the purchase price of acquired properties to net tangible and identified intangible assets acquired based on their fair values in accordance with the provisions of SFAS No. 141, Business Combinations. In making estimates of fair values for purposes of allocating purchase prices, the Company utilizes a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.

     The Company records above-market and below-market in-place lease values, if any, for its facilities which are based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The Company amortizes any resulting capitalized above-market lease values as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The Company amortizes any resulting capitalized below-market lease values as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases. Because the Company's strategy largely involves the origination of long term lease arrangements at market rates, management does not expect the above-market and below-market in-place lease values to be significant for many anticipated transactions.

     The Company measures the aggregate value of other intangible assets to be acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. Management's estimates of value are expected to be made using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis). Factors considered by management in its analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. Management also considers information obtained about each targeted facility as a result of pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management also includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which are expected to range primarily from three to eighteen months, depending on specific local market conditions. Management also estimates costs to execute similar leases including leasing commissions, legal and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction.

     The total amount of other intangible assets to be acquired, if any, is further allocated to in-place lease values and customer relationship intangible values based on management's evaluation of the specific characteristics of each prospective tenant's lease and our overall relationship with that tenant. Characteristics to be considered by management in allocating these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals, including those existing under the terms of the lease agreement, among other factors.

     The Company amortizes the value of in-place leases, if any, to expense over the initial term of the respective leases, which range primarily from 10 to 15 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event will the amortization period for intangible assets exceed the remaining depreciable life of the

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE YEAR ENDED DECEMBER 31, 2004 AND
PERIOD FROM INCEPTION (AUGUST 27, 2003) THROUGH DECEMBER 31, 2003 -- (CONTINUED)

building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense.

     Real Estate and Depreciation: Depreciation is calculated on the straight-line method over the estimated useful lives of the related assets, as follows:

Buildings and improvements.......................   40 years
Tenant origination costs.........................   Remaining terms of the related leases
Tenant improvements..............................   Term of related leases
Furniture and equipment..........................   3-7 years

     Real estate is carried at depreciated cost. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Significant renovations and improvements which improve and/or extend the useful life of the asset are capitalized and depreciated over their estimated useful lives. In accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets, including an estimated liquidation amount, during the expected holding periods are less than the carrying amounts of those assets. Impairment losses are measured as the difference between carrying value and fair value of assets. For assets held for sale, impairment is measured as the difference between carrying value and fair value, less cost of disposal. Fair value is based on estimated cash flows discounted at a risk-adjusted rate of interest.

     Construction in progress includes the cost of land, the cost of construction of buildings, improvements and equipment and costs for design and engineering. Other costs, such as interest, legal, property taxes and corporate project supervision, which can be directly associated with the project during construction, are also included in construction in progress.

     Loans Receivable: Real estate related loans consist of working capital loans and long-term loans. Interest income on loans is recognized as earned based upon the principal amount outstanding. The working capital and long-term loans are generally secured by interests in receivables and corporate and individual guaranties.

     Losses from Rent Receivables and Loans Receivable: A provision for losses on rent receivables and loans receivable is recorded when it becomes probable that the loan will not be collected in full. The provision is an amount which reduces the rent or loan to its estimated net realizable value based on a determination of the eventual amounts to be collected either from the debtor or from the collateral, if any. At that time, the Company discontinues recording interest income on the loan or rent receivable from the tenant.

     Net Income (Loss) Per Share: The Company reports earnings per share pursuant to SFAS No. 128, Earnings Per Share. Basic net income (loss) per share is computed by dividing the net income (loss) to common stockholders by the weighted average number of common shares and potential common stock outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period, adjusted for the assumed conversion of all potentially dilutive outstanding share options.

     Income Taxes: For the period from January 1, 2004 through April 5, 2004, the Company has elected Sub-chapter S status for income tax purposes, at which time the Company filed its final tax returns as a Sub-chapter S company. Since April 6, 2004, the Company has conducted its business as a real estate investment trust (REIT) under Sections 856 through 860 of the Internal Revenue Code of 1986, as

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE YEAR ENDED DECEMBER 31, 2004 AND
PERIOD FROM INCEPTION (AUGUST 27, 2003) THROUGH DECEMBER 31, 2003 -- (CONTINUED)

amended (the Code). The Company will file its initial tax return as a REIT for the period from April 6, 2004, through December 31, 2004, at which time it must formally make an election to be taxed as a REIT. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to currently distribute to shareholders at least 90% of its ordinary taxable income. As a REIT, the Company generally will not be subject to federal income tax on taxable income that it distributes to its shareholders. If the Company fails to qualify as a REIT in any taxable year, it will then be subject to federal income taxes on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost, unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company's net income and net cash available for distribution to shareholders. However, the Company believes that it will be organized and operate in such a manner as to qualify for treatment as a REIT and intends to operate in the foreseeable future in such a manner so that the Company will remain qualified as a REIT for federal income tax purposes.

     The Company's financial statements include the operations of a taxable REIT subsidiary, MPT Development Services, Inc. (MDS) that is not entitled to a dividends paid deduction and is subject to federal, state and local income taxes. MDS is authorized to provide property development, leasing and management services for third-party owned properties and makes loans to lessees and operators.

     Stock-Based Compensation: The Company currently sponsors a stock option and restricted stock award plan that was established in 2004. The Company accounts for its stock option plan under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25) and related interpretations. Under APB No. 25, no expense is recorded for options which are exercisable at the price of the Company's stock at the date the options are granted. Deferred compensation on restricted stock relates to the issuance of restricted stock to employees and directors of the Company. Deferred compensation is amortized to compensation expense based on the passage of time and certain performance criteria.

     Fair Value of Financial Instruments: The Company has various assets and liabilities that are considered financial instruments. The Company estimates that the carrying value of cash and cash equivalents, interest receivable and accounts payable and accrued expenses approximates their fair values. The fair value of unbilled rent receivable has been estimated based on expected payment dates and discounted at a rate which the Company considers appropriate for such assets considering their credit quality and maturity. The fair value of loans receivable is estimated based on the present value of future payments, discounted at a rate which the Company considers appropriate for such assets considering their credit quality and maturity. The Company estimates that the carrying value of the Company's long term debt should approximate fair value because the debt is variable rate and adjusts daily with changes in the underlying interest rate index.

     Reclassifications: Certain reclassifications have been made to the 2003 consolidated financial statements to conform to the 2004 consolidated financial statement presentation. These reclassifications have no impact on shareholders' equity or net income.

     New Accounting Pronouncements: The following is a summary of recently issued accounting pronouncements which have been issued but not yet adopted by the Company and which could have a material effect on the Company's financial position and results of operations.

     In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R), Share-Based Payment, which is a revision of SFAS No. 123(R), Accounting for Stock Based

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE YEAR ENDED DECEMBER 31, 2004 AND
PERIOD FROM INCEPTION (AUGUST 27, 2003) THROUGH DECEMBER 31, 2003 -- (CONTINUED)

Compensation. SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro-forma disclosures of fair value were required. SFAS No. 123(R) becomes effective for public companies with their first annual reporting period that begins after June 15, 2005. For non-public companies, the standard becomes effective for their first fiscal year beginning after December 15, 2005. The Company does not expect SFAS No. 123(R) to have a material effect on its financial position or the results of its operations.

3.  PROPERTY ACQUISITIONS AND LOANS

     On July 1, 2004, the Company purchased four rehabilitation facilities at a price of $96.8 million, which were then leased to a new operator of the facilities, Vibra Healthcare, LLC and its operating subsidiaries (collectively, Vibra). The Company also made loans of $33.3 million to Vibra. On August 18, 2004, the Company purchased two additional rehabilitation facilities for $30.6 million, which were then leased to Vibra, and made additional loans to Vibra of $13.8 million. The Company made an additional $2 million loan to Vibra on October 1, 2004. Loans totaling $42.9 million accrue interest at the rate of 10.25% per year and are to be paid over 15 years with interest only for the first three years and the principal balance amortizing over the remaining 12 year period. Loans totaling $6.2 million accrue interest at the rate of 10.25% per year. Vibra will pay fees of $1.5 million to the Company for transacting the leases and loans. The Company has determined that Vibra is a variable interest entity as defined by FIN 46-R. The Company has also determined that it is not the primary beneficiary of Vibra and, therefore, has not consolidated Vibra in the Company's consolidated financial statements. For the year ended December 31, 2004, Vibra has been the only tenant which is required to make payments under operating leases and loans from the Company.

     The Company recorded intangible lease assets of $5,314,963 representing the estimated value of the Vibra leases which were entered into at the date the Company acquired the facilities. The Company recorded amortization expense of $166,713 and expects to recognize amortization expense of $354,324 in each of the next five years.

     As security for the loans, each of the Vibra tenants and Vibra have granted the Company a security interest in their respective rights to receive payments, directly or indirectly, for any goods or services provided to any persons or entities; any records or data related to those rights; and all cash and non-cash proceeds resulting from those rights. As additional security, Vibra has pledged to the Company all of its interests in each of the tenants. One individual is the majority owner of Vibra, The Hollinger Group and Vibra Management, LLC. The owner of Vibra has pledged his interest in Vibra to secure the loans. In addition, The Hollinger Group and Vibra Management have guaranteed the loans. The owner of Vibra has also provided a $5 million personal guarantee.

4.  LONG-TERM DEBT AND LOAN PAYABLE

     In 2003, the Company entered into a loan agreement which provided for maximum borrowings of $300,000 if certain conditions were met by the Company. Borrowings under the agreement ($100,000 at December 31, 2003) accrued interest at 20% per annum and were due upon the earlier of (i) the third business day following the funding of the Company's private placement or (ii) March 29, 2004. During the first three months of 2004, the Company increased its borrowings on the loan to $300,000, which was paid

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE YEAR ENDED DECEMBER 31, 2004 AND
PERIOD FROM INCEPTION (AUGUST 27, 2003) THROUGH DECEMBER 31, 2003 -- (CONTINUED)

in full in April 2004. Contemporaneous with the private placement, the Company issued to the lender a warrant to purchase up to 35,000 shares of the Company's common stock at a price per share equal to 93% of the price at which the Company's shares were offered to investors in the private placement. The warrant has been recorded in the consolidated balance sheet using the intrinsic value method as an addition to Additional Paid-in Capital and as additional interest expense at a value of $.70 per warrant ($10.00 per share private placement price less $9.30 exercise price per warrant) or a total of $24,500. The Company considers any differences which would result between the intrinsic method and another fair value method to not be material to the Company's financial position, results of its operations or changes in its cash flows.

     In December 2004, the Company received $56 million as part of a $75 million, three year term loan. In February 2005, the Company received the remaining $19 million of this loan. The loan requires monthly payments based on a 20 year amortization schedule and interest at the one month London Interbank Offered Rate (LIBOR) plus 300 basis points, which results in an interest rate of 5.42% at December 31, 2004. The loan is secured by the six Vibra facilities, which have a book value of $125.9 million, and requires the Company to meet financial coverage, ratio and total debt covenants typical of such loans.

     In December 2004, the Company closed a $43 million loan with a bank to finance the construction of the Company's medical office building and community hospital development project in Houston, Texas. The loan carries a construction period term of eighteen months, with the option to convert the loan into a thirty month term loan thereafter with a twenty-five year amortization. The loan requires interest payments only during the initial eighteen month term, and principal and interest payments during the optional thirty month term. The loan is secured by mortgages on the development property. The loan bears interest at a rate of one month LIBOR plus 225 basis points (4.67% at December 31, 2004) during the construction period and one month LIBOR plus 250 basis points (4.92% at December 31, 2004) during the thirty month optional period. The Company has paid a commitment fee of one per-cent for the construction loan with an additional .25% per-cent fee due if the Company exercises the term loan option. Proceeds may be drawn down by periodically presenting to the lender documentation of construction and development costs incurred. The Company has not drawn down any proceeds from this loan as of December 31, 2004.

     Maturities of long-term debt at December 31, 2004, are as follows:

2005........................................................   $ 2,566,663
2006........................................................     2,799,996
2007........................................................    50,633,341
                                                               -----------
                                                               $56,000,000
                                                               ===========

5.  COMMITMENTS AND CONTINGENCIES

     In June 2004, the Company began construction of a hospital and medical office building with an expected total cost of $63.4 million. The Company plans to fund this project with a combination of its own and borrowed funds. At December 31, 2004, the Company has funded $24.2 million of the cost which has been financed with funds from the April 6, 2004 private placement. The remaining commitment for construction and development contracts at December 31, 2004, totals $32.1 million.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE YEAR ENDED DECEMBER 31, 2004 AND
PERIOD FROM INCEPTION (AUGUST 27, 2003) THROUGH DECEMBER 31, 2003 -- (CONTINUED)

     Fixed minimum payments due under operating leases with non-cancellable terms of more than one year at December 31, 2004 are as follows:

2005........................................................   $  275,106
2006........................................................      339,570
2007........................................................      346,158
2008........................................................      352,746
2009........................................................      359,334
Thereafter..................................................    2,133,005
                                                               ----------
                                                               $3,805,919
                                                               ==========

     A former consultant to the Company has made a claim for 2003 and 2004 consulting compensation under the terms of a now terminated consulting agreement with the Company. The Company disputes this claim and has made an offer of settlement based on the terms of the consulting agreement. The Company has made provision for the amount (which the Company has determined is not material to the consolidated financial statements) that it estimates is owed to the former consultant.

6.  EQUITY INCENTIVE PLAN AND OTHER STOCK AWARDS

     The Company has adopted the Medical Properties Trust, Inc. 2004 Amended and Restated Equity Incentive Plan (the Equity Incentive Plan) which authorizes the issuance of options to purchase shares of common stock, restricted stock awards, restricted stock units, deferred stock units, stock appreciation rights and performance units. The Company has reserved 791,180 shares of common stock for awards under the Equity Incentive Plan. The Equity Incentive Plan contains a limit of 300,000 shares as the maximum number of shares of common stock that may be awarded to an individual in any fiscal year.

     Upon their election to the board in April, 2004, each of our original independent directors was awarded options to acquire 20,000 shares of our common stock. These options have an exercise price of $10 per option, vested one-third upon grant and the remainder will vest one-half on each of the first and second anniversaries of the date of grant, and expire ten years from the date of grant. The Company has determined that the exercise price of these options is equal to the fair value of the common stock because the options were granted immediately following the private placement of its common stock in April, 2004. Accordingly, the options have no intrinsic value as that term is used in SFAS No. 123, Accounting for Stock-Based Compensation. No other options have been granted.

                                                               SHARES    EXERCISE PRICE
                                                              --------   --------------
Outstanding at January 1, 2004..............................        --           --
Granted.....................................................   100,000       $10.00
Exercised...................................................        --           --
Forfeited...................................................        --           --
                                                              --------       ------
Outstanding at December 31, 2004............................   100,000       $10.00
                                                              ========       ======
Options exercisable at December 31, 2004....................    33,333       $10.00
Weighted-average grant-date fair value of options granted...  $   1.21

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE YEAR ENDED DECEMBER 31, 2004 AND
PERIOD FROM INCEPTION (AUGUST 27, 2003) THROUGH DECEMBER 31, 2003 -- (CONTINUED)

     Options exercisable at December 31, 2004, are as follows:

                   OPTIONS       OPTIONS        AVERAGE REMAINING
EXERCISE PRICE   OUTSTANDING   EXERCISABLE   CONTRACTUAL LIFE (YEARS)
--------------   -----------   -----------   ------------------------
    $10.00         100,000       33,333                9.6

     The Company follows APB No. 25 and related Interpretations in accounting for the Plan. In accordance with APB 25, no compensation expense has been recognized for stock options. Had compensation expense for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the methods prescribed in SFAS No. 123, the Company's net income and income per share for the year ended December 31, 2004, would have been decreased by $67,000 and would have had no per share effect, respectively.

     In addition to these options to purchase common stock, each independent director was awarded 2,500 deferred stock units in October, 2004, valued by the Company at $10 per unit, which represent the right to receive 2,500 shares of common stock in October, 2007. Beginning in 2005, each independent director will receive 2,000 shares of restricted common stock annually, which will be restricted as to transfer for three years. The Company has recognized expense in the amount of $125,000 for the deferred stock units awarded to its' independent directors in 2004. The Company has also allocated 114,500 shares of restricted stock to be awarded to employees upon completion of its IPO.

     The Company uses the Black-Scholes pricing model to calculate the fair values of the options awarded, which are included in the pro forma amounts above. The following assumptions were used to derive the fair values: an option term of four to six years; no estimated volatility; a weighted average risk-free rate of return of 3.63%; and a dividend yield of 1.00% for 2004.

7.  LEASING OPERATIONS

     For the properties purchased in July and August, 2004 (see Note 3), minimum rental payments due in future periods under operating leases which have non-cancelable terms extending beyond one year at December 31, 2004, are as follows:

2005........................................................   $ 14,343,635
2006........................................................     16,082,461
2007........................................................     16,484,523
2008........................................................     16,896,636
2009........................................................     17,319,052
Thereafter..................................................    188,238,038
                                                               ------------
                                                               $269,364,346
                                                               ============

     The leases are with tenants engaged in medical operations in California (two facilities), Colorado, Kentucky, Massachusetts, and New Jersey. Each of the six lease agreements are for an initial term of 15 years with options for the tenant to renew for three periods of five years each. Lease payments are calculated based on the total acquisition cost (aggregating approximately $127,000,000) and an initial lease rate of 10.25%; the rate increases to 12.23% on the first anniversary of lease commencement and upon each January 1 thereafter escalates at a rate of 2.5%. At such time that the tenants' aggregate net revenue exceeds a certain level, the leases further provide that the tenants will pay additional rent of between 1% and 2% of total net revenue. All of the leases are cross-defaulted.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE YEAR ENDED DECEMBER 31, 2004 AND
PERIOD FROM INCEPTION (AUGUST 27, 2003) THROUGH DECEMBER 31, 2003 -- (CONTINUED)

     In addition, the Company is funding the acquisition and development costs for a community hospital and adjacent medical office building in Houston, Texas on land that is leased to the operator/tenant. During the development and construction period, the tenant is charged rent (construction period rent) based on the lease rates (which average 10.4%) and the amount funded, which aggregated $16,225,907 at December 31, 2004. The Company has recorded $757,787 of construction period rent as unbilled rent receivable and as deferred revenue as of December 31, 2004. Upon completion of development and occupancy by the tenant, the fixed lease term (15 and 10 years for the hospital and medical office building, respectively) will commence and any accrued construction period rent will be paid, with interest calculated at the lease rate, over the term of the respective lease. Upon occupancy, the Company will begin recognizing as rent revenue, using the straight-line method, all construction period rent recorded during the construction period. The Company expects to complete the construction of the hospital and the medical office building in October 2005 and August 2005, respectively.

8.  FAIR VALUE OF FINANCIAL INSTRUMENTS

                                         DECEMBER 31, 2004          DECEMBER 31, 2003
                                     -------------------------   -----------------------
                                     BOOK VALUE    FAIR VALUE    BOOK VALUE   FAIR VALUE
                                     -----------   -----------   ----------   ----------
Cash and cash equivalents..........  $97,543,677   $97,543,677   $  100,000   $  100,000
Interest receivable................      419,776       419,776           --           --
Unbilled rent receivable...........    3,206,853     1,679,450           --           --
Loans..............................   50,224,069    50,646,695      100,000      100,000
Long-term debt.....................   56,000,000    56,000,000           --           --
Accounts payable and accrued
  expenses.........................   10,903,025    10,903,025    1,389,779    1,389,779

9.  INCOME TAXES

     The following table reconciles the Company's net income as reported in its consolidated statement of operations prepared in accordance with generally accepted accounting principles with its taxable income under the REIT income tax regulations for the year ended December 31, 2004:

Net income as reported......................................   $ 4,576,349
Less: Net income of the taxable REIT subsidiary.............       (63,905)
                                                               -----------
Net income from REIT operations.............................     4,512,444
Unbilled rent receivable....................................    (2,449,066)
GAAP depreciation and amortization in excess of tax
  depreciation..............................................       198,266
Expenses deductible in future tax periods...................     2,434,535
Other.......................................................       289,759
                                                               -----------
Taxable income subject to REIT distribution requirements....   $ 4,985,938
                                                               ===========

     The Company paid distributions of $2,608,286 ($.10 per share) on October 10, 2004, and $2,869,115 ($.11 per share) on January 11, 2005. All of the
October distribution and $755,546 of the January 2005, distribution will be subject to federal incomes taxes by the Company's stockholders in 2004. The remainder of the January, 2005, distribution will be subject to federal income taxes by the Company's stockholders in 2005. All of the distributions are taxable to the Company's shareholders at ordinary income federal tax rates.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE YEAR ENDED DECEMBER 31, 2004 AND
PERIOD FROM INCEPTION (AUGUST 27, 2003) THROUGH DECEMBER 31, 2003 -- (CONTINUED)

10.  SUBSEQUENT EVENTS

     On February 9, 2005, Vibra made a $7.8 million payment of principal and interest on its transaction fee and working capital loans from the Company. The payments left a $41.4 million loan payable to the Company by Vibra. The Company has no commitments to make additional loans to Vibra.

     In February, 2005, the Company purchased a community hospital for $28 million. The purchase price was paid from loan proceeds and from the proceeds of the Company's private placement. Upon closing the purchase of the hospital, the Company and the seller entered into a fifteen year lease of the hospital back to the seller, with renewal options for three additional five year terms.

11.  EARNINGS PER SHARE

     The following is a reconciliation of the weighted average shares used in net income (loss) per common share to the weighted average shares used in net income (loss) per common share -- assuming dilution for the year ended December 31, 2004, and for the period from Inception (August 27, 2003) through December 31, 2003, respectively:

                                                                 2004        2003
                                                              ----------   ---------
Weighted average number of shares issued and outstanding....  19,308,511   1,630,435
Vested deferred stock units.................................       2,322          --
                                                              ----------   ---------
Weighted average shares -- basic............................  19,310,833   1,630,435
Common stock warrants.......................................       1,801          --
                                                              ----------   ---------
Weighted average shares -- diluted..........................  19,312,634   1,630,435
                                                              ==========   =========

12.  RELATED PARTIES

     The Company's lead underwriter for its IPO and private placement is the largest stockholder, including shares owned directly and indirectly through funds it manages. In connection with services provided for its managing and underwriting of the private placement, the underwriter received approximately 261,000 shares of the Company's common stock. The Company also manages its cash and cash equivalents (approximately $96.1 million at December 31, 2004) through the underwriter.


13.  PRO FORMA EARNINGS PER SHARE (UNAUDITED)



     Staff Accounting Bulletin (SAB) Topic 1.B.3 requires that basic and diluted earnings per share must be calculated based on the pro forma effect of shares assumed to be issued in an initial public offering when dividends are paid in excess of earnings. As of March 31, 2005, cumulative net income for 2004 and the three months ended March 31, 2005, totaled $8,136,283. Cumulative distributions, including the distribution declared May 20, 2005, totaled $12,532,895, resulting in excess distributions during this period of $4,396,612. The pro forma weighted average shares in the table below assumes the issuance of 399,692 shares at an offering price of $11.00 per share, or proceeds of $4,396,612 to pay these distributions in excess of net income.



                                                                BASIC       DILUTED
                                                              ----------   ----------
Pro forma weighted average shares for the year ended
  December 31, 2004:
  Historical from above.....................................  19,310,833   19,312,634
  Pro forma effect of assumed additional shares.............     399,692      399,692
                                                              ----------   ----------
  Pro forma weighted average shares.........................  19,710,525   19,712,326
                                                              ==========   ==========
Pro forma earnings per share................................  $     0.23   $     0.23
                                                              ==========   ==========

            SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION

                    DECEMBER 31, 2004 AND DECEMBER 31, 2003

                                                                                              ADDITIONS SUBSEQUENT TO
                                                                   INITIAL COSTS                    ACQUISITION
                                                            ---------------------------    ------------------------------
LOCATION                            TYPE OF PROPERTY           LAND         BUILDINGS      IMPROVEMENTS    CARRYING COSTS
--------                         -----------------------    -----------    ------------    ------------    --------------
Bowling Green, KY..............  Rehabilitation hospital    $ 3,070,000    $ 33,570,541       $  --            $  --
Thornton, CO...................  Rehabilitation hospital      2,130,000       6,013,142          --               --
Fresno, CA.....................  Rehabilitation hospital      1,550,000      16,363,153          --               --
Kentfield, CA..................  Long term acute care         2,520,000       4,765,176          --               --
                                 hospital
Marlton, NJ....................  Rehabilitation hospital             --      30,903,051          --               --
New Bedford, NJ................  Long term acute care         1,400,000      19,772,169          --               --
                                 hospital
                                                            -----------    ------------       -----
                                 TOTAL                      $10,670,000    $111,387,232       $  --            $  --
                                                            ===========    ============       =====

                                            COST AT DECEMBER 31, 2004
                                    ------------------------------------------   ACCUMULATED         DATE OF            DATE
             LOCATION                  LAND       BUILDINGS(1)       TOTAL       DEPRECIATION     CONSTRUCTION        ACQUIRED
             --------               -----------   -------------   ------------   ------------   -----------------  ---------------
Bowling Green, KY.................  $ 3,070,000   $ 33,570,541    $ 36,640,541    $  419,634          1992            July 1, 2004
Thornton, CO......................    2,130,000      6,013,142       8,143,142        56,371       1962, 1975      August 17, 2004
Fresno, CA........................    1,550,000     16,363,153      17,913,153       204,540          1990            July 1, 2004
Kentfield, CA.....................    2,520,000      4,765,176       7,285,176        59,562          1963            July 1, 2004
Marlton, NJ.......................           --     30,903,051      30,903,051       386,286          1994            July 1, 2004
New Bedford, NJ...................    1,400,000     19,772,169      21,172,169       185,364    1962, 1975, 1992   August 17, 2004
                                    -----------   ------------    ------------    ----------
TOTAL                               $10,670,000   $111,387,232    $122,057,232    $1,311,757
                                    ===========   ============    ============    ==========


                                    DEPRECIABLE
             LOCATION               LIFE (YEARS)
             --------               ------------
Bowling Green, KY.................       40
Thornton, CO......................       40
Fresno, CA........................       40
Kentfield, CA.....................       40
Marlton, NJ.......................       40
New Bedford, NJ...................       40
TOTAL

                                                            DECEMBER 31, 2004   DECEMBER 31, 2003
                                                            -----------------   -----------------
                COST
                  Balance at beginning of period..........    $         --          $     --
                    Additions during the period
                      Acquisitions........................     122,057,232                --
                                                              ------------          --------
                  Balance at end of period................    $122,057,232          $     --
                                                              ============          ========

                                                             DECEMBER 31, 2004    DECEMBER 31, 2003
                                                             ------------------   -----------------
                ACCUMULATED DEPRECIATION
                  Balance at beginning of period..........      $         --          $     --
                    Additions during the period
                      Depreciation........................         1,311,757                --
                                                                ------------          --------
                  Balance at end of period................      $  1,311,757          $     --
                                                                ============          ========

---------------

(1) The gross cost for Federal income tax purposes is $116,702,195.

                     VIBRA HEALTHCARE, LLC AND SUBSIDIARIES

                           Consolidated Balance Sheet
           March 31, 2005 (Unaudited) and December 31, 2004 (Audited)

                                                              MARCH 31, 2005   DECEMBER 31, 2004
                                                              --------------   -----------------
                                                               (UNAUDITED)         (AUDITED)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 2,707,976        $ 2,280,772
  Patient accounts receivable, net of allowance for doubtful collections of $435,816 at March 31, 2005 and $302,988
     at December 31, 2004...................................    19,911,175         17,319,154
  Third party settlements receivable........................        59,457            346,141
  Prepaid insurance.........................................       553,683            719,480
  Deposit for workers' compensation claims..................            --          1,375,000
  Other current assets......................................       562,437            518,650
                                                               -----------        -----------
     Total current assets...................................    23,794,728         22,559,197
Restricted investment.......................................       100,000                 --
Property and equipment, net.................................     2,673,223          2,662,546
Goodwill....................................................    24,650,800         24,510,296
Intangible assets...........................................     4,260,000          4,260,000
Deposits....................................................     3,485,387          3,485,387
Deferred financing and lease costs..........................     1,667,390          1,543,424
                                                               -----------        -----------
     Total assets...........................................   $60,631,528        $59,020,850
                                                               ===========        ===========


             LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
  Accounts payable..........................................   $ 3,248,677        $ 5,142,345
  Accounts payable -- related parties.......................       200,871            262,144
  Accrued liabilities.......................................     3,899,378          4,387,292
  Accrued insurance claims..................................     1,738,985          1,441,516
                                                               -----------        -----------
     Total current liabilities..............................     9,087,911         11,233,297
Deferred rent...............................................     3,769,231          2,460,308
Long-term debt..............................................    52,482,304         49,141,945
                                                               -----------        -----------
Total liabilities...........................................    65,339,446         62,835,550
Partners' deficit...........................................    (4,707,918)        (3,814,700)
                                                               -----------        -----------
     Total liabilities and partners' deficit................   $60,631,528        $59,020,850
                                                               ===========        ===========

     The accompanying notes are an integral part of these consolidated financial statements.

                     VIBRA HEALTHCARE, LLC AND SUBSIDIARIES

     Consolidated Statement of Operations and Changes in Partners' Deficit
             For the Three Months Ended March 31, 2005 (Unaudited)

REVENUE:
  Net patient service revenue...............................   $29,328,088
                                                               -----------
EXPENSES:
  Cost of services..........................................    20,067,059
  General and administrative................................     3,354,649
  Rent expense..............................................     5,121,583
  Interest expense..........................................     1,263,356
  Management fee -- Vibra Management, LLC...................       586,593
  Depreciation and amortization.............................       194,293
  Bad debt expense..........................................       167,233
                                                               -----------
     Total expenses.........................................    30,754,766
                                                               -----------
       Loss from operations.................................    (1,426,678)
  Non-operating revenue.....................................       533,460
                                                               -----------
       Net loss.............................................      (893,218)
Partners' deficit -- beginning..............................    (3,814,700)
                                                               -----------
Partners' deficit -- ending.................................   $(4,707,918)
                                                               ===========

     The accompanying notes are an integral part of these consolidated financial statements.

                     VIBRA HEALTHCARE, LLC AND SUBSIDIARIES

                      Consolidated Statement of Cash Flows
               For Three Months Ended March 31, 2005 (Unaudited)

Operating activities:
  Net loss..................................................   $   (893,218)
     Adjustments to reconcile net loss to net cash used in
      operating activities:
       Depreciation and amortization........................        194,293
       Provision for bad debts..............................        167,233
Changes in operating assets and liabilities, net of effects
  from acquisition of business:
       Accounts receivable including third party
        settlements.........................................     (2,613,072)
       Prepaids and other current assets....................        122,010
       Deposits.............................................      1,375,000
       Accounts payable.....................................     (1,893,668)
       Accounts payable -- related party....................        (61,273)
       Accrued liabilities..................................       (190,445)
       Deferred rent........................................      1,308,923
                                                               ------------
Net cash used in operating activities.......................     (2,484,217)
                                                               ------------
Investing activities:
       Purchase of restricted investment....................       (100,000)
       Purchases of property and equipment..................       (163,463)
                                                               ------------
Net cash used in investing activities.......................       (263,463)
                                                               ------------
Financing activities:
       Borrowings under revolving credit facility...........     24,098,291
       Repayments of revolving credit facility..............    (13,189,000)
       Repayment of notes payable...........................     (7,725,957)
       Payment of deferred financing costs..................         (8,450)
                                                               ------------
Net cash provided by financing activities...................      3,174,884
                                                               ------------
Net increase in cash and cash equivalents...................        427,204
Cash and cash equivalents -- beginning......................      2,280,772
                                                               ------------
Cash and cash equivalents -- ending.........................   $  2,707,976
                                                               ============
Supplemental cash flow information:
       Cash paid for interest...............................   $  1,263,356
                                                               ============
Non-cash transactions:
       Deferred financing costs funded by revolving credit
        facility............................................   $    157,025
                                                               ============
       Business acquisition adjustment of goodwill..........   $    140,504
                                                               ============

  The accompanying notes are an integral part of these consolidated financial statements.

                     VIBRA HEALTHCARE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization: Vibra Healthcare, LLC ("Vibra" and the "Company") was formed May 14, 2004, and commenced operations with the acquisition of its subsidiaries consisting of four independent rehabilitation hospitals ("IRF") and two long-term acute care hospitals ("LTACH") located throughout the United States on July 1, 2004 and August 17, 2004, respectively. Vibra, a Delaware limited liability company ("LLC"), has an infinite life. The members' liability is limited to the capital contribution. Vibra was previously named Highmark Healthcare LLC until a name change in December 2004. Vibra's wholly-owned subsidiaries consist of:

SUBSIDIARIES                                                       LOCATION
------------                                                   -----------------
92 Brick Road Operating Company LLC.........................   Marlton, NJ
4499 Acushnet Avenue Operating Company LLC..................   New Bedford, MA
1300 Campbell Lane Operating Company LLC....................   Bowling Green, KY
8451 Pearl Street Operating Company LLC.....................   Denver, CO
7173 North Sharon Avenue Operating Company LLC..............   Fresno, CA
1125 Sir Francis Drake Boulevard Operating Company LLC......   Kentfield, CA

     The Company provides long-term acute care hospital services and inpatient acute rehabilitative hospital care at its hospitals. Patients in the Company's LTACHs typically suffer from serious and often complex medical conditions that require a high degree of care. Patients in the Company's IRFs typically suffer from debilitating injuries including traumatic brain and spinal cord injuries, and require rehabilitation care in the form of physical, psychological, social and vocational rehabilitation services. The Company also operates ten outpatient clinics affiliated with five of its six hospitals.

     Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries controlled through majority membership interests in limited liability companies. All significant intercompany balances and transactions are eliminated in consolidation.

     Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost which approximates market.

     Patient Accounts Receivable: Patient accounts receivable are reported at net realizable value. Accounts are written off when they are determined to be uncollectible based upon management's assessment of individual accounts. The allowance for doubtful collections is estimated based upon a periodic review of the accounts receivable aging, payor classifications and application of historical write-off percentages.

     Inventories: Inventories of pharmaceuticals and pharmaceutical supplies are stated at the lower of cost or market value. Cost is determined on a first-in, first-out basis. These inventories totaled $429,654 at March 31, 2005, and are included in other current assets in the accompanying consolidated balance sheet.

     Restricted Investment: The restricted investment consists of a five year certificate of deposit with a local bank pledged as collateral for a letter of credit benefiting the California Department of Health Services ("CDHS"). CDHS can draw on the letter of credit to reimburse any medicaid overpayments.

                     VIBRA HEALTHCARE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)

     Property and Equipment: Property and equipment are stated at cost net of accumulated depreciation. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the term of the lease, as appropriate. The general range of useful lives is as follows:

Leasehold improvements......................................   15 years
Furniture and equipment.....................................   2-7 years

     In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No 144), the Company reviews the realizability of long-lived assets whenever events or circumstances occur which indicate recorded costs may not be recoverable.

     Intangible Assets: The Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets". Under SFAS No. 142, goodwill and other intangible assets with indefinite lives are no longer subject to periodic amortization but are instead reviewed annually or more frequently if impairment indicators arise. These reviews require the Company to estimate the fair value of its identified reporting units and compare those estimates against the related carrying values. Identifiable assets and liabilities acquired in connection with business combinations accounted for under the purchase method are recorded at their respective fair values. For each of the reporting units, the estimated net realizable value is determined using current transaction information and the present value of future cash flows of the units.

     Management has allocated the intangible assets between identifiable intangibles and goodwill. Intangible assets, other than goodwill, consist of values assigned to certificates of need ("CONs") and licenses. The useful life of each class of intangible assets is as follows:

Goodwill....................................................   Indefinite
Certificates of Need/Licenses...............................   Indefinite

     Deferred Financing and Lease Costs: Costs and fees incurred in connection with the MPT acquisition note and leases and the Merrill Lynch revolving credit facility have been deferred and are being amortized over the term of the loans and leases using the straight-line method, which approximates the effective interest method. Amortization expense was $41,510 for the three months ended March 31, 2005.

     Insurance Risk Programs: Under the Company's insurance programs, the Company is liable for a portion of its losses. The Company estimates its liability for losses based on historical trends that will be incurred in a respective accounting period and accrues that estimated liability. These programs are monitored quarterly and estimates are revised as necessary to take into account additional information. The Company has accrued $1,738,985 related to these programs at March 31, 2005. A deposit for workers' compensation claims of $1,375,000 at December 31, 2004, consisted of cash provided to Vibra's insurance carrier to fund workers' compensation claims. In February 2005, Vibra used $1,375,000 of its borrowing base on the Merrill Lynch loan to collateralize a letter of credit for the claims and the cash deposit was refunded.

     Deferred Rent: The excess of straight line rent expense over rent paid is credited to deferred rent on a monthly basis. At March 31, 2005, rent expense exceeded rent paid by $3,769,231.

     Revenue Recognition: Net patient service revenue consists primarily of charges to patients and are recognized as services are rendered. Net patient service revenue is reported net of provisions for contractual allowances from third-party payors and patients. The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its established rates. The differences between the estimated program reimbursement rates and the standard billing rates are

                     VIBRA HEALTHCARE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)

accounted for as contractual adjustments, which are deducted from gross revenues to arrive at net patient service revenues. Payment arrangements include prospectively determined rates per discharge, reimbursed costs, discounted charges and per diem payments. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlements are determined. Patient accounts receivable resulting from such payment arrangements are recorded net of contractual allowances.

     A significant portion of the Company's net patient service revenues are generated directly from the Medicare and Medicaid programs. Net patient service revenues generated directly from the Medicare and Medicaid programs represented approximately 65% and 14%, respectively, of the Company's consolidated net patient service revenue for the three month period ended March 31, 2005. Approximately 46% and 22% of the Company's gross patient accounts receivable at March 31, 2005, are from Medicare and Medicaid, respectively. As a provider of services to these programs, the Company is subject to extensive regulations. The inability of a hospital to comply with regulations can result in changes in that hospital's net patient service revenues generated from these programs.

     Concentration of Credit Risk: Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash balances and patient accounts receivables. The Company deposits its cash with large banks. The Company grants unsecured credit to its patients, most of whom reside in the service area of the Company's facilities and are insured under third-party payor agreements. Because of the geographic diversity of the Company's facilities and non-governmental third-party payors, Medicare and Medicaid represent the Company's primary concentration of credit risk.

     Fair Value of Financial Instruments: The Company has various assets and liabilities that are considered financial instruments. The Company estimates that the carrying value of its current assets, current liabilities and long-term debt approximates their fair value.

     Income Taxes: Vibra and its subsidiaries have elected to be a LLC for federal and state income tax purposes. In lieu of corporate income taxes, the member of a LLC is taxed on their proportionate share of the Company's taxable income or loss. Therefore, no provision or liability for federal or state income taxes has been provided for in the consolidated balance sheet or consolidated statement of operations.

     Unaudited Interim Consolidated Financial Statements: The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 2005, are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

2.  ACQUISITIONS

     In July and August 2004, Vibra entered into agreements with Medical Properties Trust, Inc. (MPT) to acquire the operations of six specialty hospitals. MPT, a healthcare real estate investment trust based in Birmingham, Alabama, acquired the real estate for approximately $127.4 million and assigned to Vibra its rights to acquire the operations of the hospitals from Care One Realty of Hackensack, New Jersey for approximately $38.1 million net of cash acquired and $7.5 million of liabilities assumed which was financed by MPT. The assignment of the LLC interests to Vibra transferred the operations, assets and liabilities of each LLC. The purchase price of the operations may be adjusted either upward or downward pursuant to a post-closing working capital adjustment with the seller. The purchase price of the operations has been allocated to net assets acquired, and liabilities assumed based on valuation studies subject to purchase price adjustments. The excess of the amount of purchase price over the net asset value, including

                     VIBRA HEALTHCARE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)

identifiable intangible assets, was allocated to goodwill. The purchase price was negotiated based on management's evaluation of future operational performance of the hospitals as a group under Vibra. The results of operations of the hospitals acquired have been included in the Company's consolidated financial statements since the date of acquisition. The following table summarizes the acquisition date and other relevant information regarding each hospital:

LOCATION                                             TYPE    BEDS   ACQUISITION DATE
--------                                             -----   ----   ----------------
Marlton, NJ........................................   IRF     46(1) July 1, 2004
Bowling Green, KY..................................   IRF     60    July 1, 2004
Fresno, CA.........................................   IRF     62    July 1, 2004
Kentfield, CA......................................  LTACH    60    July 1, 2004
New Bedford, MA....................................  LTACH    90    August 17, 2004
Thornton, CO.......................................   IRF    117(2) August 17, 2004

---------------

(1) Vibra subleases a floor of the Marlton building to an unaffiliated provider which operates 30 pediatric rehabilitation beds which are in addition to the 46 beds operated by Vibra.

(2) Includes beds licensed as skilled nursing and beds licensed as psychiatric.

     Information with respect to the businesses acquired in purchase transactions is as follows:

Notes issued, net of cash acquired..........................   $ 38,093,842
Liabilities assumed.........................................      7,477,988
                                                               ------------
                                                                 45,571,830
Fair value of assets acquired:
  Accounts receivable.......................................    (13,640,825)
  Property and equipment....................................     (2,749,840)
  CONs/Licenses.............................................     (4,260,000)
  Other.....................................................       (410,869)
                                                               ------------
Cost in excess of fair value of net assets acquired
  (goodwill) at December 31, 2004...........................   $ 24,510,296
                                                               ============

     Based on an analysis of pre-acquisition accounts receivable at March 31, 2005, the Company estimated the fair value of the acquired accounts receivable required a downward adjustment of $140,504. This adjustment increased the goodwill recorded at March 31, 2005 to $24,650,800.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                               MARCH 31, 2005
                                                               --------------
Leasehold improvements......................................     $   93,530
Furniture and equipment.....................................      2,987,673
                                                                 ----------
                                                                  3,081,203
Less: accumulated depreciation and amortization.............        407,980
                                                                 ----------
Total.......................................................     $2,673,223
                                                                 ==========

     Depreciation expense was $152,783 for the three months ended March 31, 2005.

                     VIBRA HEALTHCARE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)

4.  DEPOSITS

     The facility lease agreements with MPT require deposits equal to three months rent. The funds are on deposit with MPT in non-interest bearing accounts. Deposits consist of the following:

                                                               MARCH 31, 2005
                                                               --------------
MPT lease deposits..........................................     $3,296,365
Other deposits..............................................        189,022
                                                                 ----------
Total.......................................................     $3,485,387
                                                                 ==========

5.  INTANGIBLE ASSETS

     The Company adopted SFAS No. 142. Under SFAS No. 142, goodwill and other intangible assets with indefinite lives are not subject to periodic amortization but are instead reviewed annually as of June 30, or more frequently if impairment indicators arise. These reviews require the Company to estimate the fair value of its identified reporting units and compare those estimates against the related carrying values. For each of the reporting units, the estimated net realizable value is determined using current transaction information and the present value of future cash flows of the units. The following table summarizes intangible assets:

                                                               MARCH 31, 2005
                                                               --------------
Goodwill....................................................    $24,650,800
                                                                ===========
CONs/Licenses...............................................    $ 4,260,000
                                                                ===========

     The CONs/Licenses have not been amortized as they have indefinite lives.

6.  LONG-TERM DEBT

     The components of long-term debt are shown in the following table:

                                                               MARCH 31, 2005
                                                               --------------
MPT 10.25% hospital acquisition note........................    $41,415,988
Merrill Lynch $14 million revolving credit facility.........     11,066,316
                                                                -----------
                                                                $52,482,304
                                                                ===========

     As of December 31, 2004, MPT had advanced $49,141,945 to Vibra under four notes for the hospital acquisition and working capital. Three notes for working capital and transaction fees totaling $7,725,957 were interest only, with a balloon payment due on March 31, 2005. Vibra may prepay the notes at any time without penalty.

     The hospital acquisition note is interest only through June 2007, and then amortized over the next 12 years with a final maturity in 2019. Substantially all of the assets of Vibra and its subsidiaries, as well as Vibra's membership interests in its subsidiaries, secure the MPT note. In addition the majority member of Vibra, an affiliated company owned by the majority member and Vibra Management, LLC have jointly and severally guaranteed the notes payable to MPT, although the obligation of the majority member is limited to $5 million and his membership interest in Vibra. A default in any of the MPT lease terms will also constitute a default under the notes.

     The revolving credit facility has a balloon maturity on February 8, 2008. Interest is payable monthly at the rate of 30 day LIBOR plus 3% (5.85% as of March 31, 2005). The loan is secured by a first

                     VIBRA HEALTHCARE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)

position in the Company's accounts receivable through an intercreditor agreement with MPT. Up to $14 million can be borrowed based on a formula of qualifying accounts receivable. A portion of the proceeds were used to pay off $7,725,957 in working capital and transaction fee notes to MPT which had a maturity of March 31, 2005. The Company is subject to various financial and non-financial covenants under the credit facility. A default in any of the MPT note and lease terms will also constitute a default under the credit facility. At March 31, 2005, Vibra was not in compliance with a facility rent coverage covenant. The Merrill Lynch credit facility documents were subsequently amended to retroactively change the rent coverage covenant from a by facility rent coverage to a consolidated rent coverage calculation. At March 31, 2005, the Company met the amended covenant (Note 11).

     Maturities of long-term debt for the next five years are as follows:

MARCH 31                                                      (IN THOUSANDS)
--------                                                      --------------
2006........................................................     $    --
2007........................................................          --
2008........................................................      12,436
2009........................................................       1,999
2010........................................................       2,214
Thereafter..................................................      35,833
                                                                 -------
                                                                 $52,482
                                                                 =======

7.  RELATED PARTY TRANSACTIONS

     The Company has entered into agreements with Vibra Management, LLC (a company affiliated through common ownership) to provide management services to each hospital. The services include information system support, legal counsel, accounting/tax, human resources, program development, quality management and marketing oversight. The agreements call for a management fee equal to 2% of net patient service revenue, and are for an initial term of five years with automatic one-year renewals. Management fee expense amounted to $586,593 for the three months ended March 31, 2005. At March 31, 2005, $200,871 was payable to Vibra Management, LLC and is included accounts payable -- related party in the accompanying consolidated balance sheet.

     The spouse of the majority member of the Company provided legal consulting services to the Company on the hospital acquisition and on various operational licensing and financing matters. During the period from inception through December 31, 2004, legal consulting services from this person totaled $176,187, of which $98,137 was payable at December 31, 2004. The balance was paid during the three months ended March 31, 2005, and no additional services were provided.

8.  COMMITMENTS AND CONTINGENCIES

  LEASES

     Vibra entered into triple-net long-term real estate operating leases with MPT at each hospital. Each lease is for an initial term of 15 years and contains renewal options at Vibra's option for three additional five-year terms. Vibra has the option to purchase the leased property at the end of the lease term, including any extension periods, for the greater of the fair market value of the leased property, or the purchase price increased by 2.5% per annum from the commencement date.

     The base rate at commencement is calculated at 10.25% of MPT's adjusted purchase price of the real estate ("APP"). The base rate increases to 12.23% of APP effective July 1, 2005. Beginning January 1,

                     VIBRA HEALTHCARE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)

2006, and each January 1, thereafter, the base rate increases by an inflator of 2.5% (i.e. base rate becomes 12.54% of APP on January 1, 2006).

     Each lease also contains a percentage rent provision ("Percentage Rent"). Beginning January 1, 2005, if the aggregate monthly net patient service revenues of the six hospitals exceed an annualized net patient service revenue run rate of $110,000,000, additional rent equal to 2% of monthly net patient service revenue is triggered. The percentage rent is payable within ten days after the end of the applicable quarter. The percentage rent declines from 2% to 1% on a pro rata basis as Vibra repays the $41.416 million in notes to MPT. For the three months ended March 31, 2005, percentage rents totaling $405,582 have been accrued and are included in accrued liabilities in the accompanying consolidated balance sheet.

     Commencing on July 1, 2005, Vibra must make quarterly deposits to a capital improvement reserve at the rate of $375 per quarter per bed or $652,500 on an annual basis for all hospitals leased from MPT. The reserve may be used to fund capital improvements and repairs as agreed to by the parties.

     Beginning with the quarter ending September 30, 2006, the MPT leases will be subject to various financial covenants including limitations on total debt to 100% of the total capitalization of the guarantors (as defined) or 4.5 times the 12 month total EBITDAR (as defined) of the guarantors whichever is greater, coverage ratios of 125% of debt service and 150% of rent (as defined), and maintenance of average daily patient census. A default in any of the loan terms will also constitute a default under the leases. All of the MPT leases are cross defaulted.

     Vibra has entered into operating leases for six outpatient clinics which expire on various dates through 2008.

     Minimum future lease obligations on the leases are as follows (in thousands):

                                                        MPT RENT    OUTPATIENT
MARCH 31                                               OBLIGATION    CLINICS      TOTAL
--------                                               ----------   ----------   --------
2006.................................................   $ 15,077       $173      $ 15,250
2007.................................................     16,183        112        16,295
2008.................................................     16,588         55        16,643
2009.................................................     17,002         --        17,002
2010.................................................     17,427         --        17,427
Thereafter...........................................    184,027         --       184,027
                                                        --------       ----      --------
                                                        $266,304       $340      $266,644
                                                        ========       ====      ========

     Substantially, all of the assets of Vibra and its subsidiaries, as well as Vibra's membership interests in its subsidiaries, secure the MPT leases. In addition the majority member of Vibra, an affiliated Company owned by the majority member, and Vibra Management, LLC have jointly and severally guaranteed the leases to MPT, although the obligation of the majority member is limited to $5 million and his membership interest in Vibra.

     The Company has sublet a floor of its Marlton, NJ hospital to an independent pediatric rehabilitation provider. Three other hospitals have entered into numerous sublease arrangements. These subleases generated rental income of $433,883 for the three months ended March 31, 2005, which is included in

                     VIBRA HEALTHCARE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)

non-operating revenue in the accompanying consolidated statement of operations. The following table summarizes amounts due under sub leases (in thousands):

MARCH 31
--------
2006........................................................   $ 1,126
2007........................................................     1,151
2008........................................................     1,177
2009........................................................     1,203
2010........................................................     1,230
Thereafter..................................................     4,524
                                                               -------
                                                               $10,411
                                                               =======

  LITIGATION

     The Company is subject to legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated (including claims against the hospitals under prior ownership). In the opinion of management, the outcome of these actions will not have a material effect on consolidated financial position or results of operations of the Company.

  CALIFORNIA MEDICAID

     The Company is in the process of fulfilling change of ownership requirements imposed by Medi-Cal, the California Medicaid administrator that date back to the prior owners' acquisition of the California hospitals. Accounts receivable at March 31, 2005, include $1,399,464 due from Medi-Cal, including $657,000 prior to the acquisition. In March 2005 the California Department of Health Services approved the Company as a provider and agreed to enter into contracts that would allow the Company to retro-bill Medi-Cal for services provided after August 1, 2003. The Company expects to submit bills for these services in May and June 2005.

  CALIFORNIA SEISMIC UPGRADE

     For earthquake protection California requires hospitals to receive an approved Structural Performance Category 2 (SPC-2) by January 1, 2008, to maintain its license. Hospitals may request a five year implementation extension. The Fresno, CA hospital is expected to meet the SPC-2 standard by January 1, 2008, with capital outlays that are not material to the consolidated financial statements. The Kentfield, CA hospital has applied for a three year extension to meet the requirement. Management is in preliminary consultations with consulting architects and engineers to develop a plan for Kentfield to meet the requirements. The capital outlay required to meet the standards at Kentfield cannot be determined at this time.

9.  RETIREMENT SAVINGS PLAN

     In November 2004, the Company began sponsorship of a defined contribution retirement savings plan for substantially all of its employees. Employees may elect to defer up to 15% of their salary. The Company matches 25% of the first 3% of compensation employees contribute to the plan. The employees vest in the employer contributions over a five-year period beginning on the employee's hire date. The expense incurred by the Company related to this plan was $29,870 for the three months ended March 31, 2005.

                     VIBRA HEALTHCARE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)

10.  SEGMENT INFORMATION

     SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information", establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers.

     The Company's segments consist of (i) IRFs and (ii) LTACHs. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance of the segments based on loss from operations.

     The following table summarizes selected financial data for the Company's reportable segments:

                                         FOR THE THREE MONTHS ENDED MARCH 31, 2005
                                     --------------------------------------------------
                                         IRF          LTACH       OTHER        TOTAL
                                     -----------   -----------   --------   -----------
Net patient service revenue........  $13,822,924   $15,505,164   $     --   $29,328,088
Net loss from operations...........   (1,153,003)     (189,409)   (84,266)   (1,426,678)
Interest expense...................      744,998       518,358         --     1,263,356
Depreciation and amortization......       95,348        82,435     16,510       194,293
Deferred rent......................    2,749,822     1,019,409         --     3,769,231
Total assets.......................   31,853,471    28,175,098    602,959    60,631,528
Purchases of property and
  equipment........................       73,182        86,220      4,061       163,463
Goodwill...........................   16,409,877     8,240,923         --    24,650,800

11.  SUBSEQUENT EVENT

     On April 16, 2005, Vibra entered into a letter of intent to acquire a California specialty hospital. In connection with this transaction, Vibra entered into a financing commitment with MPT. Vibra paid non-refundable deposits totaling $228,000 related to this transaction. The acquisition is subject to final negotiation of definitive documents, due diligence and licensing.

     On June 1, 2005, Merrill Lynch and Vibra amended their credit facility documents for no consideration. The amendment changed a rent coverage covenant from a by facility rent coverage to a consolidated rent covenant calculation.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Member
Vibra Healthcare, LLC

     We have audited the accompanying consolidated balance sheet of Vibra Healthcare, LLC and subsidiaries (the "Company") as of December 31, 2004, and the related consolidated statements of operations, changes in partner's capital, and cash flows for the period from inception (May 14, 2004) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vibra Healthcare, LLC and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the period from inception (May 14, 2004) through December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ Parente Randolph, LLC

Harrisburg, Pennsylvania
March 8, 2005, except Note 11,
as to which the date is March 31, 2005

                     VIBRA HEALTHCARE, LLC AND SUBSIDIARIES

                           Consolidated Balance Sheet
                               December 31, 2004

                           ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 2,280,772
  Patient accounts receivable, net of allowance for doubtful
     collections of $302,988................................    17,319,154
  Third party settlements receivable........................       346,141
  Prepaid insurance.........................................       719,480
  Deposit for workers' compensation claims..................     1,375,000
  Other current assets......................................       518,650
                                                               -----------
     Total current assets...................................    22,559,197
Property and equipment, net.................................     2,662,546
Goodwill....................................................    24,510,296
Intangible assets...........................................     4,260,000
Deposits....................................................     3,485,387
Deferred financing and lease costs..........................     1,543,424
                                                               -----------
     Total assets...........................................   $59,020,850
                                                               ===========


             LIABILITIES AND PARTNER'S CAPITAL
Current liabilities:
  Accounts payable..........................................   $ 5,142,345
  Accounts payable -- related parties.......................       262,144
  Accrued liabilities.......................................     4,387,292
  Accrued insurance claims..................................     1,441,516
                                                               -----------
     Total current liabilities..............................    11,233,297
Deferred rent...............................................     2,460,308
Long-term debt, net of current maturities...................    49,141,945
                                                               -----------
Total liabilities...........................................    62,835,550
                                                               -----------
Partner's capital...........................................    (3,814,700)
                                                               -----------
     Total liabilities and partner's capital................   $59,020,850
                                                               ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                     VIBRA HEALTHCARE, LLC AND SUBSIDIARIES


     Consolidated Statements of Operations and Changes in Partner's Capital

     For the Period from Inception (May 14, 2004) through December 31, 2004

REVENUE:
  Net patient service revenue...............................   $48,266,019
                                                               -----------
EXPENSES:
  Cost of services..........................................    34,528,924
  General and administrative................................     5,631,229
  Rent expense..............................................     8,859,233
  Interest expense..........................................     2,293,402
  Management fee -- Vibra Management, LLC...................       982,668
  Depreciation and amortization.............................       302,194
  Bad debt expense..........................................       776,780
                                                               -----------
     Total expenses.........................................    53,374,430
                                                               -----------
       Loss from operations.................................    (5,108,411)
  Non-operating revenue.....................................     1,293,711
                                                               -----------
       Net loss.............................................    (3,814,700)
  Partner's capital -- beginning............................            --
                                                               -----------
  Partner's capital -- ending...............................   ($3,814,700)
                                                               -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                     VIBRA HEALTHCARE LLC AND SUBSIDIARIES

                      Consolidated Statement of Cash Flows
     For the Period from Inception (May 14, 2004) through December 31, 2004

Operating activities:
  Net loss..................................................   $(3,814,700)
     Adjustments to reconcile net loss to net cash used in
      operating activities:
       Depreciation and amortization........................       302,194
       Provision for bad debts..............................       776,780
Changes in operating assets and liabilities, net of effects
  from acquisition of business:
       Accounts receivable including third party
        settlements.........................................    (4,801,250)
       Prepaids and other current assets....................    (2,257,611)
       Deposits.............................................      (133,671)
       Accounts payable.....................................     1,884,531
       Accounts payable -- related party....................       262,144
       Accrued liabilities..................................     1,608,634
       Deferred rent........................................     2,460,308
                                                               -----------
Net cash used in operating activities.......................    (3,712,641)
                                                               -----------
Investing activities:
       Purchases of property and equipment..................      (167,900)
       Cash acquired in business acquisition................       201,280
                                                               -----------
Net cash provided by investing activities...................        33,380
                                                               -----------
Financing activities:
       Proceeds of notes payable............................     6,050,458
       Payment of deferred financing costs..................       (90,425)
                                                               -----------
Net cash provided by financing activities...................     5,960,033
                                                               -----------
Net increase in cash and cash equivalents...................     2,280,772
Cash and cash equivalents -- beginning......................            --
                                                               -----------
Cash and cash equivalents -- ending.........................   $ 2,280,772
                                                               ===========
Supplemental cash flow information:
       Cash paid for interest...............................   $ 2,293,402
                                                               ===========
Non-cash transactions:
       Notes issued relating to acquisition.................   $38,093,842
                                                               ===========
       Lease deposits funded by notes payable...............   $ 3,296,365
                                                               ===========
       Deferred financing costs funded by notes payable.....   $ 1,500,000
                                                               ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                     VIBRA HEALTHCARE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         PERIOD FROM INCEPTION (MAY 14, 2004) THROUGH DECEMBER 31, 2004

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization: Vibra Healthcare LLC ("Vibra" and the "Company") was formed May 14, 2004, and commenced operations with the acquisition of its subsidiaries consisting of four independent rehabilitation hospitals ("IRF") and two long-term acute care hospitals ("LTACH") located throughout the United States on July 1, 2004, and August 17, 2004. Vibra, a Delaware limited liability company ("LLC"), is a single member LLC with an infinite life. The members liability is limited to the capital contribution. Vibra was previously named Highmark Healthcare LLC until a name change in December 2004. Vibra's wholly-owned subsidiaries consist of:

SUBSIDIARIES                                                       LOCATION
------------                                                   -----------------
92 Brick Road Operating Company LLC.........................   Marlton, NJ
4499 Acushnet Avenue Operating Company LLC..................   New Bedford, MA
1300 Campbell Lane Operating Company LLC....................   Bowling Green, KY
8451 Pearl Street Operating Company LLC.....................   Denver, CO
7173 North Sharon Avenue Operating Company LLC..............   Fresno, CA
1125 Sir Francis Drake Boulevard Operating Company LLC......   Kentfield, CA

     The Company provides long-term acute care hospital services and inpatient acute rehabilitative hospital care at its hospitals. Patients in the Company's LTACHs typically suffer from serious and often complex medical conditions that require a high degree of care. Patients in the Company's IRFs typically suffer from debilitating injuries including traumatic brain and spinal cord injuries, and require rehabilitation care in the form of physical, psychological, social and vocational rehabilitation services. The Company also operates ten outpatient clinics affiliated with five of its six hospitals.

     Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries controlled through sole membership interests in limited liability companies. All significant intercompany balances and transactions are eliminated in consolidation.

     Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost which approximates market.

     Patient Accounts Receivable: Patient accounts receivable are reported at net realizable value. Accounts are written off when they are determined to be uncollectible based upon management's assessment of individual accounts. The allowance for doubtful collections is estimated based upon a periodic review of the accounts receivable aging, payor classifications and application of historical write-off percentages.

     Inventories: Inventories of pharmaceuticals and pharmaceutical supplies are stated at the lower of cost or market value. Cost is determined on a first-in, first-out basis. These inventories totaled $363,720 at December 31, 2004, and are included in other current assets in the accompanying consolidated balance sheet.

                     VIBRA HEALTHCARE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         PERIOD FROM INCEPTION (MAY 14, 2004) THROUGH DECEMBER 31, 2004

     Property and Equipment: Property and equipment are stated at cost net of accumulated depreciation. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the term of the lease, as appropriate. The general range of useful lives is as follows:

Leasehold improvements......................................   15 years
Furniture and equipment.....................................   2-7 years

     In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No 144), the Company reviews the realizability of long-lived assets whenever events or circumstances occur which indicate recorded costs may not be recoverable.

     Intangible Assets: The Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets". Under SFAS No. 142, goodwill and other intangible assets with indefinite lives are no longer subject to periodic amortization but are instead reviewed annually or more frequently if impairment indicators arise. These reviews require the Company to estimate the fair value of its identified reporting units and compare those estimates against the related carrying values. Identifiable assets and liabilities acquired in connection with business combinations accounted for under the purchase method are recorded at their respective fair values. For each of the reporting units, the estimated net realizable value is determined using current transaction information and the present value of future cash flows of the units.

     Management has allocated the intangible assets between identifiable intangibles and goodwill. Intangible assets, other than goodwill, consist of values assigned to certificates of need ("CONs") and licenses. The useful life of each class of intangible assets is as follows:

Goodwill....................................................   Indefinite
Certificates of Need/Licenses...............................   Indefinite

     Deferred Financing and Lease Costs: Costs and fees incurred in connection with the MPT loans and leases have been deferred and are being amortized over the 15 year term of the loans and leases using the straight-line method, which approximates the effective interest method. Amortization expense was $47,000 for the period from inception through December 31, 2004.

     Insurance Risk Programs: Under the Company's insurance programs, the Company is liable for a portion of its losses. The Company estimates its liability for losses based on historical trends that will be incurred in a respective accounting period and accrues that estimated liability. These programs are monitored quarterly and estimates are revised as necessary to take into account additional information. At December 31, 2004, the Company has accrued $1,441,516 related to these programs. Deposits for workers' compensation claims consist of cash provided to Vibra's insurance carrier to fund workers' compensation claims. In February 2005, Vibra used $1,375,000 of its borrowing base on the Merrill Lynch loan (see Note 11) to collateralize a letter of credit for the claims and the cash deposit was refunded.

     Deferred Rent: The excess of straight line rent expense over each rent paid is credited to deferred rent on a monthly basis. For the period from inception through December 31, 2004, rent expense exceeded the rent paid in cash by $2,460,308.

     Revenue Recognition: Net patient service revenue consists primarily of charges to patients and are recognized as services are rendered. Net patient service revenue is reported net of provisions for contractual allowances from third-party payors and patients. The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its established rates. The differences between the estimated program reimbursement rates and the standard billing rates are

                     VIBRA HEALTHCARE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         PERIOD FROM INCEPTION (MAY 14, 2004) THROUGH DECEMBER 31, 2004

accounted for as contractual adjustments, which are deducted from gross revenues to arrive at net patient service revenues. Payment arrangements include prospectively determined rates per discharge, reimbursed costs, discounted charges and per diem payments. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlements are determined. Patient accounts receivable resulting from such payment arrangements are recorded net of contractual allowances.

     A significant portion of the Company's net patient service revenues are generated directly from the Medicare and Medicaid programs. Net patient service revenues generated directly from the Medicare and Medicaid programs represented approximately 63% and 13%, respectively, of the Company's consolidated net patient service revenues for the period from inception through December 31, 2004. Approximately 46% and 21% of the Company's gross patient accounts receivable at December 31, 2004, are from Medicare and Medicaid, respectively. As a provider of services to these programs, the Company is subject to extensive regulations. The inability of a hospital to comply with regulations can result in changes in that hospital's net patient service revenues generated from these programs.

     Concentration of Credit Risk: Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash balances and patient accounts receivables. The Company deposits its cash with large banks. The Company grants unsecured credit to its patients, most of whom reside in the service area of the Company's facilities and are insured under third-party payor agreements. Because of the geographic diversity of the Company's facilities and non-governmental third-party payors, Medicare and Medicaid represent the Company's primary concentration of credit risk.

     Fair Value of Financial Instruments: The Company has various assets and liabilities that are considered financial instruments. The Company estimates that the carrying value of its current assets, current liabilities and long-term debt approximates their fair value.

     Income Taxes: Vibra and its subsidiaries have elected to be a LLC for federal and state income tax purposes. In lieu of corporate income taxes, the member of a LLC is taxed on their proportionate share of the Company's taxable income or loss. Therefore, no provision or liability for federal or state income taxes has been provided for in the consolidated balance sheet or consolidated statement of operations.

2.  ACQUISITIONS

     In July and August 2004, Vibra entered into agreements with Medical Properties Trust, Inc. (MPT) to acquire the operations of six specialty hospitals. MPT, a healthcare real estate investment trust based in Birmingham, Alabama, acquired the real estate for approximately $127.4 million and assigned to Vibra its rights to acquire the operations of the hospitals from Care One Realty of Hackensack, New Jersey for approximately $38.1 million net of cash acquired and $7.5 million of liabilities assumed which was financed by MPT. The assignment of the LLC interests to Vibra transferred the operations, assets and liabilities of each LLC. The purchase price of the operations may be adjusted either upward or downward pursuant to a post-closing working capital adjustment with the seller. The purchase price of the operations has been allocated to net assets acquired, and liabilities assumed based on valuation studies subject to purchase price adjustments. The excess of the amount of purchase price over the net asset value, including identifiable intangible assets, was allocated to goodwill. The purchase price was negotiated based on management's evaluation of future operational performance of the hospitals as a group under Vibra. The results of operations of the hospitals acquired have been included in the Company's consolidated financial

                     VIBRA HEALTHCARE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         PERIOD FROM INCEPTION (MAY 14, 2004) THROUGH DECEMBER 31, 2004

statements since the date of acquisition. The following table summarizes the acquisition date and other relevant information regarding each hospital:

LOCATION                                             TYPE    BEDS   ACQUISITION DATE
--------                                             -----   ----   ----------------
Marlton, NJ........................................   IRF     46(1) July 1, 2004
Bowling Green, KY..................................   IRF     60    July 1, 2004
Fresno, CA.........................................   IRF     62    July 1, 2004
Kentfield, CA......................................  LTACH    60    July 1, 2004
New Bedford, MA....................................  LTACH    90    August 17, 2004
Thornton, CO.......................................   IRF    117(2) August 17, 2004

---------------

(1) Vibra subleases a floor of the Marlton building to an unaffiliated provider which operates 30 pediatric rehabilitation beds which are in addition to the 46 beds operated by Vibra.

(2) Includes beds licensed as skilled nursing and beds licensed as psychiatric.

     Information with respect to the businesses acquired in purchase transactions is as follows:

Notes issued, net of cash acquired..........................   $ 38,093,842
Liabilities assumed.........................................      7,477,988
                                                               ------------
                                                                 45,571,830
Fair value of assets acquired:
  Accounts receivable.......................................    (13,640,825)
  Property and equipment....................................     (2,749,840)
  CONs/Licenses.............................................     (4,260,000)
  Other.....................................................       (410,869)
                                                               ------------
Cost in excess of fair value of net assets acquired
  (goodwill)................................................   $ 24,510,296
                                                               ============

3.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 2004, consists of the following:

Leasehold improvements......................................   $   48,055
Furniture and equipment.....................................    2,869,685
                                                               ----------
                                                                2,917,740
Less: accumulated depreciation and amortization.............      255,194
                                                               ----------
Total.......................................................   $2,662,546
                                                               ==========

     Depreciation expense was $255,194 for the period from inception through December 31, 2004.

                     VIBRA HEALTHCARE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         PERIOD FROM INCEPTION (MAY 14, 2004) THROUGH DECEMBER 31, 2004

4.  DEPOSITS

     The facility lease agreements with MPT require deposits equal to three months rent. The funds are on deposit with MPT in non-interest bearing accounts. Deposits at December 31, 2004, consist of the following:

MPT lease deposits..........................................   $3,296,365
Other deposits..............................................      189,022
                                                               ----------
Total.......................................................   $3,485,387
                                                               ==========

5.  INTANGIBLE ASSETS

     The Company adopted SFAS No. 142. Under SFAS No. 142, goodwill and other intangible assets with indefinite lives are not subject to periodic amortization but are instead reviewed annually as of April 30, or more frequently if impairment indicators arise. These reviews require the Company to estimate the fair value of its identified reporting units and compare those estimates against the related carrying values. For each of the reporting units, the estimated net realizable value is determined using current transaction information and the present value of future cash flows of the units.

     Goodwill in the amount of $24,510,296 and CONs/Licenses of $4,260,000 have been recorded in connection with the acquisition of the six hospitals, and have not been amortized as both have indefinite lives.

6.  NOTES PAYABLE

     As of December 31, 2004, MPT had advanced $49,141,945 to Vibra under four notes for the hospital acquisition and working capital. The notes bear interest at 10.25%. Three notes totaling $7,725,958 are interest only, with a balloon payment due on March 31, 2005. The remaining note for $41,415,988 is payable interest only for the first 36 months and then amortized over the next 12 years with a final maturity in 2019. Vibra may prepay the notes at any time without penalty. Maturities for the next five years are:

                                                               (IN THOUSANDS)
                                                               --------------
December 31, 2005...........................................      $    --
2006........................................................           --
2007........................................................          902
2008........................................................        9,675
2009........................................................        2,158
Thereafter..................................................       36,407
                                                                  -------
                                                                  $49,142
                                                                  =======

     Substantially all of the assets of Vibra and its subsidiaries, as well as Vibra's membership interests in its subsidiaries, secure the loans. In addition the sole member of Vibra, an affiliated company owned by the sole member and Vibra Management, LLC have jointly and severally guaranteed the notes payable to MPT, although the obligation of the sole member is limited to $5 million and his membership interest in Vibra. A default in any of the MPT lease terms will also constitute a default under the notes.

     As discussed in Note 11, Vibra used a portion of the proceeds of a long-term revolving credit facility from Merrill Lynch Capital to repay the MPT notes due March 31, 2005. As a result of this refinancing,

                     VIBRA HEALTHCARE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         PERIOD FROM INCEPTION (MAY 14, 2004) THROUGH DECEMBER 31, 2004

the notes due MPT have been classified as long-term at December 31, 2004 in the accompanying consolidated balance sheet.

7.  RELATED PARTY TRANSACTIONS

     The Company has entered into agreements with Vibra Management, LLC (a company affiliated through common ownership) to provide management services to each hospital. The services include information system support, legal counsel, accounting/tax, human resources, program development, quality management and marketing oversight. The agreements call for a management fee equal to 2% of net patient service revenue, and are for an initial term of five years with automatic one-year renewals. Management fee expense amounted to $982,668 for the period from inception through December 31, 2004. At December 31, 2004, $164,007 was payable to Vibra Management, LLC and is included accounts payable -- related party in the accompanying consolidated balance sheet.

     The spouse of the sole member of the Company provided legal consulting services to the Company on the hospital acquisition and on various operational licensing and financing matters. During the period from inception through December 31, 2004, legal consulting services from this person totaled $176,187, of which $98,137 was payable at December 31, 2004.

8.  COMMITMENTS AND CONTINGENCIES

  LEASES

     Vibra entered into triple-net long-term real estate operating leases with MPT at each hospital. Each lease is for an initial term of 15 years and contains renewal options at Vibra's option for three additional five-year terms. Vibra has the option to purchase the leased property at the end of the lease term, including any extension periods, for the greater of the fair market value of the leased property, or the purchase price increased by 2.5% per annum from the commencement date.

     The base rate at commencement is calculated at 10.25% of MPT's adjusted purchase price of the real estate ("APP"). The base rate increases to 12.23% of APP effective July 1, 2005. Beginning January 1, 2006, and each January 1, thereafter, the base rate increases by an inflator of 2.5% (i.e. base rate becomes 12.54% of APP on January 1, 2006).

     Each lease also contains a percentage rent provision ("Percentage Rent"). Beginning January 1, 2005, if the aggregate monthly net patient service revenues of the six hospitals exceed an annualized net patient service revenue run rate of $110,000,000, additional rent equal to 2% of monthly net patient service revenue is triggered. The percentage rent is payable within ten days after the end of the applicable quarter. The percentage rent declines from 2% to 1% on a pro rata basis as Vibra repays the $49.142 million in notes to MPT.

     Commencing on July 1, 2005, Vibra must make quarterly deposits to a capital improvement reserve at the rate of $375 per quarter per bed or $652,500 on an annual basis for all hospitals leased from MPT. The reserve may be used to fund capital improvements and repairs as agreed to by the parties.

     The MPT leases are subject to various financial covenants including limitations on total debt to 100% of the total capitalization of the guarantors (as defined) or 4.5 times the 12 month total EBITDAR of the guarantors, whichever is greater, coverage ratios of 125% of debt service and 150% of rent (as defined), and maintenance of average daily patient census. As of December 31, 2004, Vibra was not in compliance with the debt service and rent coverage covenants. The MPT lease agreements were subsequently amended to delay the initial measurement date with respect to these financial covenants (Note 11). A default in

                     VIBRA HEALTHCARE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         PERIOD FROM INCEPTION (MAY 14, 2004) THROUGH DECEMBER 31, 2004

any of the loan terms will also constitute a default under the leases. All of the MPT leases are cross defaulted.

     Vibra has entered into operating leases for six outpatient clinics which expire on various dates through 2008.

     Minimum future lease obligations on the leases are as follows (in thousands):

                                                        MPT RENT    OUTPATIENT
                                                       OBLIGATION    CLINICS      TOTAL
                                                       ----------   ----------   --------
December 31, 2005....................................   $ 14,344       $205      $ 14,549
2006.................................................     16,082        122        16,204
2007.................................................     16,485         84        16,569
2008.................................................     16,897         55        16,952
2009.................................................     17,319         --        17,319
Thereafter...........................................    188,465         --       188,465
                                                        --------       ----      --------
                                                        $269,592       $466      $270,058
                                                        ========       ====      ========

     Substantially, all of the assets of Vibra and its subsidiaries, as well as Vibra's membership interests in its subsidiaries, secure the MPT leases. In addition the sole member of Vibra, an affiliated Company owned by the sole member, and Vibra Management LLC have joint and severally guaranteed the leases to MPT, although the obligation of the sole member is limited to $5 million and his membership interest in Vibra.

     The Company has sublet a floor of its Marlton, NJ, hospital to an independent pediatric rehabilitation provider. Three other hospitals have entered into numerous sublease arrangements. These subleases generated rental income of $884,913 for the period from inception through December 31, 2004 and is included in non-operating revenue in the accompanying consolidated statement of operations. The following table summarizes amounts due under sub leases (in thousands):

December 31, 2005...........................................  $ 1,119
2006........................................................    1,144
2007........................................................    1,170
2008........................................................    1,197
2009........................................................    1,223
Thereafter..................................................    4,614
                                                              -------
                                                              $10,467
                                                              =======

  LITIGATION

     The Company is subject to legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated (including claims against the hospitals under prior ownership). In the opinion of management, the outcome of these actions will not have a material effect on the financial position or results of operations of the Company.

  CALIFORNIA MEDICAID

     The Company is in the process of fulfilling change of ownership requirements imposed by Medi-Cal, the California Medicaid administrator that date back to the prior owners' acquisition of the California

                     VIBRA HEALTHCARE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         PERIOD FROM INCEPTION (MAY 14, 2004) THROUGH DECEMBER 31, 2004

hospitals. Amounts receivable at December 31, 2004, include $1,015,959 due from Medi-Cal, including $657,000 prior to the acquisition. Management is continuing to negotiate with Medi-Cal. The amount that will ultimately be received cannot be determined at this time.

  CALIFORNIA SEISMIC UPGRADE

     For earthquake protection California requires hospitals to receive an approved Structural Performance Category 2 (SPC-2) by January 1, 2008, to maintain its license. Hospitals may request a five year implementation extension. The Fresno, CA, hospital is expected to meet the SPC-2 standard by January 1, 2008, with capital outlays that are not material to the consolidated financial statements. The Kentfield, CA, hospital has applied for a three year extension to meet the requirement. Management is in preliminary consultations with consulting architects and engineers to develop a plan for Kentfield to meet the requirements. The capital outlay required to meet the standards at Kentfield cannot be determined at this time.

9.  RETIREMENT SAVINGS PLAN

     In November 2004, the Company began sponsorship of a defined contribution retirement savings plan for substantially all of its employees. Employees may elect to defer up to 15% of their salary. The Company matches 25% of the first 3% of compensation employees contribute to the plan. The employees vest in the employer contributions over a five-year period beginning on the employee's hire date. The expense incurred by the Company related to this plan was $21,310 for the period from inception through December 31, 2004.

10.  SEGMENT INFORMATION

     SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information", establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers.

     The Company's segments consist of (i) IRFs and (ii) LTACHs. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance of the segments based on loss from operations.

     The following table summarizes selected financial data for the Company's reportable segments:

                                      FOR THE PERIOD FROM INCEPTION (MAY 14, 2004) THROUGH
                                                       DECEMBER 31, 2004
                                     ------------------------------------------------------
                                         IRF           LTACH         OTHER        TOTAL
                                     ------------   ------------   ---------   ------------
Net patient service revenue........  $24,741,573    $23,524,446    $     --    $48,266,019
Net operating loss.................   (3,649,867)    (1,395,339)    (63,205)    (5,108,411)
Interest expense...................    1,493,279        800,123          --      2,293,402
Depreciation and amortization......      185,746        116,448          --        302,194
Deferred rent......................    1,833,216        627,092          --      2,460,308
Total assets.......................   32,175,207     26,702,535     143,108     59,020,850
Purchases of property and
  equipment........................       75,582         92,318          --        167,900
Goodwill...........................   16,664,491      7,845,805          --     24,510,296

                     VIBRA HEALTHCARE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         PERIOD FROM INCEPTION (MAY 14, 2004) THROUGH DECEMBER 31, 2004

11.  SUBSEQUENT EVENT

     On February 9, 2005, Vibra closed on a revolving credit facility (the "Revolver") with Merrill Lynch Capital secured by a first position in the Company's accounts receivable through an intercreditor agreement with MPT. Up to $14 million can be borrowed based on a formula of qualifying accounts receivable. The terms of the Revolver are interest only for three years at 30 day LIBOR plus 3% with a balloon maturity on February 8, 2008. The proceeds were used to repay $7,725,958 of notes payable to MPT and for general corporate purposes.

     On March 31, 2005, MPT and Vibra amended the hospital leases for no consideration. The amendments included delaying the initial measurement date with respect to limitations on total debt and coverage ratios until the quarter ending September 30, 2006, aggregating the six hospitals financial results in calculating the financial covenants, establishing an escrow for property taxes and insurance, and certain other terms.

             ------------------------------------------------------
             ------------------------------------------------------

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE UNDERWRITERS. THE STATEMENTS IN THIS PROSPECTUS ARE MADE AS OF THE DATE HEREOF, UNLESS ANOTHER DATE IS SPECIFIED, AND NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH HEREIN SINCE THE DATE HEREOF. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                               TABLE OF CONTENTS


Summary...............................    1
Risk Factors..........................   17
A Warning About Forward Looking
  Statements..........................   41
Use of Proceeds.......................   42
Capitalization........................   43
Dilution..............................   44
Distribution Policy...................   46
Selected Financial Information........   47
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   49
Our Business..........................   59
Our Portfolio.........................   75
Management............................  103
Compensation Committee Interlocks and
  Insider Participation...............  114
Institutional Trading of Our Common
  Stock...............................  114
Principal Stockholders................  115
Selling Stockholders..................  116
Registration Rights and Lock-up
  Agreements..........................  116
Certain Relationships and Related
  Transactions........................  119
Investment Policies and Policies with
  Respect to Certain Activities.......  121
Description of Capital Stock..........  125
Material Provisions of Maryland Law
  and of our Charter and Bylaws.......  129
Partnership Agreement.................  134
United States Federal Income Tax
  Considerations......................  138
Underwriting..........................  158
Legal Matters.........................  162
Experts...............................  162
Where You Can Find More Information...  162
Index to Financial Statements and
  Financial Statement Schedules.......  F-1


     UNTIL           , 2005, ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------


                               12,066,823 SHARES


                        (MEDICAL PROPERTIES TRUST LOGO)
                                  COMMON STOCK
                           -------------------------

                                   PROSPECTUS
                           -------------------------

                            FRIEDMAN BILLINGS RAMSEY

                                    JPMORGAN


                              WACHOVIA SECURITIES



                           STIFEL, NICOLAUS & COMPANY


                                  INCORPORATED

                                          , 2005
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth the costs and expenses payable by the Registrant in connection with the issuance and distribution of common stock being registered. All amounts except the SEC registration fee are estimates.



                                                              AMOUNT TO BE PAID
                                                              -----------------
SEC registration fee........................................     $   19,539
NASD Fee....................................................         43,000
NYSE Listing Fees...........................................        205,000
Transfer agent and registrar fees...........................         10,000
Legal fees and expenses.....................................      1,150,000
Accounting fees and expenses................................        575,000
Printing and mailing fees...................................        400,000
Miscellaneous...............................................        594,961
Blue sky fees and expenses..................................          2,500
Total.......................................................      3,000,000


---------------

* To be filed by amendment.

ITEM 32.  SALES TO SPECIAL PARTIES.

     Not applicable.

ITEM 33.  RECENT SALES OF UNREGISTERED SECURITIES.

     On April 6, 2004 and April 7, 2004, we sold in a private placement 21,857,329 shares of common stock to Friedman, Billings, Ramsey & Co., Inc., as initial purchaser, pursuant to the exemptions from registration provided in
Section 4(2) of the Securities Act of 1933, as amended , or the Securities Act, and Rule 506 of Regulation D thereunder. Friedman, Billings, Ramsey & Co., Inc. promptly resold 20,244,426 of these shares to qualified institutional buyers in accordance the resale exemption provided in Rule 144A under the Securities Act and to non-U.S. persons in accordance with the exemption provided in Regulation S under the Securities Act. Friedman, Billings, Ramsey & Co., Inc. paid us a purchase price of $9.30 per share for the shares it purchased and resold the shares that it resold for a price of $10.00 per share.

     Also on April 7, 2004, the Company sold in a concurrent private placement 3,442,671 shares of common stock directly to institutional and individual accredited investors pursuant to the exemptions from registration provided in
Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. These shares were sold for $10.00 per share; however, Friedman, Billings, Ramsey & Co., Inc., which acted as placement agent, received a placement agent fee of $0.70 per share. In addition, we issued 260,954 shares of our common stock on April 7, 2004, to Friedman, Billings, Ramsey & Co., Inc. in a private placement under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder as payment for financial advisory services.

     Each of the private placements that we made in reliance on the exemptions from registration provided under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, as described in the two proceeding paragraphs, did not involve any public offering of the common stock. In addition, each purchaser of privately placed shares provided us with written representations that it was an accredited investor within the meaning of Rule 501(e) of Regulation D, that it was a sophisticated investor and that it had the knowledge and experience necessary to evaluate the risks and merits of the investment in our common stock. In addition, each purchaser of our common stock in the private placements and resales that occurred on April 6 and April 7, 2004 was solicited on a private and confidential basis in a manner not involving any general solicitation or advertising in compliance with Regulation D.

     Pursuant to our 2004 Equity Incentive Plan, we have granted options to purchase a total of 160,000 shares of common stock, and awarded 20,000 deferred stock units, to our current or former independent directors. In addition, on April 25, 2005, we awarded 82,000 shares of restricted common stock to certain of our employees. In granting these options to purchase common stock and deferred stock units and in making these restricted stock awards, we relied upon exemptions from registration set forth in Section 4(2) of the Securities Act and Rule 701 under the Securities Act.

     In August and September 2003, Mr. Aldag, Mr. McLean, Mr. McKenzie and Mr. Hamner, or our founders, were collectively issued 1,630,435 shares of our common stock in exchange for nominal cash consideration. Upon completion of our private placement in April 2004, 1,108,527 shares of common stock held by our senior management were redeemed for nominal value and they now collectively hold 557,908 shares of our common stock, including shares purchased in our April 2004 private placement. We relied upon Section 4(2) of the Securities Act in issuing these shares of common stock to our founders.

ITEM 34.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     We maintain a directors and officers liability insurance policy. Our charter limits the personal liability of our directors and officers for monetary damages to the fullest extent permitted under current Maryland law, and our charter and bylaws provide that a director or officer shall be indemnified to the fullest extent required or permitted by Maryland law from and against any claim or liability to which such director or officer may become subject by reason of his or her status as a director or officer of our company. Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:

     - the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

     - the director or officer actually received an improper personal benefit in money, property or services; or

     - with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

     Our stockholders have no personal liability for indemnification payments or other obligations under any indemnification agreements or arrangements. However, indemnification could reduce the legal remedies available to us and our stockholders against the indemnified individuals.

     This provision for indemnification of our directors and officers does not limit a stockholder's ability to obtain injunctive relief or other equitable remedies for a violation of a director's or an officer's duties to us or to our stockholders, although these equitable remedies may not be effective in some circumstances.

     In addition to any indemnification to which our directors and officers are entitled pursuant to our charter and bylaws and the MGCL, our charter and bylaws provide that we may indemnify other employees and agents to the fullest extent permitted under Maryland law, whether they are serving us or, at our request, any other entity.

     We have entered into indemnification agreements with each of our directors and executive officers, which we refer to in this context as indemnitees. The indemnification agreements provide that we will, to the fullest extent permitted by Maryland law, indemnify and defend each indemnitee against all losses and expenses incurred as a result of his current or past service as our director or officer, or incurred by reason of the fact that, while he was our director or officer, he was serving at our request as a director, officer, partners, trustee, employee or agent of a corporation, partnership, joint venture, trust, other enterprise or employee benefit plan. We have agreed to pay expenses incurred by an indemnitee before the final disposition of a claim provided that he provides us with a written affirmation that he has met the standard of conduct required for indemnification and a written undertaking to repay the amount we pay or reimburse if it is ultimately determined that he has not met the standard of conduct required for indemnification. We are to pay expenses within 20 days of receiving the indemnitee's written request for such an advance. Indemnitees are entitled to select counsel to defend against indemnifiable claims.

     The general effect to investors of any arrangement under which any person who controls us or any of our directors, officers or agents is insured or indemnified against liability is a potential reduction in distributions to our stockholders resulting from our payment of premiums associated with liability insurance.

ITEM 35.  TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

     None of the proceeds will be credited to an account other than the appropriate capital share account.

ITEM 36.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements. See page F-1 for an index of the financial statements included in the Registration Statement.

     (b) Exhibits. The following exhibits are filed as part of this registration statement on Form S-11.


EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
 1.1*     Form of Underwriting Agreement
 3.1**    Registrant's Second Articles of Amendment and Restatement
 3.2**    Registrant's Amended and Restated Bylaws
 4.1*     Form of Common Stock Certificate
 5.1*     Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz,
          P.C. with respect to the legality of the shares being
          registered
 8.1*     Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz,
          P.C. with respect to certain tax matters
10.1      First Amended and Restated Agreement of Limited Partnership
          of MPT Operating Partnership, L.P.
10.2*     Amended and Restated 2004 Equity Incentive Plan
10.3**    Employment Agreement between the Registrant and Edward K.
          Aldag, Jr., dated September 10, 2003
10.4**    First Amendment to Employment Agreement between the
          Registrant and Edward K. Aldag, Jr., dated March 8, 2004
10.5**    Employment Agreement between the Registrant and Emmett E.
          McLean, dated September 10, 2003
10.6**    Employment Agreement between the Registrant and R. Steven
          Hamner, dated September 10, 2003
10.7**    Amended and Restated Employment Agreement between the
          Registrant and William G. McKenzie, dated September 10, 2003
10.8**    Lease Agreement between MPT West Houston MOB, L.P. and
          Stealth L.P., dated June 17, 2004.
10.9**    Lease Agreement between MPT West Houston Hospital, L.P. and
          Stealth L.P., dated June 17, 2004.
10.10**   Third Amended and Restated Lease Agreement between 1300
          Campbell Lane, LLC and 1300 Campbell Lane Operating Company,
          LLC, dated December 20, 2004.
10.11**   First Amendment to Third Amended and Restated Lease
          Agreement between 1300 Campbell Lane, LLC and 1300 Campbell
          Lane Operating Company, LLC, dated December 31, 2004.
10.12**   Second Amended and Restated Lease Agreement between 92 Brick
          Road, LLC and 92 Brick Road, Operating Company, LLC, dated
          December 20, 2004.

EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
10.13**   First Amendment to Second Amended and Restated Lease
          Agreement between 92 Brick Road, LLC and 92 Brick Road,
          Operating Company, LLC, dated December 31, 2004.
10.14**   Third Amended and Restated Lease Agreement between San
          Joaquin Health Care Associates Limited Partnership and 7173
          North Sharon Avenue Operating Company, LLC, dated December
          20, 2004.
10.15**   First Amendment to Third Amended and Restated Lease
          Agreement between San Joaquin Health Care Associates Limited
          Partnership and 7173 North Sharon Avenue Operating Company,
          LLC, dated December 31, 2004.
10.16**   Second Amended and Restated Lease Agreement between 8451
          Pearl Street, LLC and 8451 Pearl Street Operating Company,
          LLC, dated December 20, 2004.
10.17**   First Amendment Second Amended and Restated Lease Agreement
          between 8451 Pearl Street, LLC and 8451 Pearl Street
          Operating Company, LLC, dated December 31, 2004.
10.18**   Second Amended and Restated Lease Agreement between 4499
          Acushnet Avenue, LLC and 4499 Acushnet Avenue Operating
          Company, LLC, dated December 20, 2004.
10.19**   First Amendment to Second Amended and Restated Lease
          Agreement between 4499 Acushnet Avenue, LLC and 4499
          Acushnet Avenue Operating Company, LLC, dated December 31,
          2004.
10.20**   Third Amended and Restated Lease Agreement between Kentfield
          THCI Holding Company, LLC and 1125 Sir Francis Drake
          Boulevard Operating Company, LLC, dated December 20, 2004.
10.21**   First Amendment to Third Amended and Restated Lease
          Agreement between Kentfield THCI Holding Company, LLC and
          1125 Sir Francis Drake Boulevard Operating Company, LLC,
          dated December 31, 2004.
10.22**   Loan Agreement between Colonial Bank, N.A., and MPT West
          Houston MOB, L.P., dated December 17, 2004.
10.23**   Loan Agreement between Colonial Bank, N.A., and MPT West
          Houston Hospital, L.P., dated December 17, 2004.
10.24**   Loan Agreement between Merrill Lynch Capital and 4499
          Acushnet Avenue, LLC, 8451 Pearl Street, LLC, 92 Brick Road,
          LLC, 1300 Campbell Lane, LLC, Kentfield THCI Holding
          Company, LLC and San Joaquin Health Care Associates, LP,
          dated December 31, 2004.
10.25**   Payment Guaranty made by the Registrant and MPT Operating
          Partnership, L.P. in favor of Merrill Lynch Capital, dated
          December 31, 2004.
10.26**   Purchase Agreement among THCI Company, LLC, THCI of
          California, LLC, THCI of Massachusetts, LLC, THCI Mortgage
          Holding Company, LLC and MPT Operating Partnership, L.P.,
          dated May 20, 2004.
10.27**   Purchase and Sale Agreement among MPT Operating Partnership,
          L.P., MPT of Victorville, LLC, Prime A Investments, L.L.C.,
          Desert Valley Health System, Inc., Desert Valley Hospital,
          Inc. and Desert Valley Medical Group, Inc., dated February
          28, 2005.
10.28**   Lease Agreement between MPT of Victorville, LLC and Desert
          Valley Hospital, Inc., dated February 28, 2005.
10.29**   Purchase and Sale Agreement among MPT Operating Partnership,
          L.P., MPT of Bucks County Hospital, L.P., Bucks County
          Oncoplastic Institute, LLC, Jerome S. Tannenbaum, M.D., M.
          Stephen Harrison and DSI Facility Development, LLC, dated
          March 3, 2005.
10.30**   Employment Agreement between the Registrant and Michael G.
          Stewart, dated April 28, 2005.
10.31**   Letter of Commitment between MPT Operating Partnership, L.P.
          and Monroe Hospital Operating Hospital, dated February 28,
          2005.
10.32**   Letter of Commitment between MPT Operating Partnership,
          L.P., Covington Healthcare Properties, LLC and Denham
          Springs Healthcare Properties, LLC, dated March 14, 2005.
10.33**   Letter of Commitment between MPT Operating Partnership, L.P.
          and North Cypress Medical Center Operating Partnership,
          Ltd., dated March 16, 2005.
10.34**   Letter of Commitment between MPT Operating Partnership,
          L.P., Hammond Healthcare Properties, LLC and Hammond
          Rehabilitation Hospital, LLC, dated April 1, 2005.

EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
10.35**   Letter of Commitment between MPT Operating Partnership, L.P.
          and Diversified Specialty Institutes, Inc., dated March 3,
          2005.
10.36**   Amendment to Letter of Commitment between MPT Operating
          Partnership, L.P. and Diversified Specialty Institutes,
          Inc., dated March 31, 2005.
10.37**   Letter of Commitment between MPT Operating Partnership,
          L.P., MPT of Victorville, LLC and Desert Valley Hospital,
          Inc. dated February 28, 2005.
10.38**   Amendment to Purchase and Sale Agreement among MPT Operating
          Partnership, L.P., MPT of Bucks County Hospital, L.P., Bucks
          County Oncoplastic Institute, LLC, DSI Facility Development,
          LLC, Jerome S. Tannenbaum, M.D., M. Stephen Harrison and G.
          Patrick Maxwell, M.D., dated April 29, 2005.
10.39     Sublease Agreement between MPT of North Cypress, L.P. and
          North Cypress Medical Center Operating Company, Ltd., dated as of June 1, 2005.
10.40     Net Ground Lease between North Cypress Property Holdings,
          Ltd. and MPT of North Cypress, L.P., dated as of June 1,
          2005.
10.41     Purchase and Sale Agreement between MPT of North Cypress,
          L.P. and North Cypress Medical Center Operating Company,
          Ltd., dated as of June 1, 2005.
10.42     Contract for Purchase and Sale of Real Property between
          North Cypress Property Holdings, Ltd. and MPT of North
          Cypress, L.P., dated as of June 1, 2005.
10.43     Lease Agreement between MPT of North Cypress, L.P. and North
          Cypress Medical Center Operating Company, Ltd., dated as of
          June 1, 2005.
10.44     Net Ground Lease between Northern Healthcare Land Ventures,
          Ltd. and MPT of North Cypress, L.P., dated as of June 1,
          2005.
10.45     Amendment to the First Amended and Restated Agreement of
          Limited Partnership of MPT Operating Partnership, L.P.
10.46     Construction Loan Agreement between North Cypress Medical
          Center Operating Company, Ltd. and MPT Finance Company, LLC,
          dated June 1, 2005
21.1*     Subsidiaries of the Registrant
23.1      Consent of KPMG LLP
23.2      Consent of Parente Randolph, LLC
23.3*     Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz,
          P.C. (included in Exhibits 5.1 and 8.1)
24.1**    Power of Attorney, included on signature page of the
          Registrant's Form S-11 filed with the Commission on October
          26, 2004.
24.2**    Power of Attorney, included on signature page of Amendment
          No. 3 to the Registrant's Form S-11 filed with the
          Commission on May 13, 2005.


---------------

 * To be filed by amendment.

** Previously filed.

ITEM 37.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby further undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Birmingham, Alabama on June 16, 2005.


                                          MEDICAL PROPERTIES TRUST, INC.

                                          By:     /s/ R. STEVEN HAMNER
                                            ------------------------------------
                                                      R. Steven Hamner
                                                 Executive Vice President,
                                            Chief Financial Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates listed.


              SIGNATURE                                 TITLE                      DATE
              ---------                                 -----                      ----

                  *                       Chairman of the Board, President     June 16, 2005
--------------------------------------       and Chief Executive Officer
         Edward K. Aldag, Jr.


         /s/ R. STEVEN HAMNER              Executive Vice President, Chief     June 16, 2005
--------------------------------------     Financial Officer and Director
           R. Steven Hamner


                  *                                                            June 16, 2005
--------------------------------------                Director
          Virginia A. Clarke


                  *                                                            June 16, 2005
--------------------------------------                Director
           G. Steven Dawson


                  *                                                            June 16, 2005
--------------------------------------                Director
           Bryan L. Goolsby


                  *                                                            June 16, 2005
--------------------------------------                Director
       Robert E. Holmes, Ph.D.


                  *                                                            June 16, 2005
--------------------------------------       Vice Chairman of the Board
         William G. McKenzie

                  *                                                            June 16, 2005
--------------------------------------                Director
          L. Glenn Orr, Jr.


 *By:        /s/ R. STEVEN HAMNER                                              June 16, 2005
        ------------------------------
               R. Steven Hamner
               Attorney-in-Fact

EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
 1.1*     Form of Underwriting Agreement
 3.1**    Registrant's Second Articles of Amendment and Restatement
 3.2**    Registrant's Amended and Restated Bylaws
 4.1*     Form of Common Stock Certificate
 5.1*     Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz,
          P.C. with respect to the legality of the shares being
          registered
 8.1*     Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz,
          P.C. with respect to certain tax matters
10.1      First Amended and Restated Agreement of Limited Partnership
          of MPT Operating Partnership, L.P.
10.2*     Amended and Restated 2004 Equity Incentive Plan
10.3**    Employment Agreement between the Registrant and Edward K.
          Aldag, Jr., dated September 10, 2003
10.4**    First Amendment to Employment Agreement between the
          Registrant and Edward K. Aldag, Jr., dated March 8, 2004
10.5**    Employment Agreement between the Registrant and Emmett E.
          McLean, dated September 10, 2003
10.6**    Employment Agreement between the Registrant and R. Steven
          Hamner, dated September 10, 2003
10.7**    Amended and Restated Employment Agreement between the
          Registrant and William G. McKenzie, dated September 10, 2003
10.8**    Lease Agreement between MPT West Houston MOB, L.P. and
          Stealth L.P., dated June 17, 2004.
10.9**    Lease Agreement between MPT West Houston Hospital, L.P. and
          Stealth L.P., dated June 17, 2004.
10.10**   Third Amended and Restated Lease Agreement between 1300
          Campbell Lane, LLC and 1300 Campbell Lane Operating Company,
          LLC, dated December 20, 2004.
10.11**   First Amendment to Third Amended and Restated Lease
          Agreement between 1300 Campbell Lane, LLC and 1300 Campbell
          Lane Operating Company, LLC, dated December 31, 2004.
10.12**   Second Amended and Restated Lease Agreement between 92 Brick
          Road, LLC and 92 Brick Road, Operating Company, LLC, dated
          December 20, 2004.
10.13**   First Amendment to Second Amended and Restated Lease
          Agreement between 92 Brick Road, LLC and 92 Brick Road,
          Operating Company, LLC, dated December 31, 2004.
10.14**   Third Amended and Restated Lease Agreement between San
          Joaquin Health Care Associates Limited Partnership and 7173
          North Sharon Avenue Operating Company, LLC, dated December
          20, 2004.
10.15**   First Amendment to Third Amended and Restated Lease
          Agreement between San Joaquin Health Care Associates Limited
          Partnership and 7173 North Sharon Avenue Operating Company,
          LLC, dated December 31, 2004.
10.16**   Second Amended and Restated Lease Agreement between 8451
          Pearl Street, LLC and 8451 Pearl Street Operating Company,
          LLC, dated December 20, 2004.
10.17**   First Amendment to Second Amended and Restated Lease
          Agreement between 8451 Pearl Street, LLC and 8451 Pearl
          Street Operating Company, LLC, dated December 31, 2004.
10.18**   Second Amended and Restated Lease Agreement between 4499
          Acushnet Avenue, LLC and 4499 Acushnet Avenue Operating
          Company, LLC, dated December 20, 2004.
10.19**   First Amendment to Second Amended and Restated Lease
          Agreement between 4499 Acushnet Avenue, LLC and 4499
          Acushnet Avenue Operating Company, LLC, dated December 31,
          2004.
10.20**   Third Amended and Restated Lease Agreement between Kentfield
          THCI Holding Company, LLC and 1125 Sir Francis Drake
          Boulevard Operating Company, LLC, dated December 20, 2004.

EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
10.21**   First Amendment to Third Amended and Restated Lease
          Agreement between Kentfield THCI Holding Company, LLC and
          1125 Sir Francis Drake Boulevard Operating Company, LLC,
          dated December 31, 2004.
10.22**   Loan Agreement between Colonial Bank, N.A., and MPT West
          Houston MOB, L.P., dated December 17, 2004.
10.23**   Loan Agreement between Colonial Bank, N.A., and MPT West
          Houston Hospital, L.P., dated December 17, 2004.
10.24**   Loan Agreement between Merrill Lynch Capital and 4499
          Acushnet Avenue, LLC, 8451 Pearl Street, LLC, 92 Brick Road,
          LLC, 1300 Campbell Lane, LLC, Kentfield THCI Holding
          Company, LLC and San Joaquin Health Care Associates, LP,
          dated December 31, 2004.
10.25**   Payment Guaranty made by the Registrant and MPT Operating
          Partnership, L.P. in favor of Merrill Lynch Capital, dated
          December 31, 2004.
10.26**   Purchase Agreement among THCI Company, LLC, THCI of
          California, LLC, THCI of Massachusetts, LLC, THCI Mortgage
          Holding Company, LLC and MPT Operating Partnership, L.P.,
          dated May 20, 2004.
10.27**   Purchase and Sale Agreement among MPT Operating Partnership,
          L.P., MPT of Victorville, LLC, Prime A Investments, L.L.C.,
          Desert Valley Health System, Inc., Desert Valley Hospital,
          Inc. and Desert Valley Medical Group, Inc., dated February
          28, 2005.
10.28**   Lease Agreement between MPT of Victorville, LLC and Desert
          Valley Hospital, Inc., dated February 28, 2005.
10.29**   Purchase and Sale Agreement among MPT Operating Partnership,
          L.P., MPT of Bucks County Hospital, L.P., Bucks County
          Oncoplastic Institute, LLC, Jerome S. Tannenbaum, M.D., M.
          Stephen Harrison and DSI Facility Development, LLC, dated
          March 3, 2005.
10.30**   Employment Agreement between the Registrant and Michael G.
          Stewart, dated April 28, 2005.
10.31**   Letter of Commitment between MPT Operating Partnership, L.P.
          and Monroe Hospital Operating Hospital, dated February 28,
          2005.
10.32**   Letter of Commitment between MPT Operating Partnership,
          L.P., Covington Healthcare Properties, LLC and Denham
          Springs Healthcare Properties, LLC, dated March 14, 2005.
10.33**   Letter of Commitment between MPT Operating Partnership, L.P.
          and North Cypress Medical Center Operating Partnership,
          Ltd., dated March 16, 2005.
10.34**   Letter of Commitment between MPT Operating Partnership,
          L.P., Hammond Healthcare Properties, LLC and Hammond
          Rehabilitation Hospital, LLC, dated April 1, 2005.
10.35**   Letter of Commitment between MPT Operating Partnership, L.P.
          and Diversified Specialty Institutes, Inc., dated March 3,
          2005.
10.36**   Amendment to Letter of Commitment between MPT Operating
          Partnership, L.P. and Diversified Specialty Institutes,
          Inc., dated March 31, 2005.
10.37**   Letter of Commitment between MPT Operating Partnership,
          L.P., MPT of Victorville, LLC and Desert Valley Hospital,
          Inc. dated February 28, 2005.
10.38**   Amendment to Purchase and Sale Agreement among MPT Operating
          Partnership, L.P., MPT of Bucks County Hospital, L.P., Bucks
          County Oncoplastic Institute, LLC, DSI Facility Development,
          LLC, Jerome S. Tannenbaum, M.D., M. Stephen Harrison and G.
          Patrick Maxwell, M.D., dated April 29, 2005.
10.39     Sublease Agreement between MPT of North Cypress, L.P. and
          North Cypress Medical Center Operating Company, Ltd., dated as of June 1, 2005.
10.40     Net Ground Lease between North Cypress Property Holdings,
          Ltd. and MPT of North Cypress, L.P., dated as of June 1,
          2005.
10.41     Purchase and Sale Agreement between MPT of North Cypress,
          L.P. and North Cypress Medical Center Operating Company,
          Ltd., dated as of June 1, 2005.
10.42     Contract for Purchase and Sale of Real Property between
          North Cypress Property Holdings, Ltd. and MPT of North
          Cypress, L.P., dated as of June 1, 2005.

EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
10.43     Lease Agreement between MPT of North Cypress, L.P. and North
          Cypress Medical Center Operating Company, Ltd., dated as of
          June 1, 2005.
10.44     Net Ground Lease between Northern Healthcare Land Ventures,
          Ltd. and MPT of North Cypress, L.P., dated as of June 1,
          2005.
10.45     Amendment to the First Amended and Restated Agreement of
          Limited Partnership of MPT Operating Partnership, L.P.
10.46     Construction Loan Agreement between North Cypress Medical
          Center Operating Company, Ltd. and MPT Finance Company, LLC,
          dated June 1, 2005
21.1*     Subsidiaries of the Registrant
23.1      Consent of KPMG LLP
23.2      Consent of Parente Randolph, LLC
23.3*     Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz,
          P.C. (included in Exhibits 5.1 and 8.1)
24.1**    Power of Attorney, included on signature page of the
          Registrant's Form S-11 filed with the Commission on October
          26, 2004.
24.2**    Power of Attorney included on signature page of Amendment
          No. 3 to the Registrant's Form S-11 filed with the
          Commission on May 13, 2005.


---------------

 * To be filed by amendment.

** Previously filed.